Exhibit 4.4

Exhibit 4.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

BUSINESS COMBINATION AGREEMENT

between

AEGON Europe Holding B.V.

and

AEGON N.V.

and

ASR Nederland N.V.

Dated 27 October 2022

relating to the combination of ASR Nederland N.V. and AEGON Nederland N.V.

Aegon Annual Report on Form 20-F 2022 | 455

About Aegon	Governance and risk management	Financial information	Non-financial information

TABLE OF CONTENTS

TABLE OF CONTENTS		ii

RECITALS		461

1	Definitions and interpretation	463

1.1	Definitions and interpretation	463
1.2	Schedules and Annexes	463

2	Sale, purchase and transfer of the Shares	464

2.1	Sale and purchase of the Shares	464
2.2	Transfer of the Shares and acknowledgment	464
2.3	Ancillary rights	464
2.4	Effective Date	464

3	Consideration	464

3.1	Consideration	464
3.2	Satisfaction and payment of the Consideration	465
3.3	Adjustment	465
3.4	Cash Consideration Adjustment	466
3.5	Aegon Leakage	468
3.6	No Leakage	470
3.7	Aegon Permitted Leakage	471
3.8	Additional Aegon Leakage	473

4	Announcements	474

5	Recommendation	474

5.1	ASR Boards Recommendation	474
5.2	Aegon Boards Recommendation	475

6	Shareholders’ Circulars	475

6.1	ASR Shareholders’ Circular	475
6.2	Aegon Shareholders’ Circular	476

7	Conditions Precedent	477

7.1	Conditions Precedent	477
7.2	Fulfilment of Conditions Precedent	481
7.3	Co-operation to complete the Transaction	492
7.4	Satisfaction and waiver of the Conditions Precedent	492
7.5	Long Stop Date	493

8	Pre-Closing undertakings	493

8.1	Access and information	493
8.2	Third-party approvals	496
8.3	Operation of the business prior to Closing	496
8.4	Operation of the ASR Group prior to Closing	502
8.5	Dutch Merger Code	505
8.6	Communication Plan	505
8.7	W&I insurance	505
8.8	Certainty of funds	507
8.9	Preparation and approval of the Prospectus and Offering Circulars	507
8.10	Asset Management	509

456	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

8.11	Asset Management Right of First Offer	509
8.12	Aegon Growth Capital Fund I CV	512
8.13	Brand Governance Agreement	512
8.14	Voting undertaking	512
8.15	[***]	512
8.16	Revolving Credit Facility Aegon Hypotheken	512
8.17	Post-Thursday Documentation	513
8.18	Aegon reporting requirements	513

9	Closing	514

9.1	Place of Closing	514
9.2	Payment and Transfer Condition Precedent	514
9.3	Issuance of ASR Consideration Shares	514
9.4	Closing Actions	514
9.5	Breach of Closing Actions	515
9.6	Settlement of intra-group arrangements and agreements	515
9.7	Hedges and Derivatives	517

10	Post-closing covenants	519

10.1	Retention of records	519
10.2	Wrong pockets	519
10.3	Wrong box items	520

11	Governance following Closing	520

11.1	Relationship Agreement	520
11.2	Non-financial covenants	520

12	Insurance following closing	521

12.1	Effect of Closing	521
12.2	Pursuance of existing insurance claims	521

13	Aegon’s Warranties	522

13.1	Fundamental and other Aegon’s Warranties	522
13.2	No other Warranties	523
13.3	No forecasts	523

14	Liability of Aegon	523

14.1	General principle	523
14.2	Notice of a claim	524

15	Limitation of Aegon’s liability	524

15.1	Limitations in time	524
15.2	Limitations as to minimum amount Aegon Warranty Claim	525
15.3	Aggregate minimum amounts Aegon Warranty Claims	525
15.4	Maximum liability Aegon	525
15.5	Remedy	526
15.6	Contingent liabilities	527
15.7	No limitations	527
15.8	Provisions	527
15.9	ASR’s awareness	527
15.10	Subsequent matters	527
15.11	Net financial benefit	528

Aegon Annual Report on Form 20-F 2022 | 457

About Aegon	Governance and risk management	Financial information	Non-financial information

15.12	Mitigation of Damages and Liabilities	528
15.13	ASR’s right to recover	528
15.14	No double claims	529
15.15	Aegon Tax Warranties	529

16	Closing bring down	530

16.1	Closing bring down statement Aegon	530
16.2	Closing bring down statement ASR	530

17	Third Party Claims	530

17.1	Defence against Third Party Claims	530

18	Specific Indemnities	531

18.1	Indemnities	531

19	ASR’s Warranties	531

19.1	Fundamental and other ASR’s Warranties	531
19.2	No other ASR Warranties	531
19.3	No forecasts	531

20	Liability of ASR	532

20.1	General principle	532
20.2	Notice of a Claim	532

21	Limitation of ASR’s liability	532

21.1	Limitations in time	532
21.2	Limitations as to minimum amount ASR Warranty Claim	533
21.3	Aggregate minimum amounts ASR Warranty Claims	533
21.4	Maximum liability ASR Warranty Claim	533
21.5	Remedy	534
21.6	Contingent liabilities	535
21.7	No limitations	535
21.8	Provisions	535
21.9	Aegon’s awareness	535
21.10	Subsequent matters	536
21.11	Net financial benefit	536
21.12	Mitigation of Damages and Liabilities	536
21.13	Aegon’s right to recover	537
21.14	No double claims	537
21.15	No indemnities	537
21.16	ASR Tax Warranties	538

22	Tax	538

23	Employees and Pensions	538

24	Restrictive covenants	538

24.1	Non-competition	538
24.2	Non-solicitation	539

25	Confidentiality	540

25.1	Confidentiality	540
25.2	Exceptions	540
25.3	Return/removal of information	541

458	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

26	Miscellaneous provisions	542

26.1	Further action	542
26.2	Binding effect	543
26.3	Entire Agreement	543
26.4	Invalid provisions	543
26.5	Amendment	543
26.6	Costs	543
26.7	Termination	543
26.8	Consequences of termination	544
26.9	No implied waiver; no forfeit of rights	544
26.10	No rescission or nullification; exclusion	545
26.11	Third party stipulations	545
26.12	Counterparts	545
26.13	Notices	545
26.14	Language	547
26.15	Assignment and Encumbrances	547
26.16	No claims against Directors or Employees	547
26.17	Notary	548
26.18	Choice of law	548
26.19	Disputes	549

Schedule 1. Aegon NL Group Companies		553

Schedule 2. Definitions and interpretation		554

Schedule 3. Agreed form of Deed of Transfer		592

Schedule 4. Establishment of the Additional Aegon Leakage		598

Schedule 5. Addresses for notices		600

Schedule 6. Leakage Notice		601

Schedule 7. Cash Consideration Adjustment Notice		604

Schedule 8. Third party approvals		606

Schedule 9. Announcements		607

Schedule 10. Closing Actions		608

Schedule 11. Term Sheet Trademark Licence Brand Management Agreement		611

Schedule 12. Aegon’s Warranties		621

Schedule 13. ASR’s Warranties		643

Schedule 14. Tax Deed		651

Schedule 15. Employees and Pensions		671

Schedule 16. Data Room index		678

Schedule 17. Disclosure Letter		679

Schedule 18. Relationship Agreement		681

Schedule 19. Term Sheet Transitional Services Agreement		715

Schedule 20. Facility Agreement		716

Schedule 21. Framework Asset Management Agreement		717

Aegon Annual Report on Form 20-F 2022 | 459

About Aegon	Governance and risk management	Financial information	Non-financial information

460	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

BUSINESS COMBINATION AGREEMENT

This business combination agreement (the “Agreement”) is entered into on 27 October 2022 among:

1.

AEGON EUROPE HOLDING B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organised under the laws of the Netherlands, whose corporate seat is at ‘s Gravenhage and registered with the trade register of the Dutch Chamber of Commerce under number 52705390 (“Aegon Europe”);

2.

AEGON N.V., a public limited liability company (naamloze vennootschap) organised under the laws of the Netherlands, whose corporate seat is at ‘s Gravenhage and registered with the trade register of the Dutch Chamber of Commerce under number 27076669 (“Aegon”); and

3.

ASR NEDERLAND N.V., a public limited liability company (naamloze vennootschap) organised under the laws of the Netherlands, whose corporate seat is at Utrecht and registered with the trade register of the Dutch Chamber of Commerce under number 30070695 (“ASR”).

Aegon Europe, Aegon and ASR are also collectively referred to as the “Parties” and each individually as a “Party”.

RECITALS

A.	Aegon directly holds all the issued and outstanding shares in the share capital of Aegon Europe.

B.	Aegon Europe directly holds all the issued and outstanding shares in the share capital of Aegon NL (the “Shares”).

C.	Aegon NL directly or indirectly holds shares in the share capital of the companies, particulars of which are set out in Schedule 1 (Aegon NL Group Companies).

D.	The shares of ASR are listed on the stock exchange of Euronext Amsterdam, and the shares of Aegon are listed on the stock exchange of Euronext Amsterdam and the New York Stock Exchange.

E.	On 13 May 2022, Aegon and ASR entered into the Confidentiality Agreement,

Aegon Annual Report on Form 20-F 2022 | 461

About Aegon	Governance and risk management	Financial information	Non-financial information

pursuant to which ASR and Aegon have made available certain confidential information to each other and its respective Affiliates and their respective Representatives.

F.

Aegon gave members of the ASR Group and ASR Representatives, amongst others, (i) access to the Aegon Data Room, (ii) the opportunity to attend and participate in meetings with the management of the Group and relevant experts, and (iii) the opportunity to ask and to receive answers on questions they deemed necessary in relation to the Group and the Transaction. On that basis, ASR and other members of the ASR Group and the ASR Representatives have completed a due diligence investigation with respect to the Group.

G.

ASR gave members of the Aegon Group and Aegon Representatives, amongst others, (i) access to the ASR Data Room, (ii) the opportunity to attend and participate in meetings with the management of the ASR Group and relevant experts, and (iii) the opportunity to ask and to receive answers on questions they deemed necessary in relation to the ASR Group and the Transaction. On that basis, Aegon and Aegon Representatives have completed a due diligence investigation with respect to the ASR Group.

H.

Aegon Europe agrees to sell and transfer the Shares to ASR and ASR agrees to purchase and acquire the Shares from Aegon Europe, against a Consideration (as defined below) consisting of cash and ASR Consideration Shares (as defined below), on the terms and subject to the conditions of this Agreement (the “Transaction”).

I.	Aegon has received from ASR an executed copy of the Facility Agreement as attached in Schedule 20 (Facility Agreement).

J.

On the date of this Agreement, certain functions of the Group and certain services the Group uses to carry out its business are arranged for or provided by members of the Aegon Group and vice versa. To ensure a gradual transition of operations of the Group from the Aegon Group to the ASR Group, Aegon Group entities and the Group Companies and ASR will, at Closing, enter into (a) transitional services agreement(s) (the “TSA(s)”), a term sheet for which is attached as Schedule 19 (Term Sheet Transitional Services Agreement).

K.	Unless explicitly set out in this Agreement, ASR, Aegon and Aegon Europe have obtained all internal approvals required to enter into the Transaction.

L.	The Parties have discussed and agreed the manner and timing of disclosure of

462	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

the Transaction and of communications with the relevant authorities.

M.

As a result of the Transaction, Aegon will directly hold 29.99% of the issued and outstanding shares in the share capital of ASR as per the Closing Date. An agreed form of the Relationship Agreement is attached hereto as Schedule 18 (Relationship Agreement) (the “Relationship Agreement”).

N.

In connection with the Transaction, Aegon and ASR have agreed to certain arrangements in respect of their respective asset management activities. A framework asset management agreement is attached hereto as Schedule 21 (Framework Asset Management Agreement) (the “Framework Asset Management Agreement”).

O.

ASR’s obligation to consummate the Transaction is not conditional upon ASR’s receipt of the proceeds of any financing or other funding, and ASR acknowledges its obligation to consummate the Transaction on the terms and subject to the conditions set out in this Agreement.

P.	The Parties wish to lay down in this Agreement the terms and conditions of the Transaction.

AGREEMENT

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions and interpretation

1.1.1	Capitalised terms and expressions used in this Agreement have the meanings set out in part 1 of Schedule 2 (Definitions and interpretation).

1.1.2	The definitions and provisions set out in part 2 of Schedule 2 (Definitions and interpretation) apply throughout this Agreement.

1.2	Schedules and Annexes

Each of the Schedules and Annexes forms part of this Agreement and has the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement includes a reference to all Schedules and Annexes.

Aegon Annual Report on Form 20-F 2022 | 463

About Aegon	Governance and risk management	Financial information	Non-financial information

2	SALE, PURCHASE AND TRANSFER OF THE SHARES

2.1	Sale and purchase of the Shares

On the terms and subject to the conditions of this Agreement, Aegon Europe hereby sells the Shares to ASR, and ASR hereby purchases the Shares from Aegon Europe, against satisfaction and payment of the Consideration to Aegon Europe.

2.2	Transfer of the Shares and acknowledgment

2.2.1

On the terms and subject to the conditions of this Agreement, Aegon Europe shall transfer, subject to satisfaction of the Transfer Condition Precedent, the Shares at Closing, free from Encumbrances, to ASR, and ASR shall acquire and accept the Shares, subject to satisfaction of the Transfer Condition Precedent, from Aegon Europe through the execution of a notarial deed of transfer (the “Deed of Transfer”). An agreed form of the Deed of Transfer is attached hereto as Schedule 3 (Agreed form of Deed of Transfer).

2.2.2

Aegon shall procure that Aegon NL shall acknowledge the transfer of the Shares from Aegon Europe to ASR on the Closing Date by co-signing the Deed of Transfer and shall immediately enter such transfer in its shareholders register upon satisfaction of the Transfer Condition Precedent.

2.3	Ancillary rights

The sale and transfer of the Shares include all ancillary rights attached thereto as per the Effective Date, such as the right to receive all distributions on the Shares that have been declared but not yet paid on the Effective Date.

2.4	Effective Date

Subject to Closing having occurred (including satisfaction of the Transfer Condition Precedent), the Transaction shall be economically effective as of the Effective Date and, subject to the other provisions of this Agreement, the economic benefit and the risk of the Shares will be for the account (voor rekening en risico) of ASR as of the Effective Date.

3	CONSIDERATION

3.1	Consideration

464	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

3.1.1	The total purchase price for the sale and transfer of the Shares (the “Consideration”) shall be satisfied by:

a.	the issue of the ASR Consideration Shares to Aegon, whereby the nominal value of such shares shall be charged against ASR’s reserves; and

b.

the payment of an amount equal to EUR 2,500,000,000 (two billion five hundrerd million euro) to Aegon Europe in cash (the “Cash Consideration”) minus the Aegon Leakage Amount, determined in accordance with Clause 3.5 plus the Cash Consideration Adjustment, determined in accordance with Clause 3.4.1 plus any adjustment in accordance with Clause 3.7f minus the Cash Consideration Issuance Adjustment in accordance with Clause 3.4.3 (such balance the “Closing Payment Amount”).

3.2	Satisfaction and payment of the Consideration

At Closing, ASR shall without any deduction, withholding, set-off or suspension, (i) issue the ASR Consideration Shares to Aegon and (ii) pay the Closing Payment Amount to Aegon Europe in accordance with Clauses 9.2 and 9.3.

3.3	Adjustment

3.3.1

If any payment is made by Aegon Europe to ASR in respect of any claim under this Agreement, including any Additional Aegon Leakage, Warranty Claims and claims pursuant to any indemnity under this Agreement, or if any payment is made by Aegon Europe to ASR under any of the Schedules, such payment shall, to the extent permitted by Applicable Law, be treated as an adjustment of the Cash Consideration.

3.3.2

If any payment is made by ASR to Aegon or Aegon Europe in respect of any claim under this Agreement or if any payment is made by ASR to Aegon or Aegon Europe under any of the Schedules, such payment shall, to the extent permitted by Applicable Law, be treated as an adjustment of the Cash Consideration.

Aegon Annual Report on Form 20-F 2022 | 465

About Aegon	Governance and risk management	Financial information	Non-financial information

3.4	Cash Consideration Adjustment

3.4.1	The Cash Consideration shall be increased (on a component of EUR [***] per EUR 1 basis) with an amount equal to the sum of the following items, without duplication:

a.	any dividend or other distribution declared, paid or made by ASR;

b.	any share buyback executed by ASR or any other payment made as a result of a redemption, reduction, cancellation or purchase of shares in, or a decrease of, any share capital of ASR;

c.

all fees and related costs and expenses incurred by or reimbursed by or charged to the ASR Group in connection with the Transaction (which for the avoidance of doubt includes any fees, costs, and expenses of lawyers, accountants, brokers, finders, financial advisory, financial and tax assistance, data room advisory services, and other third-party advisers having rendered services directly in relation to the Transaction, paid or incurred by the ASR Group);

d.

all fees and related costs and expenses incurred by or reimbursed by or charged to the ASR Group in connection with the Debt Financing, or any other financing arrangement to be entered into by the ASR Group in connection with the Transaction (which for the avoidance of doubt includes any commitment fees or similar payments made to the relevant providers of such Debt Financing or other financing arrangements);

e.

any payment or bonus (in cash or in kind) made or agreed to be made to any Director of any ASR Group Companies or employee of the ASR Group Companies in connection with, or as an incentive to complete, the Transaction, regardless of when; and

f.	any Tax Liability of the ASR Group in respect of any of the foregoing in each case to the extent having occurred during the period from the Effective Date up to and including the Closing Date and decreased with any Tax Benefit in respect of the above for any member of the ASR Group (the “Cash Consideration Adjustment”), provided that (A) the EUR 214 million dividend payment paid by ASR in June 2022, (B) the EUR 131 million interim dividend payment paid by ASR in September 2022, (C) the EUR 75 million share buyback executed by ASR, which started on 24 February 2022 and was

466	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

completed on 24 May 2022, and (D) the ASR FY 2022 annual dividend, which shall be paid in June 2023, shall, up to a maximum of EUR [***] per share, be excluded from the Cash Consideration Adjustment.

3.4.2

ASR shall deliver a draft notice to Aegon no later than 10 (ten) Business Days prior to the date on which Closing is envisaged to occur and a final notice to Aegon no later than 5 (five) Business Days prior to the date on which Closing is envisaged to occur, setting out the Cash Consideration Adjustment and specifying for each item the relevant amount of Cash Consideration Adjustment (including if the amount is nil) (the “Cash Consideration Adjustment Amount”), providing sufficient detail as to enable Aegon to assess the amount and basis for the amount in accordance with Schedule 7 (Cash Consideration Adjustment Notice) (the “Cash Consideration Adjustment Notice”). The Cash Consideration Adjustment Notice (both the draft and final form) will be drawn up by ASR in good faith and acting reasonably and after considering any reasonable comments Aegon may have submitted timely on such notices. The Parties agree that no Tax Benefit will be taken into account in respect of the items set out in Clauses 3.4.1c and 3.4.1e, except if, and to the extent, reasonably agreed between the Parties or agreed with or confirmed by the competent Tax Authority. If such agreement or confirmation is received after settlement of the relevant Cash Consideration Adjustment Amount, the Tax Benefit shall be repaid to ASR. Any claim of Aegon in connection with the Cash Consideration Adjustment must be made in writing to ASR within 18 (eighteen) months after Closing. If and to the extent Aegon does not deliver such notice within 18 (eighteen) months after Closing, the Cash Consideration Adjustment as set out in the Cash Consideration Adjustment Notice will be final and binding.

3.43.

In the event ASR increases its issued and outstanding share capital prior to the Closing Date through the issuance of any shares (the “Issuance”), ASR shall at Closing issue [***] additional shares to Aegon per each share issued (or otherwise allocated) in connection with the Issuance (the “Aegon Issuance Shares”) for no consideration.

3.4.4

The Cash Consideration shall be adjusted with an amount equal to the number of Aegon Issuance Shares multiplied with the lower of (i) the closing share price of the shares of ASR as at 26 October 2022, i.e. EUR 42.49 (forty-two euro forty-nine cents) and (ii) the lowest price paid by investors for ASR shares in connection with the Issuance (the “Cash Consideration Issuance Adjustment”).

Aegon Annual Report on Form 20-F 2022 | 467

About Aegon	Governance and risk management	Financial information	Non-financial information

3.5	Aegon Leakage

3.5.1

In accordance with Clause 3.1 (Consideration), the Cash Consideration shall be reduced on a euro for euro basis to arrive at the Closing Payment Amount by an amount equal to the sum of the following items, without duplication, each of which shall constitute “Aegon Leakage”, except to the extent any of these items constitutes a Permitted Payment:

a.

any dividend or other distribution declared, paid or made by any Group Company to any member of the Aegon Group (excluding, for the avoidance of doubt, the Group Companies), and any other payment in respect of any share capital of any Group Company, in each case whether in cash or in kind, paid or made by any Group Company to any member of the Aegon Group (excluding, for the avoidance of doubt, the Group Companies);

b.

any payment made as a result of a redemption, reduction, cancellation or purchase of shares in, or a decrease of, any share capital of any Group Company to any member of the Aegon Group (excluding, for the avoidance of doubt, the Group Companies);

c.

granting of any present or future benefits and the value of any assets, rights or other benefit transferred to (or on behalf of) any member of the Aegon Group and/or their Related Persons, by or on behalf of any of the Group Companies, in each case to the extent not (i) in the ordinary course of business and consistent with past practice, (ii) on arm’s length terms and (iii) as per arrangements existing as per the date hereof and within the Group Companies’ budget as Fairly Disclosed;

d.

the amount of indebtedness or liabilities of any member of the Aegon Group or their Related Persons which is assumed, indemnified, incurred or otherwise settled by or on behalf of any of the Group Companies;

e.

the amount or value of any waiver of a claim, disposal of any rights of value by any of the Group Companies or forgiveness of any indebtedness or liability by any of the Group Companies in respect of any agreement or arrangement with any member of the Aegon Group and/or their Related Persons;

f.	all fees and related costs and expenses incurred by or reimbursed by or charged to the Group Companies in connection with the Transaction

468	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

(which for the avoidance of doubt includes any fees, costs, and expenses of lawyers, accountants, brokers, finders, financial advisory, financial and tax assistance, data room advisory services, and other third-party advisers having rendered services directly in relation to the Transaction, paid or incurred by a Group Company);

g.

any payment or bonus, including, for the avoidance of doubt, any retention bonus, (in cash or in kind), made or agreed to be made to any Director of the Group Companies or Employee in connection with, or as an incentive to complete, the Transaction, regardless of when;

h.

any monitoring costs, recharges, management, advisory or similar fees or charges paid or payable by any of the Group Companies to any member of the Aegon Group or their Related Persons, in each case to the extent not paid or payable by the Group Companies on an arm’s length basis in the ordinary course of business consistent with past practice as per arrangements which have been Fairly Disclosed;

i.

any payment of interest (or payment in lieu of interest) or principal in respect of any amounts owed by any Group Companies to any member of the Aegon Group or their Related Persons, in each case to the extent not per arrangements that have been Fairly Disclosed and other than any payment of interest (or payment in lieu of interest) or payments in respect of daily movements for Hedges or Derivatives (including payments in respect of collaterals and settlements) in the ordinary course of business consistent with past practice;

j.

an amount equal to any termination, breakage, pre-payment or other fees paid or payable by any of the Group Companies as a result of (i) repayment of any debt facility and/or the release of security rights in respect thereof (not being the repayment itself of any existing debt facility in the ordinary course of business), or (ii) the termination of investment management agreements or any similar agreements in connection with the entering into of the Framework Asset Management Agreement;

k.	any Tax Liability of a Group Company in respect of any of the foregoing;

l.	any agreement, undertaking or commitment from any of the Group Companies to do any of the foregoing,

Aegon Annual Report on Form 20-F 2022 | 469

About Aegon	Governance and risk management	Financial information	Non-financial information

in each case (i) to the extent having occurred during the period from and including the Effective Date up to and including the Closing Date, (ii) to the extent the Group has not been fully reimbursed or compensated by the Aegon Group at arm’s length value for the relevant item, and (iii) taking into account any corresponding Aegon Leakage Tax Benefit, and

m.         [***].

3.5.2

Aegon Europe shall deliver a draft notice to ASR no later than 10 (ten) Business Days prior to the date on which Closing is envisaged to occur and a final notice to ASR no later than 5 (five) Business Days prior to the date on which Closing is envisaged to occur, setting out any Aegon Leakage and specifying for each item the relevant amount of Aegon Leakage (including if the amount is nil) (the “Aegon Leakage Amount”) and the amount of any corresponding Aegon Leakage Tax Benefit (including if the amount is nil), providing sufficient detail as to enable ASR to assess the amount and basis for the amount in accordance with Schedule 6 (Leakage Notice) (the “Leakage Notice”). The Leakage Notice (both the draft and final form) will be drawn up by Aegon Europe in good faith and acting reasonably and after considering any reasonable comments ASR may have submitted timely on such notices. Receipt of the Leakage Notice and payment at Closing of the Closing Payment Amount shall be without prejudice to ASR’s rights under Clause 3.8 (Additional Aegon Leakage). The Parties agree that no Aegon Leakage Tax Benefit will be taken into account in respect of the Aegon Leakage items set out in Clauses 3.5.1f and 3.5.1g, except if, and to the extent, reasonably agreed between the Parties or agreed with or confirmed by the competent Tax Authority. If such agreement or confirmation is received after the settlement of the relevant Aegon Leakage Amount, the Aegon Leakage Tax Benefit shall be repaid to Aegon.

3.5.3

The limitations based on the Disclosures and the other limitations set out in Clause 14 (Liability of Aegon) and Clause 15 (Limitation of Aegon’s liability) do not apply to this Clause 3.5 (Aegon Leakage).

3.6	No Leakage

Each of Aegon and Aegon Europe shall, and shall procure that each Group Company shall, use its best efforts to procure that no Aegon Leakage occurs during the period from and including the Effective Date up to and including the Closing Date, except for the Permitted Leakage set forth in Clause 3.7 (Aegon Permitted Leakage), and except for any dividends paid by any Group Company to Aegon Europe after July 2023 for amounts not exceeding EUR [***] per

470	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

quarter, which quarterly amounts shall be considered Aegon Leakage in accordance with Clause 3.5.1a). Any other Aegon Leakage (in excess of the foregoing quarterly amounts of a maximum of EUR [***]) shall be increased by interest accrued on each such quarterly amount at an annual interest rate of 5% (five per cent) calculated on the basis of 365 days per annum during the period from and including the date the Leakage occurred up to and including the Closing Date.

3.7	Aegon Permitted Leakage

Each of the following payments shall individually constitute a “Permitted Payment” and together the “Aegon Permitted Leakage”, and shall be excluded from being Aegon Leakage and shall accordingly not result in a reduction of the Closing Payment Amount:

a.

any payment by or on behalf of any Group Company to the Aegon Group or any charge made by a member of the Aegon Group to the Group Companies in relation to the coverage under the insurance policies maintained for the benefit of the Group Companies as at the date of this Agreement for the period up to and including the Closing Date and consistent with past practice;

b.

any payment (but excluding payments under Clause 3.5.1f) relating to services provided by any member of the Aegon Group to any of the Group Companies, and vice versa, or pursuant to other intercompany arrangements existing as per the date of this Agreement, including in relation to the current brand licensing agreements between the Group, on the one hand, and the Aegon Group, provided that either (x) the scope of the arrangements or services and the costs thereof are consistent with past practice and in accordance with the intercompany arrangements as Fairly Disclosed or (y) ASR has approved the relevant services and the consideration payable for them in writing;

c.

the payment of any fees for Asset Management Services provided by any member of the Aegon Group to any of the Group Companies, to the extent Fairly Disclosed, based on existing arrangements and in the ordinary course consistent with past practice;

d.

the payment of reasonable external costs or reasonable external advisory fees by or on behalf of any Group Company in relation to the financing of the Consideration, the Prospectus or any other financing

Aegon Annual Report on Form 20-F 2022 | 471

About Aegon	Governance and risk management	Financial information	Non-financial information

arrangement to be entered into by the ASR Group in connection with the Transaction and the costs of any rating agencies in connection with the Transaction up to a maximum amount of EUR 100,000 (one hundred thousand euro);

e.

the payment of (i) regular bonuses (excluding Transaction-related bonuses), as well as of salary, remuneration or allowances to the Employees, the directors or managers of the Group Companies or of (ii) independent contractor (zzper) fees to any member of the Aegon Group (excluding, for the avoidance of doubt, the Group Companies), in each case in the ordinary course of business and consistent with past practice on the basis of the arrangements which have been Fairly Disclosed;

f.	[***];

g.

any payment to Aegon, Aegon Europe or their respective Affiliates in respect of CIT under any existing Tax Agreement between members of the CIT Fiscal Unity to the extent (i) specifically taken into account in the Accounts, whereby specifically should be construed in accordance with Clause 15.8.2 or (ii) attributed for relevant Tax purposes to the period as from the Effective Date until the CIT Fiscal Unity Dissolution Date and relating to profits attributable for CIT purposes to any CIT Group Company in line with Past Practice (provided, for the avoidance of doubt, that the payment obligation pursuant to Sections 9.11b or 9.11c Schedule 14 (Tax Deed) shall be adjusted for any such payment to Aegon, Aegon Europe or their respective Affiliates in respect of CIT, in accordance with the provisions of Section of 9.11d of Schedule 14 (Tax Deed));

h.

any payment to Aegon, Aegon Europe or their respective Affiliates in respect of VAT under any existing Tax Agreement between members of the VAT Fiscal Unity to the extent (i) specifically taken into account in the Accounts, whereby specifically should be construed in accordance with Clause 15.8.2 or (ii) attributed for relevant Tax purposes to the period as from the Effective Date until the moment the VAT Fiscal Unity is terminated and relating to any VAT Group Company (provided, for the avoidance of doubt, that the payment obligation pursuant to Section 11.7b or 11.7c of Schedule 14 (Tax Deed) shall be adjusted for any such payment to Aegon, Aegon Europe or their respective Affiliates in respect of VAT, in accordance with the provisions of Section 11.7a of Schedule 14 (Tax Deed)); and

472	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

i.	any payment made pursuant to the provisions of and in accordance with Clauses 9.6 (Settlement of intra-group arrangements and agreements) and 9.7 (Hedges and Derivatives).

3.8	Additional Aegon Leakage

3.8.1

If and to the extent ASR identifies, within 18 (eighteen) months after Closing, Aegon Leakage that has not been taken into account in determining the Closing Payment Amount in accordance with Clause 3.5 or disputes any (part of the) Aegon Leakage Tax Benefit included in the Leakage Notice (“Additional Aegon Leakage”), ASR shall be entitled to deliver within this 18 (eighteen) months period a written notice to Aegon Europe setting out the Additional Aegon Leakage together with reasonable evidence of the Additional Aegon Leakage and request that the Aegon Leakage Amount be adjusted (the “Additional Leakage Notice”). If and to the extent ASR does not deliver such Additional Leakage Notice within 18 (eighteen) months after Closing, the Aegon Leakage Amount as set out in the Leakage Notice will be final and binding.

3.8.2

In the event Aegon Europe does not agree to the amount of Additional Aegon Leakage included in the Additional Leakage Notice (i) the amount of Additional Aegon Leakage shall be determined in accordance with the provisions of Schedule 4 (Establishment of the Additional Aegon Leakage), and (ii) any dispute between ASR and Aegon Europe whether any item qualifies as Additional Aegon Leakage shall be determined in accordance with Clause 26.19 (Disputes) or, in the event the Additional Aegon Leakage regards a Aegon Leakage Tax Benefit or part thereof, Section 13 (Tax Expert) of Schedule 14 (Tax Deed). Where no objections have been submitted within 20 (twenty) Business Days after receipt of the Additional Leakage Notice, the amount of Additional Aegon Leakage as included in the Additional Leakage Notice shall be final and binding on the Parties.

3.8.3

No later than 10 (ten) Business Days after the Additional Aegon Leakage has been finally agreed or established pursuant to Schedule 4 (Establishment of the Additional Aegon Leakage) or Section 13 (Tax Expert) of Schedule 14 (Tax Deed), as applicable, Aegon Europe shall pay to ASR the amount of the Additional Aegon Leakage, by transferring such amount (to the extent applicable increased by interest as provided for in Clause 3.6), into the bank account of ASR set out in Schedule 5 (Addresses for notices).

Aegon Annual Report on Form 20-F 2022 | 473

About Aegon	Governance and risk management	Financial information	Non-financial information

4	ANNOUNCEMENTS

4.1.1

As soon as possible after the signing of this Agreement and in any event prior to the opening of Euronext Amsterdam on the first trading day after the signing of this Agreement, the Parties shall each announce the Transaction by way of separate press releases in the form attached as Schedule 9 (Announcements).

4.1.2

ASR confirms in the ASR Announcement, and shall confirm in any relevant further press release in connection with the Transaction (i) that it has the resources available to fulfil its financial obligations under the Transaction and has entered into the Facility Agreement, (ii) the intended implementation of a partial internal model, including the value ASR considers to be unlocked as a result thereof, however, provided that such confirmation is accompanied with a statement that such implementation is subject to the approval by DNB. Aegon shall confirm in the Aegon Announcement that the management board of Vereniging Aegon is supportive towards the Transaction.

4.1.3

The Announcements will be published on ASR’s and Aegon’s respective website and copies will be provided to or filed with, as applicable: (i) the AFM and DNB, (ii) Euronext Amsterdam (iii) the relevant (national and international) press agents, (iv) the Social and Economic Council of the Netherlands (Sociaal- Economische Raad), (v) ASR’s and Aegon’s respective Works Councils, and (vi) the relevant trade unions. In addition to the foregoing, ASR shall provide the ASR Announcement to Euronext Dublin, and Aegon shall provide the Aegon Announcement to the New York Stock Exchange and file the Aegon Announcement with the Securities and Exchange Commission.

5	RECOMMENDATION

5.1	ASR Boards Recommendation

5.1.1

ASR confirms that the ASR Boards, having duly considered the Transaction, the interests of ASR’s stakeholders and such other facts and circumstances as the ASR Boards deemed relevant, unanimously consider the Transaction to be in the interest of ASR and to promote the sustainable success of ASR’s business and have unanimously resolved to and shall, in accordance with the terms and subject to the provisions of this Agreement, fully support the Transaction and recommend to ASR’s shareholders to vote in favour of the ASR EGM Resolutions (the “ASR Boards Recommendation”).

5.1.2	ASR shall ensure that neither the ASR Boards nor any of their members shall

474	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

(i) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, the ASR Boards Recommendation or (ii) make any public statements contradictory to the ASR Boards Recommendation (each such event a “ASR Boards Recommendation Change”).

5.2	Aegon Boards Recommendation

5.2.1

Aegon confirms that the Aegon Boards, having duly considered the Transaction, the interests of Aegon’s stakeholders and such other facts and circumstances as the Aegon Boards deemed relevant, unanimously consider the Transaction to be in the interest of Aegon and to promote the sustainable success of Aegon’s business and have unanimously resolved to and shall, in accordance with the terms and subject to the provisions of this Agreement, fully support the Transaction and recommend to Aegon’s shareholders to vote in favour of the Aegon EGM Resolutions (the “Aegon Boards Recommendation”).

5.2.2

Aegon shall ensure that neither the Aegon Boards nor any of their members shall (i) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, the Aegon Boards Recommendation or (ii) make any public statements contradictory to the Aegon Boards Recommendation (each such event a “Aegon Boards Recommendation Change”).

6	SHAREHOLDERS’ CIRCULARS

6.1	ASR Shareholders’ Circular

6.1.1

ASR shall, as soon as reasonably practicable following the date of this Agreement, prepare a shareholders’ circular for the ASR EGM setting out the relevant information regarding the Transaction, including (i) the proposed approval of the Transaction, (ii) the proposed authorisation of the ASR Executive Board to resolve upon the issue of the ASR Consideration Shares and the exclusion of pre-emption rights in connection therewith, (iii) the proposed extension of the term of the current CEO of ASR as member of the ASR Executive Board, (iv) the proposed amendment of ASR’s compensation policy for the ASR Executive Board, and (v) the proposed conditional appointment of 2 (two) ASR Supervisory Board members nominated by Aegon (the “ASR Shareholders’ Circular”), which, in accordance with the terms and subject to the conditions of this Agreement, will set forth the ASR Boards Recommendation and may include such additional information as ASR reasonably determines should be included in the ASR Shareholders’ Circular in consultation with Aegon, provided that the inclusion in the ASR Shareholders’

Aegon Annual Report on Form 20-F 2022 | 475

About Aegon	Governance and risk management	Financial information	Non-financial information

Circular of any information about or in respect of Aegon (other than in relation to Aegon being a party to the Transaction) shall be subject to the approval of Aegon, which approval shall not to be unreasonably withheld, conditioned or delayed. The ASR Shareholders’ Circular shall be consistent with this Agreement. ASR shall give Aegon and its legal advisers reasonable opportunity to review and comment on the ASR Shareholders’ Circular before publication thereof and shall reflect any reasonable comments from Aegon and its legal advisers which relate to the description of (i) Aegon, (ii) the Aegon NL business or (iii) the Transaction, provided that ASR will not be obliged to reflect any comments made by Aegon or its legal advisors in the ASR Shareholders’ Circular with respect to any SEC requirement or other US listing requirements that only apply to Aegon due to its US listing and are not relevant for the ASR Shareholders’ Circular. ASR will make the ASR Shareholders’ Circular publicly available together with the convening notice for the ASR EGM.

6.1.2

Aegon agrees, in each case to the extent permitted under Applicable Law to (i) cooperate with ASR in the preparation of the ASR EGM and the ASR Shareholders’ Circular, (ii) as soon as reasonably practicable furnish ASR, if reasonably relevant for inclusion, all information concerning it, its respective Group Companies, Directors, officers and shareholders, (iii) provide, and cause its respective Directors, officers, employees, outside legal advisers, accountants and financial advisers to provide promptly, such customary assistance as may be reasonably requested by ASR, in connection with the foregoing, (iv) promptly notify ASR to correct any information provided by it for use in the ASR Shareholders’ Circular if and to the extent that Aegon becomes aware that such information has become false or misleading in any material respect or is otherwise required to be corrected and (v) make its Directors, officers and employees, upon reasonable advance notice, available to ASR in connection with the preparation of the ASR Shareholders’ Circular or otherwise in connection with the ASR EGM, if reasonably requested by ASR.

6.2	Aegon Shareholders’ Circular

6.2.1

Aegon shall, as soon as reasonably practicable following the date of this Agreement, prepare a shareholders’ circular for the Aegon EGM setting out the relevant information regarding the Transaction, including the proposed approval of the Transaction and a reference to the undertaking of the Vereniging Aegon to vote in favour of the Aegon EGM Resolutions once available (the “Aegon Shareholders’ Circular”), which, in accordance with the terms and subject to the conditions of this Agreement, will set forth the Aegon Boards Recommendation and may include such additional information as Aegon

476	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

reasonably determines should be included in the Aegon Shareholders’ Circular in consultation with ASR, provided that the inclusion in the Aegon Shareholders’ Circular of any information about or in respect of ASR (other than in relation to ASR being a party to the Transaction) shall be subject to the approval of ASR, which approval shall not to be unreasonably withheld, conditioned or delayed. The Aegon Shareholders’ Circular shall be consistent with this Agreement. Aegon shall give ASR and its legal advisers reasonable opportunity to review and comment on the Aegon Shareholders’ Circular before publication thereof and shall reflect any reasonable comments from ASR and its legal advisers which relate to the description of (i) ASR or (ii) the Transaction. Aegon will make the Aegon Shareholders’ Circular publicly available together with the convening notice for the Aegon EGM.

6.2.2

ASR agrees to, in each case to the extent permitted under Applicable Law (i) cooperate with Aegon in the preparation of the Aegon EGM and the Aegon Shareholders’ Circular, (ii) as soon as reasonably practicable furnish Aegon, if reasonably relevant for inclusion, all information concerning it, its respective ASR Group Companies, Directors, officers and shareholders, (iii) provide, and cause its respective Directors, officers, employees, outside legal advisers, accountants and financial advisers to provide promptly, such customary assistance as may be reasonably requested by Aegon, in connection with the foregoing, (iv) promptly notify Aegon to correct any information provided by it for use in the Aegon Shareholders’ Circular if and to the extent that ASR becomes aware that such information has become false or misleading in any material respect or is otherwise required to be corrected and (v) make its Directors, officers and employees, upon reasonable advance notice, available to Aegon in connection with the preparation of the Aegon Shareholders’ Circular or otherwise in connection with the Aegon EGM, if reasonably requested by Aegon.

7	CONDITIONS PRECEDENT

7.1	Conditions Precedent

The obligations of Aegon Europe and ASR to proceed with the Closing is solely subject to the satisfaction or waiver (if applicable) by Aegon Europe and ASR on or prior to the Closing Date of the following Conditions Precedent:

Competition Condition

a.	the ACM (the “Competition Authority”):

Aegon Annual Report on Form 20-F 2022 | 477

About Aegon	Governance and risk management	Financial information	Non-financial information

i.	taking a decision that the Transaction does not give rise to a concentration falling within the scope of the relevant competition laws (including the Competition Act);

ii.	issuing a written confirmation that the merger control regime applied by the Competition Authority does not apply to the Transaction;

iii.	taking a decision that allows the Parties to complete the Transaction, including decisions subject to conditions or obligations, in which case Clause 7.2.2c shall apply;

iv.

not taking a decision within the waiting period under the relevant merger control regime, as it may have been validly suspended by the Competition Authority, with the effect that the Transaction may be completed; or

v.

referred the Transaction (or any part of it) to another competition authority in accordance with Applicable Law and one of the requirements listed in items i through iv in this Clause 7.1a has been fulfilled in respect of such other competition authority, the “Competition Condition”;

Regulatory Conditions

b.

ASR having obtained a declaration of no objection from the European Central Bank, as referred to in article 3:95(1)(b) in conjunction with article 3:95(3) of the FSA, with respect to each ASR entity that will acquire a qualifying holding in Aegon Bank N.V. (“Aegon Bank”);

c.

ASR having obtained (a) declaration(s) of no objection from DNB, as referred to in article 3:95(1) of the FSA, with respect to its direct or indirect acquisition of qualifying holdings in the Aegon Insurance Entities and the Aegon PPI Entity and, to the extent that a Group Company holds an interest in another entity in respect of which the indirect acquisition is subject to a declaration of no objection from DNB, ASR having obtained such declaration of no objection;

478	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

d.

ASR having obtained approval from the AFM with respect to any relevant entity of ASR as a direct or indirect shareholder in the Aegon Financial Service Provider Entities and, to the extent that a Group Company holds an interest in another entity in respect of which the indirect acquisition is subject to an approval requirement from the AFM, ASR having obtained such approval;

e.

DNB and/or the AFM having approved the appointment of (a) policy maker(s) or person(s) in a supervisory position within the Group in relation to or for the purpose of this Transaction as well as an adjustment in the policymakers or persons in a supervisory position within the ASR Group in relation to or for the purpose of this Transaction, to the extent that such appointment or adjustment requires screening pursuant to articles 3:8 and 3:9, 4:9 and 4:10 and/or 3:271, 3:272 and/or 3:288h of the FSA; and

b up to and including e, and the ASR PIM Condition together the “ASR Regulatory Conditions”;

f.

(A) ASR having obtained regulatory approval from DNB to continue to apply to Aegon Levensverzekeringen N.V. and Aegon Spaarkas N.V. a copy of the partial internal model currently applied for the aforementioned entities (“Aegon NL Entities PIM”), provided that this regulatory approval requirement does not include the approval of any aggregation, extension or other application of the Aegon NL Entities PIM to entities other than Aegon Levensverzekeringen N.V. and Aegon Spaarkas N.V. (“ASR PIM Condition”), and (B) Aegon having obtained regulatory approval from DNB to continue to apply the partial internal model currently applied by the Aegon Group, effective as from Closing, to the Aegon Group (“Aegon PIM Condition”);

g.

Aegon having obtained approval from DNB for the Aegon Insurance Entities (i) to become part of the ASR Group and (ii) to cease to be member of the Aegon Group, each as referred to in article 3:284 of the FSA, or a confirmation in writing by DNB that such approval is not separately required;

h.	DNB and/or the AFM having approved the appointment of (a) policymaker(s) or person(s) in a supervisory position nominated by Aegon within the ASR Group in relation to or for the purpose of the

Aegon Annual Report on Form 20-F 2022 | 479

About Aegon	Governance and risk management	Financial information	Non-financial information

Transaction, to the extent that such appointment requires screening pursuant to articles 3:8 and 3:9, 4:9 and 4:10 and/or 3:271, 3:272 and/or 3:288h of the FSA;

i.

Aegon having obtained (a) declaration(s) of no objection from DNB, as referred to in article 3:95(1) of the FSA, with respect to its envisaged shareholding in the ASR Insurance Entities, the ASR Investment Firm Entity and the ASR PPI Entity upon issuance of the ASR Consideration Shares;

j.

Aegon having obtained (a) declaration(s) of no objection from the AFM, as referred to in article 2:67(2) of the FSA, with respect to its envisaged shareholding in the relevant ASR AIFM Entities upon issuance of the ASR Consideration Shares;

k.

Aegon having received confirmation (i) from DNB that the decrease of its indirect interest in the shareholdings in the Aegon Insurance Entities and the Aegon PPI Entity and (ii) from the European Central Bank and, as applicable, DNB, that the decrease of its indirect interest in the shareholdings in Aegon Bank will be processed per Closing in accordance with 3:103(2) of the FSA or, alternatively, Aegon having obtained (a) declaration(s) of no objection (iii) from DNB in accordance with decreases in relation to the Aegon Insurance Entities and the Aegon PPI Entity and (iv) from the European Central Bank and, as applicable, DNB, in accordance with the decrease in relation to Aegon Bank, or, alternatively, a combination of (i) and (iv) of this Clause 7.1k, or, alternatively, a combination of (ii) and (iii) of this Clause 7.1k;

g up to and including k, and the Aegon PIM Condition together the “Aegon Regulatory Conditions”,

the Aegon Regulatory Conditions and the ASR Regulatory Conditions, together the “Regulatory Conditions”;

Works Councils Condition

1.

the consultation procedure with the Aegon Works Council in respect of the transactions contemplated in this Agreement having been complied with in accordance with Aegon’s central works council covenant, article 25 of the Dutch Works Councils Act (where

480	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

applicable) and Clause 7.2.7 (the “Aegon Works Council Condition”);

Shareholders’ Approval Conditions

m.	the general meeting of shareholders of ASR having adopted the ASR EGM Resolutions (the “ASR Shareholder Approval Condition”);

n.	the general meeting of shareholders of Aegon having adopted the Aegon EGM Resolutions (the “Aegon Shareholder Approval Condition”),

the ASR Shareholder Approval Condition and the Aegon Shareholder Approval Condition, together the “Shareholder Approval Conditions”;

No governmental or court order

o.

no competent Authority has commenced or announced any proceedings or investigation in respect of the Transaction that prevent(s) or delay(s) the Transaction, and no order, stay, injunction, judgment, ruling or decree is in effect that prevents or delays the Transaction; and

TSA(s)

p.	the Parties having agreed upon the services to be provided by Aegon to the Group Companies under the TSA(s).

7.2	Fulfilment of Conditions Precedent

7.2.1

Without prejudice to Clause 7.2.2 up to and including Clause 7.2.13, ASR and Aegon shall, from the date of this Agreement up to the Closing Date, use their respective reasonable best efforts to ensure satisfaction of and compliance with their respective Conditions Precedent as soon as reasonably possible.

Competition Condition

7.2.2	With respect to the Competition Condition and without prejudice to the generality of the foregoing provisions of this Clause 7.2, ASR shall, and shall cause the relevant members of the ASR Group to:

Aegon Annual Report on Form 20-F 2022 | 481

About Aegon	Governance and risk management	Financial information	Non-financial information

a.

as soon as practicable, and in any event no later than 25 (twenty-five) Business Days after the date of this Agreement, prepare and file with the Competition Authority the filings necessary to satisfy the Competition Condition (the “Merger Clearance Filings”);

b.

supply as soon as reasonably possible any additional information and documentation requested by the Competition Authority in connection with the Merger Clearance Filings, subject to Aegon and the Group Companies having made available to ASR all relevant information and documentation pursuant to Clause 7.2.5;

c.	[***]

[***]

[***]

d.

refrain from carrying out any action (including making or agreeing to make any acquisition or investment) or omitting anything that could reasonably cause delay or hinder, impede or prejudice satisfaction of the Competition Condition;

e.

bear all filing fees and other costs incurred in connection with the fulfilment of the Competition Condition (other than fees, costs and expenses of Aegon’s advisers in relation to the Merger Clearance Filings), and shall also bear all costs, penalties and fines imposed (including penalties and fines imposed on Aegon, the Aegon Group and the Group Companies) resulting from not making timely or correct Merger Clearance Filings, except to the extent failure to make a timely or correct Merger Clearance Filing is the direct result of a material breach of an obligation of Aegon set out in Clause 7.2.5.

7.2.3	With respect to the Competition Condition, ASR shall, and shall cause the members of the ASR Group to:

a.	provide Aegon or its legal counsel with drafts of any written filings

482	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

and any material written communications intended to be submitted to the Competition Authority in respect of the Merger Clearance Filings;

b.

provide Aegon or its legal counsel with a reasonable opportunity to comment on such filings and communications, whereupon Aegon or its legal counsel shall provide such comments (if any) as soon as reasonably possible;

c.

consider in good faith the reasonable comments of Aegon on any written filings and any material written communications intended to be submitted to the Competition Authority in respect of the Merger Clearance Filings;

d.

instruct its legal counsel to only share non-confidential versions of (draft) filings and communications with ASR and / or the ASR Group, excluding business secrets and other confidential information in respect of Aegon and the Aegon Group;

e.	provide Aegon or its legal counsel with final copies of all such filings and communications; and

f.	not withdraw the Merger Clearance Filings without Aegon’s prior approval.

7.2.4

Aegon or its legal counsel may also, but are not obliged to, participate in all material meetings, all material calls and other discussions with the Competition Authority in connection with the Merger Clearance Filings.

7.2.5	With respect to the Competition Condition, Aegon shall, and shall cause the Group Companies to:

a.

supply to ASR or its legal counsel as soon as reasonably possible all information and documentation in respect of the Group that is available within the Group that is reasonably requested by ASR or its legal counsel to make or supplement the Merger Clearance Filings;

b.

supply to ASR or its legal counsel as soon as reasonably possible any additional information and documentation that is available within the Group and requested by the Competition Authority in connection with the Merger Clearance Filings; and

Aegon Annual Report on Form 20-F 2022 | 483

About Aegon	Governance and risk management	Financial information	Non-financial information

c.

instruct its legal counsel to only share non-confidential versions of (draft) filings and communications with Aegon and / or the Aegon Group, excluding business secrets and other confidential information in respect of ASR and the ASR Group, however, ASR is solely responsible for making the Merger Clearance Filings.

Regulatory Conditions

7.2.6

With respect to the Regulatory Conditions, and without prejudice to the generality of the foregoing provisions of this Clause 7.2, the reasonable best efforts to cause the Regulatory Conditions to be fulfilled shall include:

a.	ASR submitting a pre-notification to the DNB within one month as of the date of this Agreement in respect of the ASR Regulatory Conditions (the “ASR Pre-notification”);

b.

ASR submitting responses to questions or requests for further information from DNB on the ASR Pre-notification within ten (10) Business Days as of receiving the respective input from DNB on the ASR Pre-notification;

c.

ASR making the filings to obtain the required declarations of no objection or other approvals or conditions to fulfil the ASR Regulatory Conditions as soon as practically possible upon DNB’s indication that the ASR Pre-notification is ready for a formal submission, whereby the aim is to submit the final filing within ten (10) Business Days after the final input from DNB on the ASR Pre-notification has been received;

d.	Aegon submitting a pre-notification to DNB in respect of the Aegon Regulatory Conditions within one month as of the date of this Agreement (the “Aegon Pre-notification”);

e.

Aegon submitting responses to questions or requests for further information from DNB on the Aegon Pre-notification within ten (10) Business Days as of receiving the respective input from DNB on the Aegon Pre-notification;

f.	Aegon making the filings to obtain the required declarations of no objection or other approvals or conditions to fulfil the Aegon Regulatory Conditions as soon as practically possible upon DNB’s

484	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

indication that the Aegon Pre-notification is ready for a formal submission, whereby the aim is to submit the final filing within ten (10) Business Days after the final input from DNB on the Aegon Pre-notification has been received;

g.

ASR, Aegon or each of their respective Group Companies, as relevant, preparing the relevant notices, filings and applications to the relevant Regulatory Authorities in accordance with the provisions of this Clause 7.2.6 and submit them to the other Party for review. Each Party required by Applicable Law to file (the “Filing Party”) shall file such notices, filings and applications relating to the Regulatory Conditions, on the basis of the following principles, which are in addition to the agreement set out under this Clause 7.2.6 under a up to and including f:

(i)

ASR shall be deemed to be the Filing Party for any such notices, filings and applications to be filed by any of its Group Companies, provided that in respect of screening applications for policy makers and supervisory board members nominated by Aegon to be appointed within entities that are ASR Group Companies before Closing, Aegon shall be entitled to require ASR to submit notices, filings and applications in respect of the screening of such persons, in the manner and with the confidentiality as agreed between Parties in this respect.

(ii)

Aegon shall be deemed to be the Filing Party for any such notices, filings and applications to be filed by any of the Group Companies, provided that in respect of screening applications for policy makers and supervisory board members nominated by ASR to be appointed within entities that are Aegon Group Companies before Closing, ASR shall be entitled to require Aegon to submit notices, filings and applications in respect of the screening of such persons, in the manner and with the confidentiality as agreed between Parties in this respect.

(iii)

In respect of all notices, filings and applications referred to in Clause 7.2.6, the Filing Party shall provide the other Party, as the case may be (the “Non-Filing Party”) with a draft of any such notices, filings or application, as soon as practicable and consider in good faith the reasonable comments of the other Party on such drafts prior to their submission, it being understood that business secrets and other confidential

Aegon Annual Report on Form 20-F 2022 | 485

About Aegon	Governance and risk management	Financial information	Non-financial information

information (including personal data) may be redacted so long as each of the Filing Party and Non-Filing Party acts reasonably in identifying such material for redaction. Any comments from the Non-Filing Party provided within a short, but reasonable, timeframe shall be reasonably considered by the Filing Party.

(iv)

Each of the Filing Party and the Non-Filing Party shall promptly inform the other party of any highly material communication (whether oral or in wrting) with any Regulatory Authority in respect of the process of satisfying any Regulatory Condition. Subject to limb (iii), each of the Filing Party and the Non-Filing Party shall share as promptly as practicable any additional information and documentation that is requested by any Regulatory Authority, it being understood that business secrets and other confidential information may be redacted, so long as each of the Filing Party and the Non-Filing Party acts reasonably in identifying such material for redaction. Each Party shall promptly inform the other Party after becoming aware of any additional filings or approvals required by any Regulatory Authority, and each Party shall co-operate in good faith in all respects with the other Party in making such filings and/or obtaining such approvals. Such additional required filings or approvals shall also be considered to be a Regulatory Condition Precendent in case under Applicable Law Closing would be prohibited unless the relevant filing is made or the relevant approval has been obtained.

(v)

The Non-Filing Party may accompany the Filing Party to and participate in all meetings and all phone calls with the relevant Regulatory Authorities in the context of satisfying any Regulatory Condition upon request of the relevant Regulatory Authority; the Filing Party shall duly consider any request of the Non-Filing Party to participate in the meetings or phone calls, provided however that the Non- Filing Party may attend or participate in all meetings and all material phone calls with the relevant Regulatory Authorities in the context of satisfying the condition set out in Clause 7.1f under (A).

(vi)	Each of Aegon and ASR shall make available in a timely manner to the other Party, and shall procure that any Group

486	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Company, as relevant, shall make available, all information and documentation available to the Group Companies that is reasonably necessary to make or supplement any notices, filings or applications in connection with the satisfaction of the Regulatory Conditions by the other Party. Neither Party shall be considered in breach of its obligations under this Agreement to make notices, filings or applications within specific timings after Signing in the event the other Party has not provided reasonably required information in a timely manner.

(vii)

Aegon shall bear all filing fees in relation to satisfying the Aegon Regulatory Conditions. ASR shall bear all filing fees in relation to satisfying the ASR Regulatory Conditions. All costs, penalties and fines resulting from not, from untimely or from incorrectly filing in any jurisdiction where it is determined that filing should have taken place, shall be borne by the Party responsible for satisfaction of the relevant Regulatory Conditions.

(viii)	Each Party agrees to, and the Seller shall procure that each Group Company will, keep the other Party regularly informed of the progress towards satisfying the Regulatory Conditions.

h.

ASR and Aegon not entering and procuring that none of the members of the ASR Group or the Aegon Group (as the case may be), enters into any M&A transaction or other business combination outside the ordinary course of business consistent with past practice which is likely to directly or indirectly cause a material delay in or materially adversely affect the fulfilment of the Regulatory Conditions or by triggering additional regulatory approvals, requirements or conditions in relation to the Transaction or otherwise;

i.

ASR and Aegon not making and procuring that none of the members of the ASR Group or the Aegon Group (as the case may be), makes a public statement which is likely to directly or indirectly cause a material delay in or materially adversely affect the fulfilment of the Regulatory Conditions by triggering additional regulatory approvals, requirements or conditions in relation to the Transaction;

j.

in respect of the Regulatory Condition set forth in Clause 7.1g, ASR shall make the filing to obtain the required approval in such a manner that DNB is requested to, and shall provide the relevant information and

Aegon Annual Report on Form 20-F 2022 | 487

About Aegon	Governance and risk management	Financial information	Non-financial information

documentation to DNB in such way that DNB is enabled to, take separate decisions (besluiten) in respect of (i) the continued application of the Aegon NL Entities PIM to Aegon Levensverzekeringen N.V. and Aegon Spaarkas N.V. and (ii) any other approvals in relation to the aggregation, extension or other application of the Aegon NL Entities PIM within ASR or the Group, whereby such separate decisions can be taken at different points in time.

k.

in the event that the decision of the relevant Authority is given subject to conditions or obligations, accepting any such conditions or obligations, unless these could not have reasonably been foreseen and are unreasonably burdensome to the ASR Group or the Aegon Group (as the case may be).

l.

in the event that the relevant Authority formally or informally indicates that it will not approve the appointment of a day-to-day policymaker or person in a supervisory position as referred to in articles 3:8 and 3:9, 3:271, 3:272, 4:9 and 4:10 and/or 3:288h of the FSA, following consultation with Aegon, and for the avoidance of doubt only with respect to the persons which may be designated for appointment by Aegon in accordance with the terms of the Relationship Agreement, ASR shall as soon as reasonably possible after such consultation submit a request for approval with the relevant Authority for the appointment of an alternative day-to-day policymaker or person in a supervisory position with suitable qualifications for that position.

Aegon Works Council Condition

7.2.7	The Aegon Works Council Condition is deemed to have been complied with if one of the following situations occurred in respect of the transactions contemplated in this Agreement

a.

the Aegon Works Council, has either (i) unconditionally and irrevocably waived in writing its right of advice in respect of the transactions contemplated in this Agreement, (ii) rendered an unconditional neutral or positive advice in respect of the Transaction in line with the proposed resolution (voorgenomen besluit) for which advice was requested, (iii) rendered advice subject to conditions with which Aegon has unconditionally and irrevocably agreed to comply (having acted in accordance with Clause 7.2.10), and a resolution has been adopted by Aegon that is compliant with the Aegon Works Council’s advice; or

488	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

b.

to the extent none of the situations described under Clause 7.2.7a above occur, or in the event no advice or waiver as referred to under Clause 7.2.7a (i) is received within a reasonable period as jointly determined by Aegon and ASR (acting in good faith), the adoption of a resolution by Aegon that deviates from the Aegon Works Council’s advice, and:

i.

the Aegon Works Council unconditionally and irrevocably having waived in writing its right of appeal at the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) during the suspension period as set out in article 25 paragraph 6 of the WCA;

ii.

the suspension period as set out in article 25 paragraph 6 of the WCA having lapsed without an appeal having been lodged by the Aegon Works Council at the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer); and

iii.

in the event that an appeal has been made by the Aegon Works Council to the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) pursuant to article 26 of the WCA, such court having dismissed the appeal, or such legal proceedings otherwise having been terminated in a manner allowing the Transaction to proceed.

7.2.8	Aegon shall:

a.

procure that the advice procedure with respect to the Aegon Works Council is initiated in accordance with article 25 of the WCA and article 2 of the Aegon Works Council covenant (each to the extent applicable) and that the request for advice shall be submitted to the Aegon Works Council as soon as reasonably possible after the date of this Agreement, in case such request for advice has not already been submitted prior to the date of this Agreement;

b.	regularly inform ASR about the progress of the advice procedure and as soon as reasonably practicable inform ASR of all requests for information and questions from the Aegon Works Council; and

c.	act reasonably and promptly in relation to its dealings with the Aegon Works Council.

7.2.9	ASR shall:

Aegon Annual Report on Form 20-F 2022 | 489

About Aegon	Governance and risk management	Financial information	Non-financial information

a.

procure that Aegon promptly receives all information and documentation available within the ASR Group that is reasonably necessary to make or supplement the request for advice or to answer any questions of the Aegon Works Council; and

b.	participate in meetings, phone calls or correspondence with the Aegon Works Council upon request by Aegon.

7.2.10

Aegon and ASR shall each use their reasonable effort to take any action as may reasonably be required to satisfy the Aegon Works Council Condition, provided that Aegon shall not, without the prior written approval of ASR, not to be unreasonably withheld, conditioned or delayed, make any commitments to the Aegon Works Council which materially interfere with the commercial interests of ASR and/or have a material impact on the Group Companies or ASR and the ASR Group. If the Aegon Works Council’s advice procedure results in an advice, which, in order to comply with such advice, requires reasonable changes to this Agreement, such changes shall be proposed by Aegon to ASR. ASR and Aegon shall take a reasonable approach in accepting those proposed changes and may only reject such changes acting reasonably having taken into account the agreed underlying principles of this Agreement. If a Party notifies the other Party that it is unwilling to accept the proposed changes, the Parties will enter into negotiations with a view to reaching agreement on the issue under discussion.

7.2.11

To the extent that any arrangements agreed with the Aegon Works Council as part of the reasonable efforts as per Clause 7.2.10 impose significant obligations on Aegon, such arrangements are always subject to Aegon’s final written approval (email being sufficient), which approval may not be unreasonably withheld or delayed. To the extent such arrangements impose significant obligations on ASR following Closing, such arrangements will always be subject to ASR’s final written approval (email being sufficient), which approval may not be unreasonably withheld or delayed.

7.2.12

In the event that the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) in a final order decides in favour of the Aegon Works Council, Aegon shall re-open the consultation with the Aegon Works Council taking the final order into account. The Parties shall then discuss in good faith (without any binding obligation to agree any changes) whether and to what extent the terms of this Agreement should be altered to accommodate the outcome of this second round of Aegon Works Council consultation and the

490	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

final order. In such case, the Aegon Works Council Condition shall have been satisfied if the Parties agree to alterations to the terms of this Agreement in such a manner that the final terms of this Agreement shall be in accordance with the Aegon Works Council’s advice.

Shareholder Approval Conditions

7.2.13

Each of ASR and Aegon undertakes to publish as soon as practicably possible after the date of this Agreement but in any event ultimately on 24 November 2022, a convocation notice and agenda with the relevant Shareholders’ Circular for an extraordinary general meeting (the “ASR EGM” in respect of ASR and the “Aegon EGM” in respect of Aegon) to be held on Wednesday 18 January 2023, unless otherwise agreed between the Parties, at which meeting, ASR or Aegon (as the case may be), will request that its general meeting resolve to adopt the ASR EGM Resolutions or the Aegon EGM Resolutions (as the case may be).

7.2.14	The ASR EGM Resolutions shall in no way be conditional upon the approval of the amendment of ASR’s compensation policy for the ASR Executive Board.

TSA(s)

7.2.15

During the period between the date of this Agreement and Closing, ASR and Aegon shall, and Aegon share procure that the relevant Aegon Group Companies shall, in good faith negotiate (a) transitional services agreement(s), consistent with and reflecting the terms and conditions set out in the term sheet which is attached as Schedule 19 (Term Sheet Transitional Services Agreement), whereby the Parties acknowledge that the services to be provided by Aegon to the Group Companies under the transitional services agreement(s) shall be materially consistent with those services as are (to be) provided by members of the Aegon Group to the Group Companies in the period prior to and after Closing in terms of scope, delivery and fees. In connection with the services to be provided to the Group Companies under the TSA(s), Aegon shall procure that Aegon Global Technology Services continues to provide the services to Aegon NL under the ICT infrastructure services agreement entered into between Aegon Global Technology Services and Aegon NL on 9 November 2016 against the existing terms and conditions of the ICT infrastructure services agreement following Closing for the term of the (relevant) TSA(s), provided that ASR and Aegon shall, and Aegon shall procure that Aegon Global Technology Services shall, in good faith discuss the need to amend the terms to reflect that the ICT infrastructure services agreement will

Aegon Annual Report on Form 20-F 2022 | 491

About Aegon	Governance and risk management	Financial information	Non-financial information

no longer be an intra-group agreement, excluding for the avoidance of doubt the terms in respect of the scope of the services and the fees.

7.2.16

The condition precedent in Clause 7.1p shall be satisfied in any case if Aegon and the relevant Aegon Group Companies have proposed transitional services agreement(s), which (i) is consistent with and reflecting the terms and conditions set out in the term sheet which is attached as Schedule 19 (Term Sheet Transitional Services Agreement), (ii) provide(s) for services that are materially consistent with those services as are (to be) provided by members of the Aegon Group to the Group Companies in the period prior to and after Closing in terms of scope, delivery and fees, and (iii) provide(s) the services to Aegon NL under the ICT infrastructure services agreement entered into between Aegon Global Technology Services and Aegon NL on 9 November 2016 against the existing terms and conditions of the ICT infrastructure services agreement following Closing for the term of the (relevant) TSA(s).

7.2.17

If Aegon and the relevant Aegon Group Companies (i) cannot reasonably provide any of the services set forth in Clause 7.2.16 due to circumstances beyond their control, including for the avoidance of doubt, any dependencies on third parties to be able to provide such services, and (ii) Aegon and the relevant Aegon Group Companies have offered appropriate alternative solutions to ASR substantially at the same terms and conditions, ASR may not invoke the condition precedent in Clause 7.1p.

7.3	Co-operation to complete the Transaction

If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by an Authority or any other person challenging (any part of) the Transaction prior to Closing, each Party shall co-operate in all respects with the other Parties and shall defend, contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the Closing.

7.4	Satisfaction and waiver of the Conditions Precedent

7.4.1

Each Party shall immediately when it becomes known to it (i) notify the other Party immediately upon the fulfilment of any or all of the Conditions Precedent, and (ii) disclose in writing to the other Party any issue which will or may likely prevent any of the Conditions Precedent from being fulfilled.

492	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

7.4.2

The Condition Precedent set out in 7.1p (TSA(s)) and the ASR PIM Condition are for the sole benefit of ASR and accordingly ASR may, to the extent permitted by Applicable Law and in its sole discretion, waive such Conditions Precedent, either in whole or in part, at any time by giving notice to Aegon.

7.4.3

The Aegon PIM Condition is for the sole benefit of Aegon and accordingly Aegon may, to the extent permitted by Applicable Law and in its sole discretion, waive such Condition Precedent, either in whole or in part, at any time by giving notice to ASR.

7.4.4	Each other Condition Precedent is for the benefit of both Parties and accordingly may, to the extent permitted by Applicable Law, only be waived jointly by the Parties in writing.

7.5	Long Stop Date

7.5.1

If the Conditions Precedent have not been satisfied or, to the extent possible, waived and if Closing has not occurred within 18 (eighteen) months after the date of this Agreement (the “Long Stop Date”), each Party may by written notice to the other Party, subject to Clause 26.7 (Termination), at its sole discretion terminate this Agreement which shall have immediate effect, provided that such terminating Party is not in material breach of any of its obligations under (i) Clause 7.2 (Fulfilment of Conditions Precedent) and as a result of such breach the satisfaction of the relevant Condition Precedent is being and continues to be delayed or is otherwise not possible, or (ii) Clause 9 (Closing).

7.5.2

If the Agreement is terminated in accordance with this Clause 7.5, the terminating Party shall not be liable for or incur any liability for such termination, provided that ASR’s and Aegon’s right of termination under this Clause 7.5 (Long Stop Date) including the exercise of such right shall be in addition and without prejudice to any other rights and remedies available to them under this Agreement and under Applicable Law (including the right to claim for damages and/or specific performance).

8	PRE-CLOSING UNDERTAKINGS

8.1	Access and information

8.1.1	Subject to Applicable Law, during the period between the date of this Agreement and Closing, Aegon Europe and Aegon shall, and shall procure that

Aegon Annual Report on Form 20-F 2022 | 493

About Aegon	Governance and risk management	Financial information	Non-financial information

the Group Companies shall:

a.	afford ASR and any person authorised by ASR, upon reasonable advance notice, access, during regular business hours, to all premises occupied by, and to, the books and records of the Group Companies;

b.	afford ASR and any person authorised by ASR, upon reasonable advance notice, access to information with respect to the Group Companies; and

c.

at the request of ASR provide such information with respect to the Group Companies that ASR and any person authorised by ASR reasonably require in connection with the potential (preparation of) integration by ASR.

provided, in each case, that such access shall only be provided to the extent ASR and ASR Representatives may reasonably require such access (a) to comply with their obligations under this Agreement, including for the purposes of (i) preparation of the ASR Shareholders’ Circular (Clause 6.1), (ii) fulfilment of the Competition Condition (Clause 7.2.2), (iii) fulfilment of the ASR Regulatory Conditions (Clause 7.2.6), (iii) preparation of the Prospectus and having the Prospectus approved by the AFM (Clause 8.9), and (iv) preparation of the Offering Circulars and having the Offering Circulars approved by the Irish Stock Exchange (Clause 8.9) and (b) for the preparation of the planning of the Group to become part of the ASR Group.

8.1.2

Subject to Applicable Law, during the period between the date of this Agreement and Closing, Aegon shall inform ASR as soon as practically possible of any material developments or circumstances in relation to the business and financial position and assets of the Group Companies, including any possible Breach in respect of any Aegon’s Warranties or breach by Aegon of this Agreement.

8.1.3

During the period between the date of this Agreement and Closing, Aegon Europe and Aegon shall procure that the Group Companies shall use reasonable best efforts to (i) assist and cooperate with the ASR Group in connection with the application for the implementation and continued use of the Aegon NL Entities PIM and the aggregation of the Aegon NL Entities PIM within the ASR Group or the Group, (ii) upon ASR’s written request, provide, as soon as reasonably practicable, all relevant information as ASR reasonably requests in connection with the application for the implementation and continued use of the Aegon NL Entities PIM, which includes without limitation a copy of the current

494	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Aegon NL Entities PIM, the integration technique 3 (IT3) aggregation mechanism and all related documentation, methodology information, and supporting governance (iii) to provide upon ASR’s request as soon as reasonably practicable all information or other documents available to the Aegon Group or the Group that ASR reasonably requires to respond to any comments or questions raised by DNB in connection with the application for the implementation and continued use of the Aegon NL Entities PIM and the aggregation of the Aegon NL Entities PIM within the ASR Group or the Group, and (iv) make, to the extent necessary, its Directors, officers and employees available during normal business hours in connection with the foregoing.

ASR agrees to reciprocate (i)-(iv) above in relation to the application for the implementation and continued use of the Aegon NL Entities PIM and the aggregation of the Aegon NL Entities PIM within the ASR Group or the Group, and to cover any reasonable out of pocket expenses that the Aegon Group incurs in relation to the foregoing. Upon signing of this Agreement, Aegon and ASR shall agree a project governance with appropriate representatives from both Aegon and ASR to enable cooperation between Aegon and ASR in connection with the (re)approval of the Aegon NL Entities PIM and the aggregation mechanism.

8.1.4	The obligations of Aegon under Clause 8.1 will be subject to the right of Aegon or the Aegon Group Companies to refuse access to information on the grounds that access:

a.

to such information (i) contains commercially sensitive information of their respective business operations and cannot be shared, in Aegon’s reasonable opinion, with the ASR Group prior to Closing in compliance with Antitrust Laws or regulations, or (ii) will constitute a material breach of any confidentiality obligations of Aegon or the Aegon Group or the relevant Group Company, provided, however, that Aegon or the Aegon Group Companies shall, in such event, make such commercially sensitive information available through the clean team of the Data Room or Aegon shall in good faith consider with ASR whether redacted information can be provided or whether the information can be provided on a counsel-to-counsel basis; or

b.

is requested at a time when ASR has sent a notice to Aegon as referred to in Clause 7.4.1, or when ASR is in breach of any material obligation under this Agreement. For the avoidance of doubt, ASR not sending a notice to Aegon as referred to in Clause 7.4.1 when it becomes known

Aegon Annual Report on Form 20-F 2022 | 495

About Aegon	Governance and risk management	Financial information	Non-financial information

to it any issue which will or may likely prevent any of the Conditions Precedent from being fulfilled is considered a breach of a material obligation of this Agreement for the purposes of this Clause 8.1.4(b).

8.1.5	ASR acknowledges and agrees that any information provided to it, its Affiliates or any of their Representatives under this Agreement is subject to Clause 25 (Confidentiality).

8.2	Third-party approvals

Aegon and ASR shall cooperate with each other and each use their reasonable best efforts to obtain (and Aegon shall procure that the Group Companies shall cooperate and use their reasonable best efforts to obtain) as soon as reasonably possible after the date of this Agreement all third-party approvals, waivers, amendments, conditional upon and effective as of Closing as listed in Schedule 8 (Third party approvals) including by (i) providing to the other party any information reasonably required in connection with such discussions, and (ii) agreeing to any reasonable (a) commitments, (b) contractual amendments, (c) compensation to be paid by the Group or (d) other remedies to be offered by the Group, in each case provided that, to the extent the Group Companies agree to any commitments, amendments, compensation or other remedies, such shall be subject to the prior approval of ASR not unreasonably withheld, conditioned or delayed.

8.3	Operation of the business prior to Closing

8.3.1	During the period between the date of this Agreement and Closing, Aegon and Aegon Europe shall, subject to the provisions of Clause 8.3.2, use reasonable best efforts to cause the Group Companies to:

a.	preserve good relationships with customers, suppliers, distribution partners, employees, the Aegon Works Council, relevant trade unions and any relevant Authority, including any Tax Authority;

b.	continue to operate their businesses in the ordinary course and in a normal and prudent manner, consistent with past practice and comply with Applicable Law; and

c.

act consistent with the business plan and budget, subject to amendments, updates or deviations set forth in or resulting from (i) the Aegon NL quarterly board reports (ii) the BMTP 2022-2024 or (iii) the Risk Appetite Profile.

496	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

8.3.2

Without prejudice to the generality of Clause 8.3.1, Aegon and Aegon Europe shall cause the Group Companies to not, in the period between the date of this Agreement and Closing, except as contemplated by this Agreement, without the prior written consent of ASR:

a.	create, incur, increase, renew, grant or assume any material liability or material obligation, other than in the ordinary course of business and at arm’s length terms and conditions;

b.

create, incur, increase, renew, grant or assume any debt in excess of EUR [***], other than (i) pursuant to (and up to the maximum of) any existing facility of the Group as Fairly Disclosed or (ii) the issuance of covered bonds or MREL instruments under existing programs as Fairly Disclosed in folders 01.11.03, 02.08.03 and 02.06.16.03 of the Data Room in each case to extent reasonably required in view of the Group’s capital requirements pursuant to Applicable Law;

c.

assume, guarantee or otherwise become liable for the obligations of, or make any loans or advances to any other person not being any of the Group Companies other than in the ordinary course of business, or, with respect to a Group Company, not at arm’s length terms and conditions;

d.	waive or release or otherwise dispose of any right of material value without adequate arm’s length consideration;

e.

acquire or dispose of any share(s) or other equity interest in any company other than a Group Company, joint venture or partnership, except in the ordinary course of its investment portfolio activities and at arm’s length terms;

f.	acquire or dispose of or remove from its properties any of its material assets, except in the ordinary course of business and at arm’s length terms and conditions;

g.

enter into, materially amend or terminate any material agreement with a third party (for the avoidance of doubt, other than a Tax Authority), which for the avoidance of doubt includes any agreements with mortgage service providers and/or relating to the administration of mortgages, other than in the ordinary course of business and as Fairly Disclosed;

h.	materially amend, terminate or materially deviate from its policies or practices with respect to collection of accounts receivable or payment

Aegon Annual Report on Form 20-F 2022 | 497

About Aegon	Governance and risk management	Financial information	Non-financial information

of debts and accounts payable;

i.

materially amend, terminate or materially deviate from the terms or conditions of any insurance policy offered by any Group Company, other than in the ordinary course of business consistent with past practice taken into account relevant market circumstances;

j.	initiate or settle any proceeding or litigation, representing an amount of more than EUR [***] on an individual basis;

k.	give written notice of termination of employment to or dismiss any Key Employee, other than for urgent cause (dringende reden) or such local equivalent;

l.

with respect to any of its Key Employees, enter into or terminate an employment or service agreement or amend any of their terms of employment or service, including in respect of rate of compensation and benefit plans, pension benefits, terms of severance, collective bargaining agreements or social plans, except in the ordinary course of business (which for the purposes of this Clause 8.3.2l, in any event, includes regular annual increases in accordance with past practice related to a Key Employee’s performance, changes as a result of the new collective labour agreement applicable to the Group, and entering into an employment or service agreement necessary to replace a Key Employee who themselves terminated their employment);

m.

generally increase or amend the applicable terms and conditions in respect of the Employees, other than increases in the ordinary course of business consistent with past practice and changes as a result of the current collective labour agreement (which includes corresponding increases applied to the CLA-plus population);

n.	enter into, materially amend or terminate any material lease, except in the ordinary course of business;

o.

permit any of its material insurance policies providing coverage for the Group Companies (not being, for the avoidance of doubt, any reinsurance policies entered into by any of the Group Companies in respect of its insurance offering to other parties) to lapse or to become void or voidable, except in the ordinary course of business;

p.	agree to make, make or incur any capital expenditure (i) as a result of which the total capital expenditure since the Effective Date exceeds an

498	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

amount of [***]% of the capital expenditure budgeted for such period in the business plan and budget, as Fairly Disclosed (ii) in excess of an amount of EUR [***], or (iii) in accordance with the Aegon NL funding plan as Fairly Disclosed;

q.	make cumulative donations exceeding a total of EUR [***];

r.	mortgage, pledge, subject to any lien, charge or otherwise create an Encumbrance over any of its assets, other than in the ordinary course of business;

s.	make any alteration in the Accounting Policies, except to the extent required by Applicable Law or the Accounting Principles;

t.	make any alteration in the manner of keeping its books, accounts or records, except to the extent required by Applicable Law or the Accounting Principles;

u.

enter into, materially amend or terminate any material and/or other significant agreements (including with respect to the authorised agent (volmachtkanaal)) or enter into or grant any power of attorney to any authorised agent, intermediar or any other third party;

v.

enter into any material transaction of any kind with any member of the Aegon Group, other than financing and treasury transactions in the ordinary course of business consistent with past practice and at arm’s length terms and conditions;

w.	sell, transfer, issue or otherwise dispose of any share(s) in any Group Company, other than to another Group Company;

x.

grant or issue or sell any securities convertible into or exchangeable for rights to subscribe for shares in its share capital or to share in its profits, the right to subscribe for any shares in its capital, or carrying a right to share in its profits;

y.	enter into any agreement with any person giving that person the right to share in its profits;

z.	declare or pay any dividends or other distributions with respect to its shares, other than dividends that are explicitly permitted in accordance with this Agreement;

Aegon Annual Report on Form 20-F 2022 | 499

About Aegon	Governance and risk management	Financial information	Non-financial information

aa.

repay, reduce, cancel, redeem or repurchase, and/or allow to be repaid, reduced, cancelled, redeemed or repurchased, any share capital of any Group Company to a Person, other than as required pursuant to existing management participation arrangements in respect of Robidus Groep B.V. as Fairly Disclosed;

bb.	enter into a legal merger or demerger;

cc.	make any material amendments to its constitutional documents;

dd.	dissolve or liquidate or issue a petition for its own bankruptcy or suspension of payments;

ee.

make any changes to the date as per which the Group Companies prepare their Tax accounts or deviate from (including, but not limited to, filing any Tax Return in a manner not consistent with) Past Practice, with the exception of any matters addressed in Section 9 of Schedule 14 (Tax Deed);

ff.	amend, revoke or re-submit any Tax Return which has previously been submitted to a Tax Authority representing an amount of Tax of more than EUR [***] on an individual basis;

gg.	change their residency for Tax purposes, or create or establish a permanent establishment or other taxable presence in any jurisdiction other than that of their incorporation;

hh.	settle any Tax Audit, or initiate or settle any Tax proceeding or Tax litigation, representing an amount of Tax of more than EUR [***] on an individual basis;

ii.

make, enter into, (prematurely) terminate or amend any material election, ruling, compromise or other agreement with any Tax Authority or otherwise related to Taxes, including with respect to [***] and the Guarantee Hedge);

jj.	request to terminate or otherwise take any action that leads to termination of the CIT Fiscal Unity or VAT Fiscal Unity;

kk.	take any action that can result in a Tax Liability for Aegon or any Group Company outside the ordinary course of business

ll.	make any changes to (a) the interest or hedging policies or (b) the Group Companies’ implementation of these interest and hedging policies, in

500	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

each case to the extent that such changes have a material impact on the solvency capital requirement (SCR) of any of the Group Companies or any other applicable capital requirements;

mm.	adopt any shareholders’ resolution with respect to any of the foregoing, except for those resolutions which are required in respect of the Transaction; or

nn.	authorise or enter into any agreement or commitment with respect to any of the foregoing.

8.3.3

Aegon or Aegon Europe will send any request for consent in connection with Clause 8.3.2 to ASR’s company secretary. A written response to a request for consent must be provided by reply all e-mail to the sender of the email as soon as reasonably practicable and in any event within 3 (three) Business Days after the time of sending of the relevant request. If such written response is not received within 3 (three) Business Days, consent will be deemed to have been given by ASR.

8.3.4

If circumstances require immediate action from Aegon, Aegon Europe or any Group Company to avoid a material detrimental impact on the Group or the Aegon Group, and the urgency of such circumstances prevents Aegon or Aegon Europe from timely requesting consent from ASR hereunder or awaiting consent to be provided to Aegon or Aegon Europe under Clause 8.3.2, no consent from ASR is required, provided that such action is required, in Aegon’s or Aegon Europe’s reasonable opinion, to mitigate any detrimental impact of such circumstances, and provided further that at all times Aegon or Aegon Europe shall use best efforts to contact ASR prior to taking any such action.

8.3.5	Clauses 8.3.1 and 8.3.2 shall not restrict or prevent in any respect:

a.

any act or conduct which Aegon, Aegon Europe, or any Group Company is required to take, or omit to take, as a result of, or in order to comply with any Applicable Law or any binding legal obligation as Fairly Disclosed (including under this Agreement);

b.

any act or conduct (y) as referred to in, or necessary to implement (i) the BMTP 2022-2024 as Fairly Disclosed (ii) the Aegon NL quarterly board reports Fairly Disclosed, and (iii) the Aegon NL funding plan as Fairly Disclosed, or (z) as reasonably required to remain within the Risk Appetite Profile as Fairly Disclosed;

Aegon Annual Report on Form 20-F 2022 | 501

About Aegon	Governance and risk management	Financial information	Non-financial information

c.

any action taken, or omitted to be taken, by any Group Company in an emergency or disaster situation as deemed reasonably necessary by Aegon or Aegon Europe or any Group Company with the intention of minimising any adverse effect of such situation in relation to the Group (and of which ASR shall be notified in writing (email being sufficient) as soon as reasonably possible), provided that the mechanism set out in Clause 8.3.4 cannot reasonably be observed;

d.	any action required to be implemented by an Authority, including pursuant to any Applicable Law issued by an Authority;

e.

any act or conduct explicitly permitted by or required under, or explicitly contemplated by, this Agreement or any other transaction document in connection with the Transaction and any actions set out therein;

f.

any act or conduct in relation to asset and liability management (ALM) or investment management of the Group’s insurance, banking and pensions business (including amendment of the interest rate hedging position), in the ordinary course of business, consistent with past practice, and in line with the Risk Appetite of the Group, taking into account the market circumstances, after, in case of an act or conduct having a material effect, consultation with ASR; or

g.	any action that would qualify as Aegon Permitted Leakage.

8.4	Operation of the ASR Group prior to Closing

8.4.1

Subject to Antitrust Laws, during the period between the date of this Agreement and Closing, ASR shall, subject to the provisions of Clause 8.3.2, use reasonable best efforts to cause the ASR Group to:

a.	preserve good relationships with customers, suppliers, distribution partners, employees, the ASR Works Council, relevant trade unions and any relevant Authority, including any Tax Authority;

b.	continue to operate their businesses in the ordinary course and in a normal and prudent manner, consistent with past practice and comply with Applicable Law; and

c.	act consistent with the business plan and budget as Fairly Disclosed in the ASR Disclosed Information.

502	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

8.4.2

Without prejudice to the generality of Clause 8.4.1, ASR shall, and shall cause the ASR Group to not, in the period between the date of this Agreement and Closing, except as contemplated by this Agreement, without the prior written consent of Aegon:

a.	make any significant changes to its dividend policy (as per current stated ASR Group policies);

b.

take any material decisions on capital management, material reinsurance, and capital allocation / distribution, in each case to the extent this would result in a material change to the characteristics of the risk profile of (the enterprise of) the ASR Group and other than in the ordinary course of business;

c.

enter into dilutive transactions (issuance of equity or debt instruments) other than (a) for the purposes of financing the Cash Consideration prior to Closing through (i) the issuance of contingent convertible restricted tier 1 own funds instruments (which may be converted into ordinary shares upon the occurrence of certain conversion events) and/or tier 2 own funds instruments, (ii) a sub-10% issuance of new shares, or (iii) transactions in relation to the operation of the ASR Group’s employee participation plans and (b) any transactions that, in the reasonable judgment of ASR, are necessary to maintain: (i) adequate capitalisation of Sparking or any of its Subsidiaries, (ii) compliance with covenants contained in any instrument under which ASR or any of its Subsidiaries has issued indebtedness, (iii) compliance with Applicable Law, or (iv) compliance with written advice and/or instructions of competent Authorities;

d.	engage in any M&A transactions (acquisitions and divestments, joint ventures and long term co-operations) with a value exceeding EUR [***];

e.

make any material amendments to the constitutional documents, other than insofar as necessitated by this Agreement or the Relationship Agreement, of any material ASR Group Company, except insofar necessary in connection with the implementation of the Aegon NL Entities PIM;

f.	initiate or settle any proceeding or litigation (including in relation to Tax), representing an amount of more than EUR [***] on an individual basis;

Aegon Annual Report on Form 20-F 2022 | 503

About Aegon	Governance and risk management	Financial information	Non-financial information

g.	dissolve or liquidate or issue a petition for bankruptcy or suspension of payments of any material ASR Group Company; or

h.	authorise or enter into any agreement or commitment with respect to any of the foregoing.

8.4.3

ASR will send any request for consent in connection with Clause 8.4.2 to Aegon’s general counsel. A written response to a request for consent must be provided by reply all email to the sender of the email as soon as reasonably practicable and in any event within 3 (three) Business Days after the time of sending of the relevant request. If such written response is not received within 3 (three) Business Days, consent will be deemed to have been given by Aegon Europe.

8.4.4

If circumstances require immediate action from ASR or any ASR Group Company to avoid a material detrimental impact on the ASR Group, and the urgency of such circumstances prevents ASR from timely requesting consent from Aegon hereunder or awaiting consent to be provided to ASR under Clause 8.4.2, no consent from Aegon Europe is required, provided that such action is required, in ASR’s reasonable opinion, to mitigate any detrimental impact of such circumstances, and provided further that at all times ASR shall use best efforts to contact Aegon prior to taking any such action.

8.4.5	Clauses 8.4.1 and 8.4.2 shall not restrict or prevent in any respect:

a.

any act or conduct which ASR or any ASR Group Company is required to take, or omit to take, as a result of, or in order to comply with any Applicable Law or any binding legal obligation as Fairly Disclosed (including under this Agreement);

b.	any act or conduct as may be reasonably necessary in connection with the business plan or budget of the ASR Group as Fairly Disclosed;

c.

any action taken, or omitted to be taken, by any ASR Group Company in an emergency or disaster situation as deemed reasonably necessary by ASR or any ASR Group Company with the intention of minimising any adverse effect of such situation in relation to the ASR Group (and of which Aegon Europe shall be notified in writing (email being sufficient) as soon as reasonably possible), provided that the mechanism set out in Clause 8.4.4 cannot reasonably be observed;

d.	any action reasonably required to be implemented by an Authority,

504	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

including pursuant to any Applicable Law issued by an Authority; or

e.

any act or conduct explicitly permitted or required under, or explicitly contemplated in, this Agreement or any other transaction document in connection with the Transaction and any actions set out therein.

8.5	Dutch Merger Code

In accordance with the Dutch Merger Code (SER-Besluit Fusiegedragsregels 2015) and to the extent not already done prior to Signing:

a.

Aegon shall, also acting on behalf of ASR, notify the Social and Economic Council of the Netherlands (Sociaal-Economische Raad) and the relevant trade unions of the Transaction as soon as reasonably practicable after Signing or, as the case may be, simultaneous with the notice given to them under Clause 4.1.3; and

b.	each of ASR and Aegon, acting reasonably, shall enable the relevant trade unions the opportunity to provide their view on the Transaction in accordance with Applicable Law.

8.6	Communication Plan

8.6.1

In the period between the date of this Agreement and Closing, ASR and Aegon shall in good faith agree on a communication plan in respect of informing, among others, the policyholders in respect of the Transaction (the “Communication Plan”).

8.6.2

The inclusion of any mention of the Vereniging Aegon in any public document prepared by or on behalf of ASR shall be subject to the approval of Verening Aegon which approval shall be obtained through Aegon.

8.7	W&I insurance

8.7.1	In the period between the date of this Agreement and Closing:

a.

Aegon shall exercise reasonable best efforts to take out a policy of warranty and indemnity liability insurance at terms reasonably acceptable to Aegon and ASR, acting jointly, which provides sufficient and market standard insurance coverage in respect of ASR’s Warranties; and

Aegon Annual Report on Form 20-F 2022 | 505

About Aegon	Governance and risk management	Financial information	Non-financial information

b.

ASR shall exercise reasonable best efforts to take out a policy of warranty and indemnity liability insurance at terms reasonably acceptable to Aegon and ASR, acting jointly, which provides sufficient and market standard insurance coverage in respect of Aegon’s Warranties and indemnities (other than the Specific Indemnities and the claims in respect of Sections 2 (Specific Tax Indemnities), [***] and 4 (Guarantee Hedge) of Schedule 14 (Tax Deed)) provided by Aegon under this Agreement as of Closing (each a “W&I Policy” and together the “W&I Policies”).

Without prejudice to the previous sentence, the fee for the W&I Policies and any costs or expenses incurred in relation to taking out the ASR W&I Policy shall be borne by ASR for [***] and by Aegon for [***] and the fee for the Aegon W&I Policy shall be borne by ASR for [***] and by Aegon for [***]. Each of the Parties shall consult the other Party in respect of any material step to be taken in taking out a W&I Policy, including (i) engaging a broker, (ii) requesting non-binding indications from the insurance market, and (iii) negotiating the W&I Policy.

8.7.2

ASR shall procure that any W&I Policy taken out includes an irrevocable third-party stipulation for no consideration (onherroepelijk derdenbeding om niet) for the benefit of each member of the Aegon Group and each Aegon Representative, that none of the W&I insurance providers shall claim from any such person, in connection with any claim for a Breach of Aegon’s Warranties or the Specific Indemnities, or in connection with the Disclosure Letter, save to the extent that such claim arises from fraud (bedrog) within the meaning of article 3:44 DCC by such person in connection with the giving of Aegon’s Warranties, or the Disclosure Letter, and then only towards that specific person and in respect of that specific claim. ASR shall procure that this third-party stipulation in the W&I Policy will not be modified or amended in any way without the prior written consent of Aegon.

8.7.3

Aegon shall procure that any W&I Policy taken out includes an irrevocable third-party stipulation for no consideration (onherroepelijk derdenbeding om niet) for the benefit of each member of the ASR Group and each ASR Representative, that none of the W&I insurance providers shall claim from any such person, in connection with any claim for a Breach of ASR’s Warranties, or in connection with the Disclosure Letter, save to the extent that such claim arises from fraud (bedrog) within the meaning of article 3:44 DCC by such person in connection with the giving of ASR Warranties, or the Disclosure Letter, and then only towards that specific person and in respect of that specific

506	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

claim. Aegon shall procure that this third-party stipulation in the W&I Policy will not be modified or amended in any way without the prior written consent of ASR.

8.8	Certainty of funds

8.8.1	ASR will be able to pay the Closing Payment Amount at Closing in accordance with this Agreement.

8.8.2

ASR shall not, and shall cause each member of the ASR Group to not, without the prior written consent of Aegon (which consent shall not to be unreasonably withheld, conditioned or delayed), terminate or materially amend the terms of the Facility Agreement.

8.8.3	ASR hereby confirms that the Facility Agreement is not subject to any conditions not referred to therein.

8.8.4

ASR shall, and shall procure that each member of the ASR Group shall (take all steps necessary to) satisfy any conditions precedent under the Facility Agreement as soon as reasonably practicable and in any event no later than 3 (three) Business Days before the date on which Closing is envisaged to take place pursuant to Clause 9.1.

8.8.5

Notwithstanding anything in this Agreement to the contrary, ASR’s obligation to consummate the Transaction is not conditional upon ASR’s receipt of the proceeds of the Facility Agreement or any other financing (whether debt or equity) undertaken in connection with the Transaction and ASR acknowledges its obligations to consummate the Transaction on the terms and subject to the conditions set out in this Agreement, regardless of the availability of, or the ability to obtain, funding.

8.9	Preparation and approval of the Prospectus and Offering Circulars

8.9.1

ASR may prepare (a) a prospectus (as amended or supplemented from time to time, the “Prospectus”) for the admission to listing and trading on Euronext Amsterdam of the ASR Consideration Shares as per Closing (or any event immediately after the Prospectus is approved by the AFM if such time is later than Closing, but, subject to Aegon cooperating with the preparation of the Prospectus, ultimately at the date 90 (ninety) days after Closing) with the first draft of the Prospectus to be submitted to the AFM as soon as reasonably practicable following the date of this Agreement, and (b) Tier 1 and Tier 2

Aegon Annual Report on Form 20-F 2022 | 507

About Aegon	Governance and risk management	Financial information	Non-financial information

offering circulars (the “Offering Circulars”) for a potential offering and admission to listing and trading on Euronext Dublin (or such other market where such instruments are listed) of Tier 1 and/or Tier 2 notes in connection with the financing of the Consideration.

8.9.2

Aegon Europe and Aegon shall and shall procure that the Group Companies shall, to the extent reasonable, to the extent allowed under Applicable Law and to the extent requested by ASR, (i) cooperate in the preparation of the Prospectus (including, for the avoidance of doubt, the preparation of (pro forma) financial statements, if any) and Offering Circulars, (ii) promptly provide such information as ASR reasonably and timely requests in connection with the preparation of the Prospectus (including, for the avoidance of doubt, the provision of any financial or other information relating to Aegon and/or the Group Companies requested for the preparation of the (pro forma) financial statements, if any) and Offering Circulars and to respond as soon as reasonably practicable to any comments or questions raised by the AFM in connection with the Prospectus or the Euronext Dublin (or such other market where such instruments are listed) in connection with the Offering Circulars, (iii) make, to the extent reasonable, its Directors, officers and employees available during normal business hours in connection with the preparation of the Prospectus and Offering Circulars and to respond as soon as reasonably practicable to any comments or questions raised by the AFM in connection with the approval of the Prospectus or Euronext Dublin (or such other market where such instruments are listed) in connection with the approval of the Offering Circulars, and (iv) otherwise use reasonable best efforts to cause the Prospectus or Offering Circulars to “clear” comments from the AFM or the Irish Stock Exchange and have the Prospectus approved by the AFM and the Offering Circulars approved by the Irish Stock Exchange.

8.9.3

Aegon Europe and Aegon shall promptly correct any information provided by it for use in the Prospectus and/or Offering Circulars if and to the extent that such information has become false or misleading in any material respect or as otherwise required by Applicable Law (including, for the avoidance of doubt, the Prospectus Regulation).

8.9.4

ASR shall, to the extent reasonably practicable, provide, or procure the provision of, draft copies of the Prospectus and the Offering Circulars to Aegon (and/or its advisers) at such time as will allow Aegon (and/or its advisers) (i) reasonable notice of and reasonable opportunity to review and (ii) comment on drafts of the Prospectus and the Offering Circulars. ASR (and/or its advisers) shall in good faith consider all comments reasonably and promptly proposed by

508	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Aegon (and/or its advisers) before such drafts are included in the draft Prospectus or the draft Offering Circulars, as the case may be, submitted or sent to the AFM or the Irish Stock Exchange or included in such drafts of the Prospectus that are published in final form, in each case, where reasonably practicable and shall, where reasonably practicable, notify Aegon (and/or its advisers) of any material comments received from the AFM or the Irish Stock Exchange in relation to such chapters or sub-chapters relating to Aegon and/or the Transaction in the Prospectus or the Offering Circulars.

8.9.5

For the avoidance of doubt, nothing in this Clause 8.9 shall require Aegon, Aegon Europe or the Group Companies to prepare new financial statements or to adjust financial statements on the basis of different Accounting Policies (including resulting from amendments to IFRS 17).

8.10	Asset Management

8.10.1

On the Closing Date, Aegon, ASR, Aegon Investment Management B.V. and ASR Vermogensbeheer N.V. shall enter into the Framework Asset Management Agreement covering certaing asset management services (the “Asset Management Services”) which is attached as Schedule 21 (Framework Asset Management Agreement).

8.10.2

During the period between the date of this Agreement and Closing, each of Aegon and ASR shall and shall procure that the relevant Aegon Group Companies and ASR Group companies, respectively take all necessary actions, including corporate actions, and take all other steps required, to the extent not prohibited under Applicable Law or raising material concerns with respect to Applicable Law, to ensure that all arrangements in relation to the Asset Management Services as set out in the Framework Asset Management Agreement, are in place ultimately at the Closing Date.

8.11	[***]

Aegon Annual Report on Form 20-F 2022 | 509

About Aegon	Governance and risk management	Financial information	Non-financial information

510	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Aegon Annual Report on Form 20-F 2022 | 511

About Aegon	Governance and risk management	Financial information	Non-financial information

8.12	Aegon Growth Capital Fund I CV

Aegon shall procure that the equity interest in Aegon Growth Capital Fund I CV held by Aegon Innovation Investments B.V. is transferred to the Aegon Group on or before Closing (the “Aegon Growth Capital Fund I CV Carve-Out”). If and to the extent any member of the Aegon Group pays any consideration to a Group Company in connection with the foregoing, the amount of such consideration less any applicable Taxes may be distributed to any member of the Aegon Group subject to applicable withholding Taxes (for the avoidance of doubt, not constituting Aegon Leakage) to ensure an economically neutral transfer. Aegon shall indemnify and hold harmless ASR and, as an irrevocable third party stipulation each of the Group Companies against any and all liabilities, claims, damages and costs incurred by ASR or the Group, as a result of or related to Aegon Growth Capital Fund I CV and/or the Aegon Growth Capital Fund I CV Carve-Out.

8.13	Brand Governance Agreement

During the period between the date of this Agreement and Closing, ASR and Aegon shall in good faith negotiate a brand governance agreement (the “Brand Governance Agreement”), consistent with and reflecting the terms and conditions set out in the term sheet which is attached as Schedule 11 (Term Sheet Trademark Licence Brand Management Agreement).

8.14	Voting undertaking

Aegon shall use its best efforts to achieve that Vereniging Aegon shall prior to the publication by Aegon of the Aegon Shareholders’ Circular in accordance with Clause 7.2.13, undertake to Aegon to vote in favour of all Aegon EGM Resolutions.

8.15	[***]

[***]

8.16	Revolving Credit Facility Aegon Hypotheken

The RCF Facility will be unwound at Closing in accordance with Clause 9.6. Parties shall mutually and in good faith discuss a new mortgage pre-funding facility between Aegon and Aegon Hypotheken to be in place upon Closing. These discussions will be on the basis of (i) establishing a transitional funding

512	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

mechanism for a period of up to 12 (twelve) months to fund normal mortgage volumes consistent with past practice, (ii) for the sole purpose of mortgage pre-funding for Aegon Hypotheken, (iii) will be based on arms’ length commercial terms, (iv) will only be drawable to the extent all other mortgage pre-funding facilities for Aegon Hypotheken have been exhausted, and (v) if drawn, will be collateralised.

8.17	Post-Thursday Documentation

ASR may conduct a due diligence investigation with respect to the Post Thursday Documentation for a period of 2 (two) weeks of the date of this Agreement. Aegon and ASR shall in good faith discuss any issues in the Post-Thursday Documentation ‘that significantly change the nature of the entire Transaction’, and negotiate in good faith the impact of such issues on the Transaction terms, provided that Parties shall not discuss any topics to the extent these have already been addressed between them.

8.18	Aegon reporting requirements

8.18.1

ASR shall deliver by 31 March 2023 to Aegon true, correct and complete copies of ASR’s audited consolidated financial statements for the fiscal year ended 31 December 2022, and its comparative figures for the fiscal year ended 31 December 2021, to the extent possible, audited in accordance with U.S. Generally Accepted Auditing Standards (“U.S. GAAS”) and prepared in accordance with, or reconciled to, IFRS IASB, and in accordance with applicable US securities laws and regulations, together with an auditor’s opinion relating thereto by ASR’s independent auditor and such other information as reasonably requested by Aegon to comply with applicable US securities laws and regulations.

8.18.2

ASR shall use reasonable best efforts to provide, and to cause its auditors to provide, all cooperation as reasonably requested by Aegon in connection with any disclosure determined by Aegon to be required to be made by Aegon under or pursuant to the U.S. Securities Exchange Act of 1934 and U.S. Securities Act of 1933, including without limitation disclosure required to be made by Aegon in any Form 20-F or 6-K or in any registration statement filed by Aegon or any other offering document with respect to any offer or sale of securities by, or undertaken by, Aegon or any of its Affiliates. If Aegon is required under applicable securities laws to include financial information regarding ASR in any required filing, ASR shall, to the extent necessary for Aegon in order to fulfill its legal and regulatory requirements, use its reasonable best efforts to provide

Aegon Annual Report on Form 20-F 2022 | 513

About Aegon	Governance and risk management	Financial information	Non-financial information

such financial information and to procure that its external auditors shall provide any required reports or consents in respect thereof if applicable.

9	CLOSING

9.1	Place of Closing

Closing shall take place on the Closing Date at the offices of NautaDutilh at Beethovenstraat 400, (1082 PR) Amsterdam, the Netherlands.

9.2	Payment and Transfer Condition Precedent

The transfer of the Shares, which shall be effected by the execution of the Deed of Transfer, shall be subject to the condition precedent (opschortende voorwaarde) of receipt of the Closing Payment Amount by Aegon Europe from ASR on the Aegon Europe Bank Account (the “Transfer Condition Precedent”).

9.3	Issuance of ASR Consideration Shares

9.3.1

The issuance of the ASR Consideration Shares shall be effected by a deed of issue (the “Deed of Issue”). The Deed of Issue shall be executed prior to the execution of the Deed of Transfer, but effectiveness of the Deed of Issue shall be subject to satisfaction of the Transfer Condition Precedent.

9.3.2	ASR shall procure that the ASR Consideration Shares are admitted to trading on Euronext Amsterdam as soon as reasonably practicable following their issuance.

9.4	Closing Actions

9.4.1	At or prior to Closing, each Party shall do, or procure to be done, those things listed in relation to it or its Affiliates in 0

514	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

(Closing Actions) (the “Closing Actions”) in the order in which they are required to be carried out pursuant to that Schedule.

9.5	Breach of Closing Actions

9.5.1

If on the Closing Date, Aegon, Aegon Europe or ASR is in material breach of any of the Closing Actions (a “Defaulting Party”), and such breach results in Closing not occurring in accordance with Clause 9.1 (Place of Closing) and Clause 9.2 (Payment and Transfer Condition Precedent), then, without prejudice to any other rights and remedies available to it, ASR if the Defaulting Party is Aegon Europe or Aegon and each of Aegon Europe and Aegon in case the Defaulting Party is ASR (the “Non-Defaulting Party”) shall be entitled to:

a.	effect Closing on the Closing Date insofar as practicable having regard to the default(s) that has/have occurred; or

b.	set a new date for Closing or, as the case may be, the performance of the remaining Closing Actions in accordance with Clause 9.5.2.

9.5.2

Further to Clause 9.5.1, in the event the Non-Defaulting Party chooses, in such Party’s sole discretion, not to effect or complete Closing in accordance with Clause 9.5.1, a new date for Closing may be set by such Non-Defaulting Party occurring in the period between 5 (five) and 20 (twenty) Business Days after the original Closing Date, in which case the provisions of Clause 9.2 (Payment and Transfer Condition Precedent) shall apply to Closing as so deferred. If on the new date set for Closing in accordance with this Clause 9.5.2, the Party which was the Defaulting Party in accordance with Clause 9.5.1 is in material breach of any of the Closing Actions and such breach results in Closing not occurring in accordance with Clause 9.1 (Place of Closing) and Clause 9.2 (Payment and Transfer Condition Precedent), the Non-Defaulting Party may terminate this Agreement with immediate effect by notice to the Defaulting Party, provided that no Party shall be allowed to terminate this Agreement if the reason for termination is that no long-form Brand Governance Agreement or Transitional Services Agreement(s) has been agreed between the relevant Parties.

9.6	Settlement of intra-group arrangements and agreements

9.6.1

Aegon shall procure that all Intercompany Payables and Intercompany Receivables (for the avoidance of doubt, it being understood that any existing Tax Agreement between members of the CIT Fiscal Unity and VAT Fiscal Unity shall be settled in accordance with Sections 9 (CIT Fiscal Unity) and 11

Aegon Annual Report on Form 20-F 2022 | 515

About Aegon	Governance and risk management	Financial information	Non-financial information

(VAT Fiscal Unity) of Schedule 14 (Tax Deed)) shall be fully and finally settled ultimately at Closing, in each case without any additional costs, expenses, damage or liability in respect of Tax for any of the Group Companies and in accordance with the usual terms and conditions of trading between such entities. Aegon shall procure that repayments to be made pursuant to this Clause 9.6 (Settlement of intra-group arrangements and agreements) will be aggregated by intra group transfers or otherwise by the relevant members of the Aegon Group on the one hand and by the relevant Group Companies on the other hand by way of set off as far as possible. Aegon and ASR shall procure that all amounts of Intercompany Receivables and Intercompany Payables which have not been fully and finally settled prior to or at Closing are settled as soon as practicable possible after Closing.

9.6.2

Aegon shall procure that all existing agreements and arrangements existing prior to Closing (excluding, for the avoidance of doubt, the Brand Governance Agreement, the Transitional Services Agreement(s), and the Framework Asset Management Agreement), between:

a.

one or more members of the Aegon Group on the one hand and one or more Group Companies on the other hand (including, for the avoidance of doubt, any funding arrangements) shall terminate and no longer be effective and will be fully and finally settled prior to or at Closing; and

b.

one or more members of the Aegon Group on the one hand and third parties on the other hand, relating to services provided to or for the benefit of the Group (so-called ‘umbrella-agreements’), shall no longer be effective with respect to the Group as per Closing.

9.6.3

Without prejudice to the provisions of Sections 9 (CIT Fiscal Unity) and 11 (VAT Fiscal Unity) of Schedule 14 (Tax Deed), Aegon shall procure ultimately at Closing the release of the Group Companies, or the relevant member of the Aegon Group, as applicable, from any guarantee, indemnity, letter of comfort or Encumbrance or other similar liability given or incurred by it for the benefit of any member of the Aegon Group or any Related Person of any member of Aegon Group, or a Group Company, as applicable, whether actual or contingent, in each case without any additional costs, expenses, damage or liability in respect of Tax for any of the Group Companies or member of the Aegon Group, as applicable. Aegon shall indemnify and hold harmless ASR and, as an irrevocable third-party stipulation each of the Group Companies against all amounts paid by any of them after Closing pursuant to any such guarantees, indemnity, letter of comfort or Encumbrances or other liabilities.

516	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

9.6.4

Aegon shall procure that all recourse claims (regresvordering) that a member of the Aegon Group has against any of the Group Companies, or vice-versa, shall be fully and finally settled ultimately at Closing, in each case without any additional costs, expenses, damage or liability in respect of Tax for any of the Group Companies and in accordance with the usual terms and conditions of trading between such entities. Aegon and ASR shall procure that all recourse claims which have not been fully and finally settled prior to or at Closing are settled as soon as practicable possible after Closing.

9.7	Hedges and Derivatives

9.7.1

Parties acknowledge that Aegon NL and subsidiaries of Aegon NL (“Aegon Derivative Parties”) have entered into derivative transactions (“Derivative Transactions”) with Aegon or affiliates of Aegon that are not a Aegon NL Group Company (the “Aegon Counterparty”).

9.7.2	The Derivative Transactions comprise of:

1.	derivative transactions (“Indirect Derivatives”) where the Aegon Counterparty has entered into a derivative transaction (“BTB Derivatives”) with an external party; and

2.

other derivative transactions (“Direct Derivatives”), which consist of the FX hedges in place between Aegon and the Group Companies outstanding at the Closing Date (“Fx Hedges”) and the total return swaps between Aegon Leven and Aegon Custody on behalf of Aegon funds outstanding at the Closing Date (“Total Return Swaps”),

9.7.3

For purposes of the foregoing and for the avoidance of doubt, a Derivative Transaction includes without limitation any exchange-traded or OTC derivative contract, whether cleared or non-cleared and whether entered into by a Aegon Counterparty on an individual, portfolio or pro rata basis, and (the terms and conditions of) such transaction include any margin exchanged by or for the risk and account of the Aegon Derivative Party in relation to such Derivative Transaction.

9.7.4	Parties wish to procure that economically the Aegon Derivative Parties assume materially the same position that they held prior to the Transaction.

9.7.5	In order to achieve this goal, Aegon and ASR shall use their best efforts to procure that the BTB Derivatives are novated or otherwise transferred to the

Aegon Annual Report on Form 20-F 2022 | 517

About Aegon	Governance and risk management	Financial information	Non-financial information

Aegon Derivative Parties, in such manner that the Aegon Derivative Party assumes materially the same position that it held immediately prior to such novation or transfer. Upon novation or transfer, Parties shall terminate the Indirect Derivatives between the Aegon Counterparty and the Aegon Derivative Party.

9.7.6

Where this is not possible, Aegon and ASR shall use their best efforts to procure that the Indirect Derivatives will be replaced by transactions with substantially similar terms and conditions entered into by such Aegon Derivative Party, in such manner that such Aegon Derivative Party assumes materially the same position that it held immediately prior to such replacement. Upon replacement, Parties shall terminate the Indirect Derivatives between the Aegon Counterparty and the Aegon Derivative Party.

9.7.7

At the request of ASR, Aegon and ASR shall use its best efforts to procure that the FX Hedges are replaced by external hedges, materially for the same position that the relevant Group Company held immediately prior to such replacement. At ASR’s request, the Total Return Swaps will be maintained, novated or restructured materially for the same position that the relevant Group Company held immediately prior to such novation or restructuring, provided that ASR and Aegon shall in good faith discuss the terms, conditions and viability of any Total Return Swaps consistent with market practice and regulatory.

9.7.8

With respect to the timing of such novation, transfer, replacement or restructuring, Aegon and ASR shall jointly use their best efforts and cooperate in good faith to novate, transfer, replace or restructure the Derivative Transactions ultimately three weeks prior to Closing. If it appears likely that this will not be feasible, Aegon shall request a dispensation from the AFM for Aegon Derivatives from article 2:96 FSA in accordance with article 2:96(2) FSA for three months following Closing. If such dispensation is not granted or suitable, and the novation, transfer or replacement does not take place prior to Closing, Aegon and ASR shall discuss the appropriate steps to ensure that the Aegon Derivative Parties assume materially the same position that they held prior to the Transaction.

9.7.9	[***].

518	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

10	POST-CLOSING COVENANTS

10.1	Retention of records

10.1.1

Following the Closing Date, Aegon shall, and shall procure that its Affiliates shall, retain for a period of 7 (seven) years from Closing, (or such longer period as may be prescribed by Applicable Law), all books, records and other written information that are in their possession at Closing and relate to the Group Companies or their assets, liabilities and/or business. Aegon shall and shall procure that the Aegon Group shall allow ASR and members of the ASR Group and ASR Representatives, upon reasonable written notice, reasonable access during normal business hours to such books, records and other information, including the right to inspect and take copies.

10.1.2

Following the Closing Date, ASR shall, and shall procure that its Affiliates shall, retain for a period of 7 (seven) years from Closing, (or such longer period as may be prescribed by Applicable Law), all books, records and other written information that come in their possession and relate to the Group Companies or their assets, liabilities and/or business. ASR shall and shall procure that the ASR Group shall allow Aegon and members of the Aegon Group and Aegon Representatives, upon reasonable written notice, reasonable access during normal business hours to such books, records and other information, including the right to inspect and take copies.

10.2	Wrong pockets

10.2.1

Following the Closing Date, Aegon shall pay to ASR or at the direction of ASR, to the relevant Group Company any amount received by Aegon (or a member of the Aegon Group) to which any of the Group Companies was entitled, minus any non-recoverable Tax costs incurred by Aegon as a result of receiving and on-paying the amount to ASR, without set off or deduction and at no additional costs. Any such payment shall be made as soon as reasonably practicable, to the bank account of ASR or the relevant Group Company at the direction of ASR.

10.2.2

Following the Closing Date, ASR shall pay to Aegon any amount received by ASR or any of the Group Companies to which the Aegon Group was entitled minus any non-recoverable Tax costs incurred by ASR as a result of receiving and on-paying the amount to Aegon, without set off or deduction and at no additional costs. Any such payment shall be made as soon as reasonably practicable, and without set off or deduction and at no additional costs, to the bank account of Aegon.

Aegon Annual Report on Form 20-F 2022 | 519

About Aegon	Governance and risk management	Financial information	Non-financial information

10.3	Wrong box items

If during a period of 12 (twelve) months from the Closing Date in respect of certain items of which it is evident that they belong to the business of the Group Companies, with the exception of items in connection with asset management, it appears that the title thereto at the time of Closing was held by another entity instead of any of the Group Companies, or in respect of certain items and/or liabilities of which it is evident that they do not belong to the business of the Group Companies it appears that the title thereto was at the time of Closing held by any of the Group Companies instead of another entity of the Aegon Group, such items and/or liabilities shall be transferred by Aegon to ASR, or, at the option of ASR to the relevant member of the ASR Group, or by ASR or the relevant Group Company to Aegon or, at the option of Aegon, to the relevant member of the Aegon Group, as the case may be, without any adjustment of the Consideration and without any consideration being due in relation to such transfer (as such consideration is deemed to have been part of the Consideration).

11	GOVERNANCE FOLLOWING CLOSING

11.1	Relationship Agreement

11.1.1

As a result of the Transaction, Aegon will directly hold 29.99% of the issued and outstanding shares in the share capital of ASR as per the Closing Date. At Closing, ASR and Aegon will enter into the Relationship Agreement providing for, among other things, arrangements with respect to ASR’s governance.

11.1.2

During the period between the date of this Agreement and Closing, ASR shall take all necessary corporate actions and take all other steps required to ensure that as per the Closing Date its governance arrangements and constitutional documents are amended as required by the Relationship Agreement.

11.2	Non-financial covenants

11.2.1	As of the Closing Date ASR shall:

a.

respect any and all existing rights and benefits of the employees of the Group Companies, including under any existing social plans, profit sharing schemes, covenants and collective labour agreements, pension arrangements as well as the terms of the individual employment

520	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

agreements between the Group and its employees for the agreed duration of these arrangements and agreements or, if earlier, until new plans and/or agreements will be in place amending these rights with due observance of all Applicable Law;

b.	ensure that the employees and management of the Combined Group shall have equal access to career opportunities offered by the Combined Group; and

c.

respect the Group’s current employee consultation structure until such time ASR believes that the integration process of the Combined Group merits a unified employee consultation procedure for the Combined Group.

12	INSURANCE FOLLOWING CLOSING

12.1	Effect of Closing

ASR acknowledges that, effective as of Closing, the Group shall no longer be covered under all insurance policies currently maintained by the Aegon Group for the benefit of the Group.

12.2	Pursuance of existing insurance claims

12.2.1	Subject to Closing and without detracting from the provisions of Clause 12.1 (Effect of Closing), from and after the Closing Date, Aegon shall:

a.

act in the ordinary course of business consistent with past practice in respect of the reporting and filing of claims arising out of or relating to events, occurrences or accidents having occurred prior to the Closing Date under any insurance policies maintained by the Aegon Group that cover the Group Companies prior to the Closing Date (“Pre-Closing Insurance Claims”) and Aegon shall use its reasonable best efforts to pursue recovery of such Pre-Closing Insurance Claims; and

b.

use its reasonable best efforts to pursue recovery of any other claims under any insurance policies maintained by the Aegon Group that cover the Group Companies arising out of or relating to events, occurrences or accidents having occurred prior to Closing as reported by ASR after the Closing (“Post-Closing Insurance Claims”),

Aegon Annual Report on Form 20-F 2022 | 521

About Aegon	Governance and risk management	Financial information	Non-financial information

whereby Aegon shall strike a fair balance between its own interest to avoid a material disadvantage for Aegon or any member of the Aegon Group (including an increase in insurance premium) and the interest of ASR to recover said claim.

12.2.2

Subject to Closing and without detracting from the provisions of Clause 12.1 (Effect of Closing), from and after the Closing Date, Aegon shall procure the payment to the relevant member of the Group, as soon as practicable after receipt, any sum actually recovered from the applicable insurance policy, excluding for the avoidance of doubt any deductible, in respect of the Pre-Closing Insurance Claims or the Post-Closing Insurance Claims, minus any reasonable out-of-pocket costs and expenses incurred by the Aegon Group in obtaining such recovery and any non-recoverable Tax costs incurred by Aegon as a result of receiving and on-paying such amounts to ASR.

12.2.3

Aegon shall take no action with respect to or compromising or settling any Pre-Closing Insurance Claim or Post-Closing Insurance Claim, unless ASR has provided its prior written consent with respect to such action (which consent shall not be unreasonably withheld, conditioned or delayed). Aegon shall (i) keep ASR reasonably informed of the status of any Pre-Closing Insurance Claims and Post-Closing Insurance Claims, shall as soon as reasonably practicable provide ASR with copies of all material written communications regarding such insurance claims and (iii) timely follow any instruction as reasonably requested by ASR with respect to any Pre-Closing Insurance Claim. ASR shall procure that the relevant Group Company gives all such information and assistance as Aegon or its insurer may reasonably request in respect of any such Pre-Closing Insurance Claim or Post-Closing Insurance Claim.

13	AEGON’S WARRANTIES

13.1	Fundamental and other Aegon’s Warranties

13.1.1	Aegon represents and warrants to ASR that each of the Aegon’s Fundamental Warranties is true and accurate on the date of this Agreement, and shall be true and accurate at Closing.

13.1.2

Aegon represents and warrants to ASR that each of the other Aegon’s Warranties set out in Schedule 12 (Aegon’s Warranties) is true and accurate on the date of this Agreement and shall be true and accurate on the Closing Date, in each case except to the extent Fairly Disclosed.

522	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

13.1.3

No Aegon Warranty shall be limited by the contents of another Aegon Warranty. Each Aegon Warranty shall be construed as separate and independent. ASR is at all times free to decide which Aegon Warranty or Aegon’s Warranties to invoke in case of a Breach of any of the Aegon’s Warranties which is covered by more than one Aegon Warranty, or to invoke another provision of this Agreement. None of the Aegon’s Warranties (other than the accounts warranties set forth in Sections 3.1 and 3.2 of Schedule 12) shall apply in respect of any matter relating to Tax other than the Tax Warranties.

13.2	No other Warranties

13.2.1

ASR acknowledges that no representations or warranties, express or implied, have been given or are given, in this Agreement or otherwise, by Aegon, any Group Company, or any directors or officers of any Group Company other than the Aegon’s Warranties.

13.2.2

ASR acknowledges that no representations or warranties, express or implied, have been given or are given, in this Agreement or otherwise, by Aegon, any Group Company or any directors or officers of any Group Company in respect of unit-linked insurance products.

13.3	No forecasts

Aegon, Aegon Europe and ASR agree that notwithstanding anything to the contrary included in the Aegon’s Warranties, the Aegon’s Warranties are not intended to give, and shall not be construed as giving, any representation or warranty, express or implied, as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion howsoever provided to ASR, any of its Affiliates or any of their respective Representatives.

14	LIABILITY OF AEGON

14.1	General principle

Subject to Clauses 14.2, 15 and any other applicable limitations of liability pursuant to this Agreement or Applicable Law, in the event of a Breach of any Aegon Warranty, ASR shall not (i) have the right to terminate or rescind this Agreement or (ii) have the right to claim specific performance in respect of any of Aegon’s obligations under or in connection with Clauses 13 and 22, but shall as its sole and exclusive remedy have the right to claim from Aegon the

Aegon Annual Report on Form 20-F 2022 | 523

About Aegon	Governance and risk management	Financial information	Non-financial information

Damages suffered or incurred by ASR, or the relevant Group Company as a result of such Breach.

14.2	Notice of a claim

Notice of a Warranty Claim under any Aegon Warranty (other than a claim in respect of a Tax Warranty, to which claim Section 4. of Schedule 14 (Tax Deed) shall apply) by ASR must be given by ASR to Aegon, within a reasonable period of discovery of the circumstances giving rise to such Warranty Claim (provided that any failure or delay on the part of ASR to notify Aegon as soon as possible shall not prejudice a ASR’s right to make a claim but shall reduce the losses by the amount of the losses attributable to such failure or delay), giving reasonable particulars of the facts relating to such Warranty Claim (to the extent known to ASR) and an estimate of the amount of Damages which are the subject of the claim to the extent available to ASR or any other ASR Group Company and as is reasonably necessary to enable Aegon to assess the merits of the claim.

15	LIMITATION OF AEGON’S LIABILITY

15.1	Limitations in time

Aegon shall not be liable in respect of:

a.	a Breach of any of the Aegon’s Fundamental Warranties after expiry of 7 (seven) years from the Closing Date;

b.

a Tax Claim and any claim under Sections 2 (Specific Tax Indemnities), [***] and 4 (Guarantee Hedge) of Schedule 14 (Tax Deed), after expiry of a period of 90 (ninety) Business Days after the expiry of the relevant statutory limitation period (including formal extensions by any Authority) regarding the Tax Liability of the relevant Group Company concerning such Tax Claim or claim; and

c.	a Breach of any of the other Aegon’s Warranties, after expiry of 18 (eighteen) months from the Closing Date;

except in respect of a Warranty Claim with respect to any Aegon Warranty or Tax Claim of which ASR gives written notice to Aegon before that relevant date in accordance with Clause 14.2 (Notice of a claim), or, in the event the claim regards a Tax Claim or a claim under Sections 2 (Specific Tax

524	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Indemnities), [***] or 4 (Guarantee Hedge) of Schedule 14 (Tax Deed) in accordance with Sections 6 (Tax Claim Procedure) and 8 (Conduct of Tax Audits and Potential Tax Issues) of Schedule 14 (Tax Deed).

15.2	Limitations as to minimum amount Aegon Warranty Claim

Except in the event a Warranty Claim regards a Aegon’s Fundamental Warranty or Tax Warranty (to which this limitation shall not apply), Aegon shall not be liable for any individual Warranty Claim where the amount of Damages and Tax Liability, if any, involved does not exceed EUR 25,000,000 (twenty five million euro).

15.3	Aggregate minimum amounts Aegon Warranty Claims

Except in the event a Warranty Claim regards a Aegon’s Fundamental Warranty or Tax Warranty (to which this limitation shall not apply), Aegon shall not be liable for any Warranty Claims with respect to any Aegon Warranty (that individually exceed the minimum threshold referred to in Clause 15.2 (Limitations as to minimum amount Aegon Warranty Claim)) unless the aggregate amount of Damages and Tax Liability, if any, exceeds EUR 50,000,000 (fifty million euro), provided that in the event the aggregate amount of Damages and Tax Liability, if any, does exceed such threshold Aegon shall be liable for the whole amount of such Damages and Tax Lability and not merely the excess.

15.4	Maximum liability Aegon

15.4.1	If ASR has taken out a W&I Policy:

a.

ASR’s primary source of recourse in respect of any Warranty Claims shall be against the insurance provider under the W&I Policy and ASR shall only be entitled to claim against Aegon for any Warranty Claims if and to the extent such Warranty Claim is not covered by the W&I Policy (e.g. because it (i) exceeds the policy limit under the W&I Policy, (ii) (part of) such Warranty Claim is not covered because of the deductible under the W&I Policy, or (iii) any such Warranty Claim falls under the W&I Excluded Warranties, or the Excluded Tax Claims); and

b.	the maximum aggregate liability of Aegon with respect to:

i.	any Tax Claims, Excluded Tax Claims and Warranty Claims under the Aegon’s Warranties shall be an amount equal to EUR

Aegon Annual Report on Form 20-F 2022 | 525

About Aegon	Governance and risk management	Financial information	Non-financial information

750,000,000 (seven hundred fifty million euro), minus the insured amount under the W&I Policy; provided that (i) such maximum liability shall not apply in respect of Warranty Claims under the Aegon’s Fundamental Warranties to the extent not covered by the W&I Policy and (ii) such maximum liability shall not be reduced by the insured amount under the W&I Policy for claims with respect to (a) Warranty Claims under the W&I Excluded Warranties and (b) any Excluded Tax Claim; and

ii.	any Warranty Claims under the Aegon’s Fundamental Warranties shall be an amount equal to EUR 5,000,000,000 (five billion euro)

15.4.2	If ASR has not taken out a W&I Policy, the maximum aggregate liability of Aegon with respect to:

a.

any Tax Claims, Excluded Tax Claims and Warranty Claims under the Aegon’s Warranties shall be an amount equal to EUR 750,000,000 (seven hundred fifty million euro), provided that such maximum liability shall not apply in respect of Warranty Claims under the Aegon’s Fundamental Warranties; and

b.	any Warranty Claims under the Aegon’s Fundamental Warranties shall be an amount equal to EUR 5,000,000,000 (five billion euro);

The aggregate liability of Aegon and Aegon Europe in respect of any and all claims (including a breach of the Aegon’s Fundamental Warranties) under or otherwise in connection with this Agreement shall not exceed EUR 5,000,000,000 (five billion euro), except for any claim in respect of any Aegon Leakage or any Additional Aegon Leakage which are not capped.

15.5	Remedy

15.5.1

Subject to ASR having been able to take out the W&I Policy in accordance with Clause 8.7 (W&I insurance), ASR shall (to the extent coverage is available) rely on the W&I Policy for the payment of any Damages and any Tax Liability in relation to a Breach of Aegon’s Warranties and/or a Tax Claim.

15.5.2

Aegon shall not be liable for any Warranty Claim with respect to any Aegon Warranty if and to the extent that the fact, matter, event or circumstance giving rise to such Warranty Claim is capable of remedy and ASR has remedied such

526	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

fact, matter, event or circumstance within 30 (thirty) Business Days after ASR has notified Aegon of the Warranty Claim in accordance with this Agreement.

15.6	Contingent liabilities

If any claim is based upon a liability which is contingent only, Aegon shall not be liable to pay unless and until such contingent liability gives rise to an obligation to make a payment, but ASR has the right to give notice of that claim. For the purposes of this Clause 15.6 (Contingent liabilities), the term “contingent” means that the relevant breach of this Agreement has occurred, but the relevant Damages or Tax Liability have not materialised.

15.7	No limitations

Nothing in this Agreement shall limit the liability of Aegon in the event of fraud (bedrog), wilful misconduct (opzet) or intentional recklessness (bewuste roekeloosheid) on the part of Aegon, its Affiliates, and/or Aegon Group’s Directors and employees.

15.8	Provisions

15.8.1

Aegon and Aegon Europe shall not be liable under or otherwise in connection with this Agreement in respect of any fact, matter or claim if and to the extent any specific allowance, provision, accrual or reserve is made in the Accounts or Management Accounts in relation to such fact, matter or claim.

15.8.2

For the purpose of Clause 15.8.1, an allowance, provision, accrual or reserve shall be deemed to be specific if it can be reasonably evidenced on the basis of the financial administration of the Group that such allowance, provision or reserve was intended by the management of the Group to relate fully or partly to the relevant fact, matter or claim.

15.9	ASR’s awareness

ASR confirms it is not aware of any Breach of the Aegon’s Warranties constituting a Warranty Claim as at the date of this Agreement.

15.10	Subsequent matters

Aegon and Aegon Europe are not liable under or otherwise in connection with this Agreement in respect of any matter, act, omission or circumstance to the extent that the matter, act, omission or circumstance would not have occurred

Aegon Annual Report on Form 20-F 2022 | 527

About Aegon	Governance and risk management	Financial information	Non-financial information

but for, or to the extent that the Damages of ASR in connection with the matter, act, omission, or circumstances are increased by:

a.	anything done after the date of this Agreement at the written request or with the written approval of ASR or any other member of the ASR Group;

b.

any voluntary act of ASR, its Affiliates or the ASR Representatives, or successors in title, as from the Closing Date, including any change in the nature or conduct of the business as carried on by the Group Companies as at the Closing Date; or

c.	the passing of, or any change in, any Applicable Law or published administrative practice of any Authority as from the date of this Agreement.

15.11	Net financial benefit

Aegon and Aegon Europe shall not be liable in respect any claim made under or otherwise in connection with this Agreement if any Group Company or any other member of the ASR Group has any savings or net financial benefit, including in any event any Tax Benefit (other than any Accounts Relief), because of such claim or the facts or circumstances giving rise to such claim, but only to the extent of such savings or net financial benefit. For the avoidance of doubt, any net financial benefit relating to Tax shall only be taken into account in accordance with the definition of Tax Benefit.

15.12	Mitigation of Damages and Liabilities

ASR shall, and shall procure that all reasonable steps are taken by each member of the ASR Group, including after Closing the Group, and that all reasonable assistance is given by the ASR Group, including after Closing the Group, to avoid or mitigate any Damages incurred by any Group Company or any other member of the ASR Group and any liabilities which may result in a claim under or in connection with this Agreement, in each case to the extent required by Applicable Law.

15.13	ASR’s right to recover

15.13.1

If, before Aegon or any member of the Aegon Group pays an amount in discharge of any claim under or otherwise in connection with this Agreement, any member of the ASR Group or any Group Company is entitled to recover

528	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

(whether by payment, set-off, discount, credit, relief, insurance or otherwise) from a third party (other than a Tax Authority) a sum which indemnifies or compensates in whole or in part any member of the ASR Group in respect of the Damages which are the subject matter of the claim, then at the election and in the sole discretion of Aegon, ASR shall procure that reasonable steps are taken to enforce recovery against the third party, and such claim will be reduced or satisfied to the extent of such actual recovery, less any out-of-pocket costs, expenses and non-recoverable Taxes reasonably incurred in effecting such recovery.

15.13.2

If, following payment by Aegon or any member of the Aegon Group of an amount in discharge of any claim under or otherwise in connection with this Agreement, any member of the ASR Group or any of Group Company is subsequently entitled to recover (whether by payment, set-off, discount, credit, relief, insurance or otherwise) from a third party (other than a Tax Authority) a sum which indemnifies or compensates in whole or in part the relevant member of the ASR Group in respect of the Damages which are the subject matter of the claim, then ASR shall procure that all reasonable steps are taken to enforce recovery against the third party, and shall, or shall procure that the relevant member of the ASR Group shall, pay to Aegon, as soon as practicable after receipt, the lower of the following two (2) amounts:

a.	any actual recovery, less any out-of-pocket costs, expenses and non-recoverable Taxes reasonably incurred in effecting such recovery; and

b.	the amount previously paid by Aegon to the relevant member of the ASR Group.

15.14	No double claims

Aegon and Aegon Europe are not liable more than once in respect of the same Damages or Tax Liabilities under or in connection with this Agreement or otherwise (including, for the avoidance of doubt, if the Consideration has been adjusted for such Damages or Tax Liabilities pursuant to Clause 3.5 (Aegon Leakage)).

15.15	Aegon Tax Warranties

The provisions of Section 5 (Exclusions) of Schedule 14 (Tax Deed) apply mutatis mutandis to any claim in respect of any Aegon Tax Warranty, and therefore mutatis mutandis limit or exclude Aegon’s liability under the Aegon

Aegon Annual Report on Form 20-F 2022 | 529

About Aegon	Governance and risk management	Financial information	Non-financial information

Tax Warranties.

16	CLOSING BRING DOWN

16.1	Closing bring down statement Aegon

Aegon shall, ultimately 2 (two) Business Day before the Closing Date, deliver to ASR a Disclosure Letter setting out any disclosures against the Aegon’s Warranties (to be) repeated at Closing relating (and limited) to facts, events and/or circumstances that occurred or arose after the date of this Agreement describing such facts, events and/or circumstances in sufficient detail.

16.2	Closing bring down statement ASR

ASR shall, ultimately 2 (two) Business Day before the Closing Date, deliver to Aegon a Disclosure Letter setting out any disclosures against the ASR’s Warranties (to be) repeated at Closing relating (and limited) to facts, events and/or circumstances that occurred or arose after the date of this Agreement describing such facts, events and/or circumstances in sufficient detail.

17	THIRD PARTY CLAIMS

17.1	Defence against Third Party Claims

17.1.1

As soon as possible following the notification of a Claim by ASR based on or related to a Third Party Claim, the Parties shall consult each other on the course of action to be taken. ASR shall, however, at its sole discretion but subject to any restriction under any insurance policy, be entitled to take, or procure the relevant Group Company to take, any action to defend the Third Party Claim.

17.1.2

In connection with a Claim by ASR based on or related to a Third Party Claim, the Parties will allow each other access to all relevant books and records during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or take extracts therefrom. Such books and records shall be subject to a duty of confidentiality except for disclosure necessary for resolving such Third Party Claim or otherwise required by Applicable Law or stock exchange rules.

530	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

18	SPECIFIC INDEMNITIES

18.1	Indemnities

18.1.1	[***].

19	ASR’S WARRANTIES

19.1	Fundamental and other ASR’s Warranties

19.1.1	ASR represents and warrants to Aegon that each of the ASR’s Fundamental Warranties is true and accurate on the date of this Agreement, and shall be true and accurate at Closing.

19.1.2

ASR represents and warrants to Aegon that each of the other ASR’s Warranties set out in Schedule 13 (ASR’s Warranties) is true and accurate on the date of this Agreement and shall be true and accurate at Closing, in each case except to the extent Fairly Disclosed.

19.1.3

No ASR Warranty shall be limited by the contents of another ASR Warranty. Each ASR Warranty shall be construed as separate and independent. Aegon is at all times free to decide which ASR Warranty or ASR’s Warranties to invoke in case of a Breach of any of the ASR’s Warranties which is covered by more than one ASR Warranty, or to invoke another provision of this Agreement.

19.2	No other ASR Warranties

19.2.1

Aegon acknowledges that no representations or warranties, express or implied, have been given or are given, in this Agreement or otherwise, by ASR, any ASR Group Company, or any directors or officers of any ASR Group Company other than the ASR Warranties.

19.2.2

Aegon acknowledges that no representations or warranties, express or implied, have been given or are given, in this Agreement or otherwise, by ASR, any ASR Group or any directors or officers of any Group Company in respect of unit-linked insurance products.

19.3	No forecasts

ASR, Aegon and Aegon Europe agree that notwithstanding anything to the contrary included in the ASR Warranties, the ASR Warranties are not intended

Aegon Annual Report on Form 20-F 2022 | 531

About Aegon	Governance and risk management	Financial information	Non-financial information

to give, and shall not be construed as giving, any representation or warranty, express or implied, as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion howsoever provided to Aegon, any of its Affiliates or any of their respective Representatives.

20	LIABILITY OF ASR

20.1	General principle

Subject to Clauses 20.2 and 21 and any other applicable limitations of liability pursuant to this Agreement or Applicable Law, in the event of a Breach of any ASR Warranty, Aegon shall not (i) have the right to terminate or rescind this Agreement or (ii) have the right to claim specific performance in respect of any of ASR’s obligations under or in connection with Clause 18, but shall as its sole and exclusive remedy have the right to claim from ASR the Damages suffered or incurred by Aegon, or the Aegon Group as a result of such Breach.

20.2	Notice of a Claim

Notice of a Warranty Claim under any ASR Warranty by Aegon under or any other claim otherwise in connection with this Agreement must be given by Aegon to ASR, within a reasonable period of discovery of the circumstances giving rise to such Warranty Claim (provided that any failure or delay on the part of Aegon to notify ASR as soon as possible shall not prejudice a Aegon’s right to make a claim but shall reduce the losses by the amount of the losses attributable to such failure or delay), giving reasonable particulars of the facts relating to such Warranty Claim (to the extent known to Aegon) and an estimate of the amount of Damages which are the subject of the claim to the extent available to Aegon or any other Aegon Group Company and as is reasonably necessary to enable ASR to assess the merits of the claim.

21	LIMITATION OF ASR’S LIABILITY

21.1	Limitations in time

ASR shall not be liable in respect of:

a.	a Breach of any of the ASR’s Fundamental Warranties after expiry of 7 (seven) years after the Closing Date;

532	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

b.

a Breach of any of the ASR’s Tax Warranties, after the expiry of a period of 90 (ninety) Business Days after the expiry of the relevant statutory limitation period (including formal extensions by any Authority) regarding the Tax Liability of the relevant Group Company concerning such claim; and

c.	a Breach of any of the other ASR’s Warranties, after expiry of 18 (eighteen) months from the Closing Date,

except in respect of a Warranty Claim of any of the ASR’s Warranties of which Aegon gives written notice to ASR before that relevant date in accordance with Clause 20.2 (Notice of a Claim).

21.2	Limitations as to minimum amount ASR Warranty Claim

Except in the event a Warranty Claim regards a ASR’s Fundamental Warranty (to which this limitation shall not apply), ASR shall not be liable for any individual Warranty Claim where the amount of Damages involved not exceed EUR 12,500,000 (twelve million five hundred thousand euro).

21.3	Aggregate minimum amounts ASR Warranty Claims

Except in the event a Warranty Claim regards a ASR’s Fundamental Warranty (to which this limitation shall not apply), ASR shall not be liable for any Warranty Claims with respect to any ASR Warranty (that individually exceed the minimum threshold referred to in Clause 21.2 (Limitations as to minimum amount ASR Warranty Claim)) unless the aggregate amount of Damages due exceeds EUR 25,000,000 (twenty five million euro), provided that in the event the aggregate amount of Damages does exceed such threshold ASR shall be liable for the whole amount of such Damages and not merely the excess.

21.4	Maximum liability ASR Warranty Claim

21.4.1	If Aegon has taken out a W&I Policy:

a.

Aegon’s primary source of recourse in respect of any Warranty Claims shall be against the insurance provider under the W&I Policy and Aegon shall only be entitled to claim against ASR for any Warranty Claims if and to the extent such Warranty Claim is not covered by the W&I Policy (e.g. because it (i) exceeds the policy limit under the W&I Policy, (ii) (part of) such Warranty Claim is not covered because of the

Aegon Annual Report on Form 20-F 2022 | 533

About Aegon	Governance and risk management	Financial information	Non-financial information

deductible under the W&I Policy, or (iii) any such Warranty Claim falls under the W&I Excluded Warranties; and

b.	the maximum aggregate liability of ASR with respect to:

i.

any Warranty Claims under the ASR’s Warranties shall be an amount equal to EUR 375,000,000 (three hundred seventy five million euro), minus the insured amount under the W&I Policy; provided that (i) such maximum liability shall not apply in respect of Warranty Claims under the ASR’s Fundamental Warranties to the extent not covered by the W&I Policy and (ii) such maximum liability shall not be reduced by the insured amount under the W&I Policy for claims with respect to Warranty Claims under the W&I Excluded Warranties; and

ii.	any Warranty Claims under the ASR’s Fundamental Warranties shall be an amount equal to EUR 2,500,000,000 (two billion five hundred million euro).

21.4.2	If Aegon has not taken out a W&I Policy, the maximum aggregate liability of ASR with respect to:

a.

any Warranty Claim under the ASR’s Warranties shall be an amount equal to EUR 375,000,000 (three hundred seventy five million euro), provided that such maximum liability shall not apply in respect of Warranty Claims under the ASR’s Fundamental Warranties; and

b.	any Warranty Claims under the ASR’s Fundamental Warranties shall be an amount equal to EUR 2,500,000,000 (two billion five hundred million euro).

21.4.3

The aggregate liability of ASR in respect of any and all claims (including a breach of the ASR’s Fundamental Warranties) under or otherwise in connection with this Agreement shall not exceed EUR 5,000,000,000 (five billion euro) except for any claim in respect of the Cash Consideration Adjustment which are not capped.

21.5	Remedy

21.5.1

Subject to Aegon having been able to take out the W&I Policy in accordance with Clause 8.7 (W&I insurance), Aegon shall (to the extent coverage is available) rely on the W&I Policy for the payment of any Damages and any Tax

534	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Liability in relation to a Breach of ASR’s Warranties and/or a Tax Claim.

21.5.2

ASR shall not be liable for any Warranty Claim with respect to any ASR Warranty if and to the extent that the fact, matter, event or circumstance giving rise to such Warranty Claim is capable of remedy and ASR has remedied such fact, matter, event or circumstance within 30 (thirty) Business Days after Aegon has notified ASR of the Warranty Claim in accordance with this Agreement.

21.6	Contingent liabilities

If any claim is based upon a liability which is contingent only, ASR shall not be liable to pay unless and until such contingent liability gives rise to an obligation to make a payment, but Aegon has the right to give notice of that claim. For the purposes of this Clause 21.6 (Contingent liabilities), the term “contingent” means that the relevant breach of this Agreement has occurred, but the relevant Damages have not materialised.

21.7	No limitations

Nothing in this Agreement shall limit the liability of ASR in the event of fraud (bedrog), wilful misconduct (opzet) or intentional recklessness (bewuste roekeloosheid) on the part of ASR, its Affiliates, and/or its Directors and employees.

21.8	Provisions

21.8.1

ASR shall not be liable under or otherwise in connection with this Agreement in respect of any fact, matter or claim if and to the extent any specific allowance, provision, accrual or reserve is made in the ASR Accounts in relation to such fact, matter or claim.

21.8.2

For the purpose of Clause 21.8.1, an allowance, provision, accrual or reserve shall be deemed to be specific if it can be reasonably evidenced on the basis of the financial administration of the ASR Group that such allowance, provision or reserve was intended by the management of the ASR Group to relate fully or partly to the relevant fact, matter or claim.

21.9	Aegon’s awareness

Aegon confirms it is not aware of any Breach of the ASR’s Warranties constituting a Warranty Claim as at the date of this Agreement

Aegon Annual Report on Form 20-F 2022 |535

About Aegon	Governance and risk management	Financial information	Non-financial information

21.10	Subsequent matters

ASR is not liable under or otherwise in connection with this Agreement in respect of any matter, act, omission or circumstance to the extent that the matter, act, omission or circumstance would not have occurred but for, or to the extent that the Damages of Aegon in connection with the matter, act, omission, or circumstances are increased by:

a.	anything done or omitted to be done after the date of this Agreement at the written request or with the written approval of Aegon or any other member of the Aegon Group;

b.

any voluntary act or voluntary omission of Aegon, its Affiliates or the Aegon Representatives, or successors in title, as from the Closing Date, including any change in the nature or conduct of the business as carried on by the ASR Group Companies as at the date of this Agreement; or

c.	the passing of, or any change in, any Applicable Law or published administrative practice of any Authority as from the date of this Agreement.

21.11	Net financial benefit

ASR shall not be liable in respect for any claim made under or otherwise in connection with this Agreement if any Aegon Group Company or any other member of the Aegon Group has any cash savings or cash-effective net financial benefit, including in any event any Tax Benefit (other than any Accounts Relief), because of such claim or the facts or circumstances giving rise to such claim, but only to the extent of such cash savings or cash-effective net financial benefit. For the avoidance of doubt, any net financial benefit relating to Tax shall only be taken into account in accordance with the definition of Tax Benefit.

21.12	Mitigation of Damages and Liabilities

Aegon shall, and shall procure that all reasonable steps are taken by each member of the Aegon Group and that all reasonable assistance is given by the Aegon Group to avoid or mitigate any Damages incurred by any member of the Aegon Group and any liabilities which may result in a claim under or in connection with this Agreement, in each case to the extent required by Applicable Law.

536	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

21.13	Aegon’s right to recover

21.13.1

If, before ASR or any member of the ASR Group pays an amount in discharge of any claim under or otherwise in connection with this Agreement, any member of the Aegon Group is entitled to recover (whether by payment, set-off, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates in whole or in part any member of the Aegon Group in respect of the Damages which are the subject matter of the claim, then at the election and in the sole discretion of ASR, Aegon shall procure that reasonable steps are taken to enforce recovery against the third party, and such claim will be reduced or satisfied to the extent of such actual recovery, less any out-of-pocket costs, expenses and non-recoverable Taxes reasonably incurred in effecting such recovery.

21.13.2

If, following payment by ASR or any member of the ASR Group of an amount in discharge of any claim under or otherwise in connection with this Agreement, any member of the Aegon Group is subsequently entitled to recover (whether by payment, set-off, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates in whole or in part the relevant member of the Aegon Group in respect of the Damages which are the subject matter of the claim, then Aegon shall procure that all reasonable steps are taken to enforce recovery against the third party, and shall, or shall procure that the relevant member of the Aegon Group shall, pay to ASR, as soon as practicable after receipt, the lower of the following 2 (two) amounts:

a.	any actual recovery, less any out-of-pocket costs, expenses and non-recoverable Taxes reasonably incurred in effecting such recovery; and

b.	the amount previously paid by ASR to the relevant member of the Aegon Group.

21.14	No double claims

ASR is not liable more than once in respect of the same Damages under or in connection with this Agreement or otherwise (including, for the avoidance of doubt, if the Consideration has been adjusted for such Damages pursuant to Clause 3.4 (Cash Consideration Adjustment)).

21.15	No indemnities

Aegon acknowledges that no indemnities, express or implied, have been given

Aegon Annual Report on Form 20-F 2022 | 537

About Aegon	Governance and risk management	Financial information	Non-financial information

or are given, in this Agreement or otherwise, by ASR or the ASR Group, including after the Closing Date the Group, to Aegon, Aegon Europe or any Aegon Group Company, other than the tax indemnities included in Schedule 14 (Tax Deed).

21.16	ASR Tax Warranties

The provisions of Section 5 (Exclusions) of Schedule 14 (Tax Deed) apply mutatis mutandis to any claim in respect of any ASR Tax Warranty, and therefore mutatis mutandis limit or exclude ASR’s liability under the ASR Tax Warranties.

22	TAX

The provisions of Schedule 14 (Tax Deed) shall apply to any Tax Claim, Tax matters of the Group Companies and any other claims under Schedule 14 (Tax Deed).

23	EMPLOYEES AND PENSIONS

The provisions of Schedule 15 (Employees and Pensions) shall apply to employees and pensions.

24	RESTRICTIVE COVENANTS

24.1	Non-competition

24.1.1

Aegon undertakes towards ASR and, as an irrevocable third party stipulation towards each of the Group Companies, that it will not itself and procure that none of its subsidiaries will for a period of 3 (three) years from the Closing Date in any capacity or in any way whatsoever, in the Netherlands, on the date of this Agreement, either directly or indirectly be engaged or involved in the conduct of offering products and services in the fields of insurance, pensions and mortgages for consumers, self-employed persons and companies and/or the offering of banking services to Dutch consumers and small and medium sized enterprises or which may compete therewith, excluding in each case the provision of any Asset Management Services.

[***]

538	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

24.2	Non-solicitation

24.2.1

Aegon undertakes towards ASR and, as an irrevocable third party stipulation to each of the Group Companies that it will not itself and procure that no member of the Aegon Group will, for a period of 3 (three) years from the Closing Date:

a.

persuade or cause, or attempt to persuade any Employee (x) earning a total annual compensation (including variable compensation) exceeding EUR 65,000 (sixty-five thousand euro) and who possesses special Dimension software knowledge or has specific experience with asset management administration and processing of transactions, or (y) earning a total annual compensation exceeding EUR 100,000 (one hundred thousand euro), to terminate its relationship with the Group Companies, or employ or engage any such person, or take any action that may result in the impairment of the relationship between such employee and the Group Companies, provided that any member of the Aegon Group may solicit and employ any person who, without any solicitation, instruction or encouragement thereto by any member of the Aegon Group:

i.	responds to general or public solicitation not targeted at such person; or

ii.	has been terminated by the relevant Group Company at least 3 (three) months prior to the commencement of employment discussions with the relevant member of the Aegon Group; and

b.

persuade or cause or attempt to persuade any customer or policyholder or distributor or commercial agent of the Group Companies to terminate, to restrict or materially vary the terms of his relationship with the Group Companies.

24.2.2

ASR undertakes towards Aegon and, as an irrevocable third-party stipulation to each member of the Aegon Group that it will not itself and procure that no member of the ASR Group Companies, including the ASR Group, will, for a period of 3 (three) years from the Closing Date persuade or cause, or attempt to persuade any Aegon employee engaged in Asset Management Services and earning a total annual compensation (including variable compensation) exceeding EUR 65.000 (sixty five thousand euro) to terminate its relationship with the relevant member of the Aegon Group, or employ or engage any such person, provided that any member of the Combined Group may solicit and

Aegon Annual Report on Form 20-F 2022 | 539

About Aegon	Governance and risk management	Financial information	Non-financial information

employ any person who, without any solicitation, instruction or encouragement thereto by any member of the Combined Group:

i.	responds to general or public solicitation not targeted at such person; and

ii.	has been terminated by the relevant member of the Aegon Group at least 3 (three) months prior to the commencement of employment discussions with the relevant member of the Combined Group.

25	CONFIDENTIALITY

25.1	Confidentiality

25.1.1

Subject to the provisions of Clause 25.2 (Exceptions), neither Aegon nor ASR shall make (or permit any other member of the Aegon Group, the Group or the ASR Group to make) any announcement concerning the Transaction or any ancillary matter before, on or after Closing.

25.1.2

Aegon and ASR shall and shall procure that each member of the Aegon Group, the Group and the ASR Group (as the case may be) shall keep confidential the terms of this Agreement and all information provided to it by or on behalf of the other Parties or otherwise obtained by or in connection with this Agreement which relates to the other Parties or any member of the Aegon Group, the Group or the ASR Group (as the case may be).

25.1.3	ASR and Aegon acknowledge that the Confidentiality Agreement terminates as per the date of this Agreement.

25.2	Exceptions

25.2.1	Nothing in this Clause 25 (Confidentiality) prevents any announcement being made or any confidential information being disclosed by any Party:

a.

on the date of this Agreement, in accordance with Clause 4 (Announcements), or on any date following the date of this Agreement, if the Parties have reasonably agreed on the contents of such announcement; or

b.	on or following the Closing Date, if the Parties have reasonably agreed on the contents of such announcement; or

540	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

c.

to the extent required by Applicable Law or any competent regulatory body or recognised stock exchange on which the shares of any Party are listed or to comply with any applicable accounting requirements; any Party so required to disclose any confidential information shall promptly notify the other Parties, to the extent lawful to do so, before disclosure occurs and shall consult with the other Parties regarding the timing and content of such disclosure and shall take such action which the other Parties may reasonably request to challenge the validity of such disclosure requirement; or

d.

to the extent required under any agreement with a Tax Authority existing on the date of this Agreement, entered into by ASR or a Group Company following the Closing Date or otherwise reasonably necessary in connection with the relevant Party’s tax affairs; or

e.	to the extent that such information is public knowledge other than through unlawful disclosure or breach of this Clause 25 (Confidentiality) by that Party; or

f.	in legal proceedings to the extent reasonably necessary to exercise its rights under this Agreement; or

g.	to that Party’s professional advisers or its financiers subject to a duty of confidentiality and only to the extent necessary for any lawful purpose.

25.2.2

Nothing in this Clause 25 (Confidentiality) prevents any Party from making any public statements or providing ordinary course communications, after the Announcements have been issued, regarding the Transaction to employees, shareholders or investors of such person that substantially reiterate (and are not inconsistent with) the Announcements or other public statements approved in advance by the other Parties.

25.3	Return/removal of information

25.3.1

If the Agreement is terminated in accordance with Clause 26.7 (Termination), ASR shall, and shall procure that any persons authorised by ASR shall, upon the written request of Aegon, as soon as reasonably practicable and on its own initiative and expense:

(a)	return to Aegon or, at the election of ASR, destroy all originals and copies of documents containing information received under Clause 8.1;

Aegon Annual Report on Form 20-F 2022 | 541

About Aegon	Governance and risk management	Financial information	Non-financial information

(b)

destroy all originals and copies of notes, reports, analyses, compilations, forecasts, studies, interpretations or other documents prepared by ASR or any of the persons authorised by ASR on the basis of the information received under Clause 8.1;

(c)

permanently, to the extent technically possible, remove all information received under Clause 8.1 from any computer, word processor, disk, memory stick or other device containing such information received under Clause 8.1; and

(d)

confirm in writing to the Aegon (email being sufficient) that, without prejudice to (i) and (ii) below and Clause 8.1, all such information received under Clause 8.1 has been so returned or destroyed, or so permanently erased, in each case except for any computer records or files that have been created pursuant to the ASR’s or any of the persons authorised by ASR’s automatic archiving and back-up procedures or that cannot be deleted with reasonable efforts, provided that such archived or backed-up information and such information that cannot be deleted with reasonable efforts is not accessible in any way to the users of the relevant computer systems in the ordinary course of business. The restrictions in this Clause 25 (Confidentiality) (subject to the exceptions in Clause 25.2 (Exceptions) shall continue to apply to any such information received under Clause 8.1 which is not returned or destroyed.

25.3.2

Clause 25.3.1 does not apply to the extent that ASR or any of the persons authorised by ASR is required to retain any such information received under Clause 8.1 by any applicable law, rule, regulation, or stock exchange rules, industry codex or generally applicable internal compliance guidelines or standards for professional record keeping or by any competent judicial, governmental, supervisory or regulatory authority or any competent arbitral tribunal (it being understood that the restrictions in Clause 25.1 (Confidentiality) (subject to the exceptions in Clause 25.2 (Exceptions)) shall continue to apply to such information received under Clause 8.1).

26	MISCELLANEOUS PROVISIONS

26.1	Further action

If at any time after Closing any further action is necessary or desirable in order

542	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

to implement this Agreement, each Party shall at its own cost execute and deliver any further documents and take all such necessary action as may reasonably be requested from each of such party.

26.2	Binding effect

This Agreement shall not have any binding effect until each Party has validly signed this Agreement.

26.3	Entire Agreement

This Agreement contains the entire agreement between the Parties relating to the subject matter covered hereby and supersedes any previous oral or written agreements, arrangements and understandings between the Parties with the exception of the Confidentiality Agreement.

26.4	Invalid provisions

In the event that a provision of this Agreement is null and void or unenforceable (either in whole or in part), the remainder of this Agreement shall continue to be effective to the extent that, given this Agreement’s substance and purpose, such remainder is not inextricably related to the null and void or unenforceable provision. The Parties shall negotiate in good faith to reach agreement on a new provision which differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

26.5	Amendment

Any amendment to this Agreement shall only have force and effect until it is in writing and signed by each of the Parties, including by means of mutually accepted electronic signature software.

26.6	Costs

Except as provided otherwise in this Agreement, each Party shall bear its own costs in connection with the preparation, negotiation, and implementation and signing of this Agreement.

26.7	Termination

Aegon Annual Report on Form 20-F 2022 | 543

About Aegon	Governance and risk management	Financial information	Non-financial information

This Agreement can only be terminated:

a.	in accordance with Clause 7.5 (Long Stop Date) or Clause 9.5.2;

b.	if the Parties agree so in writing;

c.	by ASR by notice in writing given to Aegon, in the event of a Aegon Boards Recommendation Change; or

d.	by Aegon by notice in writing given to ASR, in the event of a ASR Boards Recommendation Change.

For the avoidance of doubt, the right of ASR and Aegon to terminate this Agreement pursuant to this Clause 26.7, including the exercise of such right, shall be in addition and without prejudice to any other rights and remedies available to ASR and Aegon respectively under this Agreement and under Applicable Law (including the right to claim for damages and/or specific performance).

26.8	Consequences of termination

26.8.1

In the event that this Agreement is terminated pursuant to Clause 7.5 (Long Stop Date), Clause 5.1.2 or Clause 5.2.1, this Agreement shall have no further effect with the exception of the provisions set out in Clause 1 (Definitions and interpretation), Clause 25 (Confidentiality), Clause 26.18 (Choice of law) and Clause 26.19 (Disputes) which provisions shall survive any termination of this Agreement indefinitely.

26.8.2

Termination of this Agreement pursuant to the provisions of Clause 7.5 (Long Stop Date) shall be without prejudice to the liability of any Party as a result of such Party failing to fulfil any of its obligations under this Agreement.

26.9	No implied waiver; no forfeit of rights

26.9.1	Any waiver under this Agreement must be given by notice to that effect.

26.9.2

Where a Party does not exercise any right under this Agreement (which shall include the granting by a Party to any other Party of an extension of time in which to perform its obligations under any provision hereof), this shall not be deemed to constitute a forfeit of any such rights (rechtsverwerking). The rights of each Party under this Agreement may be exercised as often as necessary and

544	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

are cumulative and not exclusive of rights and remedies provided by Applicable Law.

26.10	No rescission or nullification; exclusion

26.10.1

The Parties hereby waive their rights under articles 6:228 and 6:265 to 6:272 inclusive of the DCC to rescind (ontbinden) and/or annul (vernietigen) or demand in legal proceedings the rescission (ontbinding), and/or annulment (vernietiging) in whole or in part, of this Agreement and their rights under article 6:230 of the DCC to request in legal proceedings the amendment of this Agreement.

26.10.2	For the purpose of this Agreement, the applicability of articles 7:17, 7:23, and 6:89 of the DCC is hereby expressly excluded.

26.11	Third party stipulations

Except as expressly stated in this Agreement in Clause 26.11 (Third party stipulations), Clause 24.1 (Non-competition) and Clause 24.2 (Non-solicitation) which Clauses contain third party stipulations (derdenbedingen) for the benefit of the Group Companies, the terms of this Agreement may be enforced only by a Party to this Agreement or a Party’s permitted assigns or successors and this Agreement does not contain any third party stipulations (derdenbedingen). In the event any third party stipulation (derdenbeding) contained in this Agreement is accepted by any third party, such third party will not become a party to this Agreement.

26.12	Counterparts

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

26.13	Notices

26.13.1

 Any notice, request, consent or other communication under or in connection with this Agreement shall be in writing and delivered by hand or sent by registered mail or sent as an email to the relevant email address referred to in Schedule 5 (Addresses for notices). Delivery by courier shall be regarded as delivery by hand.

Aegon Annual Report on Form 20-F 2022 | 545

About Aegon	Governance and risk management	Financial information	Non-financial information

26.13.2

 Notices, requests, consents or other communications under or otherwise in connection with this Agreement shall be sent to the addresses of the Parties as specified in Schedule 5 (Addresses for notices) or such other address as the Party to be given notice may have notified to each other Party from time to time in accordance with this Clause 26.13 (Notices) for that purpose.

26.13.3	A notice, request, consent or other communication under or otherwise in connection with this Agreement shall be effective, in the absence of earlier receipt:

a.	if delivered by hand to the relevant address referred to in Clause 26.13.2, at the time of delivery;

b.	if sent by registered mail to the relevant address referred to in Clause 26.13.2 and that address is in the same country as the sender, at the expiration of 2 (two) days after the time of posting;

c.

if sent by registered mail to the relevant address referred to in Clause 26.13.2 and that address is not in the same country as the sender, at the expiration of 7 (seven) days after the time of posting; and

d.	if sent by email to the relevant email address referred to in Clause 26.13.2, at the time the email was sent.

26.13.4

 If a notice, request, consent or other communication under or otherwise in connection with this Agreement would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. CET to 5:30 p.m. CET on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this Clause 26.13 (Notices), it shall be deemed to have been delivered at the next opening of such normal business hours in the territory of the recipient.

26.13.5

 In proving service of the notice, request, consent or other communication under or otherwise in connection with this Agreement, it shall be sufficient to show that delivery by hand was made or that the envelope containing the notice, request, consent or communication was properly addressed and posted as registered mail or that the email was recorded in the IT system of the sender as having been sent and that the sender did not receive within 1 (one) hour of sending the email an error message indicating failure to deliver. For the avoidance of doubt, a notification that the recipient of an email is out of the office, or no longer working at an organisation, shall not constitute an error

546	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

message indicating failure to deliver.

26.13.6	The provisions of this Clause 26.13 (Notices) shall not apply in relation to the service of documents for the purpose of litigation.

26.14	Language

The language of this Agreement is English and all notices to be given in connection with this Agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this Agreement must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication of which the mandatory language is another language than English.

26.15	Assignment and Encumbrances

No Party may assign this Agreement (contractsoverneming) or assign any of its rights thereunder without the prior written consent of the other Parties, and such consent is hereby provided by Aegon in respect of:

a.	any assignment by ASR to any of its wholly-owned subsidiaries which is designated by ASR to acquire the Shares, without prejudice to any of the obligations of ASR under this Agreement; and

b.	any establishment of any Encumbrance by ASR regarding this Agreement in connection with the financing of the Consideration.

Any assignment contrary to this Clause shall not have effect under property law (geen goederenrechtelijke werking) in accordance with article 3:83(2) of the DCC.

26.16	No claims against Directors or Employees

26.16.1

 Aegon shall refrain from bringing any claim against any Director of any of the Group Companies or Employee in respect of any information supplied (or not supplied) by such Director or Employee to Aegon or ASR or any of the persons authorised by ASR in connection with the Transaction, save in the event of fraud (bedrog) on the part of such Director or Employee.

Aegon Annual Report on Form 20-F 2022 | 547

About Aegon	Governance and risk management	Financial information	Non-financial information

26.16.2

 ASR shall refrain from bringing any claim against any Director or employee of the Aegon Group in respect of any information supplied (or not supplied) by such Director or employee to Aegon or ASR or any of the persons authorised by Aegon in connection with the Transaction, save in the event of fraud (bedrog) on the part of such Director or employee.

26.17	Notary

The Parties are aware of the fact that the Notary is associated with NautaDutilh. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby explicitly acknowledge and agree that:

a.	the Notary shall execute any notarial deeds related to this Agreement;

b.	ASR is assisted and represented by NautaDutilh in relation to this Agreement and any agreements that may be concluded, or disputes that may arise, in connection with this Agreement; and

c.

under Dutch law a bankruptcy (faillissement) or a suspension of payments (surseance van betaling) has retroactive effect to 00:00 hours, Amsterdam time on the date that the bankruptcy or suspension of payments is declared, and that, given this retroactive effect, the customary insolvency checks performed by the Notary in respect of any party on that date do not provide conclusive evidence that that party is not subject to bankruptcy proceedings or suspension of payments proceedings. In the event of bankruptcy proceedings or suspension of payments proceedings, the relevant party’s bankruptcy trustee (curator) or administrator (bewindvoerder) may seek to claw back amounts transferred by such party, or annul any other acts performed by such party, on that date; and

d.	they are fully aware of the risks set out in this Clause 26.17 and explicitly accept those risks especially in connection with ASR paying the amounts as set out in Clause 9.2.

26.18	Choice of law

This Agreement and the documents to be entered into pursuant to it, shall be exclusively governed by and construed in accordance with Dutch law. Any

548	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with Dutch law.

26.19	Disputes

26.19.1

 Any dispute arising out of, or in connection with, this Agreement or other agreements and arrangements connected to or resulting from this Agreement, whether contractual or non-contractual, shall be submitted to the CEOs of Aegon and ASR from time to time to be settled and resolved by them within twenty (20) Business Days of the matter being referred to them, following and upon the written request of either of the Parties.

26.19.2

 If the dispute cannot be resolved by the CEOs of Aegon and ASR within twenty (20) Business Days of the matter being referred to them in accordance with Clause 26.19.1, the dispute shall be exclusively submitted to the jurisdiction of the competent court in Amsterdam.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

*** Signature pages follow ***

Aegon Annual Report on Form 20-F 2022 | 549

About Aegon	Governance and risk management	Financial information	Non-financial information

Business Combination Agreement Project NUP - Signature page 1/3

For and on behalf of

Aegon Europe Holding B.V.

By :
Title :

550	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Business Combination Agreement Project NUP - Signature page 2/3

For and on behalf of

Aegon N.V.

By :
Title :

Aegon Annual Report on Form 20-F 2022 | 551

About Aegon	Governance and risk management	Financial information	Non-financial information

Business Combination Agreement Project NUP - Signature page 3/3

For and on behalf of

ASR Nederland N.V.

By :	By :
Title :	Title :

552	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Schedule 1. Aegon NL Group Companies

•	Aegon Nederland N.V.
–	Aegon Administratie B.V. (100.00%)
–	Aegon Administratieve Dienstverlening B.V. (100.00%)
–	Aegon Advies B.V. (100.00%)
–	Aegon Bank N.V. (100.00%)
o	Orange Loans B.V. (100.00%)
–	Aegon Bemiddeling B.V. (100.00%)
–	Aegon Cappital B.V. (100.00%)
–	Aegon Global Investment Fund B.V. (100.00%)
–	Aegon Hypotheken B.V. (100.00%)
–	Aegon Innovation Investments B.V. (100.00%)
o	NewDutch BV (100.00%)
–	Aegon Levensverzekering N.V. (100.00%)
o	Aurelius DL B.V. (100.00%)
o	AMVEST Development Fund B.V. (50.00%)
o	AMVEST Home Free B.V. (100.00%)
o	AMVEST Vastgoed B.V. (50.00%)
o	N.V. Levensverzekering-Maatschappij “De Hoop” (33.33%)
o	OB Capital Coöperatief U.A. (94.97%)
o	Vastgoedmaatschappij Inpa B.V. (100.00%)
–	Aegon Loans B.V. (100.00%)
–	Aegon Schadeverzekering N.V. (100.00%)
o	de Vereende N.V. (13.98%)
–	Aegon Spaarkas N.V. (100.00%)
–	Nedasco B.V. (100.00%)
o	Arbonext B.V. (100.00%)
o	Be Suitable B.V. (100.00%)
o	BSB Assurantiën B.V. (85.00%)
o	BSB Volmachten B.V. (100.00%)
o	Ensupport B.V. (100.00%)
o	Nedasco Financiële Diensten B.V. (100.00%)
–	Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. (0.13%)
–	Robidus Groep B.V. (93.69%)
o	Obra Services B.V. (100.00%)
o	Robidus Risk Consulting B.V. (100.00%)
o	Robidus Services B.V. (100.00%)
o	Robidus Solutions B.V. (100.00%)
–	TKP Pensioen B.V. (100.00%)

Aegon Annual Report on Form 20-F 2022 | 553

About Aegon	Governance and risk management	Financial information	Non-financial information

Schedule 2.     Definitions and interpretation

Part 1	Definitions

The following capitalised terms and expressions in this Agreement have the following meanings:

“Accounting Policies”	means the specific accounting principles set out in the 2021 consolidated financial statements of Aegon NL.

“Accounting Principles”	means:
	a.	in respect of ASR: Part 9 of Book 2 of the DCC and the International Financial Reporting Standards as adopted by the European Union (‘EU-IFRS’); and

	b.	in respect of the Group Companies: the generally accepted accounting principles in the Netherlands ex book 2 DCC and International Finance Reporting Standards.

“Accounts Date”	means 31 December 2021.

“Accounts Relief”

means in each case insofar as it has arisen in respect of the period prior to the Accounts Date (i) a Relief (including a right to a repayment of or in respect of Tax) to the extent it has been specifically treated as a Tax asset in the Accounts or as a reduction of a liability in respect of Tax in the Accounts or (ii) a Relief to the extent it has been taken into account in computing a provision for deferred Tax which specifically appears in the Accounts or which has resulted in no provision for deferred Tax being made in the Accounts.

554	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

“Accounts”

means the consolidated balance sheet of Aegon NL as at the Accounts Date and the profit and loss account of Aegon NL for the period ended on the Accounts Date, together with the explanatory notes thereto.

“ACM”	means the Dutch Authority Consumer and Market (Autoriteit Consument en Markt).

“Actual Tax Liability”	means any liability to make an actual payment of (or in respect of) Tax to a Tax Authority, including by means of set-off.

“Additional Aegon Leakage”	has the meaning set out in Clause 3.8.1.

“Additional Leakage Notice”	has the meaning set out in Clause 3.8.1.

“Aegon Announcement”	the press release of Aegon as attached

hereto as Part 2 of Schedule 9 (Announcements).

“Aegon Bank”	means the bank entity within the the Group: Aegon Bank N.V.

“Aegon Boards	has the meaning set out in Clause 5.2.1.
Recommendation Change”

“Aegon Boards	has the meaning set out in Clause 5.2.1.
Recommendation”

“Aegon Boards”	means the Aegon Executive Board and the Aegon Supervisory Board.

“Aegon Counterparties”	has the meaning set forth in Clause 9.7.1.

“Aegon Derivative Parties”	has the meaning set forth in Clause 9.7.1.

“Aegon Derivatives”	means Aegon Derivatives B.V.

“Aegon Disclosed Information”	means the information with respect to the

Group made available by or on behalf of Aegon to ASR prior to the date of this Agreement set out in (a) this Agreement,

Aegon Annual Report on Form 20-F 2022 | 555

About Aegon	Governance and risk management	Financial information	Non-financial information

(b) the Data Room, (c) the Disclosure Letter, or provided during the expert meetings in connection with the Transaction held in the period between 1 May 2022 and 24 October 2022, including the meetings on derivatives, warehousing facilities, financial reporting and other material contracts on 24 October 2022.

“Aegon EGM Resolutions”	means the resolutions of the general meeting of Aegon to approve the Transaction in accordance with article 2:107a of the DCC.

“Aegon EGM”	means the extraordinary general meeting of Aegon in which the Aegon EGM Resolutions are put to vote.

“Aegon Europe”	has the meaning set out in the introduction to this Agreement.

“Aegon Executive Board”	means the executive board (raad van bestuur) of Aegon.

“Aegon Financial Service Provider Entities”

means the financial service providers within the Aegon Group, being Aegon Administratieve Dienstverlening B.V., Aegon Bank N.V., Aegon Cappital B.V., Aegon Levensverzekering N.V. Levensverzekering-Maatschappij “De Hoop”, Aegon Schadeverzekering N.V., Nedasco B.V., Aegon Spaarkas N.V., de Vereende N.V., BSB Assurantiën B.V., BSB Volmachten B.V., Ensupport B.V. and Robidus Risk Consulting B.V.

“Aegon Group Companies”	means Aegon and its Affiliates other than the Group Companies and Aegon Group Company means each of them.

“Aegon Group”	means Aegon and its Affiliates other than the Group Companies.

556	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

“Aegon Insurance Entities”	means the insurance entities within the Group: Aegon Levensverzekering N.V., N.V. Levensverzekering-Maatschappij ‘De Hoop’, Aegon Schadeverzekering N.V., Aegon Spaarkas N.V. and De Vereende N.V.

“Aegon Issuance Shares”	has the meaning set out in Clause 3.4.4.

“Aegon Leakage Amount”	has the meaning set out in Clause 3.5.2.

“Aegon Leakage Tax Benefit”

means (i) the amount of VAT that is actually recoverable (including by means of set-off) by any member of the ASR Group or any Group Company (other than TKP Pensioen B.V.) in respect of a Aegon Leakage item or Additional Aegon Leakage item (“Leakage VAT Benefit”) plus (ii) an amount equal to the portion of any Aegon Leakage item or Additional Aegon Leakage item that is deductible for Dutch corporate income tax purposes multiplied by the applicable Dutch corporate income tax rate, but only to the extent (i) in respect of any CIT Group Company, it is attributable for CIT purposes to the period as from the CIT Fiscal Unity Dissolution Date until the Closing Date and (ii) in respect of any Group Company, such item is reasonably expected to result in an actual reduction of CIT otherwise due or paid by a Group Company or any member of the ASR Group in respect of the financial year in which the Aegon Leakage or Additional Aegon Leakage occurred, as determined by the Parties in good faith, acting reasonably, at the time at which the relevant item is settled (“Leakage CIT Benefit”).

“Aegon Leakage”	has the meaning set out in Clause 3.5.1.

Aegon Annual Report on Form 20-F 2022 | 557

About Aegon	Governance and risk management	Financial information	Non-financial information

“Aegon Leven”	means Aegon Levensverzekering N.V

“Aegon Material Contracts”	means the contracts included in folder 02.08.05 of the Data Room.

“Aegon NL Entities PIM”	has the meaning set out in Clause 7.1.

“Aegon NL Property”

means all goods (other than Real Property Owned, Real Property Rented, Hardware and Software) being used by any Group Company and/or shown on the balance sheet of any Group Company, in each case other than goods held for investment purposes (including investments for the account of policy holders).

“Aegon NL”

means, Aegon Nederland N.V., a public limited liability company (naamloze vennootschap) organised under the laws of the Netherlands, whose corporate seat is at ‘s-Gravenhage and registered with the trade register of the Dutch Chamber of Commerce under number 27111251.

“Aegon Permitted Leakage”	has the meaning set out in Clause 3.7 (Aegon Permitted Leakage).

“Aegon PPI Entity”	means the premium pension institution (premiepensioeninstelling) within the Aegon group: Aegon Cappital B.V.

“Aegon Pre-notification”	has the meaning set out in Clause 7.2.6d.

“Aegon Representative”	means any director, officer, employee, legal adviser, financial adviser, accountant or other agent of Aegon.

“Aegon Shareholder Approval Condition”	has the meaning set out in Clause 7.1n.

“Aegon Shareholders’ Circular”	has the meaning set out in Clause 6.2 (Aegon Shareholders’ Circular).

“Aegon Supervisory Board”	means the supervisory board (raad van

558	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

commissarissen) of Aegon.

“Aegon Tax Audit”	means any Tax Audit that may result in a Tax Claim or Excluded Tax Claim for which Aegon may be liable.

“Aegon Tax Warranties”	means Aegon’s Warranties set out in Section 16 of Schedule 12.

“Aegon Works Council Condition”	has the meaning set out in Clause 7.1l.

“Aegon Works Council”	means the central works council (centrale ondernemingsraad) of Aegon.

“Aegon”	has the meaning set out in the introduction to this Agreement.

“Aegon’s Fundamental Warranties”	means the representations and warranties set out in Sections 1 and 2 of Schedule 12 (Aegon’s Warranties).

“Aegon’s Warranties”

means the representations and warranties of Aegon referred to in Clause 13 (Aegon’s Warranties) and set out in Schedule 12 (Aegon’s Warranties) and Aegon Warranty means any of them or the relevant one, as the context requires.

“Affiliate”

means in relation to any person, any direct or indirect subsidiary or direct or indirect holding company of that person (including its ultimate beneficial owner) and any other direct or indirect subsidiary of such holding company.

“AFM”	means the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten).

[***]	[***]

[***]	[***]

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About Aegon	Governance and risk management	Financial information	Non-financial information

[***]	[***]

“Agreement”	means this share sale and purchase agreement, as defined in the introduction to this Agreement.

“AML Laws”

means any applicable laws, regulations, rules, requirements and other legally binding measure relating to anti-money laundering, counter-terrorism financing or similar activities, including the Anti- money laundering Directive (EU) 2018/843, the Dutch AML Act (Wet ter voorkoming van witwassen en financieren van terrorisme) and all applicable anti- money laundering and counter terrorism financings laws and national implementation acts, including the Dutch AML implementation act 2018 (Uitvoeringsbesluit Wwft 2018) as well as the prohibitions concerning money laundering and terrorism financing included in the Dutch Criminal Code (Wetboek van Strafrecht) (including articles 420bis, 420bis1, 420ter, 420quater, 420quater.1, 420quinquies and 421) .

“Announcements”	means the ASR Announcement and the Aegon Announcement collectively and each individually an “Announcement”.

“Anti-Corruption Laws”

means any applicable laws, regulations, rules requirements and other legally binding measure relating to bribery or corruption, including but not limited to the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010, and the relevant provisions of the Dutch Criminal Code (Wetboek van Strafrecht) (including articles 177, 178, 178a, 328quater, 363, 364 and 364a).

560	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

“Antitrust Laws”

means the Competition Act, Council Regulation (EC) No. 139/2004 and any other law, regulation or decree (whether national, international, federal, state or local) designed to prohibit, restrict or regulate actions for the purpose or effect of monopolisation or restraint of trade or the significant impediment of effective competition.

“Applicable Law”

means, in relation to any person, any and all laws, statutes, secondary legislation, directives, regulations, resolutions, statutory guidance and codes of practice, civil, criminal or administrative law, notices, judgments, decrees, orders or rulings from any Authority, in each case having the force of law, including any anti-bribery laws, anti-corruption laws, anti-money laundering laws and export control laws, in each case, as applicable to such person.

“ASR Accounts”	means the consolidated balance sheet of ASR as at 31 December 2021 and the profit and loss account of ASR for the period ended on 31 December 2021, together with the explanatory notes thereto.

“ASR AIFM Entities”	means ASR Vermogensbeheer N.V. and ASR Real Estate B.V.

“ASR AM Business”	means ASR Vermogensbeheer N.V., ASR Real Estate B.V. and any other company or business unit with the ASR Group that provides primarily asset management services.

“ASR Announcement”	means the press release of ASR as attached hereto as Part 1 of Schedule 9 (Announcements).

Aegon Annual Report on Form 20-F 2022 | 561

About Aegon	Governance and risk management	Financial information	Non-financial information

“ASR Boards Recommendation Change”	has the meaning set out in Clause 5.1.2.

“ASR Boards Recommendation”	has the meaning set out in Clause 5.1.1.

“ASR Boards”	means the ASR Executive Board and the ASR Supervisory Board.

“ASR Consideration Shares”

means such number of ordinary shares in the capital of ASR representing 29.99% of the issued and outstanding share capital of ASR as per Closing, after giving effect to the issuance of those ordinary shares to Aegon as contemplated by this Agreement, including for the avoidance of doubt, the Aegon Issuance Shares, if any.

“ASR Data Room”

means the online data site in the name of Project NUP run by Ansarada containing documents in relation to the ASR Group, which was made available on behalf of ASR to Aegon and Aegon Representatives from 30 September 2022 to 26 October 2022 of which an index is attached hereto as Section 2 of Schedule 16 and which will be electronically stored on USB sticks or provided through electronically secured data files to be exchanged between the Parties ultimately at Closing.

“ASR Disclosed Information”

means the information with respect to the ASR Group made available by or on behalf of ASR to Aegon prior to the date of this Agreement set out in (a) this Agreement, (b) the ASR Data Room, (c) the Disclosure Letter, or provided during the expert meetings in connection with the Transaction held in the period between 1 May 2022 and 24 October 2022.

562	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

“ASR EGM Resolutions”	means the resolutions of the general meeting of ASR to:

a. approve the Transaction in accordance with article 2:107a of the DCC and article 19.11 of ASR’s articles of association;

b.   designate the ASR Executive Board as the corporate body authorized to resolve upon (i) the issue of the ASR Consideration Shares and [any ordinary shares in the capital of ASR that will be required in connection with the financing of the Consideration, and (ii) the exclusion of any pre-emption rights in connection therewith; and

c.    appoint 2 (two) persons designated by Aegon as members of the ASR Supervisory Board as from and conditional upon Closing for a period ending at the close of the first general meeting of ASR held after 4 (four) years have passed since the Closing Date.

“ASR EGM”	means the extraordinary general meeting of ASR in which the ASR EGM Resolutions are put to vote.

“ASR Executive Board”	means the executive board (raad van bestuur) of ASR.

“ASR Group Companies”	means ASR and each of its Affiliates and ASR Group Company means each of them.

“ASR Group”	means ASR and its Affiliates, including, as

Aegon Annual Report on Form 20-F 2022 | 563

About Aegon	Governance and risk management	Financial information	Non-financial information

from Closing, the Group.

“ASR Illiquid Assets Funds”	means the ASR Private Debt Fund I, the ASR Renewable Infrastructure Debt Fund as defined in the FAMA.

“ASR Insurance Entities”	means the insurance entities within the ASR group: ASR Aanvullende Ziektekostenverzekering N.V., ASR Basis Ziektekostenverzekeringen, ASR Levensverzekering N.V. and ASR Schadeverzekering.

“ASR Investment Firm Entity”	means the investment firm entity within the ASR group: ASR Vooruit B.V.

“ASR Leakage Tax Benefit”	means:

a. an amount of VAT that is actually recoverable (including by means of set-off) by a member of the ASR Group; plus

b.   any actual reduction of any CIT otherwise due or paid by a member of the ASR Group that is reasonably expected to be realised in respect of the financial year in which the relevant claim is settled, as determined by the Parties in good faith, acting reasonably, at the time at which the relevant claim is settled.

“ASR Material Contract”	means the contracts included in folder 02.03.05 of the ASR Data Room.

“ASR Mortgage Funds”	has the meaning given thereto in the Framework Asset Management Agreement.

“ASR PPI Entity”	means the premium pension institution (premiepensioeninstelling) within the ASR group: ASR

564	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Premiepensioeninstelling N.V.

“ASR Pre-notification”	has the meaning set out in Clause 7.2.6a.

“ASR Regulatory Conditions”	has the meaning set out in Clause 7.1.

“ASR Relief”

means (i) any Relief which arises to a member of the ASR Group (excluding any Group Company) at any time and (ii) any Relief arising to a Group Company after the Effective Date in the ordinary course of business and (iii) any Accounts Relief.

“ASR Representative”	means any director, officer, employee, legal adviser, financial adviser, accountant or other agent of ASR.

“ASR Shareholder Approval Condition”	has the meaning set out in Clause 7.1m.

“ASR Shareholders’ Circular”	has the meaning set out in Clause 6.1.

“ASR Supervisory Board”	means the supervisory board (raad van commissarissen) of ASR.

“ASR Tax Warranties”	means the warranties set forth in Section 8 of Schedule 13 (ASR’s Warranties).

“ASR Works Council”	means the works council

(ondernemingsraad) of ASR.

“ASR”	has the meaning set out in the introduction to this Agreement.

“ASR’s Fundamental Warranties”	the representations and warranties set out in Sections 1 and 2 of Schedule 13 (ASR’s Warranties)

“ASR’s Warranties”	means the warranties set forth in Schedule 13 (ASR’s Warranties) and ASR Warranty means any of them or the relevant one, as the context requires.

“Asset Management Services”	has the meaning set out in Clause 8.10.1.

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About Aegon	Governance and risk management	Financial information	Non-financial information

“Aurelius Nominee”	has the meaning set out in Clause 4.2.1 of the Relationship Agreement.

“Authority”

means a supranational, national, provincial, municipal or other governmental authority, administrative body, regulator (including DNB and AFM) or court of a relevant jurisdiction (including any subdivision thereof).

“Brand Governance Agreement”	has the meaning set out in Clause 8.13.

“Breach”	means any Aegon Warranty or ASR Warranty being misleading or not being true or not being accurate.

“BTB Derivatives”	has the meaning set forth in Clause 9.7.2.

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are generally open in the Netherlands and the United Kingdom for the conduct of normal business.

“Cash Consideration Adjustment Amount”	has the meaning set out in Clause 3.4.1.

“Cash Consideration Adjustment Notice”	has the meaning set out in Clause 3.4.2.

“Cash Consideration Adjustment”	has the meaning set out in Clause 3.4 (Cash Consideration Adjustment).

“Cash Consideration”	has the meaning set out in Clause 3.1.1.

“CIT Decree”	means the decree of the State Secretary for Finance dated 10 June 2020, no. 2020- 06221, Stcrt. 32618 (Vennootschapsbelasting, fiscale eenheid), as amended.

“CIT Fiscal Unity Dissolution Date”	means the date as from which the CIT Group Companies no longer form part of

566	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

the CIT Fiscal Unity.

“CIT Fiscal Unity”	means the fiscal unity (fiscale eenheid) within the meaning of article 15 CITA between Aegon (as parent company) and the CIT Group Companies.

“CIT Group Companies”

means Aegon Nederland N.V., Aegon Administratie B.V., Aegon Administratieve Dienstverlening B.V., Aegon Advies B.V., Aegon Bank N.V., Orange Loans B.V., Aegon Bemiddeling B.V., Aegon Hypotheken B.V., Aegon Innovation Investments B.V., NewDutch BV, Aegon Levensverzekering N.V., Aegon DL B.V., AMVEST Home Free B.V., Vastgoedmaatschappij Inpa B.V., Aegon Loans B.V., Aegon Schadeverzekering N.V., Aegon Spaarkas N.V., Nedasco B.V., Arbonext B.V., Be Suitable B.V., BSB Volmachten B.V., Ensupport B.V., Nedasco Financiële Diensten B.V., TKP Pensioen B.V.

“CIT”	means any Taxes levied under the CITA.

“CITA”	means the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969).

“Claim”	means a claim for damages resulting from a breach of an obligation under this Agreement, which includes a Warranty Claim.

“Closing Actions”	has the meaning set out in Clause 9.4 (Closing Actions).

“Closing CIT Fiscal Unity Return”	has the meaning given thereto in Schedule 14 (Tax Deed).

“Closing Date”	means the 5th (fifth) Business Day after fulfilment or waiver of all of the last

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About Aegon	Governance and risk management	Financial information	Non-financial information

Conditions Precedent (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfilment or waiver of all conditions at the Closing), or such other date as may be agreed upon between the Parties, provided that the Closing Date shall not be earlier than 1 July 2023.

“Closing Payment Amount”	has the meaning set out in Clause 3.1.1b.

“Closing”	means the completion of the Transaction on the Closing Date.

“Combined Group”	means the group constituted by ASR and Aegon NL and their respective Affiliates after Closing.

“Communication Plan”	has the meaning set out in Clause 8.6 (Communication Plan).

“Competition Act”	means the Dutch Competition Act (Mededingingswet).

“Competition Authority”	has the meaning set out in Clause 7.1a.

“Competition Condition”	has the meaning set out in Clause 7.1a.

“Conditions Precedent”	means the conditions precedent set out in Clause 7.1 (Conditions Precedent).

“Confidentiality Agreement”	means the confidentiality agreement between Aegon and ASR dated 13 May 2022.

“Confirmation of Receipt”	has the meaning set out in in 0 ( Closing Actions).

“Consideration”	has the meaning set out in Clause 3.1 (Consideration).

“Customer Software”	means any software provided or to be provided in whole or in part to a third party (including customers) by any Group

568	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Company, including all object code, source code, Software Documentation and carriers containing such software and Documentation, and regardless of the manner in which it is provided (by means of a license, as a service or otherwise).

“Customised Software”

means any software developed or under development in whole or in part for or by any of the Group Companies and any software owned or to be owned by any of the Group Companies, including all object code, source code Software Documentation and carriers containing such software and Documentation, and regardless of the manner in which it is provided (by means of a license, as a service or otherwise).

“Damages”	means:
a. in respect of ASR: damages of ASR, whereby the Damages of the Group Companies shall be attributed to ASR, to be determined in accordance with title 1, section 10 of book 6 of the DCC; and

b. in respect of Aegon: damages of Aegon, to be determined in accordance with title 1, section 10 of book 6 of the DCC.

“Data Room”

means the online data site in the name of Project Water run by Ansarada containing documents in relation to the Group Companies, which was made available on behalf of Aegon to ASR and ASR Representatives from 31 May 2022 up to and including 26 October 2022 of which

Aegon Annual Report on Form 20-F 2022 | 569

About Aegon	Governance and risk management	Financial information	Non-financial information

an index is attached hereto as Section 1 of Schedule 16 (Data Room index) and which will be electronically stored on USB sticks or provided through electronically secured data files to be exchanged between the Parties ultimately at Closing.

“DCC”	means the Dutch Civil Code (Burgerlijk Wetboek).

“Deed of Transfer”	has the meaning set out in Clause 2.2.1.

“Defaulting Party”	has the meaning set out in Clause 9.5.1.

“Derivative Transactions”	has the meaning set forth in Clause 9.7.1.

“Direct Derivative”	has the meaning set forth in Clause 9.7.2.

“Director”	means a member of a board of management (bestuurder) or of a supervisory board (commissaris), or any other person holding a similar position in a company in a jurisdiction other than the Netherlands.

“Disagreement Date”	has the meaning set out in Section 2 of Schedule 4 (Establishment of the Additional Aegon Leakage).

“Disclosure Letter”	means the document to be delivered in accordance with Clause 16 (Closing bring down), attached as Schedule 17 (Disclosure Letter).

“DNB”	means the Dutch Central Bank (De Nederlandsche Bank).

“Downward Adjustment”	has the meaning set out in Section 0 of Schedule 14 (Tax Deed).

“Effective Date”	means 1 January 2022, 00.01 hours CET.

“Effective Tax Liability”	means (i) the utilisation or set-off of a ASR Relief, where, but for such utilisation or

570	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

set-off, an Actual Tax Liability would have arisen for which Aegon would have been liable under Sections 1 (General Tax Indemnity), 2 (Specific Tax Indemnities), [***] of Schedule 14 (Tax Deed), in which case the amount of the Effective Tax Liability shall be deemed to be equal to the amount of Tax for which Aegon would have been liable under those Sections of Schedule 14 (Tax Deed) but for such utilisation or set-off or (ii) any non-availability, in whole or in part, of any Accounts Relief, whereby the amount of the Tax Liability is for these purposes deemed to be equal to: (a) in respect of an Accounts Relief which was not or is not a right to a repayment of or in respect of Tax, the amount of Tax which would have been saved but for the non-availability of any Accounts Relief; and (b) in respect of an Accounts Relief which was or is a right to a repayment of or in respect of Tax, the amount of the repayment which is not available.

“Employees”	has the meaning set out in Section 8 of Schedule 12 (Aegon’s Warranties).

“Encumbrances”	means any rights of pledge, mortgage or usufruct, liens or attachments, option rights, rights of retention, rights of first refusal or pre-emption or similar rights.

“Event”	means any transaction, event, act or omission.

“Excluded Tax Claim”

means with respect to Aegon: (i) any claim under Section 2 (Specific Tax Indemnities) of Schedule 14 (Tax Deed) and (ii) any part of any Tax Claim that is excluded (wholly or partially) from cover under the W&I Policy (if obtained).

Aegon Annual Report on Form 20-F 2022 | 571

About Aegon	Governance and risk management	Financial information	Non-financial information

“Expert”	has the meaning set out in Section 2 of Schedule 4 (Establishment of the Additional Aegon Leakage).

“Facility Agreement”	is the agreement set out in Schedule 20.

“Fairly Disclosed”	means:

a.    in respect of ASR:

any matter or circumstance of which ASR, by taking prima facie knowledge of the matter or circumstance so disclosed by the Aegon Disclosed Information and without the need for ASR to further investigate such matter or cross check any document or information referred to, should reasonably be able to identify and assess the financial, legal, commercial or other relevance of such disclosure and Disclosure shall be construed accordingly;

b.   in respect of Aegon:

any matter or circumstance of which Aegon, by taking prima facie knowledge of the matter or circumstance so disclosed by the ASR Disclosed Information and without the need for Aegon to further investigate such matter or cross check any document or information referred to, should reasonably be able to identify and assess the financial, legal, commercial or other relevance of such disclosure and Disclosure shall be construed accordingly.

“Filing Party”	has the meaning set out in Clause 7.2.6g.

“Final CIT Profits”	means the aggregate amount of income,

572	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

profits or gains earned, accrued or received (for the avoidance of doubt, excluding any Aegon Leakage items and Additional Aegon Leakage items, which shall be attributed to Aegon) by the CIT Group Companies during the period between the Effective Date (inclusive) up to the CIT Fiscal Unity Dissolution Date (exclusive) and which income, profits and gains are, as a result of the existence of the CIT Fiscal Unity, attributed to the parent company of the CIT Fiscal Unity and which, in the absence of the CIT Fiscal Unity, would have been attributed to the CIT Group Companies for CIT purposes, as included in the CIT assessment to the CIT Fiscal Unity Return subject to adjustment by any Final Determinination, but without taking into account any income, profits or gains as a result of or in connection with (i) articles 15ai and 15aj CITA, (ii) any of the transactions contemplated by the Framework Asset Management Agreement, (iii) [***], (iv) the transfer of the Aegon art collection, (v) the Aegon Growth Capital Fund I CV Carve-Out as set out in Clause 8.12 (Aegon Growth Capital Fund I CV), (vi) the transfer of any brand out of the Group Companies in connection with the Transaction.

“Final Determination”	means with respect to any Relevant Fiscal Year:

a. any CIT assessment that has become final due to no objection or appeal having been timely submitted;

a. any decision by the Tax Authority in respect of an objection against a CIT assessment that has become final due to no appeal having been

Aegon Annual Report on Form 20-F 2022 | 573

About Aegon	Governance and risk management	Financial information	Non-financial information

timely submitted;
b. any judgment by a competent court in respect of any CIT assessment that is no longer subject to any appeal to higher court;
c. any final settlement of the CIT amount between any of the CIT Group Companies and the relevant Tax Authority before any final decision by the Tax Authority or final judgment by a competent court;
and “Finally Determined” shall be construed accordingly.

“Framework Asset Management Agreement”	means the agreement as defined in recital N of this Agreement, the agreed form of which is attached hereto as Schedule 21 (Framework Asset Management Agreement).

“FSA”	means the Dutch Financial Supervision Act (Wet op het financieel toezicht).

“Fx Hedge”	has the meaning set forth in Clause 9.7.2;

“Group Companies”	means Aegon NL and the companies which are set out in Schedule 1 (Aegon NL Group Companies) and Group Company means each of them.

“Group”	means the Group Companies together.

“Guarantee Hedge”	means the guarantee provisions of the relevant Group Companies and related guarantee derivatives as meant in the Guarantee Hedge Ruling.

“Guarantee Hedge Ruling”	means the agreement entered into between Aegon (as parent company of the CIT Fiscal Unity) and the Dutch Tax Authority on 9 January 2014.

“Hardware”	means any equipment and carriers containing Software or data created by means of the Standard Software or Customised Software or equipment and carriers which are owned by, used by (or

574	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

used for the benefit of) any Group Company or provided to a third party (including customers), as well as all connections involving such equipment.

“Indirect Derivative”	has the meaning set forth in Clause 9.7.2;

“Insurance Group Company”

means the insurance entities within the Aegon Group, being Aegon Levensverzekering N.V., N.V. Levensverzekering-Maatschappij “De Hoop”, Aegon Schadeverzekering N.V., Aegon Spaarkas N.V. and the Vereende N.V.

“Intercompany Payables”

means the claims any member of the Aegon Group has against the Group from any cause of action arising, whether due and payable or not, owing from the relevant Group Company to any member of Aegon Group, where the relevant Group Company is a primary debtor (rather than a guarantor or surety), but excluding any trade payables arising in the ordinary course of trading of the business on market terms and outstanding for less than 30 (thirty) days.

“Intercompany Receivables”

means the claims the Group Companies have against any member of the Aegon Group from any cause of action arising, whether due and payable or not, owing from any member of the Aegon Group to the Group Companies, where the relevant member of the Aegon Group is a primary debtor (rather than a guarantor or surety), but excluding any trade receivables arising in the ordinary course of trading of the business on market terms and outstanding for less than 30 (thirty days).

“Interim Period VAT Fiscal	has the meaning set in Schedule 14 (Tax

Aegon Annual Report on Form 20-F 2022 | 575

About Aegon	Governance and risk management	Financial information	Non-financial information

Unity Return”	Deed).

“Interim Period”	means the period as from and including the Effective Date up to and including the Closing Date.

“IP Rights”	means all Registered IP Rights and Non Registered IP Rights.

“Key Employee”	means each of the managers and members of the management board of any of the Group Companies.

“Know-how”	means any confidential technical and/or business information pertaining to any Group Company or its business.

“Lead Party”	means: a. in respect of the ASR Regulatory Conditions: ASR; and

b. in respect of the Aegon Regulatory Condition: Aegon.

“Leakage Notice”	has the meaning set out in Clause 3.5.2.

“Liability”

means any obligation, deficiency or liability of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued and whether due or to be become due and regardless of when asserted.

“Licensed Rights”	means any rights granted to any Group Company in respect of IP Rights of third parties.

“Long Stop Date”	has the meaning set out in Clause 7.5 (Long Stop Date).

“Management Accounts”	means the management accounts in respect of the Group Companies as per 27 July

576	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

2022, included in the Data Room in folder 1.11.03.

“Merger Clearance Filing”	has the meaning set out in Clause 7.2.2.

“Minority Shares”

means the (indirect) minority shareholdings of Aegon NL in Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V., de Vereende N.V. and N.V. Levensverzekering-Maatschappij “De Hoop” as set out in Schedule 1 (Aegon NL Group Companies).

“NautaDutilh”	means NautaDutilh N.V., lawyers, civil law notaries and tax advisers, acting as advisers to ASR.

“New Disclosures”	has the meaning set out in Clause 16.1 (Closing bring down statement Aegon).

“Non Registered IP Rights”

means all national and international intellectual property rights not capable of being registered in a public register, including copyrights, artist rights, sound recording rights, producer’s rights and/or any other neighbouring rights, portrait rights, moral rights and/or database rights, trade names and Know-how, as well as any similar rights.

“Non-Defaulting Party”	has the meaning set out in Clause 9.5.1.

“Non-Filing Party”	has the meaning set out in Clause 7.2.6f(iii).

“Notary”	means any civil law notary (notaris) of NautaDutilh, or any of its deputies.

“Offering Circulars”	has the meaning set out in Clause 8.9.1.

“Open Issues”	has the meaning set out in Section 2 of Schedule 4 (Establishment of the

Aegon Annual Report on Form 20-F 2022 | 577

About Aegon	Governance and risk management	Financial information	Non-financial information

Additional Aegon Leakage).

“Opening Balance Sheet”

means each of the opening balance sheets (vermogensopstellingen) of the CIT Group Companies as per the CIT Fiscal Unity Dissolution Date, each in accordance with article 13 of the Dutch Fiscal Unity Regulation 2003 (Besluit fiscale eenheid 2003).

“Parties”	means ASR and Aegon.

“Past Practice”

means the procedures, practices or principles consistently applied in the relevant part of any period up to the last 5 (five) years in respect of (i) the determination of the profit for Tax purposes, including but not limited to the depreciation schedule, and the moment revenue, income, gain, loss, cost and expenditures are recognised for Tax purposes and (ii) the valuation of the assets and liabilities for Tax purposes.

“Pension Arrangements”	has the meaning set out in Section 8.11 of Schedule 12 (Aegon’s Warranties).

“Permits”

means any material licences, exemptions, consents or other authorisations or clearances, howsoever named, granted by an Authority necessary for the conduct of the business of the Group as conducted at the date of this Agreement.

“Permitted Payment”	has the meaning set out in Clause 3.7 (Aegon Permitted Leakage).

“Post-Effective Date CIT Result”

means the aggregate amount of income, profits or gains earned, accrued or received (for the avoidance of doubt, excluding any Aegon Leakage items and Additional Aegon Leakage items, which shall be attributed to Aegon) by the CIT Group

578	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Companies during the period between the Effective Date (inclusive) up to the CIT Fiscal Unity Dissolution Date (exclusive) and which income, profits and gains are, as a result of the existence of the CIT Fiscal Unity, attributed to the parent company of the CIT Fiscal Unity and which, in the absence of the CIT Fiscal Unity, would have been attributed to the account of the CIT Group Companies for CIT purposes, as determined in line with Past Practice unless otherwise agreed under this Agreement, but without taking into account any income, profits or gains as a result of or in connection with (i) articles 15ai and 15aj CITA, (ii) any of the transactions contemplated by the Framework Asset Management Agreement, (iii) [***], (iv) subject to any adjustment pursuant to Section 9.11 through 9.16 and unless otherwise agreed in accordance with the provisions set forth in Section 4 of Schedule 14 (Tax Deed), the Guarantee Hedge (including the termination of the Guarantee Hedge Ruling), (v) the transfer of the Aegon art collection (vi) the Aegon Growth Capital Fund I CV Carve-Out as set out in Clause 8.12 (Aegon Growth Capital Fund I CV), (vii) the transfer of any brand out of the Group Companies in connection with the Transaction.

“Post-Thursday Documentation”	means the documents uploaded in the Data Room after 23:59 hours CET on Thursday 20 October 2022.

“Potential Tax Issues”	means any audit, investigation, inspection, assessment, discovery, access order, or other proceedings or notice from a Tax Authority in respect of (i) the CIT Fiscal

Aegon Annual Report on Form 20-F 2022 | 579

About Aegon	Governance and risk management	Financial information	Non-financial information

Unity or the VAT Fiscal Unity that could have an impact on the Tax position of any Group Company or any member of the ASR Group, (ii) any Group Company or any member of the ASR Group that could have an impact on the Tax position of any member of the ASR Group, (iii) [***] or (iv) the Guarantee Hedge or the Guarantee Hedge Ruling.

“Pre-Closing Insurance Claims”	has the meaning set out in Clause 12.2.

“Pro Rata Share”	means the relative percentage of the directly or indirectly held interest by the relevant ASR Group Company in the relevant Group Company at the time of the relevant claim.

“Prospectus Regulation”	means regulation (EU) 2017/1129 of the European Parliament and the Council of 14 June 2017 (as amended including any delegated regulations) and the rules and regulations promulgated pursuant thereto.

“Prospectus”	has the meaning set out in Clause 8.9.1.

“RCF Facility”	means the revolving credit facility entered into between Aegon (as lender) and Aegon Hypotheken B.V. (as company) on 30 November 2016.

“Real Property Owned”	means the real property located at Aegonplein 6, 20 and 50 in The Hague and at Europaweg 27 and 29 in Groningen.

“Real Property Rented”

means the real property located at Ankersmidplein 2 in Zaandam, De Corridor 5 in Breukelen, Displayweg in Amersfoort, Markt 5 in Geleen, Snekerkade 1 in Leeuwarden and Thomas R. Malthusstraat 1-3 in Amsterdam.

“Real Property”	means the Real Property Owned, and the Real Property Rented.

580	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

[***]	[***]

“Registered IP Rights”

means all national and international intellectual property rights validly registered in a public register, including patent rights, model and design rights, topography rights and/or trademark rights, and/or any applications for such rights.

“Regulatory Conditions”	has the meaning set out in Clause 7.1 (Conditions Precedent).

“Related Person”

means in relation to any person, a person who or which is a Director or shareholder of that person, or (if applicable) his or her spouse, registered partner or relatives in blood or by marriage in the direct line and in the collateral line in the first degree.

“Relationship Agreement”	means the agreement as defined in recital M of this Agreement, an agreed form version of which is attached hereto as Schedule 18.

“Relevant Fiscal Year”	means 2022 and any subsequent fiscal year, up to and including the fiscal year in which the CIT Fiscal Unity Dissolution Date occurs.

“Relief”	Means any loss, credit, deduction, exemption or set off in relation to Tax and any repayment or right to repayment of Tax.

“Representative”	means any director, officer, employee, legal adviser, financial adviser, accountant or other agent of ASR or Aegon.

“Reviewing Party”	means:
a. in respect of the ASR Regulatory Conditions: Aegon; and

b. in respect of the Aegon Regulatory

Aegon Annual Report on Form 20-F 2022 | 581

About Aegon	Governance and risk management	Financial information	Non-financial information

Conditions: ASR.

“Risk Appetite Profilie”	means the risk appetite profile of the Group, as described in:

a. the Aegon NL Enterprise Risk Appetite Framewok;

b. the Risk Limits on NL and Entity Level;

c. the Capital Management Policy;

d. the Liquidity Risk Policy;

e. the Tolerance Cubes (including in the CM dashboard)

f. the Integrated risk appetite framework and risk appetite statement 2022 of Aurelius Bank N.V.

all as included in the Data Room.

“Sanctions Laws”	has the meaning set out in Section 13 of Schedule 12 (Aegon’s Warranties).

“Section”	means a section of a Schedule or an Annex, as the case may be.

“Shareholder Approval Conditions”	has the meaning set out in 7.1.

“Shareholders’ Circulars”	means the ASR Shareholders’ Circular and the Aegon Shareholders’ Circular.

“Shares”	has the meaning set out in Recital B.

“Signing”	means the signing of this Agreement by the Parties.

“Software Documentation”	means any documentation aimed at instructing users of the Software about its functions as well as, in case of Customised Software, any documentation aimed at instructing experts to understand, modify

582	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

and make additions to Customised Software.

“Software”	means Standard Software, Customised Software and Customer Software.

“Specific Tax Indemnities”	the indemnities included in Section 2 (Specific Tax Indemnity) of Schedule 14 (Tax Deed).

“Standard Software”

means any software (other than Customised Software and Customer Software) which is used by (or for the benefit of) any Group Company, including all object code, Software Documentation and carriers containing such software and Documentation, and regardless of the manner in which it is provided (by means of a license, as a service or otherwise).

“Subsidiary Shares”	means the shares in the issued and outstanding share capital of each of the Group Companies, in each case to the extent held (directly or indirectly) by Aegon Europe.

“Tax Agreement”

means any agreement pursuant to which a Group Company is required to pay to or receive from, as applicable, any member of the Aegon Group an amount equal to any Tax in respect of income, profits or gain (or losses) or any other agreement or practice that provides for Tax sharing arrangements.

“Tax Audit”	means any audit, investigation, visit, inspection, assessment, discovery, access order, or other proceedings from a Tax Authority with respect to any Tax matter of a Group Company.

Aegon Annual Report on Form 20-F 2022 | 583

About Aegon	Governance and risk management	Financial information	Non-financial information

“Tax Authority”	means any Authority competent to impose a liability in respect of Tax or responsible for the administration or collection of Tax.

“Tax Benefit”	means:

g. an amount of VAT that is actually recoverable (including by means of set-off) by a Group Company (other than TKP Pensioen B.V.); plus

h.   any actual reduction of any CIT otherwise due or paid by a Group Company that is reasonably expected to be realised in respect of the financial year in which the relevant claim is settled and/or the 2 (two) subsequent financial years, as determined by the Parties in good faith, acting reasonably, at the time at which the relevant claim is settled.

“Tax Claim”	means with respect to Aegon: a claim under Section 1 (General Tax Indemnity) of Schedule 14 (Tax Deed) or under the Aegon Tax Warranties.

means with respect to ASR: a claim under the ASR Tax Warranties.

“Tax Deed”	means the tax deed attached as Schedule 14 (Tax Deed).

“Tax Document”	means any Tax Return and any computation, document or substantive correspondence in respect of Tax.

“Tax Expert”	has the meaning set out in Schedule 14 (Tax Deed).

584	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

“Tax Expert’s Decision”	has the meaning set out in Schedule 14 (Tax Deed).

“Tax Facility”

means any facility available under Dutch tax law as a result of which facility a deferral, exemption or other relief from a Tax Liability is or becomes available in respect of a transaction or event that would have given or might give rise to a Tax Liability, but for the availability of such facility.

“Tax Liability”	means (i) any Actual Tax Liability of a Group Company and (ii) any Effective Tax Liability.

“Tax Refund”	means a rebate, refund or repayment in respect of Tax.

“Tax Return”	means any return, declaration, report or other information relating to Tax, including any schedule or annex thereto, and including any amendment thereof.

“Tax”	means:

a.    any tax of any country or jurisdiction, whether arising by way of primary liability or by way of secondary liability, whether direct or indirect, and any levy, duty, or other charge or withholding of a similar nature, as well as any contribution (including but not limited to any social security or employee social security scheme) imposed, assessed or collected;

b. any repayment for unlawful state aid in relation to any of the items under a. above; and

c. any interest, penalty, fine, addition or

Aegon Annual Report on Form 20-F 2022 | 585

About Aegon	Governance and risk management	Financial information	Non-financial information

additional amounton any of the items under a. above.

“Third Party Claim”	means a claim made by a third party (other than a Tax Authority) against any of the Group Companies.

“Third Party Sum”

means any sum received by the Group Companies or any member of ASR Group (or any savings made or any financial benefit received) in respect of the circumstances giving rise to the Warranty Claim (other than from Aegon).

“Total Return Swaps”	has the meaning set forth in Clause 9.7.2.

“Transaction Documents”

means each of this Agreement, the Deed of Transfer, the TSA(s), the Trademark Licence Brand Management Agreement, the Relationship Agreement and any other document in the agreed form, in each case to which the relevant person is a party.

“Transaction”	has the meaning set out in Recital H.

“Transfer Condition Precedent”	has the meaning set out in Clause 9.2.

“TSA(s)”	has the meaning set out in Recital J.

“Upward Adjustment”	has the meaning set out in Section 0 of Schedule 14 (Tax Deed).

“VAT Fiscal Unity Returns”	has the meaning as set out in Schedule 14 (Tax Deed).

“VAT Fiscal Unity”	means the fiscal unity (fiscale eenheid) within the meaning of article 7, paragraph 4 of the Dutch Value Added Tax Act 1968 (Wet op de omzetbelasting 1968) between Aegon and the VAT Group Companies

586	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

“VAT Group Companies”

means Aegon Nederland N.V., Aegon Administratie B.V., Aegon Administratieve Dienstverlening B.V., Aegon Advies B.V., Aegon Bank N.V., Orange Loans B.V., Aegon Bemiddeling B.V., Aegon Cappital B.V., Aegon Global Investment Fund B.V., Aegon Hypotheken B.V., Aegon Innovation Investments B.V., NewDutch BV, Aegon Levensverzekering N.V., AMVEST Home Free B.V., Vastgoedmaatschappij Inpa B.V., Aegon Loans B.V., Aegon Schadeverzekering N.V., Aegon Spaarkas N.V., Nedasco B.V., BSB Assurantiën B.V., BSB Volmachten B.V., Ensupport B.V., Nedasco Financiële Diensten B.V., TKP Pensioen B.V.

“VAT Settlement Amount”

means an amount equal to aggregate net VAT position (being the amount of VAT payble minus the amount of VAT recoverable) in respect of the VAT Group Companies allocated to the Interim Period, which is as a result of the existence of the VAT Fiscal Unity for the account of the VAT Fiscal Unity, and which in the absence of the VAT Fiscal Unity, would have been for the account of the VAT Group Companies.

“VAT”

means within the European Union such Tax as may be levied in accordance with (but subject to derogations from) European Directive 2006/112/EC and outside the European Union any Tax levied by reference to added value, sales or consumption.

“Vereniging Aegon”	means, Vereniging Aegon, an association (vereniging) organized under the laws of the Netherlands, whose corporate seat at s-

Aegon Annual Report on Form 20-F 2022 | 587

About Aegon	Governance and risk management	Financial information	Non-financial information

Gravenhage and registered with the trade register of the Dutch Chamber of Commerce under number 40531114.

“W&I Excluded Warranties”	means any Warranties not covered by a W&I Policy.

“W&I Policy”	has the meaning set out in Clause 8.7.1.

“Warranty Claim”	means a claim for payment made by ASR or Aegon in respect of any Breach or alleged Breach.

“WCA”	means the Dutch Works Council Act (Wet op de Ondernemingsraden).

“Works Council(s)”	means the ASR Works Council and/or the Aegon Works Council (as the case may be).

Part 2	Provisions

For the purpose of this Agreement:

a.	Gender and number Words denoting the singular shall include the plural and vice versa, unless specifically defined otherwise. Words denoting one gender shall include another gender.

b.

Reference to include The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered and will be construed as meaning as “including without limitation” except to the extent specifically provided otherwise in this Agreement.

c.	Headings The headings are for convenience or reference only and are not to affect the construction of this Agreement or to be taken into consideration in the interpretation of this Agreement.

d.	Clauses, Recitals, Schedules, etc. Unless otherwise stated, Clause, Recital, Schedule or Annex means a clause (including all subclauses), a Recital, a Schedule or an Annex in or to this Agreement.

588	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

e.

Awareness Aegon Where any statement in Schedule 12 (Aegon’s Warranties) is qualified by the expression “so far as Aegon is aware”, “to Aegon’s best knowledge” or any similar expression, that expression or statement shall be deemed to apply to the actual knowledge of the members of the executive board of Aegon on the date of this Agreement.

f.

Awareness ASR Where any statement in Schedule 13 (ASR’s Warranties) is qualified by the expression “so far as ASR is aware”, “to the best knowledge of ASR” or any similar expression, that expression or statement shall be deemed to apply to the actual knowledge of the members of the executive board of ASR on the date of this Agreement.

g.

Days Unless the context clearly indicates a contrary intention, when any number of days is prescribed in this Agreement, it must be calculated exclusively of the first and inclusively of the last day unless the last day falls on a day other than a Business Day, in which case the last day will be the next succeeding day which is a Business Day.

h.

Drafting party No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision. It is acknowledged that representatives of each Party have participated in the drafting and negotiation of this Agreement.

i.

Language If there is a discrepancy between an English language word and a Dutch language word used to clarify it and then to the extent of the conflict only, the meaning of the Dutch language word shall prevail.

j.

Dutch concepts References to any Dutch legal concept in any jurisdiction other than the Netherlands shall be deemed to include the concept which in that jurisdiction most closely approximates the Dutch legal concept.

k.

Documents A reference to any document referred to in this Agreement is a reference to that document as amended, varied or supplemented (other than in breach or the provisions of this Agreement) from time to time.

l.	Subsidiary A company is a subsidiary of another company, its holding company, if that other company:

Aegon Annual Report on Form 20-F 2022 | 589

About Aegon	Governance and risk management	Financial information	Non-financial information

i.	holds a majority of the voting rights in it;

ii.	has the right, either alone or pursuant to an agreement with other shareholders or members, to appoint or remove a majority of its management board or its supervisory board (if any);

iii.	is a shareholder or member of it and controls alone or together with other persons, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

iv.	is a subsidiary of a company which is itself a subsidiary of that other company.

m.

Person References to a person shall be construed so as to include any individual, firm, company, corporation, limited liability company, trust, unincorporated organisation, entity or division, government, governmental authority, tax authority, state or agency of a state or any joint venture, association, partnership (whether or not having separate legal personality).

n.

Ordinary course of business An action taken by a person will be deemed to have been taken in the “ordinary course of business” only if such action is consistent with the ordinary course of the operations of such person; and such action is similar in nature and magnitude to actions taken in comparable situations.

o.

Arm’s length Where any provision is qualified or phrased by reference to an “arm’s length” basis or principle, such qualification or reference means the conditions which would be obtained between comparable, independent persons in comparable transactions (taking into account the assets used, the responsibilities and risks assumed and the division of benefits between the Parties) and comparable circumstances (taking into account the times and places of performance and the parties’ business strategies), thereby providing the closest approximation of the workings of the open market.

p.

Agreed form The effect of the qualification “agreed form” shall be construed so as to include “substantially in the form” or any similar expression which means that a party may impose small modifications

590	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

of a rather immaterial nature on each other Party, requiring that such other Party should not unreasonably object to such modifications. Any proposed change may be rejected by each other Party if it touches upon the material aspects of the agreement.

q.

Reasonable endeavours Where any obligation is qualified or phrased by reference to use reasonable endeavours, best efforts or wording of a similar nature, it means the efforts that a person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditious as possible and, regard shall be had, among other factors, to:

i.	the price, financial interest and other terms of the obligation;

ii.	the degree of risk normally involved in achieving the expected result; and

iii.	the ability of an unrelated person to influence the performance of the obligation.

r.

Deemed events for Tax purposes Any reference to any Event “occurring” or to any income, profits, gains, turnover or wages that are “earned, accrued, received or paid” or any Relief “arising” on or prior to a given date includes any Event that is deemed to occur, or any income, profits, gains, turnover or wages that are deemed to be earned, accrued, received or paid, or Relief that has arisen on or prior to that date for any relevant Tax purpose.

s.

Non-availability Any reference to “non-availability” or any derivative term includes and relates to any non-availability, loss, reduction, modification, cancellation, nullification, disallowance, clawback, non-payment and non-existence.

Aegon Annual Report on Form 20-F 2022 | 591

About Aegon	Governance and risk management	Financial information	Non-financial information

Schedule 3.        Agreed form of Deed of Transfer

DEED OF TRANSFER

AEGON NETHERLANDS N.V.

On this, the [date], appeared before me, Paul Cornelis Simon van der Bijl, civil law notary in Amsterdam:

[NautaDutilh employee, under proxy],

acting for the purposes of this Deed as the holder of written powers of attorney from:

1.

AEGON Europe Holding B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its corporate seat in [place], with address: [address] and trade register number: [number] (“Aegon Europe”);

2.

ASR Netherlands N.V., a public limited liability company (naamloze vennootschap) under Dutch law, having its corporate seat in [place], with address: [address] and trade register number: [number] (“ASR”); and

3.

AEGON Netherlands N.V., a public limited liability company (naamloze vennootschap) under Dutch law, having its corporate seat in [place], with address: [address] and trade register number: [number] (“Aegon NL”).

The person appearing before me, acting in the above capacities, declared the following:

DEFINITIONS

Article 1

In this Deed the following definitions shall apply:

Articles of Association	Aegon NL’s articles of association.

Business Combination Agreement	the business combination agreement concluded between, among other parties, Aegon Europe and ASR, dated the [date] day of [month] two thousand and twenty-two, a copy of which will be attached to this Deed as an annex.

Closing Payment Amount	has the meaning given thereto in the Business Combination Agreement.

Consideration	the total purchase price for the sale and transfer of the Shares as set out in Clause [3] of the Business Combination Agreement.

592	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Deed	this deed of transfer.

Parties	the parties to this Deed.

Shares	[number] ([number]) ordinary shares in the capital of Aegon NL, having a nominal value of [number] euro (EUR [number]) each and numbered [number] up to and including [number].

Aegon Europe Bank Account	has the meaning given thereto in the Business Combination Agreement.

Transfer Condition Precedent	the condition precedent (opschortende voorwaarde) constituted by receipt of the Closing Payment Amount by Aegon Europe from ASR on the Aegon Europe Bank Account, as set out and defined in clause [9.2] of the Business Combination Agreement.

Transfer Condition Subsequent	the condition subsequent (ontbindende voorwaarde) constituted by the execution of the Deed of Non-Fulfilment by the undersigned civil law notary or any of his deputies (waarnemers).

BUSINESS COMBINATION AGREEMENT

Article 2

Under the Business Combination Agreement, Aegon Europe has sold the Shares to ASR and ASR has purchased the Shares from Aegon Europe, against satisfaction and payment of the Consideration to Aegon Europe.

CONDITIONS PRECEDENT AND SUBSEQUENT

Article 3

To the extent that the Business Combination Agreement is subject to any conditions precedent (opschortende voorwaarden) and/or conditions subsequent (ontbindende voorwaarden) which have not yet been fulfilled or waived, other than the Transfer Condition Precedent and the Transfer Conditions Subsequent, the Parties hereby waive all such conditions.

ACQUISITION OF SHARES

Article 4

Aegon Europe acquired the Shares as follows:

[...].

SATISFACTION AND PAYMENT OF THE CONSIDERATION

Aegon Annual Report on Form 20-F 2022 | 593

About Aegon	Governance and risk management	Financial information	Non-financial information

Article 5

5.1	The Consideration shall be satisfied in accordance with the Business Combination Agreement.

5.2

Subject to the transfer of the Shares pursuant to this Deed and the issuance of the ASR Consideration Shares (as defined in the Business Combination Agreement) pursuant to the Deed of Issue (as defined in the Business Combination Agreement) becoming effective (for the avoidance of doubt, including through the satisfaction of the Transfer Condition Precedent), Aegon Europe grants ASR a discharge (kwijting) in respect of the satisfaction and payment of the Consideration.

SHARE TRANSFER RESTRICTIONS

Article 6

The Articles of Association contain a share transfer restriction in the form of a right of first refusal (aanbiedingsregeling). Aegon Europe is currently the sole shareholder of Aegon NL as a result of which the Shares cannot be offered to any other shareholder of Aegon NL. Aegon Europe hereby waives its rights under the share transfer restrictions with regard to the offer of Shares.

TRANSFER SUBJECT TO CONDITION PRECEDENT

Article 7

7.1

In fulfilment of the Business Combination Agreement, Aegon Europe hereby transfers the Shares to ASR and ASR hereby accepts the Shares from Aegon Europe, all subject to the Transfer Condition Precedent and the Transfer Condition Subsequent.

7.2

In accordance with the Business Combination Agreement, immediately following satisfaction of the Transfer Condition Precedent, Aegon Europe shall issue a confirmation thereof to the other parties to the Business Combination Agreement and the undersigned civil law notary. The confirmation referred to in the previous sentence shall constitute, (i) to the extent that there is any difference between the amount actually received by Aegon Europe on the Aegon Europe Bank Account and the Closing Payment Amount, an irrevocable waiver of the Transfer Condition Precedent and (ii) an irrevocable waiver of the Transfer Condition Subsequent.

7.3

If the Transfer Condition Precedent has not been satisfied prior to fourteen hours and zero minutes (14:00) Amsterdam time on the second Business Day (as defined in the Business Combination Agreement) following the date of this Deed, Aegon Europe and ASR shall enter into good faith negotiations and exert their respective best efforts in order to achieve satisfaction of the Transfer

594	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Condition Precedent at the earliest time possible.

7.4

If the Transfer Condition Precedent has not been satisfied prior to fourteen hours and zero minutes (14:00) Amsterdam time on the fifth Business Day (as defined in the Business Combination Agreement) following the date of this Deed, Aegon Europe and ASR shall instruct the undersigned civil law notary to execute (or cause the execution by one of his deputies (waarnemers) of) a notarial deed to record that the Aegon Europe and ASR have confirmed that the Transfer Condition Precedent has not been fulfilled (the “Deed of Non-Fulfilment”). As a result of the execution of the Deed of Non-Fulfilment, the Transfer Condition Subsequent has been satisfied and the Transfer Condition Precedent can no longer be fulfilled, as a consequence of which the transfer of the Shares as contemplated by this Deed shall not take effect, the ownership of the Shares will not have passed to ASR pursuant to this Deed and any condition pursuant to this Deed shall no longer apply. To the extent necessary, the Parties shall reverse the consequences of this Deed promptly following the execution of the Deed of Non-Fulfilment, unless otherwise agreed between ASR and Aegon Europe.

REPRESENTATIONS AND WARRANTIES

Article 8

The representations and warranties that have been given in connection with the transfer of the Shares are set out in the Business Combination Agreement.

ACCOUNT AND RISK

Article 9

Subject to the satisfaction of the Transfer Condition Precedent, the Shares shall be for the account and risk of ASR with effect from the first day of January two thousand and twenty-two.

RESCISSION

Article 10

Without prejudice to the transfer of the Shares contemplated by this Deed being subject to the Transfer Condition Subsequent, the Parties waive the right to rescind, or commence legal proceedings to rescind, on any ground whatsoever, the Business Combination Agreement and any other agreements underlying the present transfer of the Shares.

APPLICABILITY OF SECTION 2:94C DUTCH CIVIL CODE

Article 11

The provisions of section 2:94c of the Dutch Civil Code do not apply to the present

Aegon Annual Report on Form 20-F 2022 | 595

About Aegon	Governance and risk management	Financial information	Non-financial information

transfer of the Shares to ASR, because more than two years have passed between ASR’s first registration in the trade register and the date of execution of this Deed.

ACKNOWLEDGEMENT AND REGISTRATION

Article 12

Aegon NL has taken cognisance of and hereby acknowledges the transfer of the Shares subject to the Transfer Condition Precedent and the Transfer Condition Precedent and will immediately enter the transfer subject to the satisfaction of the Transfer Condition Precedent and the Transfer Condition Subsequent in its register. Aegon NL will update its shareholders register to reflect the satisfaction or non-satisfaction of the Transfer Condition Precedent and the Transfer Condition Subsequent.

CHOICE OF LAW AND JURISDICTION

Article 13

This Deed shall be governed by and construed in accordance with the laws of the Netherlands. Any dispute arising in connection with this Deed shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam.

CIVIL LAW NOTARY

Article 14

14.1	The Parties are aware that the undersigned civil law notary works with NautaDutilh N.V., the firm that has advised ASR in this transaction.

14.2

With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) laid down by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby explicitly consent to:

a.	the undersigned civil law notary executing this Deed; and

b.

ASR being assisted and represented by NautaDutilh N.V. in relation to the Business Combination Agreement, this Deed and any agreements that may be concluded, or disputes that may arise, in connection therewith.

FINAL STATEMENTS

The person appearing has been authorised to act three (3) powers of attorney in the form of private instruments, which will be attached to this Deed as an annex.

The person appearing is known to me, civil law notary.

This Deed was executed in Amsterdam on the date mentioned in its heading.

596	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, the person appearing declared to have taken note of the contents of the Deed, to be in agreement with the contents and not to wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.

Aegon Annual Report on Form 20-F 2022 | 597

About Aegon	Governance and risk management	Financial information	Non-financial information

Schedule 4.        Establishment of the Additional Aegon Leakage

ADDITIONAL LEAKAGE NOTICE

1.

In the event Aegon Europe does not agree to the amount of Additional Aegon Leakage included in accordance with Clause 3.8 (Additional Aegon Leakage) in the Additional Leakage Notice, Aegon Europe shall notify ASR of its objections within [20 (twenty)] Business Days upon receipt of the Additional Leakage Notice by Aegon Europe.

OPEN ISSUES

2.

If a notice has been received by ASR pursuant to Section 1 above, Aegon Europe and ASR shall try to amicably resolve the issue. Should they fail to do so within 20 (twenty) Business Days of the end of the aforesaid objection period of 20 (twenty) Business Days (the “Disagreement Date”), then any such unresolved issue (the “Open Issues”) shall be submitted to and settled by an independent expert (the “Expert”). The Parties shall use all reasonable endeavours to reach agreement regarding the identity of the person to be appointed as the Expert and to agree terms of engagement of the Expert as soon as reasonably possible. If the Parties fail to agree on an Expert and their terms of appointment within 10 (ten) Business Days of a Party serving details of a proposed Expert on the others, each party shall be entitled to request the Chairman of the Royal Netherlands Institute of Chartered Accountants (Koninklijke Nederlandse Beroepsorganisatie van Accountants) to nominate an accountant of an independent reputable firm of accountants, which accountant will then without any further delays be appointed by the Parties. The Parties shall within 20 (twenty) Business Days after such appointment submit the statements of their respective positions in writing to the Expert. The Expert shall determine the further procedural rules at his discretion.

3.

The Parties undertake to procure that the Expert shall then finally resolve the Open Issues by way of a binding advice (bindend advies) in accordance with this Agreement and notify the Parties of his decision, determining the final Additional Aegon Leakage, as promptly as possible and in any event no later than 60 (sixty) Business Days after his appointment. The Expert will determine the allocation of its fees and expenses to the respective Parties based on the inverse of the percentage that the Expert’s resolution of the disputed items (before such allocation) bears to the total amount of the disputed items as originally submitted to the Expert. (For example, if the total amount of the disputed items as originally submitted to the Expert equals EUR 1,000

598	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

(thousand euros) and the Expert awards EUR 600 (six hundred euros) in favour of ASR’s position, sixty percent (60%) of the fees and expenses of the Expert would be borne by Aegon or Aegon Europe, as the case may be, and forty percent (40%) of the fees and expenses of the Expert would be borne by ASR.)

4.

The failure of any Party to timely submit to the Expert a written statement of its position or to otherwise fail to respond to any request of the Expert for information, shall not preclude or delay the Expert’s determination of the Open Issues on the basis of the information which will have been submitted.

5.

The Parties shall, and Aegon shall procure that the Group Companies shall, give all information and assistance to the Expert, requested by the Expert, for the preparation of his binding advice. Simultaneously with providing such information to the Expert, the Parties shall provide each other with the same information, in each case to the extent permitted under applicable Law.

Aegon Annual Report on Form 20-F 2022 | 599

About Aegon	Governance and risk management	Financial information	Non-financial information

Schedule 5.        Addresses for notices

Aegon Europe Holding N.V.
Attn:	[***]
Email address:	[***]
Address:	[***]
With copy to:	[***]

Aegon N.V.
Attn:	[***]
Email address:	[***]
Address:	[***]
With copy to:	[***]

ASR N.V.
Attn:	[***]
Email address:	[***]
Address:	[***]
With copy to:	[***]

600	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Schedule 6.         Leakage Notice

To:

ASR N.V.

[●]

[date], [5 Business Days prior to Closing]

Dear addressee,

Capitalised terms and expressions used but not defined in this notice shall have the meaning ascribed thereto in Part 1 of Schedule 2 (Definitions and interpretation) to the business combination agreement relating to the combination of ASR N.V. and Aegon Nederland N.V., entered into between Aegon Europe Holding N.V., Aegon N.V., ASR N.V. and Aegon Nederland N.V. dated [●] (the “Agreement”).

This notice serves as the Leakage Notice pursuant to Clause 3.5.2 of the Agreement and sets out (in Annex 1) the relevant amounts of each item listed as Permitted Payment (Table 1), Aegon Leakage (including any corresponding Aegon Leakage Tax Benefit) (Table 2) pursuant to the Agreement in order to determine the Aegon Leakage Amount and Permitted Payments.

Please sign the enclosed copy of this letter for your acknowledgement.

Yours faithfully,

Aegon Europe Holding N.V.

By :
Title :

For acknowledgement and agreement:

ASR N.V.

Aegon Annual Report on Form 20-F 2022 | 601

About Aegon	Governance and risk management	Financial information	Non-financial information

By :	By :
Title :	Title :
Annex 1

TABLE 1: Items of Permitted Payments	Amount (excluding Taxes)	Applicable Taxes (if any)	Total Amount
[●]	EUR [●]	EUR [●]	EUR [●]
[●]	EUR [●]	EUR [●]	EUR [●]
[●]	EUR [●]	EUR [●]	EUR [●]
Aggregate Permitted Payments			EUR [●]

TABLE Items Aegon Leakage	2: of	Amount (including VAT)	VAT	Leakage VAT Benefit	Portion deductible for CIT purposes	Applicable CIT Rate	Leakage CIT Benefit	Aegon Leakage Amount (= Amount minus Leakage VAT Benefit minus Leakage CIT Benefit)	Interest amount
[●]		EUR [●]	EUR [●]	EUR [●]	[●]%	[●]%	EUR [●]	EUR [●]	EUR [●]
[●]		EUR [●]	EUR [●]	EUR [●]	[●]%	[●]%	EUR [●]	EUR [●]	EUR [●]

602	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

[●]	EUR [●]	EUR [●]	EUR [●]	[●]%	[●]%	EUR [●]	EUR [●]	EUR [●]
Aegon Leakage Amount							EUR [●]	EUR [●]

Aegon Annual Report on Form 20-F 2022 | 603

About Aegon	Governance and risk management	Financial information	Non-financial information

Schedule 7.        Cash Consideration Adjustment Notice

To:

ASR N.V.

[●]

[date], [5 Business Days prior to Closing]

Dear addressee,

Capitalised terms and expressions used but not defined in this notice shall have the meaning ascribed thereto in Part 1 of Schedule 2 (Definitions and interpretation) to the business combination agreement relating to the combination of ASR N.V. and Aegon Nederland N.V., entered into between Aegon Europe Holding N.V., Aegon N.V., and ASR N.V. dated [●] (the “Agreement”).

This notice serves as the Cash Consideration Adjustment Notice pursuant to Clause 3.4.1 of the Agreement and sets out (in Annex 1) the relevant amounts of each item listed as a permitted payment (Table 1) and the Cash Consideration Adjustment (including any corresponding ASR Leakage Tax Benefit) (Table 2) pursuant to the Agreement in order to determine the Cash Consideration Adjustment Amount.

Please sign the enclosed copy of this letter for your acknowledgement.

Yours faithfully,

ASR N.V.

By :
Title :

For acknowledgement and agreement:

Aegon N.V.

By :	By :

604	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Title :	Title :
Annex 1

TABLE 1: Items of Permitted payments	Amount (excluding Taxes)	Applicable Taxes (if any)	Total Amount
[●]	EUR [●]	EUR [●]	EUR [●]
[●]	EUR [●]	EUR [●]	EUR [●]
[●]	EUR [●]	EUR [●]	EUR [●]
Aggregate permitted payments			EUR [●]

TABLE Items of Cash Consideration Adjustment	2:	Amount (including VAT)	VAT	VAT related Tax Benefit	Portion deductible for CIT purposes	Applicable CIT Rate	CIT related Tax Benefit	Leakage Amount (= Amount minus Leakage VAT Benefit minus CITrelated Tax Benefit)	Interest amount
[●]		EUR [●]	EUR [●]	EUR [●]	[●]%	[●]%	EUR [●]	EUR [●]	EUR [●]
[●]		EUR [●]	EUR [●]	EUR [●]	[●]%	[●]%	EUR [●]	EUR [●]	EUR [●]
[●]		EUR [●]	EUR [●]	EUR [●]	[●]%	[●]%	EUR [●]	EUR [●]	EUR [●]
Cash Consideration Adjustment Amount								EUR [●]	EUR [●]

Aegon Annual Report on Form 20-F 2022 | 605

About Aegon	Governance and risk management	Financial information	Non-financial information

Schedule 8.         Third party approvals

1.	the change-of-control provision included in [***];

2.	the change-of-control provision included [***];

3.	the change-of-control provision included in [***];

4.	the change-of-control provision included in [***];

5.	the change-of-control provision included in [***];

6.	the change-of-control provision included in [***];

7.	the change-of-control provision included in [***];

8.	the change-of-control provision included in [***]; and

9.	the change-of-control provision included in [***].

606	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Schedule 9.        Announcements

        Part 1 – ASR Accouncement

[***]

    Part 2 – Aegon Announcement

[***]

Aegon Annual Report on Form 20-F 2022 | 607

About Aegon	Governance and risk management	Financial information	Non-financial information

Schedule 10.        Closing Actions

At or prior to Closing the Parties shall take such action and shall sign such documents as shall be required to be taken or signed in order to complete the Transaction, including in any event:

a.

delivery of a statement by ASR to the effect that the Condition Precedents set out in Clause 7.1o and Clause 7.1p, the Competition Condition, the ASR Regulatory Conditions, and the ASR Shareholder Approval Condition are satisfied in all respects;

b.	delivery of a statement by Aegon to the effect that the Aegon Regulatory Conditions, the Aegon Shareholder Approval Condition are satisfied in all respects;

c.

delivery of evidence, in a form satisfactory to ASR, by Aegon that CF Tilburg Holdings Ltd., the landlord of the property leased by Aegon NL at Thomas R. Malthusstraat 1-3, Amsterdam, the Netherlands, has been notified about the Transaction;

d.	execution of agreed form Relationship Agreement;

e.	execution of Brand Governance Agreement;

f.	execution of TSA(s); g. execution of Framework Asset Management Agreement;

h.	delivery of a statement by Aegon to ASR that, with effect as of Closing, (i) all Intercompany Payables and (ii) all Intercompany Receivables, have been fully settled;

i.

delivery by Aegon to ASR of (a) copies of the written releases by (i) Aegon and/or any Related Person of Aegon, as applicable, and (ii) any third party creditor including lenders, as applicable, of all obligations (actual and/or contingent) assumed by the Group Companies under joint financing agreements, guarantees issued by the Group Companies or any other form of security granted or joint liability assumed by the Group Companies for the benefit of Aegon and/or any Related Person of Aegon or (b) a statement by Aegon stating that the Group Companies do not have any such obligations or liabilities;

608	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

j.

delivery by Aegon to ASR of copies of written undertakings by Aegon and each member of the Aegon Group in which such company confirms that it has no recourse claim (regresvordering) against any Group Company and to the extent it has such recourse claim it waives such recourse claim unconditionally without any consideration;

k.	delivery to Aegon by ASR evidence of the due satisfaction of the ASR Shareholder Approval Condition;

l.	delivery to ASR by Aegon evidence of the due satisfaction of the Aegon Shareholder Approval Condition;

m.	delivery to ASR by Aegon evidence of the due satisfaction of the Aegon Works Council Condition;

n.	subject to ASR having been able to take out the W&I Policy in accordance with Clause 8.7 (W&I insurance), delivery by ASR to Aegon a of copy of the signed W&I Policy;

o.	subject to Aegon having been able to take out the W&I Policy in accordance with Clause 8.7 (W&I insurance), delivery by Aegon to ASR a of copy of the signed W&I Policy;

p.

the delivery of evidence, in a form satisfactory to ASR, by Aegon that SCOR Rückversicherung Deutschland | Niederlassung der SCOR SE has been notified about the Transaction in accordance with the notification obligation included in the reinsurance agreement dated 23 December 2020.

q.	the execution of the written shareholders’ resolutions of the Group Companies appointing new Directors for the Group Companies, effective as per the satisfaction of the Transfer Condition Precedent;

r.

adoption of resolutions by (i) the ASR Executive Board to issue the ASR Consideration Shares, to exclude any pre-emption rights in connection therewith and to charge the nominal value of the ASR Consideration Shares against ASR’s reserves and (ii) the ASR Supervisory Board to (a) approve such resolutions of the ASR Executive Board and (b) re-appoint the current ASR CEO as member of the ASR Executive Board and as CEO of the ASR Group as from and conditional upon Closing for a maximum period ending at the close

Aegon Annual Report on Form 20-F 2022 | 609

About Aegon	Governance and risk management	Financial information	Non-financial information

of the first general meeting of ASR held after 4 (four) years have passed since the Closing Date;

s.

delivery to the Notary of executed and, to the extent required by the Notary, notarised and apostilled powers of attorney for the execution of the Deed of Transfer, all to the satisfaction of the Notary;

t.	delivery of the original and up-to-date shareholders register of the Company to the Notary;

u.	execution of the Deed of Issue, effectiveness subject to the Transfer Condition Precedent;

v.	execution of the Deed of Transfer. Aegon shall procure that Aegon NL shall acknowledge the transfer of the Shares on the Closing Date by co-signing the Deed of Transfer;

w.	within 240 (two hundred and forty) minutes after having been notified of the execution of the Deed of Transfer, payment of the Closing Payment Amount to the Aegon Europe Bank Account;

x.	immediately following receipt by Aegon Europe from ASR of the Closing Payment Amount, a confirmation in writing thereof to the other Parties and the Notary;

y.	upon satisfaction of the Transfer Condition Precedent, issuance of the ASR Consideration Shares.

610	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

    Schedule 11.   Term Sheet Trademark Licence Brand Management Agreement

PROJECT AURELIUS

TERM SHEET FOR TRADEMARK TRANSFER, TRADEMARK LICENSE AND BRAND

MANAGEMENT AGREEMENT

This non-exhaustive term sheet (“TLBMA Term Sheet”) sets out the principles for (i) the transfer of certain trademarks and domain names from AEGON N.V. (“AEGON”) to AEGON Nederland N.V. (“AEGON NL”) and (ii) two intended trademark license and brand management agreements (each a “TLBMA”) for a transition period after the Closing Date.

The transfer of trademarks and domain names concerns those trademarks and domain names that are exclusively used in the business that will transfer to ASR NEDERLAND N.V. (“ASR”). This does not include any AEGON trademarks or any domain names that contain the AEGON name. It is currently foreseen that such assignment will take place by way of informal capital contribution (immediately) prior to Closing.

In addition, this document foresees in the negotiation of two TLBMAs. One TLBMA will be concluded between the AEGON entity that owns the relevant trademarks as licensor and an ASR entity as licensee, and will concern the grant of a license under the AEGON trademarks for the continuation of the mortgages and pension business by ASR (the “AEGON TLBMA”). The other TLBMA will be concluded between the ASR entity that owns the ASR trademarks, as licensor, and AEGON as licensee, and will concern the granting of a license under the ASR trademarks for specific asset management activities (including the mortgage fund) (the “ASR TLBMA”).

With respect to the TLBMAs, it is envisaged that the terms and conditions of the TLBMAs will be mirrored as much as possible. Therefore, the key terms of both TLBMAs are set out in this one term sheet. Where different approaches are proposed, these will be clearly marked in the term sheet below.

In addition, it is proposed that the Transitional Services Agreement includes arrangements for making available certain AEGON domain names and AEGON social media accounts for a transitional period, e.g. to re-route customers.

The Parties will negotiate and conclude the relevant agreements in line with this term sheet between the date of signing of the business combination agreement (“BCA”) and the Closing Date.

Aegon Annual Report on Form 20-F 2022 | 611

About Aegon	Governance and risk management	Financial information	Non-financial information

ASSIGNMENT OF TRADEMARKS AND DOMAIN NAMES

No	Topic	Proposed terms and discussion points
General
1.	Parties	• Assignor: AEGON N.V.

• Assignee: AEGON Nederland N.V.

[Parties to be confirmed between Signing and the Closing Date]
2.	Assignment	Assignor will assign to Assignee (by way of informal capital contribution):

• registrations of trademarks exclusively used in the business that will transfer to ASR (excepting any registrations of the AEGON trademark)

• registrations for domain names exclusively used in the business that will transfer to ASR (excepting any domain names containing the AEGON trademark/wordmark)

• exhaustive lists to be prepared and updated prior to Closing

Assignment includes:

• all rights to sue for past, current and future infringement, and to claim related remedies, such as damages

• priority rights to relevant trademark applications (if any)

All jointly the “Transferred IP”.
3.	[Prior commitments]	• Assignment will be subject to relevant existing prior commitments in relation to the Transferred IP, such prior commitments to be identified and discussed between Signing and the Closing Date
4.	Recordal	Assignee to ensure recordal of the assignment of the Transferred IP in the relevant registers for intellectual property
5.	Further assurances	Conventional further assurances obligations on Assignor to assist Assignee, at Assignee’s reasonable request, in recording, effectuating or perfecting the Assignee’s rights and title to the Transferred IP
6.	Representations	Assignor represents that all registration fees due for the Transferred IP have been paid.

612	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

TLBMA TERM SHEET

No	Topic	Proposed terms and discussion points
General
1.	Parties	In the AEGON TLBMA

• Licensor: AEGON N.V.

• Licensee: [ASR entity yet to be determined]

In the ASR TLBMA

• Licensor: [ASR Nederland N.V.]

• Licensee: [AEGON N.V.]

[Parties to be confirmed between Signing and the Closing Date]
Scope of License
2.	Licensed Trademarks	In the AEGON TLBMA:

• [AEGON] word mark

• [AEGON] device mark

In the ASR TLBMA:

• [ASR] word mark

• [ASR] device mark

The “Licensed Trademarks”

[Trademarks to be further confirmed between Signing and the Closing Date]
3.	Licensed Field	[To be further refined between Signing and the Closing Date]

In the AEGON TLBMA

• Mortgage products (provision of loans secured by mortgages) as part of the existing mortgage business of AEGON NL

•  Management and provision of pension products as part of the existing pension products business of AEGON NL, which includes defined benefits products (DB), defined contributions products (DC), AEGON Cappital (PPI)

• Licensed Field does not include current business units of ASR (no re-branding of ASR products to AEGON trademarks permitted)

Aegon Annual Report on Form 20-F 2022 | 613

About Aegon	Governance and risk management	Financial information	Non-financial information

•  For the avoidance of doubt: continuation of business includes new sales of products and services under the AEGON trademarks that are consistent with the current business activities in the Licensed Field

• For all other activities for which the AEGON trademark is currently used but are not part of the Licensed Field, please refer to the phase-out arrangements, below.

In the ASR TLBMA

• Asset Management activities
4.	Basic terms of	• Exclusive[1]

	license	[Subject to further confirmation of any granted licenses between Signing and the Closing Date]

• Non-transferable, with the exception of transfers to affiliates

• Not capable of being encumbered, except for the financing or re-financing of the contemplated transaction[2]

• Indivisible
5.	No license fees	No license fees will be due in consideration for the license granted in the TLBMA

[Possibilities and implications subject to tax review, to be further clarified between Signing and the Closing Date]
6.	Sub-licenses	• Sub-licensable to subsidiaries of the Licensee

•  [To the extent licenses were granted to third parties prior to Closing Date as part of the business of Licensee and its Affiliates (e.g. to agents or other contract parties in the Licensed Field), the applicable TLBMA should provide for the same possibilities by means of sub-licensing][3]

• Licensee remains fully responsible for acts and omissions of sub-licensees, and must ensure compliance

• If a sub-licensee (other than to the extent permitted pursuant to the second bullet, above) ceases to be a subsidiary, the sub-license must end automatically
7.	Territory	• the Netherlands
General obligations Licensees and subsidiaries / affiliates / sub-licensees

614	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

8.	Protection of reputation	• Licensee shall not do or omit anything which may damage or harm the prestige, validity or reputation of the Licensed Trademarks or the prestige and reputation of Licensor and its affiliates

•  In case the reputation of the Licensed Trademarks or Licensor or any of its affiliates are materially damaged as a result of Licensee’s use of the Licensed Trademarks or reasonably to be expected to be so damaged, Licensor may suspend the relevant license until the issue is resolved. However, Licensor may only suspend the relevant license if Licensee failed to take the following actions:

o without undue delay take all actions reasonably necessary to resolve the issue, and

o   confirm ultimately within 14 (fourteen) days after having been notified of such issue by Licensor that Licensee will cure such issue, outlining the steps already taken and yet to be taken by Licensee to ensure such cure and the timing of those steps.

In its notification, Licensor must clearly set out on what basis the reputation of the Licensed Trademarks or Licensor or any of its affiliates are or are reasonably to be expected to be materially damaged.

9.	Use obligation	AEGON TLBMA only

• ASR must use the Licensed Trademarks in the ordinary course of business in the Licensed Field during the Term

• ASR shall use the Transferred IP in the ordinary course of business throughout the three years following the Closing Date

10.	Quality and compliance

•  The Licensee shall maintain a high quality level for the products, services and sales/marketing activities covered by the License, which shall be consistent with the level of quality offered during the 24 months preceding the Closing Date and consistent with any reasonable instructions and guidelines provided by the Licensor

•  The Licensee shall not engage in any business activities under the Licensed Trademarks that are not consistent with the quality standards, risk standards, risk appetites, marketing strategies, sales strategies, communication strategies, or customer care or handling standards as were

Aegon Annual Report on Form 20-F 2022 | 615

About Aegon	Governance and risk management	Financial information	Non-financial information

applied by the Licensee in relation to its own brands during the 24 months preceding the Closing Date

• The Licensee shall comply with all applicable laws, regulations and regulatory guidance
11.	Use of Licensed Trademarks	In respect of all use of the Licensed Trademarks, the Licensee shall ensure compliance with the reasonable instructions of the Licensor, as well as the following:

In the AEGON TLBMA

• AEGON Global Brand Policy

• AEGON Netherlands Brand Manual

• [●]

In the ASR TLBMA

• [●]

[Policy/Manual to be further provided and confirmed between Signing and the Closing Date]
12.	Acknowledgements of licensee	• All rights and title to the Licensed Trademarks will solely vest in the Licensor
• All goodwill in the Licensed Trademarks will accrue to the Licensor

• The only rights that Licensee obtains in relation to the Licensed Trademarks are the rights expressly granted in the relevant TLBMA

13.	Other obligations	• The Licensee shall not, and shall not incite or enable others to:

o challenge the validity or ownership of the Licensed Trademarks

o use, file or register any signs that are identical to or confusingly similar to any of the Licensed Trademarks
Audit rights
14.	Audit Rights	Conventional audit rights for the Licensor and cooperation obligations of the Licensee to be included to verify compliance with terms and conditions of the TLBMA

616	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Registration, defence and enforcement of the Licensed Trademarks
15.	Maintenance of the Licensed Trademarks	• The Licensor shall pay all relevant renewal fees for maintenance of the Licensed Trademarks in time
16.	Recordal right	• Licensee may record the license in relation to the Licensed Trademarks in the relevant offices for intellectual property
17.	Infringement of the Licensed Trademarks by third parties

•  Licensee to notify the Licensor if it finds potential cases of infringement of the Licensed Trademarks by third parties

•  The Licensor has sole discretion regarding the enforcement of the Licensed Trademarks against third party infringers. If the Licensor chooses not to initiate legal action against potential third party infringement, the Licensee may prosecute such infringement, provided that (i) the Licensee adheres to all reasonable instructions and requests from the Licensor, and (ii) the Licensee has obtained a positive advice from an experienced IP lawyer with a good reputation from which it follows that there is a reasonable chance of success in litigation that the third party concerned is held to infringe the Licensed Trademark and that possible arguments against the validity of the Licensed Trademark should not reasonably refrain the Licensor from initiating legal proceedings, costs of any such litigation to be borne by Licensee. If Licensee initiates proceedings, Licensor may join those proceedings at its own expense.

•  The Licensee may, at its own expense, join any legal proceedings initiated by the Licensor and claim damages suffered by Licensee and its sublicensees

18.	Cooperation / provision of information by Licensee	The Licensee shall provide information and support reasonably requested by the Licensor to support the Licensor in its defence, enforcement or maintenance of the Licensed Trademarks (including providing proof of genuine use of the Licensed Trademarks)
Liability
19.	Indemnification by Licensee	The Licensee shall indemnify the Licensor and the Licensor’s affiliates, and their respective employees, directors and agents against losses and third party claims relating to Licensee’s use of the Licensed Trademarks to the extent such use is in breach of Licensee’s obligations under the agreement.

Aegon Annual Report on Form 20-F 2022 | 617

About Aegon	Governance and risk management	Financial information	Non-financial information

20.	No warranties	• No warranties (other than granted under the Business Combination Agreement)
Term and Termination
21.	Term	For the AEGON TLBMA

• 3 years from the Closing Date (unless parties agree otherwise in writing)

• Automatic termination at the expiry of that term

For the ASR TLBMA

• Term of the license to be linked to the term of the Framework Asset Management Agreement

22.	Termination rights either party	Each party may terminate the agreement in case of:

•  material breach of any obligation of the other party pursuant to the TLBMA (in case the breach can be remedied: allowing for a period for remedy or – in case remedy takes longer – preparation of remedy plan)

• continued force majeure event on the side of the other party

• insolvency-related events on the side of the other party

• change of control over the other party

For the ASR TLBMA

• The Licensee may terminate the TLBMA with at least one year’s prior written notice

• Each party may terminate the TLBMA if the FAMA is terminated, with effect on the same date as on which the FAMA is terminated

23.	Phase-out	• In case of termination or expiration of the agreement, the Licensee has a reasonable best effort obligation to phase out the use of the Licensed Trademarks as quickly as reasonably feasible

•  Phase-out must in any case be completed within three (3) years for the AEGON TLBMA and within two (2) years for the ASR TLBMA (such period the “Phase-Out Period”) after the termination/expiration takes effect

• A mechanism needs to be agreed on in the TLBMA for discussion of cases where parties jointly agree that re- branding is practically impossible or unreasonably onerous

• Both in case of termination and in case of expiry of the

618	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

TLBMA, Licensor will be consulted and updated every three (3) months on the phase-out activities, outstanding action items

• Licensee shall incorporate and accommodate any reasonable concerns or objections that Licensor may have in relation to the phase-out

•  Licensee shall ensure that the new trademarks that it will adopt instead of the Licensed Trademark will have their own distinctive character and will not allude or refer in any way to the Licensed Trademarks

• To the extent the Licensee makes use of the Licensed Trademarks during the Phase-Out Period, the Licensee has the same obligations in respect of such use as it has during the Term

In the AEGON TLBMA

•  The arrangements set out above also apply to business activities in which the AEGON trademarks were used prior to the Closing Date, but that do not form part of the Licensed Field. For those cases, the Phase-Out Period starts upon the Closing Date.

Miscellaneous

24.	General	General and conventional miscellaneous clauses to be added, including regarding:

• Notices

• Entire agreement

• Validity and severability

• Confidentiality

• Amendment and waivers

25.	Assignment	• Agreements and specific rights and obligations are not capable of assignment without the consent of the other party, and are not capable of being encumbered

•  If Licensor transfers any of the Licensed Trademarks, the agreement must also be assigned or (in case of transfer of part of the Licensed Trademarks) the transferee of the Licensed Trademarks must accept being bound by the terms and conditions of the relevant TLBMA

Aegon Annual Report on Form 20-F 2022 | 619

About Aegon	Governance and risk management	Financial information	Non-financial information

Governing Law and Competent Court

26.	Governing law / forum	Consistent with the Business Combination Agreement

***

620	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Schedule 12. Aegon’s Warranties

1.	AEGON

1.1	Each of Aegon and Aegon Europe was duly incorporated and validly exists under the laws of the Netherlands.

1.2

Each of Aegon and Aegon Europe has the requisite power and authority (corporate and other) to execute this Agreement and any other agreements contemplated herein to which it is a party and to consummate the Transaction. The execution of this Agreement and the agreements contemplated herein have been duly authorised by all requisite corporate action and save as set forth in this Agreement, no consents, approvals, orders or authorisations of, or registrations, declarations or filings with, any person are required in connection with the entering into of this Agreement, or of the agreements contemplated herein.

1.3

The entering into and performance by Aegon and Aegon Europe of the Transaction Documents will not result in a breach of any provision of their constitutional documents, any Applicable Law or any resolution of the Aegon Executive Board or other corporate body or of Aegon’s shareholders.

1.4

The Transaction Documents and all other agreements and obligations undertaken in connection with the Transaction constitute or will constitute, following the execution thereof, the valid and legally binding obligations of Aegon and Aegon Europe, enforceable against it in accordance with their respective terms.

1.5

Each of Aegon and Aegon Europe is not insolvent nor has been declared bankrupt, and no action or request is pending to declare Aegon or Aegon Europe bankrupt or to make Aegon or Aegon Europe subject to any proceeding contemplated by contemplated by any applicable bankruptcy law.

2.	THE SHARES, SUBSIDIARY SHARES AND GROUP COMPANIES

2.1

Aegon Europe has full legal and beneficial title (juridisch en economisch gerechtigde tot) to the Shares. The Shares constitute the whole of the issued and outstanding share capital of Aegon NL. Aegon NL has, directly or indirectly, full legal and beneficial title (juridisch en economisch gerechtigde tot) to the Subsidiary Shares and the Minority Shares in the manner set out in Schedule 1 (Aegon NL Group Companies). There are no outstanding depository receipts in

Aegon Annual Report on Form 20-F 2022 | 621

About Aegon	Governance and risk management	Financial information	Non-financial information

relation to the Shares.

2.2

Each of the Shares and each of the Subsidiary Shares and the Minority Shares have been properly and validly issued and upon execution of the Deed of Transfer will be fully paid up, free and clear of any Encumbrances.

2.3	The shareholders register of each Group Company correctly and completely reflects the current shareholdings of the respective Group Company.

2.4

Except for the Transaction Documents, there are no options, warrants, rights, agreements, pledges, calls, puts, rights to subscribe, conversion rights or other arrangements or commitments to which any of the Group Companies is a party or which is binding upon any of the Group Companies providing for the issuance, disposition or acquisition of any of its capital or any rights or interests exercisable therefor, and there are no equity appreciation, phantom equity, profit sharing or similar rights with respect to any of the Group Companies. No Group Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or revoke any shares in its capital. There are no outstanding depositary receipts (certificaten) in relation to the Shares.

2.5	Each of the Group Companies was duly incorporated and validly exists under the laws of the Netherlands.

2.6

No proposal has been made or resolution adopted for a statutory merger (juridische fusie), division (splitsing), conversion (omzetting) into another legal form, transfer of the corporate seat (zetelverplaatsing) or a similar arrangement under the laws of any applicable jurisdiction, of any of the Group Companies.

2.7	Other than the obligations resulting from the Transaction Documents and the restrictions set out in the constitutional documents of the relevant Group Companies, there are:

a.	no obligations with respect to any of the Shares or any of the Subsidiary Shares restricting the transfer of any such shares or the payment of dividends by the Group Companies;

b.	no agreements or arrangements binding on the Group Companies that require approval for transfer of any of the Shares or any of the Subsidiary Shares or payment of dividends by the Group Companies; and

622	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

c.	no agreements or arrangements (including proxies) that could prevent the exercise of the voting rights connected to any of the Shares or any of the Subsidiary Shares by ASR after Closing.

2.8

No Group Company has been (a) declared bankrupt under Applicable Law, (b) granted a moratorium of payments, (c) made subject to any dissolution, liquidation, insolvency or reorganisation proceedings, (d) involved in negotiations with its creditors or taken any other step with a view to the readjustment or rescheduling of (part of) its debts (other than in the ordinary course of business and consistent with past practice in relation to asset and liability management (ALM) or investment activities), nor has, to Aegon’s best knowledge, (e) any third party applied for a declaration of bankruptcy or any such similar arrangement of any Group Company under Applicable Law or (f) any event occurred which, under Applicable Law, would justify any of the foregoing.

2.9	None of the Group Companies is subject to any emergency regulation (noodregeling) in the Netherlands or similar regime in any jurisdiction other than the Netherlands.

2.10	Each of the Group Companies has kept its books in accordance with Applicable Law in all material respects during the past 7 (seven) year.

2.11

No Group Company has any branches or interests in other persons, other than those specified in Schedule 1 (Aegon NL Group Companies) and other than interests in other persons held in the ordinary course of business of the Group for investment purposes from time to time. No Group Company is a group company (groepsmaatschappij) of any other company other than any of the Group Companies and none of them is a party to any partnership agreement (vennootschap onder firma, commanditaire vennootschap, maatschap or equivalent under any Applicable Law).

2.12

There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transaction or any of the transactions contemplated by the Transaction Documents based on any contract to which any of the Group Companies is a party or that is otherwise binding upon any of the Group Companies or paid or payable by any of the Group Companies, other other than any fees of the advisors that fall under the definition of Aegon Leakage as defined in Clause 3.5.1f.

3.	ACCOUNTS, MANAGEMENT ACCOUNTS AND POSITION SINCE

Aegon Annual Report on Form 20-F 2022 | 623

About Aegon	Governance and risk management	Financial information	Non-financial information

THE DATE OF THE MANAGEMENT ACCOUNTS

3.1	The Accounts:

a.

have been prepared in accordance with Applicable Law and the Accounting Principles applied on a basis consistent with that applied with respect to the annual accounts for the preceding 3 (three) financial years of the Group Companies;

b.

give a true and fair view (getrouw beeld) of the assets, liabilities, financial position, solvency, liquidity and results of operations of Aegon NL and, on a consolidated basis, of all the other Group Companies at the date and for the period indicated in the Accounts;

c.	have been audited by a certified auditor who has rendered an auditor’s certificate without qualification;

d.	have been duly filed in accordance with applicable Law; and

e.	are not distorted or affected by transactions with persons directly or indirectly related to Aegon.

3.2

The Management Accounts are included in the Data Room and have been prepared in good faith and in accordance with the Accounting Principles applied on a basis consistent with that applied with respect to the annual accounts for the preceding 3 (three) financial years of the Group Companies.

3.3	In the period starting at the Effective Date and ending on the date before the date of this Agreement:

a.	each Group Company has carried on its business in the ordinary course of business without any material interruption or material alteration in its nature, scope or manner; and

b.

no Group Company has amended its investment policy (beleggingsbeleid) and there has been no deliberate deviation from the investment policy of any of the Group Companies as in force on the Effective Date, in each case to the extent these have, or are expected to have, a material adverse impact on the business of the Group, or the business of the Combined Group as from Closing; and none of the actions or events as referred to in Clause 8.3.2 have been taken or

624	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

occurred, or are agreed to be taken or occur, to the extent these (i) would require the consent of ASR if they had been taken or had occurred after the execution of this Agreement, taking into account Clause 8.3.5, and (ii) have, or are expected to have, a material adverse impact on the business of the Group as a whole.

4.	FINANCIAL AGREEMENTS

4.1

Complete and accurate details of all financial facilities and similar financing agreements as outstanding or available to the Group Companies have been provided in the Data Room (the “Financial Agreements”).

4.2

Each of the Group Companies, to the extent that it is a party to a Financial Agreement, is in compliance in all material respects with such Financial Agreement and has performed all material obligations required to be performed under such Financial Agreement. In the past three (3) years, no event of default has occurred under any Financial Agreement.

4.3

The Group Companies have not received any written notice with an actual or alleged default or to early repay (or repay for the Financial Agreements relating to any borrowing or indebtedness which is repayable on demand) under any Financial Agreement.

5.	AGREEMENTS AND COMMITMENTS

5.1	The Data Room contains correct copies of the Aegon Material Contracts, including all material amendments, extensions, addenda and side letters thereto.

5.2

All Aegon Material Contracts are legally valid, binding and enforceable in accordance with their respective terms and are in full force and effect and the Group Companies, and to Aegon’s best knowledge, the relevant counterparties are in material compliance with such agreements.

5.3	No customer or supplier that is a party to any of the Aegon Material Contracts has given notice to Aegon that it intends to terminate the relevant Aegon Material Contract.

5.4	No Group Company is a party to:

a.

any cooperation agreement, including but not limited to joint venture agreements, shareholders’ agreements, consortium agreements, profit sharing agreements or agreements for joint research or development; or

Aegon Annual Report on Form 20-F 2022 | 625

About Aegon	Governance and risk management	Financial information	Non-financial information

b.

any agency agreement, distribution agreement, franchise agreement, exclusive sales agreement, exclusive purchase agreement or any agreement under which it has non-compete obligations that are expected to materially restrict the business of the Group as from Closing.

5.5

The Group Companies are not in default under any Aegon Material Contract. To the best knowledge of Aegon, no party to any agreement with any of the Group Companies is in default thereunder in such a manner as to adversely affect the financial or commercial position of any of the Group Companies and, to Aegon’s best knowledge, no circumstances exist that could have such effect.

5.6

No Group Company either acts as a material surety for, or has issued any material guarantee or provided any material security in favour of, any third party, Aegon or Aegon Europe, or agreed to do any of the foregoing, except in the ordinary course of business.

6.	COMPANY PROPERTY

6.1	No material item of Aegon NL Property owned by the Group Companies is subject to any Encumbrances, leases, options to lease or rights of use or retention of title.

6.2

The Group Companies are entitled to the unrestricted use of all material Aegon NL Property required to enable the Group Companies to conduct their business as they are currently conducted, and such property is in a good state of maintenance and repair.

7.	REAL PROPERTY

7.1

The Real Property Owned comprises all real property owned by the Group Companies, other than real property owned for investment purposes (including investments on behalf of policy holders). No real property is held by the Group Companies pursuant to a long lease (erfpacht).

7.2	No Real Property Owned is subject to any Encumbrances, other than as disclosed in the Data Room.

7.3	The Real Property Owned has not been sold nor has any Group Company agreed to sell any Real Property Owned or grant a (sub) long lease in respect of any

626	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Real Property Owned. No lease agreements, purchase options, rights of first refusal or other preferential purchase rights exist in relation to Real Property Owned.

7.4

No governmental subsidy has been requested or granted with respect to any Real Property Owned which is subject to any condition in connection with the use and general classification that has not yet been fulfilled. During the 5 (five) year period preceding the date of this Agreement there have been no applications for a governmental subsidy which have been rejected by the competent Authority.

7.5

The terms and conditions on which the Real Property Rented has been rented are included in the Data Room and there are no other agreements, whether verbal or in writing, pertaining to the Real Property Rented exist with the lessors thereof and no other obligations have been assumed by any Group Company relating to the Real Property Rented.

7.6

Each Group Company has complied with all obligations arising from the lease agreements to which it is a party which have become due. There are no rent disputes pending or threatened relating to the Real Property Rented.

7.7

No Real Property Rented has been leased by any Group Company to any person other than the Group Companies and no other right of (sub-)lease, use or enjoyment in respect of any of the Real Property Rented has been granted or promised by any Group Company to any person other than the Group Companies.

7.8

The Real Property is not subject to any easements (erfdienstbaarheden), personal obligations attached to such property (kwalitatieve verplichtingen), “perpetual clauses” (kettingbedingen) or similar rights or obligations applicable under the relevant jurisdiction, other than as disclosed in the Data Room.

7.9

Any approval required to be obtained by the lessors of any of the Real Property Rented from any relevant mortgagees or owners has been expressly given and has neither been withdrawn nor will such approval be withdrawn as a result of the Transaction.

7.10	No Group Company has made any material changes to the Real Property Rented which, by the end of the relevant lease agreement, must be undone.

Aegon Annual Report on Form 20-F 2022 | 627

About Aegon	Governance and risk management	Financial information	Non-financial information

7.11

The present use of any of the Real Property is not restricted or impaired by any supranational, national, provincial, municipal or other laws, regulations or other rule of general application or administrative, criminal or civil decisions, orders, or measures, emanating from any Authority.

7.12	The Real Property is fit for its present use and in good state of maintenance and repair.

8.	EMPLOYEES AND PENSIONS

8.1

The Data Room contains a materially complete list of all employees of the Group Companies (the “Employees”) and persons working for the Group on the basis of a management agreement or an agreement for the rendering of services (overeenkomst tot het verrichten van enkele diensten) as per the date of this Agreement, specifying duration of employment/engagement with the Group Companies, the formal employer, salary and current position.

8.2

Since the Effective Date, no Key Employee of any Group Company has given, or has been given, notice of termination of his employment or service agreement, nor have, in respect of any such Key Employee, rescission proceedings been started or has the employment agreement or service agreement been rescinded (ontbonden).

8.3	Each Group Company has complied with its material legal obligations to applicants for employment, its employees and former employees, any relevant trade union and its works council (if in place).

8.4

No Group Company has any obligations under any bonus, profit sharing, savings, redundancy or exit arrangements, share option or stock appreciation rights schemes or share repurchase schemes or any similar arrangements in existence for towards or for the benefit of any (former) employee, any (former) director or any (former) contractor. To the extent any Group Company has any such obligations, the signing or execution of the Transaction Documents does not increase or accelerate any such obligation.

8.5

Since the Effective Date, no material change has been made in the rate of the emoluments of any employee of any Group Company, other than increases in the ordinary course of business, and other than changes as a result of the new collective labour agreement applicable to the Group.

8.6	Other than in the ordinary course of business, no Group Company has made any

628	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

loan to any employee of any Group Company, which is outstanding.

8.7

There is no material dispute pending or, to the best knowledge of Aegon, threatened between any of the Group Companies and its Employees and former employees, and there is no dispute with any relevant trade union or works council.

8.8	All holidays the Employees are entitled to in respect of the period up to the Effective Date have either been used, compensated or have been adequately provided for in the Accounts.

8.9

The Group Companies have in all material respects complied with all their obligations with regard to salaries, wages, commissions, overtime pay, holiday pay, sick pay accrued entitlement under incentive schemes and national insurance contributions and other benefits of or connected with employment when they fell due.

8.10

No works council has been instituted for any enterprise of the Group Companies. No Group Company is a party to any agreement with any representative body or employees or with any Employee with respect to collective representation of employees.

8.11

The Data Room contains an overview of all material pension arrangements of the Group Companies (the “Pension Arrangements”). The Pension Arrangements apply to all (former) employees and (former) directors of the Group Companies and no Group Company is a party to any pension arrangement relating to any (former) employees or (former) director, including pension insurance or excess (excedent) insurance, other than the Pension Arrangements.

8.12

As per the Effective Date, all premiums, contributions and costs in relation to Pension Arrangements which were due immediately prior to the Effective Date, have been paid by the relevant member of the Aegon Group or have been adequately provided for in the Accounts.

8.13	All requirements under the Pension Arrangements have been materially complied with by the Group Companies.

9.	INFORMATION TECHNOLOGY

9.1	Each Group Company is entitled to use all Hardware that it uses. Each Group

Aegon Annual Report on Form 20-F 2022 | 629

About Aegon	Governance and risk management	Financial information	Non-financial information

Company has at its disposal and has a right to use the Standard Software that it uses, such licenses are in full force and effect and have been complied with in all material respects. The Group Companies are not in material breach as a result of or in connection with this Agreement of material contracts in connection with the use of all Hardware or Standard Software.

9.2

To the best knowledge of Aegon, each of the Group Companies have paid all applicable fees related to the Standard Software on time and in full and also otherwise complies with all material terms of any licenses (including open-source licenses) applicable to the Standard Software.

9.3	The Group has at its disposal and owns all rights (including property rights and IP Rights) to the data created by means of the Standard Software and the carriers on which such data is stored.

9.4

To the best knowledge of Aegon, at the Closing Date all third-party dependencies present in the Customised Software and the Customer Software as a result of any open-source software incorporated therein are up to date and, to the best knowledge of Aegon, there are no critical security vulnerabilities present in the Customised Software and the Customer Software.

9.5

All rights referred to in Sections 9.1 and 9.3 are free of Encumbrances other than in the ordinary course of business. To the best knowledge of Aegon, neither the Transaction Documents nor the Closing will affect any of the rights referred to in Sections 9.1 and 9.3 or cause ASR, any Group Company or any third party (including escrow agents) to perform any action for (or for the benefit of) any person in connection with these rights, including payment of an (increased or additional) fee or disclosure of source code, documentation or confidential information other than in the ordinary course of business, and if so, these will come to fall within the scope of Clause 8.2.

9.6

To the best knowledge of Aegon, none of the rights referred to in Sections 9.1 and 9.3 infringes or has infringed any rights of any person and no person is challenging or has challenged any of these rights.

9.7

The Hardware and Software are in good operating condition, with sufficient functionality, capacity and response times, and sufficient coverage by maintenance and support agreements (including hosting and cloud), to operate the Group’s businesses as presently conducted.

630	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

9.8

In the period of 12 (twelve) months immediately preceding the Closing, there have been no failures or interruptions in the operation of the Hardware, Software and/or services related to such Hardware and/or Software which have had a material adverse effect on the conduct of any Group Company’s businesses as presently conducted. To the best knowledge of Aegon, no upgrades to or material investments in the Hardware, Software and/or services related to such Hardware and/or Software will be reasonably necessary during a period of 12 (twelve) months from the Closing, that if not done or made will have a material adverse effect on the conduct of any Group Company’s businesses. To the best knowledge of Aegon, all projects relating to hardware and software are materially on schedule and Aegon is not aware of any circumstances that are likely to materially affect the proper and timely execution and/or completion of these projects.

9.9

The Software have the benefit of the maintenance agreements necessary to ensure their continued operation and, to the best knowledge of Aegon, have been maintained in a manner in accordance with industry practice.

9.10

Each Group Company has in place tested, current and otherwise appropriate backup and disaster recovery plans and procedures for its Hardware and Software in order to prevent the loss of data through failure, physical destruction or otherwise, and in order to facilitate the recovery of any such lost data. To the best knowledge of Aegon, each Group Company has taken all reasonable steps and implemented all reasonable procedures to safeguard its Hardware and Software and prevent unauthorised access thereto.

9.11

To the best knowledge of Aegon, each Group Company has taken all reasonable steps to ensure that the Hardware, Software or data created by the Software or on the Hardware is free of viruses, disabling codes and devices and any other codes that may adversely affect the use of such Hardware, Software or data.

10.	INTELLECTUAL PROPERTY

10.1	Each Group Company is the sole owner or holder of the IP Rights listed under its name in Annex B of this Schedule 12 (Aegon’s Warranties). All IP Rights of the Group are free of Encumbrances.

10.2

To the best knowledge of Aegon, each Group Company has taken all reasonable legal and/or practical measures necessary to preserve and maintain the Registered IP Rights to which it is entitled. No Group Company has received any notice that those Registered IP Rights has lapsed and/or is subject to a claim

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for its invalidity and all those Registered IP Rights are valid or a request for registration is pending.

10.3

Each Group Company is fully authorised to make use of and/or exploit the IP Rights listed behind its name in Annex B of this Schedule 12 (Aegon’s Warranties), the Licensed Rights and the indications listed under its name in Annex B of this Schedule 12 (Aegon’s Warranties). To the best knowledge of Aegon, the business of the Group as presently conducted does not infringe upon intellectual property rights of any third party.

10.4	All Group Companies have adequate procedures in place for the safeguarding of the confidentiality of any critical technical or business information regarding any Group Company or its business.

10.5

The Group has taken all reasonable legal and practical measures necessary to preserve and maintain the IP Rights owned by it, including but not limited to the payment of the required maintenance and registration fees.

11.	INSURANCE

11.1

The Group has taken out or is the beneficiary of insurance providing appropriate cover against all risks normally insured against by persons carrying on a similar business as the Group Companies, taking into account the size and nature of the Aegon Group (including for these purposes the Group).

11.2

The Group Companies have in all material respects complied with applicable material legal and regulatory requirements with respect to the insurance policies taken out by the Group Companies or to which the Group Companies are a beneficiary, including payment of the premiums.

11.3

No claims have been rejected under the insurance policies taken out by the Group Companies during the 2 (two) year period before the date of this Agreement in an amount exceeding EUR 2,500,000 (two and a half million euro) on an individual basis.

12.	DATA PROTECTION

For the purpose of this Section 12, Applicable Law shall include the laws applicable in the jurisdiction of residence of any data subject.

632	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

12.1	Each Group Company has at all times materially complied with:

a.	all Applicable Law concerning personal data, data security, cyber security, data privacy, and collection of personal data (including the GDPR);

b.	its privacy policies relating to the processing, protection or security of any personal data; and

c.

any contractual obligations that govern the collection, recording, organisation, structuring, storage, adaptation, retrieval, consultation, use, disclosure, transfer and any other processing, protection or security of any personal data.

12.2

No material action is pending or, to the best knowledge of Aegon, threatened against any Group Company resulting from the collection, recording, organisation, structuring, storage, adaptation, retrieval, consultation, use, disclosure, transfer and any other processing, protection or security of any personal data by any Group Company.

12.3

To the best knowledge of Aegon, in the past 5 (five) years no material complaint, or notice alleging material non-compliance with Applicable Law, including concerning personal data, data security, cyber security, data privacy, and collection of data (including the GDPR), has been lodged with any Group Company and/or supervisory authority in relation to the processing of personal data by any Group Company.

12.4

To the best knowledge of Aegon, the Group has taken all reasonable steps to ensure that each third party that provides the Group with personal data has collected and provided those personal data consistent with Applicable Law, its own privacy policies and their usage and sharing rights.

12.5

The Group has not in the last 5 (five) years suffered a material personal data breach or security incident that has resulted in the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any personal information.

13.	COMPLIANCE

13.1	To the best knowledge of Aegon, each Group Company has during the past 5 (five) years complied and is in compliance with all Applicable Law (including

Aegon Annual Report on Form 20-F 2022 | 633

About Aegon	Governance and risk management	Financial information	Non-financial information

AML Laws, Anti-Corruption Laws, and Sanctions Laws) in all material respects. The Group Companies and, to the best knowledge of Aegon, each of their directors, managers, officers, employees and agents have during the past 5 (five) years complied and are in compliance with all orders, decrees or judgments promulgated or issued by any Authority in all material respects. The Group has not, nor, to the best knowledge of Aegon, have any of its directors, managers, officers or employees, during the past 5 (five) years made or received any bribes, kickbacks or other illegal payments.

13.2

None of the Group Companies is during the past 5 (five) years engaged in, subject to or affected by any criminal, civil or administrative proceedings or investigation, nor are there, to the best knowledge of Aegon, any such proceedings or investigations threatened against any of the Group Companies.

13.3

There is no outstanding, or to the best knowledge of Aegon, threatened, investigation, disciplinary proceeding or inquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, or Authority, with respect to the Group Companies which would reasonably be expected to be capable of having a material adverse effect on the Group, and to the best knowledge of Aegon, there are no facts or circumstances that would reasonably be expected to give rise to any of the foregoing.

13.4

Each of the Group Companies has all Permits necessary for carrying on its businesses as presently carried on. No event has occurred as a result of which any of the Permits may be withdrawn or negatively affected. There is no reason to expect any withdrawal or negative change in respect of any of the Permits. Each Group Company has at all times complied with all material terms and conditions of any Permits.

13.5

Each Insurance Group Company has filed all material reports, data and other information, application and notices required to be filed with or otherwise provided to the relevant Authority during the 5 (five) year period ending on the date of this Agreement.

13.6

All financial products issued by any Group Company, or financial services rendered by any, or on behalf of, Group Company, during the 5 (five) year period ending on the date of this Agreement, are in compliance with applicable Law, are valid and binding and take effect in accordance with their terms. The conditions of coverage and any relevant compensation due as reflected in such actuarial reports of the contracts of financial products are consistent with the conditions of coverage included in such contracts and relevant compensation

634	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

schemes.

13.7

Neither Aegon nor the Group nor, to the best knowledge of Aegon, any of their respective directors or officers is – either directly or indirectly – covered by any sanctioned party list issued under applicable sanctions laws imposed or administered by the United States, the European Union, any Member State of the European Union, the United Kingdom, the United Nations or any other applicable jurisdiction (“Sanctions Laws”).

13.8

Each of the Group Companies has conducted or conducts any business in the past 5 (five) years in compliance with Sanctions Laws and none of the Group Companies has in the past 5 (five) years received any written notice alleging non-compliance with Sanctions Laws, nor has any of the Group Companies in the past 5 (five) years made any voluntary or involuntary disclosure to any Authority to report any violations of Sanctions Laws.

13.9

To the best knowledge of Aegon, no Group Company has in the past 5 (five) years violated or has been in material violation of AML Laws and Anti-Corruption Laws and none of the Group Companies has in the past 5 (five) years received any written notice alleging non-compliance with AML Laws and Anti-Corruption Laws, nor has any of the Group Companies in the past 5 (five) years made any voluntary or involuntary disclosure to any Authority to report any violations of AML Laws and Anti-Corruption Laws.

13.10

The Group Companies have instituted, maintain and enforce internal processes, tools, policies and procedures designed to promote and ensure compliance with all applicable Anti-Corruption Laws and AML Laws by each of their respective directors, officers, employees, agents, suppliers and providers.

13.11

To the best of Aegon’s knowledge, during the past three (3) years, all reports, documents, claims and notices required to be filed, maintained or furnished to any applicable Authority by any Group Company have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims or notices would not be material to such Group Company. To the best of Aegon’s knowledge all such reports, documents, claims and notices were complete and accurate in all material respects on the date of filing (or were corrected in or supplemented by a subsequent filing).

13.12

Aegon has made available to ASR prior to the date hereof true, complete and correct copies of all material documentation and material correspondence between any Group Company and any Authority of the last 3 (three) years with

Aegon Annual Report on Form 20-F 2022 | 635

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respect to any inspection or audit observations of non-compliance or which pertains to the receipt of any written notice or communication (or to the best knowledge of Aegon, any oral notice or communication) of non-compliance, including official investigations, disciplinary proceedings or inquiries by or orders, decrees, decisions or judgments (including warning letters), from any Authority with respect to any business, facilities or assets of any Group Company, in each case relation to non-compliance that is expected to have a material impact on the Group.

14.	MARKET ABUSE REGULATION

14.1

During the past 3 (three) years, Aegon has disclosed in accordance with, and subject to, the applicable rules of the MAR all the information required to be disclosed by Aegon about the Aegon Group, all subject to the relevant disclaimers included in such public disclosures.

15.	LITIGATION

15.1

None of the Group Companies is engaged in any litigation, arbitration or other legal proceedings which are currently in progress which involves a potential liability for such Group Company in respect of an individual claim or a total value of claims in respect of a financial product issued by, or on behalf of, any Group Company in excess of EUR 1,000,000 (one million euro).

15.2

To the best knowledge of Aegon, there is no investigation, disciplinary proceeding or inquiry by or order, decree, decision or judgment of any Authority, tribunal or arbitrator outstanding against any Group Company in excess of EUR 1,000,000 (one million euro).

16.	TAX

16.1

Each of the Group Companies and, insofar relating to the Group Companies the CIT Fiscal Unity and the VAT Fiscal Unity has always filed, or has caused to be filed, in a timely manner (within any applicable extension period) all Tax Returns required to be filed with any Tax Authority or Applicable Law relating to Tax. All such Tax Returns are true, complete and accurate in all material respects.

16.2

Each of the Group Companies and, insofar relating to the CIT Group Companies and the VAT Group Companies respectively, the CIT Fiscal Unity and the VAT Fiscal Unity have always timely paid and withheld or caused to be paid and

636	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

withheld all Taxes due as stated on the relevant Tax Returns, and insofar these Taxes have not been paid, they have been adequately provided for in the Accounts.

16.3

There neither is nor has been any material dispute, including but not limited to litigation, between Aegon (as parent company of the CIT Fiscal Unity) in respect of any Group Company or any of the Group Companies and any Tax Authority, nor has any of the Group Companies or any Tax Return of the CIT Fiscal Unity or any of the Group Companies been the subject of any investigation, enquiry, audit or non-routine visit by any Tax in the past 3 (three) years.

16.4

As of the date hereof, there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes of any of the Group Companies, nor has any request been made for any such extension, and no power of attorney (other than powers of attorney authorizing employees of any of the Group Companies to act on behalf of the relevant Group Company) with respect to any Taxes has been executed or filed with any Tax Authority, other than regular filing extensions.

16.5

For Tax purposes, each of the Group Companies is and has been resident only in its jurisdiction of incorporation. No written claim has been made by any Authority in a jurisdiction where the Group Companies do not file a Tax Return that they are, or may be, subject to Tax by that jurisdiction by virtue of tax residence or having a permanent establishment.

16.6	Each of the Group Companies has possession, custody or control of all records and documentation that it is obliged to hold, preserve and retain under Applicable Law for the purposes of any Tax.

16.7	Neither in the current financial year nor in the preceding 3 (three) financial years has any of the Group Companies claimed or utilised a Tax Facility which could result in a claw-back or recapture.

16.8

Each of the Group Companies and the VAT Fiscal Unity is and has always been in compliance in all material respects with all applicable VAT rules and regulations (the “VAT Legislation”) and has made and maintained accurate and up to date records, invoices, accounts and other documents required by VAT Legislation and each of the Group Companies and the VAT Fiscal Unity has duly, timely and correctly made all payments and filed all returns required under the VAT Legislation.

Aegon Annual Report on Form 20-F 2022 | 637

About Aegon	Governance and risk management	Financial information	Non-financial information

17.	INFORMATION PROVIDED

17.1

All Aegon Disclosed Information is true and accurate in all material respects and does not, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein untrue, not accurate or misleading.

17.2

To the best of Aegon’s knowledge, no information has been withheld from ASR that would make any Aegon Disclosed Information untrue, inaccurate or misleading, or that Aegon should reasonably expect to be material for a buyer of the Shares or the Group’s business activities.

638	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

ANNEX A – MATERIAL AGREEMENTS

[intentionally omitted]

ANNEX B – MATERIAL IP RIGHTS

Aegon trademark registrations: other than Aegon branded, October 2022

Trademark	Device	Country	Area	Status	Appl. No.	Appl. Date	Reg. No	Reg. date	Ren. date	Owner	Classes
ADFIS		Benelux		Registered/ Granted	0894567	30-05- 1997	0616317	30-11- 1997	30-05- 2027	AEGON Levensver zekering N.V.	36, 45
CAPPITAL		Benelux		Registered/ Granted	1272436	25-07- 2013	0941797	11-10- 2013	25-07- 2023	Stichting TKP Premiepe nsioeninst elling	35, 36
CAPPITAL gewoon door TKP		Benelux		Registered/ Granted	1272437	25-07- 2013	0941521	11-10- 2013	25-07- 2023	Stichting TKP Premiepe nsioeninst elling	35, 36
FinSnap		Benelux		Registered/ Granted	1387996	31-12- 2018	1387996	06-04- 2019	31-12- 2028	AEGON Nederlan d N.V.	09, 36, 42
KNAB		Benelux	EU	Registere	00989657	14-04-	00989657	19-10-	14-04-	AEGON	09, 35, 36,

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			d/Granted	2	2011	2	2011	2031	Nederlan d N.V.	45
KNAB	Benelux		Registered/ Granted	1430874	04-12- 2020	1430874	11-03- 2021	04-12- 2030	AEGON Nederlan d N.V.	09, 35, 36, 45
KNAB (b- w)	Benelux	EU	Registered/ Granted	01856008 9	15-09- 2021	01856008 9	20-01- 2022	15-09- 2031	AEGON Nederlan d N.V.	09, 35, 36, 45
KNAB GEMAKSB ELEGGEN	Benelux		Registered/ Granted	1330116	06-04- 2016	0994340	04-07- 2016	06-04- 2026	AEGON Nederlan d N.V.	09, 35, 36, 45
KNAB NIET ZOMAAR EEN BANK	Benelux		Registered/ Granted	1234748	20-10- 2011	0908621	10-01- 2012	20-10- 2031	AEGON Nederlan d N.V.	09, 35, 36, 45
KNAB STORE	Benelux		Registered/ Granted	1330114	06-04- 2016	0994339	04-07- 2016	06-04- 2026	AEGON Nederlan d N.V.	09, 35, 36, 45
KNAB WERKT IN JOUW VOORDEE L	Benelux		Registered/ Granted	1357754	18-07- 2017	1020246	21-11- 2017	18-07- 2027	AEGON Nederlan d N.V.	09, 35, 36
Knab, bank in jouw voordeel	Benelux		Registered/ Granted	1291269	17-06- 2014	0959745	01-10- 2014	17-06- 2024	AEGON Nederlan d N.V.	09, 35, 36, 45

640	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

KNABLAB	Benelux		Registered/ Granted	1330113	06-04- 2016	0994338	04-07- 2016	06-04- 2026	AEGON Nederlan d N.V.	09, 35, 36, 45
OPTAS	Benelux		Registered/ Granted	0955821	28-01- 2000	0669118	28-01- 2000	28-01- 2030	Optas Pensioene n N.V.	35, 36
OPTAS	Benelux		Registered/ Granted	0918879	02-07- 1998	0635352	02-07- 1998	02-07- 2028	Optas Pensioene n N.V.	35, 36
OPTAS	Benelux		Registered/ Granted	0755028	13-11- 1990	0490129	13-11- 1990	13-11- 2030	Optas Pensioene n N.V.	36
SAFE PENSIOEN	Benelux		Registered/ Granted	0786754	02-10- 1992	0519452	02-10- 1992	02-10- 2022	AEGON Levensver zekering N.V.	36
STAP	Benelux		Registered/ Granted	1304123	05-02- 2015	0969748	20-04- 2015	05-02- 2025	AEGON Nederlan d N.V.	35, 36
TKP	Benelux	EU	Registered/ Granted	01824842 7	03-06- 2020	01824842 7	11-10- 2020	03-06- 2030	TKP Pensioen B.V.	09, 35, 36, 42

Aegon Annual Report on Form 20-F 2022 | 641

About Aegon	Governance and risk management	Financial information	Non-financial information

TKP	Benelux		Registered/ Granted	1138175	27-06- 2007	0826005	05-10- 2007	27-06- 2027	TKP Pensioen B.V.	35, 36
TKP PENSIOEN MADE EASY	Benelux	EU	Registered/ Granted	01801925 1	05-02- 2019	01801925 1	08-10- 2020	05-02- 2029	TKP Pensioen B.V.	09, 35, 36, 42
TKP PENSIOEN MADE EASY	Benelux		Registered/ Granted	1386835	12-12- 2018	1386835	05-04- 2019	12-12- 2028	TKP Pensioen B.V.	09, 35, 36, 42
ROBIDUS	Benelux	EU	Registered/ Granted	911414	06-12- 2011	911414	12-03- 2012	06-12- 2031	Robidus Groep B.V.	35, 36, 42, 45
ROBIDUS	Benelux		Registered/ Granted	967862		967862	10-03- 2015	19-12- 2024	Robidus Groep B.V.	35, 36, 42, 45
NEDASCO (TBA)	Benelux	EU	TBA	TBA	TBA	TBA	TBA	TBA	TBA	TBA

Notes:        i) a number of the trademarks are not in active use any longer but we keep defensive registration (Optas, Safe Pension)

ii) Nedasco trademark still to be added, no visible registraton in the system but need to check

iii) CAPPITAL is registered but it’s used in combination with the Aegon logo

iv) Robidus have a number of product labels registered not included in this overview

642	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Schedule 13.     ASR’s Warranties

1.	ASR

1.1	ASR was duly incorporated and validly exists under the laws of the Netherlands.

1.2

ASR has the requisite power and authority (corporate and other) to execute this Agreement and any other agreements contemplated herein to which it is a party and to consummate the Transaction. The execution of this Agreement and the agreements contemplated herein have been duly authorised by all requisite corporate action and save as set forth in this Agreement, no consents, approvals, orders or authorisations of, or registrations, declarations or filings with, any person are required in connection with the entering into of this Agreement, or of the agreements contemplated herein.

1.3

The entering into and performance by ASR of the Transaction Documents will not result in a breach of any provision of its constitutional documents, any Applicable Law or any resolution of the ASR Executive Board or other corporate body or of ASR’s shareholders.

1.4

This Agreement and all other agreements and obligations undertaken in connection with the Transaction constitute or will constitute, following the execution thereof, the valid and legally binding obligations of ASR, enforceable against it in accordance with their respective terms.

1.5

ASR is not insolvent nor has been declared bankrupt, and no action or request is pending to declare any of ASR bankrupt or to make ASR subject to any proceeding contemplated by any applicable bankruptcy law.

2.	ASR GROUP COMPANIES

2.1	ASR has, directly or indirectly, full legal and beneficial title (juridisch en economisch gerechtigde tot) to the shares in the ASR Group Companies.

2.2	Each of the ASR Group Companies was duly incorporated and validly exists under the laws of the Netherlands.

2.3

No proposal has been made or resolution adopted for a statutory merger (juridische fusie), division (splitsing), conversion (omzetting) into another legal form, transfer of the corporate seat (zetelverplaatsing) or a similar arrangement under the laws of any applicable jurisdiction, of any of the ASR Group

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Companies, other than the ASR Group Companies which operate in the distribution and services segment.

2.4

No ASR Group Company has been (a) declared bankrupt under Applicable Law, (b) granted a moratorium of payments, (c) made subject to any dissolution, liquidation, insolvency or reorganisation proceedings, (d) involved in negotiations with its creditors or taken any other step with a view to the readjustment or rescheduling of (part of) its debts, nor has, to ASR’s best knowledge, (e) any third party applied for a declaration of bankruptcy or any such similar arrangement of any ASR Group Company under Applicable Law or (f) any event occurred which, under Applicable Law, would justify any of the foregoing.

2.5	None of the ASR Group Companies is subject to any emergency regulation (noodregeling) in the Netherlands or similar regime in any jurisdiction other than the Netherlands.

2.6	Each of the ASR Group Companies has always kept its books in accordance with Applicable Law.

2.7

No ASR Group Company is a group company (groepsmaatschappij) of any other company other than any of the Group Companies and none of them is a party to any partnership agreement (vennootschap onder firma, commanditaire vennootschap, maatschap or equivalent under any Applicable Law), excluding ASR Real Estate B.V.

2.8

There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transaction or any of the transactions contemplated by the Transaction Documents based on any contract to which any of the ASR Group Companies is a party or that is otherwise binding upon any of the ASR Group Companies or paid or payable by any of the ASR Group Companies, other than any fees of the advisors to ASR.

3.	ACCOUNTS

3.1	The ASR Accounts:

a.

have been prepared in accordance with Applicable Law and the Accounting Principles applied on a basis consistent with that applied with respect to the annual accounts for the preceding 3 (three) financial years of the ASR Group Companies; and

644	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

b.

give a true and fair view (getrouw beeld) of the assets, liabilities, financial position, solvency, liquidity and results of operations of ASR and, on a consolidated basis, of all the other ASR Group Companies at the date and for the period indicated in the Accounts.

3.2	Since the Effective Date:

a.	each ASR Group Company has carried on its business in the ordinary course of business without any material interruption or material alteration in its nature, scope or manner;

b.

none of the actions or events as referred to in Clause 8.4.2 have been taken or occurred, or are agreed to be taken or occur, to the extent these would require the consent of Aegon if they had been taken or had occurred after the date of this Agreement, taking into account Clause 8.4.3 through 8.4.5, in each case to the extent these have, or are expected to have, a material adverse impact on the business of the ASR Group.

4.	COMPLIANCE

4.1

Each ASR Group Company has during the past 3 (three) years complied with all Applicable Law (including AML Laws, Anti-Corruption Laws and Sanctions Laws) in all material respects. ASR, and to the best knowledge of ASR, each of its directors, managers, officers, employees and agents have during the past 3 (three) years complied and are in compliance with all orders, decrees or judgments promulgated or issued by any Authority in all material respects. ASR, and to the best knowledge of ASR, any of its directors, managers, officers, employees or agents, during the past 3 (three) years made or received any bribes, kickbacks or other illegal payments.

4.2

None of the ASR Group Companies is during the past 3 (three) years engaged in, subject to or affected by any criminal, civil or administrative proceedings or investigation, nor are there to the best knowledge of ASR, any such proceedings or investigations threatened against any of the Group Companies.

4.3

There is no outstanding, or to the best knowledge of ASR, threatened, investigation, disciplinary proceeding or inquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, or Authority, with respect to the ASR Group Companies which would reasonably be expected to be capable of

Aegon Annual Report on Form 20-F 2022 | 645

About Aegon	Governance and risk management	Financial information	Non-financial information

having a material adverse effect on the ASR Group, and to the best knowledge of ASR, there are no facts or circumstances that would reasonably be expected to give rise to any of the foregoing.

4.4

Each of the ASR Group Companies has all Permits necessary for carrying on its businesses as presently carried on. No event has occurred as a result of which any of the Permits may be withdrawn or negatively affected. There is no reason to expect any withdrawal or negative change in respect of any of the Permits. Each ASR Group Company has at all times complied with all material terms and conditions of any Permits.

4.5

To the best knowledge of ASR, each ASR Insurance Entity has filed all material reports, data and other information, application and notices required to be filed with or otherwise provided to the relevant Authority during the 3 (three) year period ended on the date of this Agreement.

4.6

All financial products issued or financial services rendered by, or on behalf of, any ASR Group Company during the 3 (three) year period ended on the date of this Agreement, are in compliance with Applicable Law, are valid and binding and take effect in accordance with their terms. The conditions of coverage and any relevant compensation due as reflected in such actuarial reports of the contracts of financial products are consistent with the conditions of coverage included in such contracts and relevant compensation schemes.

4.7

Neither ASR nor, to the best knowledge of ASR, any of the Group Companies nor any of their respective directors or officers is – either directly or indirectly – covered by any sanctioned party list issued under Sanctions Laws.

4.8

To the best knowledge of ASR, each of the ASR Group Companies has conducted or conducts any business in the past 3 (three) years in compliance with Sanctions Laws. None of the ASR Group Companies has in the past 3 (three) years received any written notice alleging non-compliance with Sanctions Laws, nor has any of the ASR Group Companies in the past 3 (three) years made any voluntary or involuntary disclosure to any Authority to report any violations of Sanctions Laws.

4.9

To the best knowledge of ASR, no ASR Group Company has in the past 3 (three) years violated or has been in material violation of AML Laws and Anti-Corruption Laws. None of the ASR Group Companies has in the past 3 (three) years received ay written notice alleging non-compliance with AML Laws and Anti-Corruption Laws, nor has any of the ASR Group Companies in the past 3

646	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

(three) years made any voluntary or involuntary disclosure to any Authority to report any violations of AML Laws and Anti-Corruption Laws.

4.10

The ASR Group has instituted, maintain and enforce internal processes, tools, policies and procedures designed to promote and ensure compliance with all applicable Anti-Corruption Laws and AML Laws by each of their respective directors, officers, employees, agents, suppliers and providers.

4.11

To the best of ASR’s knowledge, during the past three (3) years, all reports, documents, claims and notices required to be filed, maintained or furnished to any applicable Authority by any ASR Group Company have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims or notices would not be material to such ASR Group Company. To the best of ASR’s knowledge all such reports, documents, claims and notices were complete and accurate in all material respects on the date of filing (or were corrected in or supplemented by a subsequent filing).

5.	EMPLOYEES

5.1	Each ASR Group Company has complied with its material legal obligations to its works council (if in place).

5.2	There is no material dispute pending or threatened between any of the ASR Group Companies and its works council.

5.3	No works council has been instituted for any enterprise of the ASR Group Companies.

6.	PRIVACY

6.1	Each ASR Group Company has at all times materially complied with:

a.	all Applicable Law concerning personal data, data security, cyber security, data privacy, and collection of personal data (including the GDPR);

b.	its privacy policies relating to the processing, protection or security of any personal data; and

c.	any material contractual obligations that govern the collection, recording, organisation, structuring, storage, adaptation, retrieval,

Aegon Annual Report on Form 20-F 2022 | 647

About Aegon	Governance and risk management	Financial information	Non-financial information

consultation, use, disclosure, transfer and any other processing, protection or security of any personal data.

6.2

No material action is pending or, to the best knowledge, threatened against the ASR Group resulting from the collection, recording, organisation, structuring, storage, adaptation, retrieval, consultation, use, disclosure, transfer and any other processing, protection or security of any personal data by ASR Group.

7.	MATERIAL CONTRACTS

7.1

All ASR Material Contracts are legally valid, binding and enforceable in accordance with their respective terms and are in full force and effect and the ASR Group Companies, and to the best knowledge of ASR, the relevant counterparties are in material compliance with such agreements.

7.2

No customer or supplier that is a party to any of the ASR Material Contracts has given notice to Aegon that it intends to terminate the relevant ASR Material Contract, and to ASR’s best knowledge, there is no reason to expect that any customer or supplier of any of the ASR Material Contracts will terminate or limit its business with any of the ASR Group Companies as a result of or in connection with the Agreement.

8.	TAX

8.1

Each of the ASR Group Companies has always filed, or has caused to be filed, in a timely manner (within any applicable extension period) all Tax Returns required to be filed with any Tax Authority or Applicable Law relating to Tax. All such Tax Returns are true, complete and accurate in all material respects.

8.2

Each of the ASR Group Companies has always timely paid and withheld or caused to be paid and withheld all Taxes due as stated on the relevant Tax Returns, and insofar these Taxes have not been paid, they have been adequately provided for in the Accounts.

8.3	There has not been any material dispute, including but not limited to litigation, between any ASR Group Company and any Tax Authority in the past 3 (three) years.

8.4

As of the date hereof, there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes of any of the ASR Group Companies, nor has any

648	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

request been made for any such extension, and no power of attorney (other than powers of attorney authorizing employees of any of the ASR Group Companies to act on behalf of the relevant Group Company) with respect to any Taxes has been executed or filed with any Tax Authority, other than regular filing extensions.

8.5

For Tax purposes, each of the ASR Group Companies is and has been resident only in its jurisdiction of incorporation. No written claim has been made by any Authority in a jurisdiction where the ASR Group Companies do not file a Tax Return that they are, or may be, subject to Tax by that jurisdiction by virtue of tax residence or having a permanent establishment.

8.6	Each of the ASR Group Companies has possession, custody or control of all records and documentation that it is obliged to hold, preserve and retain under Applicable Law for the purposes of any Tax.

8.7

Each of the ASR Group Companies is and has always been in compliance in all material respects with all applicable VAT rules and regulations (the “VAT Legislation”) and has made and maintained accurate and up to date records, invoices, accounts and other documents required by VAT Legislation and each of the ASR Group Companies and the VAT Fiscal Unity has duly, timely and correctly made all payments and filed all returns required under the VAT Legislation.

9.	LITIGATION

9.1

None of the ASR Group Companies is engaged in any litigation or arbitration proceedings which are currently in progress which involves a potential liability for such Group Company in respect of an individual claim or a total value of claims in respect of a financial product issued by, or on behalf of, any Group Company in excess of EUR 1,000,000 (one million euro).

9.2

To the best knowledge of ASR, in the 12 (twelve) months prior to the date of this Agreement, no proceeding, litigation, prosecution or arbitration was threatened in writing against a ASR Group Company which involves a potential liability for such ASR Group Company in excess of EUR 1,000,000 (one million euro).

10.	INFORMATION PROVIDED

10.1	All ASR Disclosed Information is true and accurate in all material respects and

Aegon Annual Report on Form 20-F 2022 | 649

About Aegon	Governance and risk management	Financial information	Non-financial information

does not, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein untrue, not accurate or misleading.

10.2

To the best knowledge of ASR, no information has been withheld from Aegon that would make any ASR Disclosed Information untrue, inaccurate or misleading, or that Aegon should reasonably expect to be material for Aegon.

650	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Schedule 14.     Tax Deed

1.	GENERAL TAX INDEMNITY

1.1	Subject to Closing, Aegon shall pay to ASR or, at the option of ASR, to any relevant Group Company, an amount equal to the Pro Rata Share of:

a.

any Actual Tax Liability of a Group Company arising as a result of any Event occurring before the Effective Date, or in respect of any income, profits, gains, turnover or wages that are earned, accrued, received or paid before the Effective Date;

b.

any Actual Tax Liability of a Group Company arising as a result of any Event occurring during the Interim Period, or in respect of any income, profits, gains, turnover or wages that are earned, accrued, received or paid during the Interim Period, in each case to the extent such income, profits, gains, turnover, wages or Event arose or occurred outside the ordinary course of business of a Group Company; and

c.	any Effective Tax Liability,

increased with reasonable out-of-pocket costs and expenses reasonably incurred by ASR or a Group Company in connection with any such Tax Liability or in connection with any action taken in avoiding, resisting or settling any such Tax Liability or charge, provided that such costs are supported by valid invoices.

1.2

For the avoidance of doubt, any Tax Liability as a result of (i) any interest and penalties arising from the non-compliance of any of the Group Companies with Applicable Law or any actions contravening Applicable Law, including applicable Tax law, or any current discussions with any Tax Authority, (ii) the transaction contemplated by the Framework Asset Management Agreement, (iii) [***] and (iv) the transfer of the Aegon art collection (v) the Aegon Growth Capital Fund I CV Carve-Out as set out in Clause 8.12 (Aegon Growth Capital Fund I CV), and (v) the transfer of any brand out of the Group Companies to a Aegon Group Company in connection with the Transaction, are considered to arise or occur outside the ordinary course of business of the relevant Group Company.

2.	SPECIFIC TAX INDEMNITIES

2.1	Subject to Closing, Aegon shall pay to ASR an amount equal to:

Aegon Annual Report on Form 20-F 2022 | 651

About Aegon	Governance and risk management	Financial information	Non-financial information

a.

any Tax Liability of a Group Company with respect to the period up to and including the Closing Date which is primarily the liability of any Group Company, but for which a Group Company is liable as a result of that other person failing to discharge the Tax pursuant to articles 39, 43, or 43a of the Dutch Tax Collection Act (Invorderingswet 1990), except if and to the extent such Tax Liability is attributable to a Group Company and incurred in the ordinary course of business in respect of the period as of the Effective Date; and

b.

any Tax Liability of a Aegon Group Company that on the basis of article 24 of the Dutch Tax Collection Act is offset against a claim in respect of Tax that the relevant Group Company has on the relevant Tax Authority, increased with reasonable out-of-pocket costs and expenses reasonably incurred by ASR or a Group Company in connection with any such Tax or liability or in connection with any action taken in avoiding, resisting or settling any such Tax, liability or charge, provided that such costs are supported by valid invoices.

3.	[***]

3.1	[***]

4.	GUARANTEE HEDGE

4.1

Aegon and Aegon Europe shall undertake not to, and shall cause the Group Companies to undertake not to, terminate or amend the Guarantee Hedge Ruling, or take any other action that triggers or otherwise results in any Tax Liability in respect of the Guarantee Hedge (including making any deviations to the current valuation method of the Guarantee Hedge), unless otherwise agreed between the Parties.

4.2

Prior to Closing, Aegon shall keep ASR fully informed of any developments in relation to the Guarantee Hedge and the Guarantee Hedge Ruling. If Aegon becomes aware of any developments in respect of the Guarantee Hedge Ruling by the Dutch Tax Authority prior to Closing, Aegon shall (and where relevant Aegon shall procure that each Group Company shall) notify ASR within 10 (ten) Business Days after becoming aware thereof. The Parties agree to discuss in good faith and acting reasonably on the course of action to be taken in relation to the termination of the Guarantee Hedge Ruling, at all times taking into account the reasonable interests of both Parties. Aegon shall, and, where relevant, shall procure that each Group Company shall, take all actions as may reasonably be requested by ASR to participate in any discussions with the Dutch Tax Authority on the Guarantee Hedge Ruling prior to Closing, and not take any steps in relation to the Guarantee Hedge or Guarantee Hedge Ruling prior to Closing without the prior written consent of ASR (which consent shall not be unreasonably withheld, conditioned or delayed).

4.3

Aegon shall indemnify and hold ASR harmless for any Damages and any Tax Liability suffered, and any amounts (including costs and expenses, in or out of court) to be paid by ASR as a result of or related to a breach of Section 4.1 or 4.2 of this Schedule 14 (Tax Deed).

5.	EXCLUSIONS

5.1

Without limitation to the limitations referred to in Section 14.2 of this Schedule 14 (Tax Deed), Aegon shall not be liable in respect of any Tax Claim or Excluded Tax Claim if and to the extent ([***]):

a.

a specific allowance, provision or reserve for the relevant Tax Liability has been made in the Accounts, whereby specific should be construed in accordance with Clause 15.8.2 and such allowance, provision or reserve is released, which release is directly attributable to the facts giving rise to the Tax Claim or the Tax Liability has otherwise specifically been taken into account in the calculation of the Consideration;

652	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

b.

the relevant Tax Liability would not have arisen (or would have been reduced) but for a change in Tax legislation or a change in the interpretation of Tax legislation on the basis of published authoritative court case law, in each case made after the date of this Agreement;

c.

the relevant Tax Liability would not have arisen but for a voluntary act or omission carried out or effected by ASR, a member of the ASR Group or the relevant Group Company at any time after Closing, other than a voluntary act or omission that (i) is in the ordinary course of business as carried out by the relevant member of the ASR Group or the relevant Group Company, (ii) is required by Applicable Law, (iii) ASR or the Group Company was committed to do under a legal commitment or agreement that existed on or before Closing, or (iv) was carried out or effected at the written request or direction or with the prior written consent of Aegon;

d.	the relevant Tax Liability arises as a result of any voluntary change after Closing of the date to which a Group Company makes up its accounts or any accounting practices or principles;

e.

notice of the Tax Claim or Excluded Tax Claim is delivered by ASR to Aegon after expiry of the statutory limitation period under Applicable Law to make a timely objection or appeal to the Tax matter giving rise to that Tax Claim or Excluded Tax Claim (except if ASR could reasonobaly not have been aware of such expiry and such expiry occurs before or within thirty (30) Business Days following Closing);

f.	the relevant Tax Liability arises or is increased as a result of any member of the ASR Group not complying with its obligations under this Agreement;

g.

the relevant Tax Liability would not have arisen but for, or is increased by, an act or omission performed by a member of the Aegon Group at the request of, or in agreement with, any member of the ASR Group or with the written consent of ASR;

h.

any member of the ASR Group actually recovers any sum in respect of the relevant Tax Liability from a third party (other than a Tax Authority) (taking into account any Taxes arisen after the Effective Date or Taxes that would have arisen after the Effective Date but for the availability of any Relief) and costs incurred in connection therewith),

Aegon Annual Report on Form 20-F 2022 | 653

About Aegon	Governance and risk management	Financial information	Non-financial information

i.	the Tax was discharged before the Effective Date without economic effect for a Group Company or any member of the ASR Group on or after the Effective Date;

j.

the relevant Tax Liability relates to any income, profits or gains realised or turnover or wages received or paid on or after the Closing Date, or any income, profits or gains realised, or turnover or wages received or paid during the Interim Period inside the ordinary course of business of any of the Group Companies; or

k.

the relevant Tax Liability regards CIT for the period between the CIT Fiscal Unity Dissolution Date and the Closing Date and would have been for the account of ASR if the CIT Group Companies would not have been excluded from the CIT Fiscal Unity prior to the Closing Date under the settlements provided for in Section 9 (CIT Fiscal Unity) of this Schedule 14 (Tax Deed), unless such Tax Liability is triggered as a result of Aegon not complying with its obligations under Clause 8.3.2kk or this Schedule 14 (Tax Deed).

6.	TAX CLAIM PROCEDURE

6.1	Any Tax Claim or Excluded Tax Claim shall be notified to Aegon by ASR in writing, giving reasonable particulars of the facts relating to such claim (to the extent known to ASR).

6.2	Any payment by Aegon under this Schedule 14 (Tax Deed) shall be made as follows:

a.

in case of an Actual Tax Liability, ultimately the date falling 10 (ten) Business Days before the latest date on which the relevant Tax may be paid to the relevant Tax Authority without a liability to interest or penalties accruing taking into account any actually granted deferral of payment (uitstel van betaling) by the relevant Tax Authority;

b.	in case of an Effective Tax Liability:

1.	ultimately the date falling 10 (ten) Business Days after the date on which the relevant Tax would have been payable to the relevant Tax Authority in accordance with Section 6.20 of this

654	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Schedule	14 (Tax Deed), but for the use or set-off of the relevant Relief; or

2.	to the extent it consists of a right to a repayment of or in respect of Tax, the date on which such repayment of or in respect of Tax would have been obtained.

7.	FILING OF TAX DOCUMENTS

7.1

Aegon (or its duly authorised agents of recognised standing) shall be responsible for, and have the conduct of preparing, submitting to and agreeing with the relevant Tax Authority all Tax Documents of a Group Company to the extent that these Tax Documents are required to be submitted on or prior to the Closing Date (other than any Tax Document of the CIT Fiscal Unity and VAT Fiscal Unity to which the provisions of Sections 9 (CIT Fiscal Unity) and 11 (VAT Fiscal Unity) of this Schedule 14 (Tax Deed) shall apply) and:

a.	in doing so, Aegon shall at all times take into account Parties reasonable commercial interest;

b.	all such Tax Documents shall be made in accordance with Applicable Law, and in accordance with and thus not deviating from (unless agreed otherwise between the Parties), Past Practice;

c.	all such Tax Documents shall be timely filed with the relevant Tax Authority;

d.	Aegon shall in respect of any Tax Document not filed in the ordinary course of business or on a basis inconsistent with Past Practice:

i.	provide ASR with the draft of such Tax Document at least 30 (thirty) Business Days before the due date for filing of the Tax Document;

ii.

take into account all reasonable comments of ASR relating to such Tax Document if such comments are received by Aegon ultimately 15 (fifteen) Business Days before the due date for filing the Tax Document; and

iii.	only file or submit such Tax Documents after obtaining ASR’s prior written consent, which consent shall not be unreasonably

Aegon Annual Report on Form 20-F 2022 | 655

About Aegon	Governance and risk management	Financial information	Non-financial information

withheld, conditioned or delayed if ASR’s reasonable comments are reflected in the Tax Document and not otherwise be unreasonably withheld, conditioned or delayed.

Parties hereby acknowledge that nothing in this Section 7.1 shall in any way exclude or limit Aegon’s liability under this Schedule 14 (Tax Deed) or under any of the Aegon Tax Warranties, without prejudice to the exclusions set forth in Section 5 of this Schedule 14 (Tax Deed).

7.2

Subject to and as from Closing, ASR (or its duly authorised agents of recognised standing) shall be responsible for and have the conduct of preparing, submitting to and agreeing with the relevant Tax Authority all Tax Documents of a Group Company not covered by Section 7.1 and Section 9.6 of this Tax Deed.

7.3

With respect to any Tax Document which relates to any period starting prior to the Closing Date, Aegon shall provide to ASR (or its duly authorised agents) such information at its disposal and assistance which may reasonably be required to prepare, submit and agree such Tax Document. To the extent that any such Tax Document may reasonably result in a Tax Claim or Excluded Tax Claim, ASR shall procure that the relevant Group Company shall:

a.	in doing so, ASR shall at all times take into account Parties’ reasonable commercial interest;

b.	provide Aegon with the draft of such Tax Document at least 15 (fifteen) Business Days prior to the due date for filing thereof;

c.

take into account all reasonable comments of Aegon relating to such Tax Document if such comments are received by ASR ultimately 5 (five) Business Days prior to the due date for filing the Tax Document; and

d.	not submit any Tax Document that may result in a Tax Claim or Excluded Tax Claim without the prior written consent of Aegon, not to be unreasonably withheld, conditioned or delayed.

7.4

Aegon shall provide ASR with a copy of any filed Tax Document pursuant to this Section 7 (Filing of Tax Documents) and Section 9 (CIT Fiscal Unity) within 5 (five) Business Days of filing the Tax Document. ASR shall only provide Aegon with a copy of any Tax Document filed by ASR to the extent such Tax Document relates to any period starting prior to the Closing Date and

656	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

that may reasonably result in a Tax Claim or Excluded Tax Claim under this Schedule 14 (Tax Deed).

8.	CONDUCT OF TAX AUDITS AND POTENTIAL TAX ISSUE

8.1

Without prejudice to the arrangements set fort in Section 9 (CIT Fiscal Unity) of this Schedule 14 (Tax Deed), ASR shall promptly notify Aegon, or as the case may be, Aegon shall promptly notify ASR, in each case in writing and in any event within 10 (ten) Business Days upon receipt of a notice of a Tax Audit or if it becomes aware of any fact, matter, circumstance or event which has given or might give rise to a Tax Claim or Excluded Tax Claim. In such event:

Aegon and ASR shall jointly control the conduct of any Aegon Tax Audit and settle and/or compromise any Aegon Tax Audit;

a.	the Parties agree to render the other Party such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any Aegon Tax Audit.

8.2	Each Party shall:

a.

at all times keep the other Party informed of material developments in the defense of any Aegon Tax Audit and of its intentions as to how to proceed and shall deliver to the other Party copies of all material correspondence sent to or received from any Tax Authority in respect of the Aegon Tax Audit;

b.	take all reasonable efforts to keep any Tax Liability subject to Aegon Tax Audit as low as possible; and

c.

take into account any reasonable comments the other Party may have, and obtain the other Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), on: (i) any material decisions relating to the conduct of the Aegon Tax Audit and (ii) any material communication to any third party (including any Tax Authority or competent court in relation to such Aegon Tax Audit) and (iii) any settlement or compromise in respect of the Aegon Tax Audit.

8.3

The Parties agree to retain and transfer to the other Party all records that may be required for the conduct of any Tax Audit or other proceedings until the expiry of the statutory limitation period under Applicable Law or to comply with the obligations of the Group Companies on the mandatory disclosure of

Aegon Annual Report on Form 20-F 2022 | 657

About Aegon	Governance and risk management	Financial information	Non-financial information

cross-border tax arrangements under EU Directive 2011/16/EU (as amended) and, upon reasonable notice, provide each other access to all books and records relating to the relevant Group Company as may reasonably be required to exercise their rights under this Section 8 (Conduct of Tax Audits and Potential Tax Issues).

Potential Tax Issues

8.4

Without prejudice to the arrangements set out above and 9.11 through 9.17 of this Schedule 14 (Tax Deed), Aegon shall notify ASR, and ASR shall notify Aegon as the case may be, (including providing reasonably sufficient details) as soon as reasonably practicable after becoming aware of a Potential Tax Issue and, in connection therewith, the relevant Party shall:

a.

at all times keep the other Party informed of, and consult with the other Party with respect to, all material developments in relation to such Potential Tax Issue and of its intentions as to how to proceed and shall deliver to the other Party copies of relevant parts of all correspondence sent to or received from any Tax Authority in respect of the Potential Tax Issue;

b.	submit for review to the other Party a copy of relevant parts of any draft correspondence in respect of such Potential Tax Issue at least 10 (ten) Business Days prior to the (due) date for submission;

c.

take into account all reasonable comments the other Party may have in relation to any such correspondence or decisions, communication, defence, objection, appeal, settlement or compromise or otherwise in respect of the conduct of such Potential Tax Issue; and

d.	obtain the other Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), on any of the items referred to above.

9.	CIT FISCAL UNITY

CIT Fiscal Unity Dissolution Date

9.1	The CIT Group Companies shall be separated from the CIT Fiscal Unity as per

658	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

the CIT Fiscal Unity Dissolution Date. The Parties envisage and shall use reasonable efforts to take the position towards the Dutch Tax Authority that the CIT Group Companies are separated from the CIT Fiscal Unity as per the Closing Date.

9.2

Aegon shall cause that within 10 (ten) Business Days from the date of this Agreement a request is filed with the Dutch Tax Authority on the basis of paragraph 3.3 of the CIT Decree, asking the Dutch Tax Authority to confirm that the CIT Fiscal Unity Dissolution Date is not the date of this Agreement but the Closing Date, provided that Closing occurs within 3 (three) months from Signing. If Closing does not occur within 3 (three) months from the date of this Agreement, Aegon shall, in consultation with ASR, file a new request with the relevant Dutch Tax Authority to extend the decision of the Dutch Tax Authority in respect of the request filed on the basis of the first sentence of this Section 9.2 of this Schedule 14 (Tax Deed) Aegon shall provide ASR with a copy of the requests and any correspondence relating thereto.

9.3

Parties agree that Aegon and ASR shall, and ASR shall procure that the CIT Group Companies shall, timely and properly file a joint request as set out in paragraph 8 of the Decree of the State Secretary of Finance of 14 December 2010, DGB2010/4620M, to roll over the article 15ai CITA claims as referred to in Schedule 22 (Article 15ai Claims) to the successive fiscal unity as referred to in Section 9.4 of this Schedule 22 (Tax Deed).

9.4

ASR shall and shall procure that the CIT Group Companies shall timely and properly jointly file a request with the relevant Tax Authority to form a successive fiscal unity for CIT purposes of which all the CIT Group Companies form part as from the CIT Fiscal Unity Dissolution Date and Aegon shall provide reasonable cooperation in this respect.

9.5

ASR shall prepare and submit all relevant Tax Documents of a Group Company not covered by Section 7.1 and Section 9.6 of this Schedule 14 (Tax Deed) in accordance with Applicable Law and where relevant consistent with the Closing CIT Fiscal Unity Return, and the Opening Balance Sheets and the calculation of the Post-Effective Date CIT Result and any adjustments made in accordance with Sections 9.11 through 9.17 of this Schedule 14 (Tax Deed).

Closing CIT Return, Opening Balance Sheets and Post-Effective Date CIT Result

Aegon Annual Report on Form 20-F 2022 | 659

About Aegon	Governance and risk management	Financial information	Non-financial information

9.6

Aegon (or its duly authorised agents of recognised standing) shall be responsible for, and have the conduct of preparing, submitting to and agreeing with the relevant Tax Authority all Tax Documents of the CIT Fiscal Unity (the “CIT Fiscal Unity Returns”), including, for the avoidance of doubt, the Tax Documents of the CIT Fiscal Unity for the financial year in which Closing occurs, (the “Closing CIT Fiscal Unity Return”) and:

a.	in doing so, Aegon shall at all times take into account Parties reasonable commercial interest;

b.

Aegon shall provide ASR with a draft of the relevant parts of the CIT Fiscal Unity Return as soon as practically possible but at least 3 (three) months before the due date for filing of the relevant CIT Fiscal Unity Return;

c.

together with the draft of the relevant parts of the Closing CIT Fiscal Unity Returns, Aegon shall provide ASR with (i) the draft Opening Balance Sheets and (ii) its calculation of the Post-Effective Date CIT Result, in each case including explanatory notes thereto;

d.

the draft of the relevant parts of the CIT Fiscal Unity Returns, the draft Opening Balance Sheets and Aegon’s calculation of the Post-Effective Date CIT Result shall each be consistent with, and thus not deviate, from Past Practice, unless otherwise agreed between the Parties, and in accordance with Applicable Law;

e.

Aegon and ASR agree that any Taxes triggered as a result of (i) the Transaction pursuant to articles 15ai and 15aj CITA, (ii) the transaction contemplated by the Framework Asset Management Agreement, (iii) [***], (iv) subject to any adjustment pursuant to Section 9 of Schedule 14 (Tax Deed) and unless otherwise agreed in accordance with the arrangements set forth in Section 4 of Schedule 14 (Tax Deed), ,the Guarantee Hedge (including the termination of the Guarantee Hdege Ruling), (v) the transfer of the Aegon art collection, (vi) the Aegon Growth Capital Fund I CV Carve-Out as set out in Clause 8.12, and (vi) the transfer of any brand out of the Group Companies to a Aegon Group Company in connection with the Transaction, if any, shall not be taken into account when determining the Post-Effective Date CIT Result;

f.	Aegon shall take into account all reasonable comments of ASR to the draft of the relevant parts of the CIT Fiscal Unity Return, the draft

660	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Opening Balance Sheets and Aegon’s calculation of the Post-Effective Date CIT Result if such comments are received by Aegon within 1 (one) month after receipt of the draft of the relevant parts of the CIT Fiscal Unity Return, the draft Opening Balance Sheets and Aegon’s calculation of the Post-Effective Date CIT Result by ASR; and

g.

Aegon shall only file or submit the relevant parts of the CIT Fiscal Unity Return or Opening Balance Sheets with the relevant Tax Authority after obtaining ASR’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed if ASR’s reasonable comments are properly reflected in the final draft of the relevant parts of the CIT Fiscal Unity Returns and not otherwise be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if the deadline for filing is about to lapse without the possibility for deferral, Aegon may in consultation with ASR file the relevant CIT Fiscal Unity Return subject to filing a pro forma appeal.

9.7

The Parties shall provide each other with such information and assistance as they may reasonably require to prepare or comment on the relevant parts of the CIT Fiscal Unity Returns, the Opening Balance Sheets and calculation of the Post-Effective Date CIT Result.

9.8

Where any dispute arises between the Parties in connection with the comments made by ASR to the draft of the relevant parts of the CIT Fiscal Unity Return, the draft Opening Balance Sheets or Aegon’s calculation of the Post-Effective Date CIT Result, the Parties shall first attempt to amicably resolve the issue. Should they fail to do so within 20 (twenty) Business Days upon receipt of such comments from ASR by Aegon, the matter shall be referred to the Tax Expert for expert determination (bindend advies) in accordance with the provisions of Section 13 (Tax Expert) of this Schedule 14 (Tax Deed). For the avoidance of doubt, Aegon shall not be allowed to file or submit the relevant CIT Fiscal Unity Return with the relevant Tax Authority before Parties or the Tax Expert, as applicable, resolved the issue(s) and the relevant parts of the CIT Fiscal Unity Return to be filed with or submitted to the relevant Tax Authority shall correctly reflect the issue(s) as resolved and agreed between the Parties or the Tax Expert’s Decision, as applicable. Notwithstanding the foregoing, if the deadline for filing is about to lapse without the possibility for deferral, Aegon may in consultation with ASR file in consultation with ASR the relevant CIT Fiscal Unity Return subject to filing a pro forma appeal

9.9	Aegon shall provide ASR with a copy of the relevant parts of each CIT Fiscal

Aegon Annual Report on Form 20-F 2022 | 661

About Aegon	Governance and risk management	Financial information	Non-financial information

Unity Return as filed with the relevant Tax Authority. Aegon shall not amend, revoke or re-submit any CIT Fiscal Unity Return as filed with the relevant Tax Authority without the prior written consent of ASR (not to be unreasonably withheld, conditioned or delayed).

9.10	Aegon shall timely and in full pay any Tax due in respect of or in connection with any CIT Fiscal Unity Return.

9.11	Parties agree that:

a.

the Post-Effective Date CIT Result shall be calculated as if the CIT Group Companies together formed a fiscal unity within the meaning of article 15 CITA as from (and including) the Effective Date up to (but excluding) the CIT Fiscal Unity Dissolution Date;

b.

if the final Post-Effective Date CIT Result is a positive amount, ASR shall pay to Aegon, to the extent possible by way of an adjustment of the Consideration, an amount equal to the sum of (i) the positive amount, multiplied by (ii) the applicable statutory Dutch corporate income tax rate;

c.

if the final Post-Effective Date CIT Result is a negative amount, Aegon shall pay to ASR, to the extent possible by way of an adjustment of the Consideration, an amount equal to the sum of (i) the negative amount, multiplied by (ii) the applicable statutory Dutch corporate income tax rate;

d.

any payment obligation pursuant to Section 9.11 under b. or c. above shall be adjusted for any amount paid or otherwise settled during the period as from (and including) the Effective Date up to (and including) the CIT Fiscal Unity Dissolution Date by (i) any of the CIT Group Companies to any member of the Aegon Group (other than, for the avoidance of doubt, a CIT Group Company) or (ii) a member of the Aegon Group (other than, for the avoidance of doubt, a CIT Group Company) to any of the CIT Group Companies, including under any Tax Agreement (including, for the avoidance of doubt, any payment made by a member of the Aegon Group to a CIT Group Company in respect of the financial year 2021 and to the extent not taken into account as an asset or a reduction of a liability of the Accounts in order to avoid double counting with item 9.11c above; and

662	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

e.

any amount due under this Section 9.11 shall be paid by the relevant Party to the other relevant Party within 5 (five) Business Days after the date on which the Post-Effective Date CIT Result has become final.

Adjustments to the post-Effective Date CIT Fiscal Unity results

9.12

For each Relevant Fiscal Year, Aegon shall provide ASR with a copy of the final CIT assessment (definitieve aanslag) in respect of the relevant CIT Fiscal Unity Return within 15 (fifteen) Business Days after the receipt of such assessment, and if the assessment is not issued in line with the CIT Fiscal Unity Return filed, together with a draft calculation of the expected Final CIT Profits, specifying any difference between the expected Final CIT Profits of the Relevant Fiscal Year on the basis of the assessment and the Post-Effective Date CIT Result of the Relevant Fiscal Year, with a positive difference being an “Upward Adjustment” and a negative difference a “Downward Adjustment”).

9.13

If the final CIT assessment is not issued in accordance with the CIT Fiscal Unity Return filed, ASR shall pay to Aegon the amount of the final Upward Adjustment multiplied by the applicable CIT rate plus interest in respect thereof (“Upward Adjustment Tax”) minus any amount already paid by ASR under Section 9.15 (which may result in a refund from Aegon to ASR), and Aegon shall pay to ASR the amount of the final Downward Adjustment multiplied by the applicable CIT rate, as the case may be, within 10 (ten) Business Days following the determination of the final Upward Adjustment or Downward Adjustment in accordance with the provisions set out below.

9.14

Each of Aegon and ASR shall have the right to determine, at its own cost and expense, the conduct, and in case both Aegon and ASR use this right they shall jointly control the conduct, of any objection and/or appeal proceedings with respect to the relevant final CIT assessment that resulted in the Upward Adjustment or Downward Adjustment, where applicable, in which case the arrangements set forth in Section 8.4 of this Schedule 14 (Tax Deed) shall apply mutatis mutandis.

9.15

In case of an Upward Adjustment, and in relation to any objection and/or appeal proceedings in respect of the relevant final CIT assessment, ASR may request Aegon to request a deferral of payment of the Tax due on the final CIT assessment. If such request is granted, ASR shall not be obliged to prepay the Upward Adjustment Tax to Aegon until the expiry of the deferral of payment. In case no deferral is requested or granted, ASR shall pay the relevant Upward

Aegon Annual Report on Form 20-F 2022 | 663

About Aegon	Governance and risk management	Financial information	Non-financial information

Adjustment Tax to Aegon 2 (two) Business Days prior to the relevant Tax becoming due by Aegon to the relevant Tax Authority.

9.16

Upon Final Determination of the relevant CIT assessment, Aegon shall provide ASR within 30 (thirty) Business Days with an updated calculation of the Final CIT Profits and the Upward Adjustment or the Downward Adjustment.

9.17

Aegon shall take into account all reasonable comments of ASR to the updated calculation of the Final CIT Profits and specification of the Upward Adjustment or Downward Adjustment, where applicable, as referred to in Section 9.14 of this Schedule 14 (Tax Deed), if such comments are received by Aegon within 1 (one) month after receipt of the updated calculation of the Final CIT Profits.

9.18

Aegon shall provide ASR with such information and assistance as ASR may reasonably require to comment on the updated calculation of the Final CIT Profits and the Upward Adjustment or the Downward Adjustment.

9.19

Where any dispute arises between the Parties in connection with the arrangements set forth in Sections 9.12 – 9.18, the Parties shall first attempt to amicably resolve the issue. Should they fail to do so within 20 (twenty) Business Days, the matter shall be referred to the Tax Expert for expert determination (bindend advies) in accordance with the provisions of Section 13 (Tax Expert) of this Schedule 14 (Tax Deed).

10.	TAX REFUND

10.1

Without prejudice to the provisions of Section 10.2 of this Schedule 14 (Tax Deed), if, at any time during the period between the Effective Date and the Closing Date, Aegon or any Group Company becomes aware of facts or circumstances that could reasonably result in a right for any of the Group Companies (other than TKP Pensioen B.V.) to a Tax Refund related to a period ending before the Effective Date and such Tax Refund has not been specifically included in the Accounts or otherwise been explicitly taken into account the calculation of the Consideration or the settlement addressed in Section 7 (CIT Fiscal Unity) or Section 9 (VAT Fiscal Unity) of this Schedule 14 (Tax Deed), then:

a.	Aegon shall have the right to take all reasonable measures, or to instruct any of the Group Companies to take all reasonable measures, to obtain such Tax Refund;

664	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

b.

if such Tax Refund is obtained or realized before Closing, Aegon shall have the right to cause any of the Group Companies to pay to Aegon the amount of such Tax Refund (reduced by the reasonable costs incurred by any of the Group Companies in connection with obtaining such Tax Refund and any corresponding Tax Liabilities), which payment shall not constitute Aegon Leakage; and

c.

if such Tax Refund is obtained or realized during the period between the Effective Date and the Closing Date but the amount of such Tax Refund has not yet been paid to Aegon at Closing or if such Tax Refund is obtained or realized on or after Closing, ASR shall, or shall procure that any of the Group Companies shall, pay to Aegon the amount of such Tax Refund (reduced by the reasonable costs incurred by any of the Group Companies in connection with obtaining such Tax Refund) within 15 (fifteen) Business Days from the later of the Closing Date and the date of receipt or realization of such Tax Refund.

10.2

If, on or after Closing, a member of the ASR Group becomes aware of facts or circumstances that could reasonably result in a right to a Tax Refund for any of the Group Companies (other than TKP Pensioen B.V.) related to a period ending before the Effective Date and such Tax Refund has not been included in the Accounts or otherwise been explicitly taken into account in the calculation of the Consideration or the settlement addressed in Section 7 (CIT Fiscal Unity) or Section 9 (VAT Fiscal Unity) of this Schedule 14 (Tax Deed) , then:

a.	ASR shall promptly and in any event within 10 (ten) Business Days from the date on which ASR becomes aware of the entitlement provide Aegon the full details of the Tax Refund;

b.	the relevant member of the ASR Group shall take all actions that may reasonably be required to obtain or realize such Tax Refund, keeping Aegon fully informed of the progress; and

c.

ASR shall, or shall procure that any of the Group Companies shall, pay to Aegon the amount of such Tax Refund (reduced by the reasonable costs incurred by any of the Group Companies in connection with obtaining such Tax Refund) within 15 (fifteen) Business Days of the receipt of such Tax Refund.

10.3	No Tax Refund will be recognized on the basis of Section 10.1 or 10.2 of this Schedule 14 (Tax Deed) if and to the extent the relevant Tax Refund would not

Aegon Annual Report on Form 20-F 2022 | 665

About Aegon	Governance and risk management	Financial information	Non-financial information

have arisen but for a change in Tax legislation or a change in the interpretation of Tax legislation on the basis of published authoritative case law, in each case made after the Closing Date.

11.	VAT FISCAL UNITY

11.1

The Group Companies shall be separated from the VAT Fiscal Unity as per the VAT Termination Date. Parties agree that it is their intention that the VAT Termination Date shall be the Closing Date, and will use reasonable efforts to sustain that position towards the relevant Tax Authorities. Aegon shall submit a request referred to in section 43 paragraph 1 of the Tax Collection Act (Invorderingswet 1990) for the termination of the VAT Fiscal Unity between Aegon, on the one hand, and the VAT Group Companies on the other hand at Closing. A copy of the submitted request and any related correspondence will be delivered by Aegon to ASR as soon as reasonably practicable and in any event within 5 (five) Business Days after Closing.

11.2

Aegon (or its duly authorised agents of recognised standing) shall be responsible for, and have the conduct of preparing, submitting to and agreeing with the relevant Tax Authority all Tax Documents of the VAT Fiscal Unity until the Closing Date (each a “VAT Fiscal Unity Return”), including, for the avoidance of doubt, the Tax Document of the VAT Fiscal Unity for the VAT accounting periods that fall within the Interim Period (each such VAT Fiscal Unity Return, an “Interim Period VAT Fiscal Unity Return”) and:

a.	in doing so, Aegon shall at all times take into account Party’s reasonable commercial interest;

b.

Aegon shall provide ASR with a draft of each Interim Period VAT Fiscal Unity Return as soon as practically possible but at least 2 (two) weeks before the due date for filing of the relevant Interim Period VAT Fiscal Unity Return;

c.	ultimately 3 (three) month following the Closing Date Aegon shall provide ASR with its calculation of the VAT Settlement Amount, including explanatory notes thereto;

d.

the draft of the relevant parts of each relevant Interim Period VAT Fiscal Unity Return and Aegon’s calculation of the VAT Settlement Amount shall each be made in accordance with, and thus not deviate from, Past Practice and Applicable Law;

666	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

e.

Aegon shall take into account all reasonable comments of ASR to the draft of each relevant Interim Period VAT Fiscal Unity Return and Aegon’s calculation of the VAT Settlement Amount if such comments are received by Aegon within 1 (one) month after receipt of the draft of the relevant Interim Period VAT Fiscal Unity Return and Aegon’s calculation of the VAT Settlement Amount by ASR; and

f.

Aegon shall only file or submit the relevant Interim Period VAT Fiscal Unity Return with the relevant Tax Authority after obtaining ASR’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed if ASR’s reasonable comments are properly and in full reflected in the final draft of each relevant Interim Period VAT Fiscal Unity Return and not otherwise be unreasonably withheld, conditioned or delayed and shall be provided at least 5 (five) Business Days after receipt of the final draft of the relevant Interim Period VAT Fiscal Unity Return by ASR.

11.3

The Parties shall provide each other with such information and assistance as they may reasonably require to prepare or comment on the relevant Interim Period VAT Fiscal Unity Returns and calculation of the VAT Settlement Amount.

11.4

Where any dispute arises between the Parties in connection with the comments made by ASR to the draft of an Interim Period VAT Fiscal Unity Return or Aegon’s calculation of the VAT Settlement Amount, the Parties shall first attempt to amicably resolve the issue. Should they fail to do so within 20 (twenty) Business Days upon receipt of such comments from ASR by Aegon, the matter shall be referred to the Tax Expert for expert determination (bindend advies) in accordance with the provisions of Section 13 (Tax Expert) of this Schedule 14 (Tax Deed).

11.5

Aegon shall provide ASR with a copy of each Interim Period VAT Fiscal Unity Return as filed with the relevant Tax Authority. Aegon shall not amend, revoke or re-submit any Interim Period VAT Fiscal Unity Return as filed with the relevant Tax Authority without the prior written consent of ASR.

11.6	Aegon shall timely and in full pay any VAT due in respect of or in connection with any Interim Period VAT Fiscal Unity Return.

11.7	Parties agree that:

Aegon Annual Report on Form 20-F 2022 | 667

About Aegon	Governance and risk management	Financial information	Non-financial information

a.

the VAT Settlement Amount is the mechanism on the basis of which the Parties settle any amount in respect of VAT allocable to the VAT Group Companies prior to Closing, and that any payment obligation pursuant to Section 11.7 under b. or c. below shall be adjusted for any amount settled between the VAT Group Companies on the one hand and any member of the Aegon Group (other than the VAT Group Companies) on the other hand under any Tax Agreement;

b.	if the final VAT Settlement Amount is a positive amount, ASR shall pay an amount equal to the VAT Settlement Amount to Aegon, to the extent possible by way of an adjustment of the Consideration;

c.	if the final VAT Settlement Amount is a negative amount, Aegon shall pay an amount equal to the VAT Settlement Amount to ASR, to the extent possible by way of an adjustment of the Consideration; and

d.

any amount due under this Section 11.7 of this Schedule 14 (Tax Deed) shall be paid by the relevant Party to the other relevant Party within 5 (five) Business Days after the date on which the Post-Effective Date CIT Result has become final.

11.8	ASR shall procure that the VAT Group Companies shall not use the VAT registration number of the VAT Fiscal Unity after Closing.

12.	TAX SHARING AGREEMENTS

Aegon and Aegon NL shall ensure that on the Closing Date and subject to the arrangements on Leakage:

a.

any Tax Agreement in relation to the CIT Fiscal Unity to which a CIT Group Company is a party shall be terminated and settled in cash or through set off with effect from the CIT Fiscal Unity Dissolution Date;

b.	any Tax Agreement in relation to the VAT Fiscal Unity to which a VAT Group Company is a party shall be terminated and settled in cash or through set off with effect from the Closing Date;

and Aegon hereby acknowledges and agrees that no member of the Aegon Group has any claim against any CIT Group Company or VAT Group Company in relation to or under any Tax Agreement as from the Closing Date.

668	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

13.	INDEPENDENT TAX EXPERT PROCEDURE

13.1

In the event Aegon and ASR fail to amicably resolve any comments to (i) a draft Tax Document (including, but not limited to, the draft (Closing) CIT Fiscal Unity Return, the draft Opening Balance Sheets and the Interim Period VAT Returns), (ii) the calculation of the Post-Effective Date CIT Result or the VAT Settlement Amount or (iii) the calculation of the Final CIT Profits, then any such unresolved issue shall be referred for expert determination (bindend advies) to such independent firm of tax advisers (belastingadviseurs) of repute and recognised standing as the Parties may agree in writing or, failing such agreement within 5 (five) Business Days, such independent firm of tax advisers of repute and recognised standing as shall be appointed for this purpose on the application of Aegon or ASR by the President of the Dutch Association of Tax Advisers (Nederlandse Orde van Belastingadviseurs (NOB)) (the “Tax Expert”). The Tax Expert shall (be instructed to) act on the following basis:

a.	the matter shall be notified to the Tax Expert in writing within 10 (ten) Business Days after the Tax Expert shall have been appointed in accordance with this Section 13;

b.

the Tax Expert shall give each of Aegon and ASR a reasonable opportunity to submit written explanations of its position and views as well as the opportunity to attend a hearing to further explain its position and views, all in the English language;

c.	Aegon and ASR shall each provide the Tax Expert promptly with all information and assistance which the Tax Expert shall reasonably require;

d.

the Tax Expert shall render its decision within 30 (thirty) Business Days of receipt of notification of the matter and such decision shall be final and binding on the Parties (bindend advies) (the “Tax Expert’s Decision”); and

e.

each Party shall bear its own costs in connection with the proceedings pursuant to this Section 13. The legal fees and the fees and expenses of the Tax Expert shall be borne and paid by the Party that was held at fault pursuant to the Tax Expert’s Decision or, if the Tax Expert doesn’t hold a Party at fault, equally by Aegon and ASR.

Aegon Annual Report on Form 20-F 2022 | 669

About Aegon	Governance and risk management	Financial information	Non-financial information

14.	GOVERNING PROCEDURE

14.1

This Schedule 14 (Tax Deed) governs the procedure for all Tax Claims, claims under Sections 2 (Specific Tax Indemnity), [***] and 4 (Guarantee Hedge) of this Schedule 14 (Tax Deed) and all Tax matters of the Group Companies, and in case of a conflict between this Schedule 14 (Tax Deed) and the remainder of this Agreement, this Schedule 14 (Tax Deed) shall prevail.

14.2

For the avoidance of doubt, the provisions set forth in Clauses 15.1 (Limitations in time) under b., 15.4 (Maximum liability Aegon), 15.5 (Remedy), 15.7 (No limitations), 15.11 (Net financial benefit), 15.12 (Mitigation of Damages and Liabilities) and 15.14 (No double claims) shall apply mutatis mutandis to this Schedule 14 (Tax Deed)).

14.3	The provisions of Section 5 (Exclusions) of this Schedule 14 (Tax Deed) shall apply mutatis mutandis to a claim for a breach of the Aegon Tax Warranties.

15.	DISCLOSURE

Any disclosure by Aegon or the knowledge of ASR with respect to any matter for which indemnification is provided in this Schedule 14 (Tax Deed) does not operate to exclude or limit Aegon’s liability under this Schedule 14 (Tax Deed).

670	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Schedule 15.         Employees and Pensions

GENERAL PRINCIPLE & CO-DETERMINATION RIGHTS

1.

The Parties acknowledge that at the date of this Agreement, no conclusive decisions have been made with respect to the exact allocation of employees and the treatment of employees that would not fall in scope of the Combined Group or any other contemplated decision which would be subject to consultation and information obligations (e.g. requires the advice or consent of the competent works council(s)). In this Schedule, the Parties wish to agree on certain principles that the Parties will abide by, subject to compliance with local law and compliance with any consultation obligations with employee representative bodies (including works councils).

2.

The Parties, acting reasonably, shall each comply with the consultation and information obligations under the Transfer Regulations with respect to transfer of undertaking (the “Transfer Regulations”), the Dutch Works Councils Act (to the extent not already complied with) and any applicable collective bargaining agreement(s). The Parties shall jointly determine which information is reasonably necessary to enable the relevant Party to comply with its obligation to inform and/or consult with the affected employees and/or their representatives pursuant to the Transfer Regulations, the Dutch Works Councils Act, any other legal obligation and any applicable collective bargaining agreement(s).

TRANSFERRING AEGON EMPLOYEES & OUT-OF-SCOPE AEGON EMPLOYEES

3.

The Parties envisage that all employees employed by Aegon NL, the Group Companies or a Aegon Group Company and working exclusively or predominantly for the Group’s business (including such employees working at Corporate Center, Aegon Asset Management (hereinafter: AAM), Global Technology Services (hereinafter: GTS), and other non-Aegon NL business units), as well as any other employee employed by Aegon or a Aegon Group Company that should otherwise be attributed to the Group’s business as defined above, will transfer to the Combined Group as a result of the Transaction, whether as a result of application of the Transfer Regulations or by remaining employed by their formal employer in the transaction perimeter.

4.	The Parties envisage that all employees employed by Aegon NL, the Group Companies or a Aegon Group Company but working at the Corporate Center,

Aegon Annual Report on Form 20-F 2022 | 671

About Aegon	Governance and risk management	Financial information	Non-financial information

AAM, GTS or other non-Aegon NL business units and not working exclusively or predominantly for the Group’s business, or otherwise attributed to the Group’s business, (the “Out-of-Scope Employees”) will be retained by the Aegon Group. Subject to compliance with local law and compliance with any consultation obligations with employee representative bodies (including but not limited to the Aegon Works Council), Aegon will procure that the Out-of-Scope Employees will be transferred from the Group to the Aegon Group prior to Closing. If an Out-of-Scope Employee seeks to transfer to ASR, ASR will reasonably consider such Out-of-Scope Employee for appropriate roles. If the Out-of-Scope Employee accepts such role with ASR, he will be employed at ASR terms and conditions and will not retain his Aegon employment terms and conditions.

5.

As soon as reasonably possible after the date of this Agreement Parties will jointly prepare an overview of the Out-of-Scope Employees. As soon as reasonably possible after the date of this Agreement and subject to compliance with local law and compliance with any (consultation) obligations with employee representative bodies (including but not limited to the Aegon Works Council), Aegon will inform the Out-of-Scope Employees of their qualification as an Out-of-Scope Employee, and - to the extent Out-of-Scope Employees cannot be transferred by operation of law under the Transfer Regulations - will, or will cause a Aegon Group Company to, offer each of them employment with the Aegon Group on equal terms, effective subject to and ultimately per the Closing Date.

6.	If:

i)	an Out-of-Scope Employee chooses not to accept Aegon Group’s offer; or

ii)	it has been determined in a final court ruling that an Out-of-Scope Employee is determined to have transferred to the Combined Group; or

iii)

it has been determined in a final court ruling that an employee of a Aegon Group Company and not working exclusively or predominantly for the Group’s business is determined to have transferred to the Combined Group, and such employee has chosen not to accept Aegon Group’s offer for employment with Aegon Group on equal terms,

Aegon will inform ASR as soon as possible thereof. ASR will then consider the relevant employee for appropriate roles within the Combined Group. If such role is not available for the relevant employee, Aegon will indemnify and hold

672	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

harmless ASR for the costs and liabilities resulting from the termination of the employment agreement of the relevant employee with the Combined Group on the basis of the applicable social plan (for the avoidance of doubt, this excludes any other costs and liabilities, such as the monthly wages due during the time such employee performs job duties for the Combined Group, as well as legal fees incurred by ASR in relation to the dismissal).

7.

No Party can hold the other Party liable for any costs or liabilities that can be attributed to its own wilful misconduct or gross negligence. The Parties acknowledge that in accordance with the statutory requirements under the Dutch Civil Code, they are required to mitigate any costs made and liabilities incurred with respect to Out-of-Scope employees, which includes that the Parties shall procure that all reasonable steps (including pursuing termination of employment) are taken timely and that Parties will exchange information – to the extent permitted by Law – on available vacancies in the Parties’ Dutch operations in order to mitigate costs of redundancies for any Party.

TRANSFERRING ASR EMPLOYEES

8.

The Parties envisage that the employees employed by the relevant ASR employment entity and working exclusively or predominantly for the ASR AAM business that will transfer to Aegon or a Aegon Group Company as a result of the Transaction, will transfer to Aegon or a Aegon Group Company as a result of application of the Transfer Regulations.

9.

If it has been determined in a final court ruling that an employee of a ASR entity and not working exclusively or predominantly for the ASR AAM business is determined to have transferred to Aegon or a Aegon Group Company, and such employee has chosen not to accept ASR’s offer for employment with ASR on equal terms ASR will inform Aegon as soon as possible thereof. Aegon will then consider the relevant employee for appropriate roles within the Aegon Group. If such role is not available for the relevant employee, ASR will indemnify and hold harmless Aegon for the costs and liabilities resulting from the termination of the employment agreement of the relevant employee with the Aegon Group on the basis of the applicable social plan (for the avoidance of doubt, this excludes any other costs and liabilities, such as the monthly wages due during the time such employee performs job duties for the Aegon Group, as well as legal fees incurred by Aegon in relation to the dismissal).

10.

No Party can hold the other Party liable for any costs or liabilities that can be attributed to its own wilful misconduct or gross negligence. The Parties acknowledge that in accordance with the statutory requirements under the

Aegon Annual Report on Form 20-F 2022 | 673

About Aegon	Governance and risk management	Financial information	Non-financial information

Dutch Civil Code, they are required to mitigate any costs made and liabilities incurred with respect to ASR employees referred to above, which includes that the Parties shall procure that all reasonable steps (including pursuing termination of employment) are taken timely and that Parties will exchange information – to the extent permitted by Law – on available vacancies in the Parties’ Dutch operations in order to mitigate costs of redundancies for any Party.

PRINCIPLES FOLLOWING CLOSING

11.	Subject to applicable law, Parties shall apply a “best of breed” approach in respect of both the Group’s and ASR’s employees:

i)

where “best of breed” is not feasible or appropriate, selection is to be on a non-discriminatory, fair, business-oriented transparent and agreed approach (whereby the Parties have an intention achieving a fair representation between the Parties to effectuate the principle of a Combined Group, where reasonable and appropriate); and

ii)

following the Closing Date, all employees of the Combined Group will form one class of employees and all employees of the Combined Group will have equal access to career opportunities offered by the Combined Group.

MANAGEMENT

12.

For those management positions within the Combined Group (as known between the Parties) where, after a careful procedure to be followed by Aegon and ASR acting jointly and taking into account the fleet review data on ASR candidates and/or available information on candidates from the Group Companies, it is clear that only one candidate qualifies, the ASR Executive Board will reconfirm whether this candidate is also the right candidate in the new organisation.

13.

For those management positions within the Combined Group where multiple candidates may qualify for such position in the Combined Group, a careful procedure will be followed by Aegon and ASR acting jointly, which procedure will be based on a “best of breed” approach in accordance the principles laid down in this Schedule, of both the Group’s and ASR’s management which includes at least the following:

i)	each position will be considered to become vacant for eligible candidates who may apply (from each Party), and an individual assessment process

674	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

will be organised and conducted by a specialised professional advisory firm for both Aegon NL and ASR management. Aegon and ASR will jointly define which individuals are ‘eligible’ on the basis of lists to be exchanged of the roles that in view of each party fall within that scope; and

ii)	eligible candidates may be considered for one or more roles.

14.

Taking into account the spirit and nature of the Transaction, as well as the size of the operations and management structures of the two businesses (also in terms of diversity – e.g. gender), Aegon and ASR intend that management of the Combined Group will reflect the same relative employee proportions.

15.

The Group’s and ASR’s management which are part of the Combined Group will have equal access to positions and roles and career opportunities offered by the Combined Group in accordance with the “best of breed” approach.

CO-DETERMINATION STRUCTURE AND EXISTING RIGHTS, BENEFITS AND PENSIONS OF AEGON EMPLOYEES

16.

ASR will respect and continue the current employee consultation structure of the Group until such time ASR believes that the integration process merits a unified employee consultation structure, in which case ASR will initiate – it being understood that any initiation of discussions in relation thereto prior to Closing will be agreed jointly between Aegon and ASR – the mandatory consultation procedures in respect thereof with due observance of all applicable laws, regulations and existing arrangements with the Group’s employee consultation bodies (including but not limited to any covenants with or commitments made to the Aegon Works Council).

17.

ASR shall respect any and all existing rights and benefits of employees of the Group, including under any existing social plans, profit sharing schemes, covenants and collective labour agreements, pension arrangements as well as the terms of the individual employment agreements between the Aegon Group and its employees for the agreed duration of these arrangements and agreements or, if earlier, until new plans and/or agreements will be in place amending these rights (e.g. in the context of a future harmonisation of employment conditions and a potential future application of ASR pension arrangement) with due observance of all applicable laws and regulations (including, for the avoidance of doubt compliance with any consultation and information obligations under the Dutch Works Councils Act and any applicable collective bargaining agreement(s)).

Aegon Annual Report on Form 20-F 2022 | 675

About Aegon	Governance and risk management	Financial information	Non-financial information

INCENTIVE SCHEMES

18.

Aegon and ASR will in good faith discuss the treatment of incentive schemes of transferring Group employees (i.e. such schemes should be either settled or transformed into a ASR incentive scheme, or be replaced by a different type of compensation in line with clause 17 above. In addition, it can be considered whether to institute new ASR incentive schemes in order to incentivize a smooth integration), including for the avoidance of doubt in respect of Tax.

INTEGRATION

19.

Integration responsibilities will be allocated to the relevant department heads – on the basis of guiding principles by the boards of the ASR Group Companies – who report at least quarterly to the ASR Executive Board as part of their ordinary course of business updates. The ASR Executive Board will inform the ASR Supervisory Board on the integration as part of their ordinary course of business updates. As soon as reasonably practicable after the date of this Agreement, Aegon and ASR shall in good faith discuss, agree upon and communicate to the employees on the mechanisms to be established to ensure active involvement of the relevant employee representative bodies (e.g. setting up or amending certain appeals or complaints committees related to job classification).

POTENTIAL REDUNDANCIES

20.

Any potential redundancies that may be considered in the context of the integration of the Combined Group will be handled in accordance with mandatory principles of Dutch law, which for the avoidance of doubt includes compliance with all consultation and information obligations under the Dutch Works Councils Act (to the extent not already complied with), the Collective Redundancy Notification Act (to the extent applicable) and any applicable collective bargaining agreement(s). Consequently, in case of redundancies in the context of the integration of the Combined Group, the reflection principle (afspiegelingsbeginsel) will be applied to the employees of the Combined Group, and new positions will be allocated in line with applicable rules and regulations with a view to retain talent (“best of breed”) and fair representation between the Parties where reasonable and appropriate.

CULTURE PLAN

21.	A culture plan will be drawn up, setting out how the corporate cultures of ASR

676	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

and the Group will be successfully integrated. Guiding principles are clear on mission, strategy and values, instilling trust and strong leadership. Great care will be given to the desired leadership profile and clarity on the positioning of the management of the new organisation.

22.

The starting point will be: “One company, one culture, by leveraging the best of both organisations”. ASR aims to adopt best practices across the various business units in order to strengthen the business overall, and to reflect in the best possible way the culture and diversity in general of ASR and the Group.

23.

ASR will make available the reasonably necessary resources and budgets to realise the culture plan. The preparation of the integration will take place in close cooperation between ASR and Aegon. All relevant stakeholders will be involved, explicitly including the various competent employee participation bodies in accordance with the provisions of the WCA.

24.	The CEO of the Combined Group will be ultimately responsible for the implementation and steering of the culture plan.

GOVERNANCE

25.

The Parties agree that to the extent there is any disagreement as to the operation or effect of this Schedule, then they shall discuss and seek to resolve such disagreement, acting reasonably and in good faith, and having regard to the intention of the Parties, the spirit and intent of the provisions and the employee cost and risk allocations between the Parties as contemplated as at the date of this Agreement.

Aegon Annual Report on Form 20-F 2022 | 677

About Aegon	Governance and risk management	Financial information	Non-financial information

Schedule 16. Data Room index

[***]

678	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Schedule 17. Disclosure Letter

To:

ASR N.V.

[●]

[●date], [2 Business Days prior to Closing]

Dear addressee,

Capitalised terms and expressions used but not defined in this notice shall have the meaning ascribed thereto in Part 1 of Schedule 2 (Definitions and interpretation) to the business combination agreement relating to the combination of ASR N.V. and Aegon Nederland N.V., entered into between Aegon Europe Holding N.V., Aegon N.V., ASR N.V. and Aegon Nederland N.V. dated [●] (the “Agreement”).

This letter is the Disclosure Letter referred to in Clause 16.1 (Closing bring down statement Aegon) of the Agreement and is to disclose facts, events and/or circumstances that occurred or arose after the date of the Agreement against the Aegon’s Warranties (to be) repeated at Closing and/or the Tax Deed.

Aegon Europe hereby makes the specific disclosures listed below against the Aegon’s Warranties (to be) repeated at Closing and/or the Tax Deed relating to facts, events and/or circumstances that have occurred or arose after the date of the Agreement. Such fact, event and/or circumstance shall only qualify the relevant paragraph of the Aegon’s Warranties and/or the Tax Deed referred to below.

Tax Deed / Aegon Warranty reference	Disclosure(s)

Clauses 26.18 (Choice of law) and 26.19 (Disputes) of the Agreement apply to this Disclosure Letter mutatis mutandis.

Please sign the enclosed copy of this letter for your acknowledgement.

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About Aegon	Governance and risk management	Financial information	Non-financial information

Yours faithfully,

Aegon Europe Holding N.V.

By :
Title :
For acknowledgement and agreement:

ASR N.V.

By :	By :
Title :	Title :

680	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Schedule 18. Relationship Agreement

RELATIONSHIP AGREEMENT

THIS AGREEMENT IS DATED [●] AND MADE BETWEEN:

(1)

ASR Nederland N.V., a public limited liability company, incorporated under the laws of the Netherlands, with seat in Utrecht, the Netherlands, and address at Archimedeslaan 10, Utrecht, the Netherlands, and registered with the Dutch Trade Register under number 30070695 (“ASR”);

and

(2)

Aegon N.V., a public limited liability company, incorporated under the laws of the Netherlands, with seat in The Hague, the Netherlands, and address at Aegonplein 50, The Hague, the Netherlands, and registered with the Dutch Trade Register under number 27076669 ((“Aegon”), together with ASR, the “Parties”).

BACKGROUND:

(A)

On 27 October 2022, ASR and Aegon announced their conditional agreement to combine the Dutch operations of the Aegon group with ASR (the “Transaction”). As a result of the Transaction, Aegon will directly hold 29.99% of the issued and outstanding share capital of ASR as per the Closing Date.

(B)

The Parties wish to enter into this relationship agreement (this “Agreement”) to agree on certain arrangements relating to the governance of ASR and to manage the relationship between ASR and Aegon as a minority shareholder of ASR, in each case with effect from completion of the Transaction, all in accordance with the laws and regulations applicable to ASR and Aegon as companies listed on Euronext Amsterdam, a regulated market of Euronext Amsterdam N.V. (“Euronext Amsterdam”), and in case of Aegon as a company also listed on the New York Stock Exchange.

THE PARTIES AGREE AS FOLLOWS:

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1	DEFINITIONS AND CONSTRUCTION

The definitions and provisions of Schedule 1 ( Definitions and interpretation) shall apply throughout this Agreement.

2	GOVERNANCE

2.1	Articles of Association

The Parties agree that the Articles of Association will read on the Closing Date in accordance with Schedule 2 (ASR Articles of Association).

2.2	Board rules

2.2.1	The Parties agree that the Executive Board Rules will be amended upon completion of the Transaction and will read on the Closing Date in accordance with Schedule 3 (Executive Board Rules).

2.2.2	The Parties agree that the Supervisory Board Rules will be amended upon completion of the Transaction and will read on the Closing Date in accordance with Schedule 4 (Supervisory Board Rules).

2.3	Affirmative Vote Matters

2.3.1

Without prejudice to Clause 3.1.2, the Parties agree that, for a period of five (5) years after the Closing Date, the resolutions of the Executive Board to approve or effect the respective matters included in Schedule 8 (Affirmative Vote Matters) (the “Affirmative Vote Matters”) shall require the approval of the Supervisory Board with the affirmative vote of the Non-independent Nominee for as long as Aegon continues to hold (directly or indirectly) the relevant part of the issued and outstanding Ordinary Shares as specified in Schedule 8. In case the Non-independent Nominee is unable to act (belet), incapacitated (ontstent) or not entitled to vote, the Supervisory Board can only approve Affirmative Vote Matters with unanimous votes.

2.3.2	ASR shall procure that any Affirmative Vote Matter shall only be implemented with the approval of the Supervisory Board required in accordance with this Agreement.

2.3.3

For the avoidance of doubt, each Aegon Nominee may have himself/herself represented and vote at meetings of the Supervisory Board by any other Supervisory Board member on the basis of a written proxy, including with respect to Affirmative Vote Matters.

682	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

2.4	Amendments

Each of ASR and Aegon shall procure that the Executive Board and the Supervisory Board shall not propose or implement any amendment to (i) the Articles of Association (ii) the Executive Board Rules or (iii) the Supervisory Board Rules if such amendment would be contradictory to the arrangements set forth in this Agreement.

3	EXECUTIVE BOARD COMPOSITION

3.1	Appointment and dismissal

3.1.1

The Executive Directors shall be appointed, suspended and dismissed in accordance with the procedures set out in the Articles of Association, the Executive Board Rules, Clause 3 of this Agreement and applicable laws and regulations.

3.1.2

In case ASR’s incumbent CEO (Jos Baeten), due to his earlier resignation or dismissal, does not serve the full term set out in action q. of Schedule 11 of the Business Combination Agreement, the appointment of the successor to such incumbent CEO requires the affirmative vote of all Aegon Nominees in office and neither unable to act (belet) nor incapacitated (onstent) at the moment of adopting the Supervisory Board’s resolution on such appointment. In the process of appointing such successor, the Supervisory Board will conduct a professional selection procedure in which internal as well as external candidates will be assessed.

3.2	Initial Executive Board composition

On the Closing Date, the composition of the Executive Board will be in accordance with Paragraph 1 of 0 (Executive Board and Supervisory Board Composition).

4	SUPERVISORY BOARD COMPOSITION

4.1	Appointment and dismissal

The Supervisory Directors shall be appointed, suspended and dismissed in accordance with the procedures set out in (i) the Articles of Association included in Schedule 2 (ASR Articles of Association) and the Supervisory Board Rules included in Schedule 4 (Supervisory Board Rules), as may be amended from time to time in accordance with Clause 2.4, (ii) this Agreement and (iii) applicable laws and regulations.

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4.2	Aegon Nominees

4.2.1	For a period of five (5) years after the Closing Date and:

(a)

for as long as Aegon continues to hold (directly or indirectly) more than twenty percent (20%) of the issued and outstanding Ordinary Shares, Aegon has the right to nominate two (2) individuals to serve as Supervisory Directors (the “Aegon Nominees”), of which (i) one Aegon Nominee shall be a woman and who qualifies as independent from Aegon and ASR under the Dutch Corporate Governance Code and the Joint ESMA and EBA Guidelines, in each case as applicable at the time of such nomination being made (“Independent Nominee”) and (ii) the other Aegon Nominee shall be the CEO or CFO of Aegon at the time of such nomination being made (“Non-independent Nominee”);

(b)

for as long as Aegon continues to hold (directly or indirectly) more than ten percent (10%) but no more than twenty percent (20%) of the issued and outstanding Ordinary Shares, Aegon has the right to nominate one (1) Aegon Nominee, being the Non-independent Nominee.

4.2.2

The first Aegon Nominees to serve as of the Closing Date shall be [name] and [name]. To the extent Aegon has the right to make a new nomination for one or two Aegon Nominees under Clause 4.2.1 after the term of the initial Aegon Nominees expires, or in case an Aegon Nominee does not serve his or her full term, the successor Aegon Nominee(s) nominated by Aegon under and in accordance with Clause 4.2.1 shall be nominated by the Supervisory Board for appointment by the General Meeting (subject always to limitations under applicable laws and regulations), provided that the term of any such successor Aegon Nominee shall not extend beyond five (5) years after the Closing Date, unless so requested by ASR.

4.2.3

Once Aegon (directly or indirectly) no longer holds more than twenty per cent (20%) of the issued and outstanding Ordinary Shares mentioned in Clause 4.2.1(a), Aegon shall procure that the Independent Nominee then serving on the Supervisory Board shall resign, unless otherwise requested by the Supervisory Board in writing.

4.2.4

Once Aegon (directly or indirectly) no longer holds more than ten percent (10%) of the issued and outstanding Ordinary Shares mentioned in Clause 4.2.1(b), or upon the occurrence of any of the events referred to in Clause 13.1.1, Aegon shall procure that all Aegon Nominees then serving on the Supervisory Board shall resign, unless, with respect to the Independent Nominee then serving on the Supervisory Board (if applicable), otherwise requested by the Supervisory Board in writing.

684	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

4.2.5

The Supervisory Board shall not propose a suspension or dismissal of an Aegon Nominee to the General Meeting unless (i) in case of gross negligence, wilful misconduct or fraud or (ii) in respect of an Aegon Nominee whose resignation was to be procured by Aegon under Clauses 4.2.3 or 4.2.4, as applicable, and who has not resigned within a period of one (1) month after such obligation arose.

4.2.6

With respect to the appointments of the initial Aegon Nominees referred to in the first sentence of Clause 4.2.2, ASR shall use its reasonable best efforts to procure that ASR’s works council shall exercise its enhanced recommendation right under Article 2:158(6) of the Dutch Civil Code prior to Closing with respect to the Independent Nominee or an incumbent Supervisory Director.

4.2.7

ASR shall cause the Supervisory Board to resolve any conflicts of interest relating to the Non-independent Nominee in accordance with the policy stipulated in 0 (Conflict of Interest and Dispute Resolution Policy).

4.3	Supervisory Board Committees

4.3.1

In addition to any other committees which the Supervisory Board may have from time to time, the Supervisory Board will have the following Supervisory Board committees as of Closing and for a period of five (5) years thereafter: (i) an Audit and Risk Committee; and (ii) a Nomination and ESG Committee.

4.3.2	For a period of five (5) years after the Closing Date and:

(a)

for as long as Aegon continues to holds(directly or indirectly) more than twenty percent (20%) of the issued and outstanding Ordinary Shares, Aegon has the right to designate one (1) Aegon Nominee to serve on the Audit and Risk Committee and one (1) Aegon Nominee to serve on the Nomination and ESG Committee (the “Aegon Committee Nominee”);

(b)

for as long as Aegon continues to hold (directly or indirectly) more than ten percent (10%) but no more than twenty percent (20%) of the issued and outstanding Ordinary Shares, Aegon has the right to designate one (1) Aegon Nominee to serve on either, at Aegon’s election, the Audit and Risk Committee or the Nomination and ESG Committee as the Aegon Committee Nominee.

4.3.3

The first Aegon Committee Nominee to serve on the Audit and Risk Committee and the Nomination and ESG Committee as of the Closing Date shall be [name][and [name], respectively]. ASR shall cause the Supervisory Board to appoint the relevant Aegon Nominee to the Audit and Risk Committee and the Nomination and ESG Committee as of the Closing Date, subject to the relevant Aegon Nominee’s appointment to the Supervisory Board. ASR shall procure that the Supervisory Board shall appoint the relevant Aegon Committee Nominee(s)

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designated by Aegon from time to time in accordance with its right as defined in Clause 4.3.2 to the Audit and Risk Committee and/or the Nomination and ESG Committee, as applicable.

4.3.4

Once Aegon (directly or indirectly) no longer holds more than twenty percent (20%) of the issued and outstanding Ordinary Shares mentioned in Clause 4.3.2(a), Aegon shall procure that the relevant Aegon Committee Nominee shall resign from his or her position as member of either, at Aegon’s election, the Audit and Risk Committee or the Nomination and ESG Committee immediately, unless requested otherwise by the Supervisory Board in writing.

4.3.5

Once Aegon (directly or indirectly) no longer holds more than ten percent (10%) of the issued and outstanding Ordinary Shares mentioned in Clause 4.3.2(b), or upon the occurrence of any of the events referred to in Clause 13.1.1, Aegon shall procure that each Aegon Committee Nominee shall resign from his or her position as member of the Audit and Risk Committee and/or the Nomination and ESG Committee, as applicable, immediately, unless requested otherwise by the Supervisory Board in writing.

4.4	Initial Supervisory Board composition

On the Closing Date, subject to the appointments of the initial Aegon Nominees referred to in the first sentence of Clause 4.2.2, the composition of the Supervisory Board will be as set out in Paragraph 2 of 0 (Executive Board and Supervisory Board Composition).

4.5	Initial Supervisory Board Committees composition

On the Closing Date, subject to the appointments of the initial Aegon Nominees referred to in the first sentence of Clause 4.2.2, the composition of the Supervisory Board Committees will be as set out in Paragraph 3 of 0 (Executive Board and Supervisory Board Composition).

5	COMPOSITION SUPERVISORY BOARD OPERATING COMPANIES

Subject to the appointments of the initial Aegon Nominees referred to in the first sentence of Clause 4.2.2, ASR shall cause the appointments of such initial Aegon Nominees to the supervisory boards of each of ASR Levensverzekering N.V. and ASR Schadeverzekering N.V., consistent with ASR’s current governance standards.

686	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

6	COMPLIANCE

6.1	Financial reporting

6.1.1

ASR and Aegon shall cooperate in good faith to ascertain before 31 December 2022 (the “Decision Date”) whether under IFRS IASB, Aegon may account for its investment in ASR in its financial reporting as a financial instrument under IFRS 9 or that it must account for its investment in ASR as an associate under the equity method of accounting (such equity accounting method for Aegon’s investment in ASR to be referred to as the “Equity Accounting Method”) or on a fair value basis (such fair value accounting method for Aegon’s investment in ASR to be referred to as the “Fair Value Accounting Method”). Prior to the Decision Date, ASR and Aegon will request advice of an independent legal advisor mutually acceptable to ASR and Aegon taking into account jointly presented facts and circumstances, including the impracticabilities for ASR and/or Aegon that would result from the application of the Equity Accounting Method.

6.1.2

Ultimately on the Decision Date Aegon shall determine, taking into account the advice from the independent legal advisor referred to in Clause 6.1.1 and ASR’s views, and in conjunction with Aegon’s external auditor, whether Aegon is allowed to apply the Fair Value Accounting Method.

6.1.3

If Aegon has determined, in accordance with Clause 6.1.2, that it cannot apply the Fair Value Accounting Method, then for Q4 2023 and Q2 2024, and for each quarter thereafter until the date on which Aegon is no longer required under IFRS IASB to apply the Equity Accounting Method (the “Threshold Date”), ASR shall provide to Aegon information and data relating to the business including the financial results of ASR, and necessary for Aegon, in good faith and to the extent possible, in order to fulfill its minimum legal and regulatory requirements in accordance with Schedule 6 (Information exchange), insofar as not conflicting with the Market Abuse Regulation (“MAR”).

6.1.4

Both ASR and Aegon express the preference for Aegon to apply the Fair Value Accounting Method as soon as permissible under IFRS IASB. Aegon and ASR shall maintain a dialogue on an ongoing basis to determine whether facts and circumstances change in such a manner that Aegon would be allowed to apply the Fair Value Accounting Method (in which instance Aegon will, from then on, apply this accounting treatment). Once facts and circumstances change, and in any event from the moment when Aegon’s investment in ASR represents less than 20% of the issued and outstanding Ordinary Shares, a reassessment of those facts and circumstances by an independent legal advisor as mentioned in 6.1.1 will be performed. Aegon shall determine, taking into account the advice from the independent legal advisor and ASR’s views, and in conjunction with Aegon’s external auditor, whether Aegon is allowed to apply the Fair Value

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Accounting Method (in which case Aegon will, from then on, apply this accounting treatment).

6.2	Risk and control

6.2.1

If Aegon has determined, in accordance with Clause 6.1.2, that it must apply the Equity Accounting Method, then following the Closing Date and until the Threshold Date, ASR shall, based on its current methods and procedures, to the extent necessary for Aegon in order to fulfill its legal and regulatory requirements:

(a)	maintain Disclosure Controls and Procedures;

(b)	maintain Internal Control Over Financial Reporting; and

(c)	cause its management to ascertain the integrity of the information provided by ASR to Aegon in accordance with Clause 6.1.3 and Schedule 6.

6.3	Auditor assistance

If Aegon has determined, in accordance with Clause 6.1.2, that it must apply the Equity Accounting Method, then following the Closing Date and until the Threshold Date, ASR shall, in each to the extent necessary for Aegon in order to fulfill its legal and regulatory requirements:

(a)

grant Aegon adequate and reasonable access, during usual business hours, to ASR’s external auditor and to ASR’s internal audit function (through the Executive Board) in accordance with applicable requirements;

(b)

use its reasonable best efforts to enable ASR’s external auditor to complete its review and annual audit such that Aegon can meet its reporting cycle, subject to Clause 6.4.1, including the timetable for the printing, filing and public dissemination of its financial statements. ASR shall instruct ASR’s external auditor to perform the work requested by Aegon’s external auditor pursuant to this Agreement and ASR shall use its reasonable best efforts to enable ASR’s external auditor to comply with the instruction received;

(c)

upon reasonable notice, authorize ASR’s external auditor to make available to Aegon’s external auditor information required to perform its required review and audit in accordance with its engagement and applicable requirements;

(d)	if Aegon is required under applicable securities laws to include financial statements of ASR in any required filing, use its reasonable best efforts

688	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

to provide such financial statements and to procure that its external auditors shall provide any required reports or consents in respect thereof; and

(e)

use its best efforts to enable Aegon’s external auditor to provide at a minimum limited assurance, when required by law, on whether the sustainability information included in Aegon’s or ASR’s annual reports presents fairly, in all material respects, the sustainability performance of ASR in accordance with the reporting criteria as applicable from time to time.

Aegon will bear the reasonable costs of such assistance.

6.4	Reporting cycle

6.4.1

Without prejudice to Clause 6.4.2, Aegon and ASR acknowledge and agree that, if and for as long as Aegon must apply the Equity Accounting Method, the reporting cycle of ASR will be leading. Due to the different reporting timelines of Aegon and ASR, both parties shall move their reporting timelines such that with effect from Q2 2024 ASR will publish its reports ultimately 1 business day prior to Aegon’s amended quarterly reporting dates.

6.4.2

ASR shall accelerate its reporting cycle in order to provide the information and cooperation required under Clause 6.3 (Auditor assistance) and Schedule 6 (Information exchange) in accordance with the following reporting timeline for Aegon:

Reporting Period	Aegon reporting date

3Q 2023	N/A

Full Year (FY) 2023	1 March 2024

1Q 2024	N/A

Half Year (HY) 2024	22 August 2024

3Q 2024	21 November 2024

Full Year (FY) 2024	20 February 2025

6.4.3

For any period after the last reporting period described in Clause 6.4.2, any further acceleration will be subject to continued alignment of reporting policies and taking into account the commercial and operational interests of both parties.

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6.4.4

ASR shall report to Aegon the items set out in Paragraph 1.1 of Schedule 6 (Information exchange) no later than 10 days prior to the publication date of Aegon reporting date in order to allow Aegon time to process the information and complete governance steps.

6.5	SEC Reporting

ASR shall use its reasonable best efforts to provide the necessary information to Aegon to enable it to comply with US securities law requirements, including as further set out in Paragraph 1.1.3 (SEC reporting) of Schedule 6.

6.6	Enforcement

ASR shall use its best efforts to meet reasonable requests of Aegon made in connection with cooperation by Aegon with governmental authorities or regulators having jurisdiction over Aegon or its Affiliates in respect of alleged violations of policies or regulations involving ASR or its Affiliates or with a view to mitigate possible sanctions against Aegon or any of its subsidiaries arising from such violations, all subject to applicable law and against reimbursement of reasonable and documented costs incurred by ASR.

6.7	Further cooperation

To enable Aegon to satisfy its ongoing financial reporting requirements, including changes in reporting requirements imposed on or adopted by Aegon, audit requirements and other legal and regulatory requirements, as these requirements may apply to Aegon from time to time, ASR shall provide such other assistance and cooperation as Aegon may reasonably request for such compliance purposes and against reimbursement of reasonable and documented out-of-pocket costs incurred by ASR (such costs to be agreed in advance with Aegon, acting reasonably) in order to comply with reporting requirements under this Agreement which it does not have to comply with itself.

7	STANDSTILL

7.1.1

Aegon shall not, and shall procure that its Affiliates and its other Representatives acting on its or any of its Affiliates’ behalf shall not, without the prior written consent of ASR, directly or indirectly, either alone or together with another Person (such obligations, the “Standstill”):

(a)

other than in the ordinary course of business (including as an investment advisor or through M&A transactions for other business reasons than the acquisition of Relevant Securities), acquire, directly or indirectly, any

690	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

shares or other securities issued by ASR or any voting rights attached to such shares or securities (the “Relevant Securities”);

(b)

make or announce, or cause, assist, advise or coordinate with another Person to make or announce, a public offer for any Relevant Securities, or enter into an agreement or arrangement or do or omit to do any act as a result of which it or another Person may become obliged to make or announce a public offer for any Relevant Securities;

(c)

propose to enter into, directly or indirectly, any merger or business combination involving ASR or any of its Affiliates or to purchase, directly or indirectly, a material portion of the assets of ASR or any of its Affiliates;

(d)

other than in accordance with the terms of this Agreement, otherwise act, alone or in concert with others, to seek control or influence over the management, Executive Board, Supervisory Board or policies of ASR;

(e)	disclose any intention, plan or arrangement that, when realised, would violate the prohibitions set out in the foregoing; or

(f)	advise, assist or encourage any Person in connection with any of the foregoing.

7.1.2	The restrictions in Clause 7.1.1 shall cease to apply at the later of:

(a)	five (5) years after the Closing Date; or

(b)	the termination of this Agreement plus three (3) years thereafter.

7.1.3

If ASR intends to propose a resolution to the General Meeting providing for a capital reduction as a result of which Aegon would come to hold such a percentage of the Ordinary Shares that it would become obligated to make a Mandatory Offer, ASR shall inform Aegon in writing at least twenty (20) Business Days before proposing such resolution to the General Meeting, in order to enable Aegon to take such measures as are required for it to avoid having to make such Mandatory Offer.

7.1.4

For the duration of the Standstill, in case of any share buy-back program initiated by ASR, Aegon shall participate in such share buy-back program to the extent required to avoid that it will hold or beneficially own (directly or indirectly) thirty percent (30%) or more of ASR’s issued and outstanding Ordinary Shares as a result of such share buy-back program.

7.1.5

If, for whatever reason, Aegon will come to hold or beneficially own (directly or indirectly) thirty percent (30%) or more of ASR’s issued and outstanding Ordinary Shares, Aegon shall procure that it and/or its Affiliates will dispose of such

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number of Ordinary Shares as is required to avoid becoming required to launch a Mandatory Offer.

7.1.6

Any Ordinary Shares acquired by Aegon through M&A transactions as permitted under Clause 7.1.1(a) shall not count towards the number of Ordinary Shares held (directly or indirectly) by Aegon in respect of the governance rights of the Aegon Nominees pursuant to Clause 2.3 (Affirmative Vote Matters), Clause 4 (Supervisory Board composition) and Clause 13.1, which are conditional upon Aegon holding a certain minimum percentage of the issued and outstanding Ordinary Shares.

8	SELL-DOWN

8.1	Disposal

8.1.1

Subject to the other provisions of this Clause 8, Aegon and its Affiliates may dispose of its Ordinary Shares, in whole or in part, whether or not in the open market (a “Disposal”). Notwithstanding the preceding sentence, Aegon will use reasonable best efforts to conduct (and shall procure that its Affiliates will use reasonable best efforts to conduct) any Disposal in an orderly market manner.

8.1.2	Any Disposal by Aegon or any of its Affiliates of Ordinary Shares to the following parties requires prior written approval from ASR:

(a)	[***];

(b)	[***];

(c)

investors that as a result of the Disposal would come to hold or own beneficially either (i) ten percent (10%) or more of the issued and outstanding Ordinary Shares in ASR, or (ii) twenty percent (20%) or more of the issued and outstanding Ordinary Shares if the investor already holds ten percent (10%) or more of the issued and outstanding Ordinary Shares prior to such Disposal;

(d)	investors that as a result of the Disposal would become required to make a Mandatory Offer.

8.1.3

In case of a Disposal by Aegon or its Affiliates of more than five percent (5%) of the issued and outstanding Ordinary Shares in ASR, Aegon will, to the extent allowed by applicable laws and regulations, notify ASR about the intended Disposal and, if applicable, the intended bookrunner(s) to be appointed.

8.1.4

ASR shall reasonably cooperate with Aegon in good faith in connection with any Disposal by Aegon or its Affiliates of more than two percent (2%) of the issued and outstanding Ordinary Shares in ASR, including, but not limited to (i) providing

692	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

access to information required for a due diligence which is appropriate for a company of the size and nature of ASR and which is customary and market practice for similar transactions, (ii) providing cooperation and assistance in connection with the preparation of a prospectus or a similar offering document required under applicable law to consummate such Disposal, (iii) providing cooperation and assistance with requests from the underwriters or advisers involved in the Disposal, including for management involvement in a Marketed Offering that is being carried out in order to consummate such Disposal or being a party to an underwriting agreement in connection with a Marketed Offering on terms that are customary and market practice for similar transactions, including indemnification provisions, it being understood that nothing in this Clause 8.1.4, implies an obligation on the part of ASR to apply for a (secondary) listing of the Ordinary Shares and (b) ASR will be under no obligation to share inside information (as defined by MAR) relating to ASR in respect of the foregoing except to the extent allowed under MAR. Furthermore, ASR may delay its compliance with its obligations under this Clause 8.1.4, if ASR determines in good faith that such compliance would violate applicable law, stock exchange requirements or ASR’s insider trading policy.

8.1.5

Aegon will maintain an ongoing dialogue with ASR regarding investors who potentially could be interested in acquiring the Ordinary Shares held by Aegon and its Affiliates, provided that Aegon will be under no obligation to share inside information (as defined by MAR) with ASR in this respect.

8.1.6

Any fees and expenses in connection with a Disposal (including a Block Trade or Marketed Offering), including all fees and expenses incurred by book runners and their advisors and fees and expenses incurred by ASR in connection with the preparation of such Disposal (including a Block Trade or Marketed Offering) will be borne by Aegon, it being understood that if the Disposal also includes the issue or sale of Ordinary Shares by ASR, Aegon and ASR will each bear its pro rata share of such fees and external expenses based on the number of Ordinary Shares actually issued or sold by them in such Disposal.

8.1.7

In case of an Accelerated Bookbuilding Offering or a Marketed Offering, Aegon will give ASR the opportunity to provide suggestions on the execution thereof including the allocation of placement of Ordinary Shares, provided that the final allocations will be decided between Aegon and its banks.

8.1.8

During the period commencing on the date of this Agreement and ending 180 days after the Closing Date (both days inclusive), Aegon shall not effect (and shall cause its Affiliates not to effect) any direct or indirect Disposal of any ASR Consideration Shares (as defined in the Business Combination Agreement) without ASR’s prior written consent, provided that such consent shall not be required for a Disposal of any such ASR Consideration Shares as payment of

Aegon Annual Report on Form 20-F 2022 | 693

About Aegon	Governance and risk management	Financial information	Non-financial information

any consideration payable by Aegon or any of its Affiliates in connection with any M&A transaction entered into by Aegon or any of its Affiliates during the aforementioned 180-day period. In such latter case, Aegon shall enter into reasonable discussions with ASR, each acting in good faith, about the anticipated modalities and timing of such Disposal.

8.1.9

For the avoidance of doubt and without prejudice to Clause 7.1.1(a), this Clause 8.1 (Disposal) shall not prohibit or otherwise restrict Aegon in entering into hedging transactions or transactions for derivative products in respect of the Ordinary Shares held by Aegon.

8.2	Block Trades

8.2.1

Aegon shall give notice to ASR of its intention to sell and transfer Ordinary Shares through a Block Trade prior to execution of such Block Trade, to allow for smooth communication with the market, whereby ASR shall recognise the need for an extremely short notice and after-market trading hours, given the nature of these transactions.

8.2.2

In respect of a Block Trade with a bona fide, creditworthy potential purchaser, it is acknowledged and agreed that the obligation of ASR to reasonably cooperate in good faith with due diligence under Clause 8.1.4 includes but is not limited to (i) management interviews, (ii) a review of the minutes of meetings of the Executive Board and the Supervisory Board and (iii) a limited documentary review relating to major litigation, acquisitions and disposals.

8.3	Communication

8.3.1

In view of the necessity of a clear and coordinated communication regarding any Disposal, public communications by either Party with respect to a Disposal will be made only in accordance with applicable law and after consultation with the other Party regarding the contents of such communication, to the extent reasonably practicable and subject to Clause 9. Such consultation shall not be required for any communication:

(a)	which is in line with communication arrangements pre-agreed between the Parties, if any;

(b)	which is in the ordinary course of business of investor communication and not disclosing specific information on an actual Disposal; or

(c)	confirming facts or information that are already in the public domain other than as a result of a breach of this Agreement.

694	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

8.3.2

Each Party shall ensure that any communication by it relating to a Disposal will not result in violations of securities laws or inconsistencies with any prospectus or similar offering document regarding such Disposal.

9	INSIDE INFORMATION

Nothing in this Agreement shall prohibit or restrict either Party from disclosing (in accordance with article 17 MAR (or such other laws, or applicable rules or regulations (including the rules and regulations of any relevant stock exchange or other regulatory body (including the AFM)) to which either Party is or becomes subject) any inside information, as defined in the MAR, if and when such disclosure is in the reasonable opinion of such Party required and cannot or can no longer be delayed under applicable law or by any rules or regulations (including the rules and regulations of any relevant stock exchange or other regulatory body such as the AFM).

10	INTRAGROUP TRANSFER OF SHARES

11

The Parties acknowledge that Aegon may at all times elect to transfer its (directly or indirectly held) Ordinary Shares to a company in its Group, subject to the relevant transferee company having obtained all required regulatory approvals in connection with such acquisition. In such case, (i) Aegon shall continue to be a party to this Agreement, (ii) Aegon shall procure that the relevant transferee company shall comply with all relevant obligations under this Agreement, and (iii) the relevant transferee company shall have the right to exercise the rights of Aegon under this Agreement on behalf of Aegon after ASR has been notified of the transfer and only for as long as it remains a company in the Group of Aegon. Aegon shall consult ASR on any intended transfer to a company in Aegon’s Group. To the extent necessary, this Clause shall operate as a third party stipulation (derdenbeding) in favour of such transferee company and such transferee company shall observe this Agreement as if it is party to it. For purposes of this Agreement, where reference is made to the number of Ordinary Shares held by Aegon (directly or indirectly), this number shall be deemed to include all Ordinary Shares held by the companies in its Group, except for Ordinary Shares held by the companies in its Group as custodian (bewaarnemer) in respect of which the relevant companies in its Group cannot exercise the voting rights at its discretion as meant in section 5:71 (1) (j) of the Financial Supervision Act (Wet op het financieel toezicht).

12	RELATED PARTY TRANSACTIONS

The Parties acknowledge the importance of ensuring that related party transactions, including but not limited to transactions between Aegon and ASR, shall be at arms’ length terms and shall be dealt with in accordance with the applicable legal, accounting and disclosure framework. Accordingly, ASR shall

Aegon Annual Report on Form 20-F 2022 | 695

About Aegon	Governance and risk management	Financial information	Non-financial information

on the Closing Date have a related party transactions policy that reads in accordance with Schedule 7 (Related Party Transactions Policy).

13	DURATION AND TERMINATION

13.1	Duration and termination

13.1.1	This Agreement shall terminate automatically upon the occurrence of the earlier of:

(a)

Aegon ceasing to hold (directly or indirectly) ten percent (10%) or more of the issued and outstanding Ordinary Shares, other than as a result of a dilution of Aegon’s shareholding as a result of a violation by ASR of this Agreement in respect of its obligations in relation to the Affirmative Vote Matters;

(a)	a Party becoming subject to bankruptcy or suspension of payments; or

(b)

the dissolution or liquidation of a Party, provided that if a Party ceases to exist as a result of a merger, de-merger, conversion, or other similar corporate transaction, such Party’s legal successor shall be deemed to have become a party to this Agreement in such Party’s place and this Agreement shall not terminate, provided that this Clause 13, Clause 7, Clause 9, Clause 14.2 and Clauses 15 up to and including 24 shall survive termination of this Agreement for the duration of the Standstill in accordance with Clause 7.1.2.

13.1.2	Except as provided in Clause 13.1.1, this Agreement may only be terminated by mutual agreement of the Parties in writing.

13.1.3

In the event that Aegon’s shareholding would dilute as a result of a violation by ASR of this Agreement in respect of its obligations in relation to the Affirmative Vote Matters, the governance rights of the Aegon Nominees pursuant to Clause 2.3 (Affirmative Vote Matters and Clause 4 (Supervisory Board composition) which are conditional upon Aegon holding a certain minimum percentage of the issued and outstanding Ordinary Shares, shall continue to apply in accordance with the terms and conditions of this Agreement as if such dilution in violation of this Agreement had not taken place.

696	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

14	VALIDITY

14.1	Signing

14.1.1	This Agreement does not have any legal effect until each Party has validly signed this Agreement.

14.1.2	If this Agreement is signed in counterparts, these counterparts will count as one agreement.

14.2	Invalidity

14.2.1	In this Clause 14.2 “enforceable” includes legal, valid and binding (and derivative terms are to be construed accordingly).

14.2.2	If any provision in this Agreement is held to be or becomes unenforceable (in each case either in its entirety or in part) under any law of any jurisdiction:

(a)

that provision will to the extent of its unenforceability be deemed not to form part of this Agreement but, subject to the restrictions of article 3:41 of the Dutch Civil Code, the enforceability of the remainder of this Agreement will not be affected; and

(b)	the Parties shall use reasonable efforts to agree a replacement provision that is enforceable to achieve so far as possible the intended effect of the unenforceable provision.

15	ENTIRE AGREEMENT

16

This Agreement contains the entire agreement of the Parties in relation to its subject matter. All previous agreements and arrangements made by the Parties in relation to that subject matter are hereby terminated.

17	AMENDMENTS AND WAIVERS

17.1	Amendments and waivers

This Agreement may not be amended, supplemented or waived except by a written agreement between the Parties.

17.2	No deemed waivers

No failure to exercise, nor any delay in exercising, by a Party, any right or remedy under this Agreement will operate as a waiver. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy.

Aegon Annual Report on Form 20-F 2022 | 697

About Aegon	Governance and risk management	Financial information	Non-financial information

17.3	Further assurances

The Parties shall at their own costs and expenses from time to time execute and procure to be executed such documents and perform and procure to be performed such acts as may be reasonable required by each of them to give the Parties the full benefit of this Agreement.

18	THIRD PARTY RIGHTS

19	Except where this Agreement expressly provides otherwise:

(a)	it contains no stipulations for the benefit of a third party (derdenbedingen) which may be invoked by a third party against a Party; and

(b)

where this Agreement contains a stipulation for the benefit of a third party, this Agreement (including the relevant third party’s rights under this Agreement) may be terminated, amended, supplemented or waived (in each case either in its entirety or in part) without that third party’s consent.

20	RESCISSION, ERRORS AND SUSPENSION

20.1	No rescission; errors

20.1.1	No Party may fully or partly rescind (ontbinden) this Agreement.

20.1.2	If a Party has made an error (heeft gedwaald) in relation to this Agreement, it shall bear the risk of that error.

20.2	No suspension

No Party may suspend (opschorten) performance of its obligations under or in connection with this Agreement on whatever grounds.

698	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

21	NO ASSIGNMENT

22

No Party may fully or partly assign or encumber rights and obligations under this Agreement without the other Party’s prior written consent. Without this consent, no assignment or encumbrance is effected.

23	NOTICES

23.1	Communications in writing

Any communication to be made under or in connection with this Agreement must be made in writing and sent by regular mail or e-mail.

23.2	Addresses

The address and e-mail addresses (and the department of the officer, if any, for whose attention the communication is made) of each Party for any communication to be made under or in connection with this Agreement are:

(a)	those identified with its name in Schedule 7 (Related Party Transactions Policy); or

(b)	any substitute address or department or officer as the Party may notify to the other Party by not less than five days’ notice.

24	GOVERNING LAW AND DISPUTE RESOLUTION

24.1	Governing law

This Agreement and any contractual or non-contractual disputes arising out of, or in connection with it, shall be governed by and construed in accordance with the laws of the Netherlands.

24.2	Dispute resolution

24.2.1

Any dispute arising out of, or in connection with, this Agreement or other agreements and arrangements connected to or resulting from this Agreement, whether contractual or non-contractual, shall be submitted to the CEOs of Aegon and ASR from time to time to be settled and resolved by them within twenty (20) Business Days of the matter being referred to them, following and upon the written request of either of the Parties.

24.2.2

If the dispute cannot be resolved by the CEOs of Aegon and ASR within twenty (20) Business Days of the matter being referred to them in accordance with Clause 24.2.1, the dispute shall be exclusively submitted to the jurisdiction of the competent court in Amsterdam.

Aegon Annual Report on Form 20-F 2022 | 699

About Aegon	Governance and risk management	Financial information	Non-financial information

24.3	Severability

If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or in part, the other provisions of this Agreement and the remainder of the effective provisions will continue to be valid. The Parties will then use all reasonable endeavours to replace the invalid or unenforceable provision(s) with a valid and enforceable substitute provision(s) the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision(s).

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

(c)	THIS AGREEMENT HAS BEEN SIGNED ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT BY:

ASR Nederland N.V.

By: [●]	By: [●]
Title: [●]	Title: [●]

Aegon N.V.

By: [●]
Title: [●]

700	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

SCHEDULE 1                 Definitions and interpretation

1	Definitions

“Accelerated Bookbuilding Offering” means an offering of Ordinary Shares for which the risk has not been transferred to a third party (such as in a Bought Deal);

“Aegon” has the meaning given in the preamble of this Agreement;

“Aegon Committee Nominee” has the meaning given in Clause 4.3.1;

“Aegon Nominee” has the meaning given in Clause 4.2;

“Affiliates” means, in respect of a Party, a Person which is Controlling or Controlled by such Party, or Controlled by a Person who also Controls such Party, or which otherwise qualifies as a “subsidiary” or “group company” of that Party as referred to in articles 2:24a and 2:24b Dutch Civil Code (Burgerlijk Wetboek); for the avoidance of doubt, for purposes of this Agreement, ASR and its Affiliates shall not be considered to be Affiliates of Aegon;

“AFM” means Stichting Autoriteit Financiële Markten;

“Agreement” has the meaning given to it in Recital (B);

“Articles of Association” means the articles of association of ASR, included in Schedule 2 (ASR Articles of Association), as amended from time to time;

“ASR” has the meaning given in the preamble of this Agreement;

“Audit and Risk Committee” means the audit, finance and risk committee of the Supervisory Board, as established in accordance with the Supervisory Board Rules;

“Block Trade” means any Bought Deal or Accelerated Bookbuilding Offering involving a Disposal of Ordinary Shares representing more than two percent (2%) of the issued and outstanding Ordinary Shares in ASR;

“Bought Deal” means a sale and transfer of Ordinary Shares in which an investment bank or other third party is taking a risk position other than taking a settlement risk;

“Business Combination Agreement” means the business combination agreement between ASR and Aegon dated 27 October 2022;

“Business Day” mean a day (other than a Saturday or a Sunday) on which banks are open for general business in the Netherlands;

“Clause” means a clause of this Agreement;

Aegon Annual Report on Form 20-F 2022 | 701

About Aegon	Governance and risk management	Financial information	Non-financial information

“Closing” means the closing of the Transaction as contemplated by the Business Combination Agreement;

“Closing Date” means the date on which Closing is effected;

“Control” means the possession, directly or indirectly, solely or jointly, whether through ownership of voting interests, by contract or otherwise, of (a) more than 50% of the voting power at general meetings of a Person, (b) the power to appoint and dismiss a majority of the managing directors or supervisory directors of a Person or (c) the power to otherwise direct or cause the direction of the management and policies of a Person, and “Controlling” and “Controlled” shall be construed accordingly;

“Decision Date” means 31 December 2022

“Disclosure Controls and Procedures” means controls and other procedures designed to ensure that information required to be disclosed by ASR pursuant to Clause 6 to Aegon under applicable law is recorded, processed, summarised and reported within the applicable time periods, including controls and procedures designed to ensure that such information is accumulated and communicated to ASR’s management, including ASR’s CEO and CFO, and (subject to and in accordance with the terms of Clause 6 to Aegon, as appropriate to allow timely decisions regarding required disclosure);

“Disposal” has the meaning given in Clause 8.1.1;

“Euronext Amsterdam” has the meaning given to it in recital (B);

“Executive Board” means the executive board of ASR, as constituted from time to time;

“Executive Board Rules” means the rules of procedure of the Executive Board included in Schedule 3 (Executive Board Rules), as amended from time to time;

“Executive Director” means a member of the Executive Board;

“General Meeting” means the general meeting of shareholders of ASR;

“Group” means a Party and the companies included in the consolidation of such Party’s reported financial information; for the avoidance of doubt, for purposes of this Agreement, ASR and its Affiliates shall not be considered to belong to the Group of Aegon.

“IFRS IASB “ means international accounting standards within the meaning of, as issued by the International Accounting Standards Board (IASB) and without application of carve outs as permitted by the EU in accordance with, Regulation (EC) No. 1606/2002 of the European Parliament and of the Council of 19 July 2002 on the application of international accounting standards;

“Independent Nominee” has the meaning given in Clause 4.2.1(a);

702	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

“Internal Control Over Financial Reporting” means a process designed by, or under the supervision of, ASR’s CEO and CFO and effected by the Executive Board, ASR’s management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and includes those policies that:

(d)	pertain to the maintenance of records in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of ASR and its subsidiaries;

(e)

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financials statements in accordance with generally acceptable accounting principles, and that receipts and expenditures of ASR and its subsidiaries are being made only in accordance with authorisations of management and directors of ASR; and

(f)

provide reasonable assurance regarding prevention or timely detection of unauthorised acquisition, use or disposition of ASR or its subsidiaries assets that could have a material effect on the financial statements of ASR.

“Joint ESMA and EBA Guidelines” means the Joint ESMA and EBA Guidelines on the assessment of the suitability of members of the management body and key function holders under Directive 2013/36/EU and Directive 2014/65/EU

“Mandatory Offer” means a mandatory public offer for ASR in accordance with Articles 5:70 and 72(1) of the Financial Supervision Act (Wet op het financieel toezicht);

“MAR” has the meaning given to it Clause 9;

“Marketed Offering” means an offering of ASR securities which entails ASR’s involvement in the form of a management road show and/or the preparation of a prospectus or similar offering document;

“NAI” has the meaning given to it in Clause 24.2.1;

“Nomination and ESG Committee” means the nomination and ESG committee of the Supervisory Board, as established in accordance with the Supervisory Board Rules;

“Non-independent Nominee” has the meaning given to it in Clause 4.2.1(a);

“Ordinary Shares” means the ordinary shares in the capital of ASR;

“Parties” means each of ASR and Aegon and “Party” shall mean any of them;

“Person” means any individual, company, legal entity, partnership or unincorporated association, whether or not having separate legal personality;

Aegon Annual Report on Form 20-F 2022 | 703

About Aegon	Governance and risk management	Financial information	Non-financial information

“Representatives” means, in respect of a Party, its Affiliates as well as the directors, officers, employees, agents and professional advisers (including lawyers, accountants, consultants and financial advisers) of such Party or any of its Affiliates;

“Relevant Securities” has the meaning given to it in Clause 7.1.1(a);

“Schedule” means a schedule to this Agreement;

“SEC” means the U.S. Securities and Exchange Commission;

“Standstill” has the meaning given to it in Clause 7.1.1;

“Supervisory Board” means the supervisory board of ASR, as constituted from time to time;

“Supervisory Board Committees” means the committees of the Supervisory Board as established in conformity with the Supervisory Board Rules;

“Supervisory Board Rules” means the rules of procedure of the Supervisory Board included in Schedule 4 (Supervisory Board Rules), as amended from time to time;

“Supervisory Director” means a member of the Supervisory Board;

“Threshold Date” means the date on which Aegon is no longer required under IFRS IASB to apply the Equity Accounting Method;

“Transaction” has the meaning given to it in recital (A).

2	Headings and references to Clauses and Schedules

2.1	Headings have been inserted for convenience of reference only and do not affect the interpretation of any of the provisions of this Agreement.

2.2	A reference in this Agreement to:

(g)	a Clause is to the relevant clause of this Agreement; and

(h)	a Schedule is to the relevant schedule to this Agreement.

3	Legal terms

In respect of any jurisdiction other than the Netherlands, a reference to any Dutch legal term shall be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction.

4	Other references

4.1	Whenever used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

4.2	Whenever used in this Agreement, the words “as of” shall be deemed to include the day or moment in time specified thereafter.

704	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

4.3	Any reference in this Agreement to any gender shall include all genders, and words importing the singular shall include the plural and vice versa.

SCHEDULE 2	ASR Articles of Association

[***]

Aegon Annual Report on Form 20-F 2022 | 705

About Aegon	Governance and risk management	Financial information	Non-financial information

SCHEDULE 3	Executive Board Rules

[***]

706	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

SCHEDULE 4	Supervisory Board Rules

[***]

Aegon Annual Report on Form 20-F 2022 | 707

About Aegon	Governance and risk management	Financial information	Non-financial information

SCHEDULE 5	Executive Board and Supervisory Board Composition

[***]

708	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

SCHEDULE 6	Information Exchange

1	GENERAL

1.1	Items of information

If Aegon has determined, in accordance with Clause 6.1.2, that it must apply the Equity Accounting Method, then following the Closing Date and until the Threshold Date, ASR shall provide the information described in this paragraph 1.1 to Aegon on the terms set out below. In addition, following the Decision Date, ASR shall provide the information described in 1.1.3 related to ASR’s audited consolidated financial statements for the fiscal year ended 31 December 2022.

1.1.1	IFRS reporting

(i)

ASR shall provide Aegon with the information needed for Aegon to meet its financial and regulatory reporting requirements (including IFRS 12). To minimize differences in accounting basis, Aegon’s intent is to align its accounting policies and assumptions, techniques and inputs with those of ASR prior to the Closing Date. If for any legal or material reason, the accounting policies of Aegon and ASR cannot be aligned, ASR will, in good faith and to the extent possible, provide Aegon with the necessary information to fulfil its legal obligations; and

(j)	ASR shall provide Aegon with the information needed by Aegon to perform its Purchase Price Allocation (PPA) assessment as required under IAS 28.26.

1.1.2	Solvency II reporting

ASR shall provide Aegon with the information needed for Aegon to meet its Solvency II reporting requirements.

ASR shall provide Aegon with ASR’s SCR, without diversification, needed for Aegon to record its proportional share in ASR’s SCR as required under article 336.b of the delegated regulation. Additional details needed for Aegon to complete its QRT’s shall also be provided by ASR.

1.1.3	SEC reporting

ASR shall deliver by 31 March 2023 to Aegon true, correct and complete copies of ASR’s audited consolidated financial statements for the fiscal year ended 31 December 2022, and its comparative figures for the fiscal year ended 31 December 2021, to the extent possible, audited in accordance with U.S. Generally Accepted Auditing Standards (“U.S. GAAS”) and prepared in accordance with, or reconciled to, IFRS IASB, and in accordance with applicable US securities laws and regulations, together with an auditor’s opinion relating thereto by ASR’s independent auditor and such other information as reasonably requested by Aegon to comply with applicable US securities laws and regulations

Upon the reasonable request of Aegon, ASR shall deliver to Aegon, no later than 31 March after the end of each fiscal year of ASR, true, correct and complete copies of the audited financial statements of ASR for such fiscal year, in each case, audited in accordance with U.S. GAAS and prepared in accordance with, or reconciled to, IFRS IASB, together with an auditor’s opinion relating thereto by ASR’s independent auditor, and such other information as reasonably requested by Aegon to comply with applicable US securities laws and regulations.

ASR shall use reasonable best efforts to provide, and to cause its auditors to provide, all cooperation as reasonably requested by Aegon in connection with any disclosure required to be

Aegon Annual Report on Form 20-F 2022 | 709

About Aegon	Governance and risk management	Financial information	Non-financial information

made by Aegon under or pursuant to the U.S. Securities Exchange Act of 1934 and U.S. Securities Act of 1933, including without limitation disclosure required to be made by Aegon in any Form 20-F or 6-K or in any registration statement filed by Aegon or any other offering document with respect to any offer or sale of securities by, or undertaken by, Aegon or any of its Affiliates.

1.1.4	Corporate Sustainability reporting

ASR shall provide to Aegon information required to comply with the legally required corporate sustainability reporting requirements, as applicable to Aegon.

1.2	Changes in Aegon group obligations

Aegon will inform ASR as soon as possible of any changes to the legal and regulatory obligations imposed on Aegon’s Group which lead to a variation in the information ASR is obligated to provide to Aegon under this Schedule. The Reporting and Information Process Committee, as described in Paragraph 4.1 of this Schedule, will then resolve in good faith on how such variations will be reflected in an amendment to this Schedule. Any disputes shall be settled by the Reporting and Information Process Committee with greatest possible urgency and acting in good faith.

1.3	Form of information/methodology

ASR shall report to Aegon according to ASR’s standardized reporting formats. ASR and Aegon shall discuss in the Reporting and Information Process Committee, any request regarding any desired adjustment in the reporting formats.

2	USE OF INFORMATION BY RECIPIENT

2.1	Confidentiality

Each Party shall, and shall procure that the other members of its Group shall:

(k)

keep confidential any and all information which is received from the other Party under this Schedule, except to the extent and as from the moment in time that such information is included pursuant to Aegon’s or ASR’s obligations in any documents published by Aegon or ASR’s, respectively or is otherwise disclosed pursuant to requirements of any applicable law, or rules and regulations of any stock exchange or regulatory body (including the AFM and the SEC); and

(l)

as long as the information received under this Schedule is not or has not yet been published in accordance with Paragraph (a) above and needs to be kept confidential, take sufficient measures to restrict access to such information to persons who, in connection with the performance of their work, profession or position, should be aware of such information, regardless of whether such information qualifies as inside information.

2.2	Permitted use

(m)

Any information received under this Schedule by Aegon may be used by Aegon only to satisfy Aegon’s legal and regulatory obligations and not for any other purpose. Information relating to Aegon received under this Schedule by ASR may be used by ASR solely for the stated purpose.

710	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

(n)

If a Party finds that the other Party does not comply with Paragraph (m) above, it will engage the Reporting and Information Process Committee, as defined in Paragraph 4.1 of this Schedule, which will adopt appropriate measures, if any.

3	PERIODIC PUBLIC REPORTING

3.1	Market disclosures

To enable each Party to satisfy its disclosure obligations, each Party will commit to coordinate in a timely manner with the other Party with respect to its public disclosure of information and the timing thereof. The Parties shall establish a communication protocol on the basis of which such coordination shall take place. The communication protocol shall also provide for the timely notification and consultation, in each case to the extent reasonably practicable, in respect of public disclosures by a Party on the relationship between the Parties or with respect to the other Party.

3.2	Closed periods

Aegon undertakes that, as long as any information provided to it under this Schedule constitutes inside information, it will:

(o)

other than in the ordinary course of business (including as an investment advisor) by personnel that has not received such inside information and provided that adequate information barriers are in place, not deal in any way in any Relevant Securities;

(p)

other than in the ordinary course of business (including as an investment advisor) by personnel that has not received such inside information and provided that adequate information barriers are in place, not recommend or induce another person to deal in Relevant Securities; and

(q)

procure that each of its directors, officers, agents, employees and/or representatives to whom any such information is disclosed will refrain from dealing in Relevant Securities and from encouraging any other person to deal in Relevant Securities.

4	REPORTING AND INFORMATION PROCESS COMMITTEE

4.1	Formation

The Parties will form a committee, the Reporting and Information Process Committee, to govern practicalities of the provisions in this Schedule, including by establishing a communication protocol as referred to in Paragraph 3.1 of this Schedule. The Reporting and Information Process Committee will have eight (8) members, four (4) members delegated by Aegon and four (4) members delegated by ASR.

4.2	Committee meetings

The Committee shall meet at least every quarter. In addition, each member may convene a meeting of the Committee giving at least three (3) days’ notice or such shorter notice period as agreed by all members of the Committee.

Aegon Annual Report on Form 20-F 2022 | 711

About Aegon	Governance and risk management	Financial information	Non-financial information

SCHEDULE 7	Related Party Transaction Policy

[***]

712	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

SCHEDULE 8	Affirmative Vote Matters

Without prejudice to Clause 3.1.2, the following Supervisory Board approvals require the affirmative vote of the Non-independent Nominee for a period of five (5) years after the Closing Date (and if the Non-independent Nominee is unable to act (belet), incapacitated (ontstent) or not entitled to vote, the Supervisory Board can only approve such matters with unanimous votes):

(i)	for as long as Aegon continues to hold (directly or indirectly) more than twenty percent (20%) of the issued and outstanding Ordinary Shares:

(a)	significant changes to dividend policy (as per current stated ASR policies), which are detrimental to Aegon in its position as shareholder;

(b)

material decisions on capital management, material reinsurance, and capital allocation / distribution, in each case to the extent this would result in a material change to the characteristics of the risk profile of (the enterprise of) ASR and other than in the ordinary course of business;

(c)

dilutive transactions (issuance of equity or debt instruments) other than (a) the issuance of hybrid bonds, (b) transactions in relation to the operation of ASR’s employee participation plans and (c) any transactions that, in the reasonable judgment of ASR, are necessary to maintain: (i) adequate capitalisation of ASR or any of its subsidiaries, (ii) compliance with covenants contained in any instrument under which ASR or any of its subsidiaries has issued indebtedness, (iii) compliance with applicable laws, or (iv) compliance with written advice and/or instructions of competent regulatory authorities;

(d)	M&A transactions (acquisitions and divestments, joint ventures and long term cooperations) with a value exceeding EUR 500 million.

(ii)	for as long as Aegon continues to hold (directly or indirectly) more than ten percent (10%) but no more than twenty percent (20%) of the issued and outstanding Ordinary Shares:

(a)

material decisions on capital management, material reinsurance, and capital allocation / distribution, in each case to the extent this would result in a material change to the characteristics of the risk profile of (the enterprise of) ASR and other than in the ordinary course of business;

(b)

dilutive transactions (issuance of equity or debt instruments) other than (a) the issuance of hybrid bonds, (b) transactions in relation to the operation of ASR’s employee participation plans and (c) any transactions that, in the reasonable judgment of ASR, are necessary to maintain: (i) adequate capitalisation of ASR or any of its subsidiaries, (ii) compliance with covenants contained in any instrument under which ASR or any of its subsidiaries has issued indebtedness, (iii) compliance with applicable laws, or (iv) compliance with written advice and/or instructions of competent regulatory authorities;

(c)	M&A transactions (acquisitions and divestments, joint ventures and long term co-operations) with a value exceeding EUR 500 million.

In addition, as set forth in Clause 3.1.2 of the Relationship Agreement, in case ASR’s incumbent CEO (Jos Baeten), due to his earlier resignation or dismissal, does not serve the full term set out in action q. of Schedule 11 of the Business Combination Agreement, the appointment of the successor to such incumbent CEO will require the affirmative vote of all Aegon Nominees in office and neither unable to act (belet) nor incapacitated (onstent) at the moment of adopting the Supervisory Board’s resolution on such appointment.

Aegon Annual Report on Form 20-F 2022 | 713

About Aegon	Governance and risk management	Financial information	Non-financial information

SCHEDULE 9	Conflict of Interest and Dispute Resolution Policy

The Supervisory Board Rules as set out in Schedule 4 (Supervisory Board Rules) shall apply to the Aegon Nominees in full, provided however, that clauses 10.2-10.5 of the Supervisory Board Rules shall read as follows for the Aegon Nominees:

10.2 A conflicting interest for an Aegon Nominee may be deemed to exist only if:

(a) the Company intends to enter into a transaction with a legal entity in which the relevant Aegon Nominee personally has a material financial interest;

(b) the Company intends to enter into a transaction with a legal entity in respect of which a board member or supervisory director has a family relationship with the relevant Aegon Nominee;

(c) the Company intends to enter into a transaction or dispute with the Aegon and/or any of its Affiliates, including any dispute in relation to the Business Combination Agreement and the transactions contemplated thereby with the Company and/or any of its Affiliates; or

(d) the relevant Aegon Nominee otherwise has a direct or indirect personal conflicting interest as referred to in Section 2:140(5) of the Dutch Civil Code.

10.3 Each Aegon Nominee must immediately report any potential conflicting interest (as set out in clause 10.2) in a transaction that is of material significance to the Company and/or to the relevant Aegon Nominee to the Chairperson of the Supervisory Board and provide all relevant information (including, in so far as applicable, the relevant information regarding his/her spouse, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree).

10.4 The Supervisory Board will determine whether a conflicting interest as referred to in clause 10.2 exists, without the Supervisory Board member concerned being present. The Supervisory Board can only determine that the Non-independent Aegon Nominee has a conflicting interest as referred to in clause 10.2 with respect to an Affirmative Vote Matter with unanimous votes, after having received independent legal advice from outside counsel. For the avoidance of doubt, an Aegon Nominee cannot be considered to have a conflicting interest based only on (i) the fact that this member of the Supervisory Board has been nominated for appointment by Aegon (or its legal successors) or is a member of the management board or supervisory board of Aegon (or its legal successors) and/or (ii) the fact that this member of the Supervisory Board exercises or intends to exercise a vote in respect of an Affirmative Vote Matter in the Supervisory Board (regardless of whether such vote is for or against such Affirmative Vote Matter).

10.5 A member of the Supervisory Board may not participate in the deliberations and decision-making on any topic or transaction in respect of which he/she has conflict of interest (as set out in clause 10.2). If there is a conflicting interest with respect to all members of the Supervisory Board, the decision may nevertheless be taken by the Supervisory Board as if there were no conflict of interests.

714	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Schedule 19.	Term Sheet Transitional Services Agreement

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Aegon Annual Report on Form 20-F 2022 | 715

About Aegon	Governance and risk management	Financial information	Non-financial information

Schedule 20.	Facility Agreement

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716	Aegon Annual Report on Form 20-F 2022

Exhibit 4.4

Schedule 21.	Framework Asset Management Agreement
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Schedule 22.	Article 15ai Claims

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Aegon Annual Report on Form 20-F 2022 | 717